Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PARKWAY PROPERTIES, INC.,

PARKWAY PROPERTIES LP,

COUSINS PROPERTIES INCORPORATED

and

CLINIC SUB INC.

Dated as of April 28, 2016

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Exhibit A	Asset Sales
Exhibit B	Reorganization Steps Plan
Exhibit C	Terms of Separation and Distribution Agreement for Houston Distribution
Exhibit D	Form of Amendment to the Parkway Partnership Agreement
Exhibit E	Form of Articles of Amendment for Cousins Limited Voting Preferred Stock
Exhibit F	Form of Amended and Restated Cousins Partnership Agreement
Exhibit G	Cousins Stockholders Agreement
Exhibit H	Form of Houston Stockholders Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2016 (this “Agreement”), is by and among PARKWAY PROPERTIES, INC., a Maryland corporation (“Parkway”), PARKWAY PROPERTIES LP, a Delaware limited partnership (“Parkway LP”), COUSINS PROPERTIES INCORPORATED, a Georgia corporation (“Cousins”), and CLINIC SUB INC., a Maryland corporation and a wholly owned subsidiary of Cousins (“Merger Sub”).

WHEREAS, it is proposed that at the Effective Time, Parkway shall merge with and into Merger Sub pursuant to the Merger, with Merger Sub continuing as the surviving corporation of the Merger, and in which Merger (a) each outstanding share of Parkway Common Stock (including Parkway Common Stock outstanding as a result of the vesting of certain outstanding Parkway RSU Awards) shall be converted into the right to receive 1.63 newly issued shares of Cousins Common Stock (the “Exchange Ratio”), (b) each outstanding share of Parkway Limited Voting Stock shall be converted into the right to receive such number of newly issued shares of Cousins Limited Voting Preferred Stock equal to the Exchange Ratio, (c) outstanding Parkway Stock Options and certain outstanding Parkway RSU Awards shall be assumed and converted into Cousins Stock Options and Cousins RSU Awards, respectively, and (d) each outstanding Parkway Partnership LTIP Unit shall be converted into a Parkway Common Unit, subject to any “capital account limitation” on such conversion; in each case, as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of the respective boards of directors of Parkway, Cousins and Merger Sub has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger and the Reorganization, to be advisable and in the best interests of Parkway, Cousins and Merger Sub, respectively, and their respective stockholders, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of (a) Parkway, in its capacity as sole stockholder of Parkway Properties General Partners, Inc., a Delaware corporation (“Parkway GP”), which is the general partner of Parkway LP, and (b) Cousins, in its capacity as sole stockholder of Merger Sub, has taken all actions required for the execution of this Agreement by Parkway LP and Merger Sub, respectively, and to approve the consummation by Parkway LP and Merger Sub, respectively, of the transactions contemplated hereby, including the Merger and the Reorganization, as applicable;

WHEREAS, it is proposed that, immediately after the Merger, pursuant to the Reorganization to be effected in accordance with Exhibit B hereto, (a) Parkway LP will undertake a partnership division transaction in which the non-Houston assets and liabilities of Parkway LP shall be contributed to, and assumed by, a partnership Subsidiary of Parkway LP, (b) the limited partner interests in such partnership subsidiary will immediately thereafter be distributed ratably to the partners of Parkway LP, and (c) after such distribution and completion of the Reorganization, such partnership Subsidiary will become the operating partnership of Cousins (“Cousins LP”), all as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that, pursuant to the Reorganization certain non-Houston assets and liabilities of Cousins shall be contributed to, and assumed by, Cousins LP and the Houston assets and liabilities of Cousins will be contributed to, and assumed by, a newly formed partnership Subsidiary of Parkway LP, as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is the intention of the parties that, pursuant to the Reorganization and immediately following the consummation of the Merger and the other Reorganization transactions described above, Cousins will distribute, on a pro rata basis to the stockholders of Cousins (the “Houston Distribution”), all of the shares of HoustonCo voting stock (shares of non-voting stock to be retained by Cousins, as more fully described in Exhibit B hereto), which (i) immediately following the Effective Time and after giving effect to the Merger and the Reorganization, will be a wholly owned Subsidiary of Cousins and (ii) after giving effect to the Reorganization, will own, indirectly through Parkway LP, the combined assets of Cousins and Parkway, subject to the combined liabilities of Cousins and Parkway, related to the ownership of real properties in Houston, together with certain other assets listed on Schedule 2 to Exhibit B hereto (the “Houston Business”), as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the Merger and the Reorganization, TPG VI Pantera Holdings, L.P., a Delaware limited partnership (“TPG”), and TPG VI Management, LLC, a Delaware limited liability company (“TPG Manager”), (a) will enter into, concurrently with the execution of this Agreement, a Stockholders Agreement (the “Cousins Stockholders Agreement”) with Cousins to set forth certain rights and responsibilities of TPG with respect to Cousins, effective as of the Closing, substantially in the form set forth on Exhibit G, (b) will enter into, concurrently with the Closing, a Stockholders Agreement (the “Houston Stockholders Agreement”) with HoustonCo to set forth certain rights and responsibilities of TPG with respect to HoustonCo, effective as of the Houston Distribution, substantially in the form set forth on Exhibit H and (c) are entering into, concurrently with the execution of this Agreement, a voting and support agreement (the “Voting Agreement”) with Cousins to, among other things, provide for the voting of all of their respective shares of Parkway Common Stock and Parkway Limited Voting Stock in favor of the transactions contemplated by this Agreement, in each case on the terms and subject to the conditions set forth in the Voting Agreement; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement is intended to be and is adopted as a separate “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code, and (c) it is intended that the contributions conducted pursuant to the Reorganization (to the extent the Houston Business and/or Non-Houston Business is contributed to an entity that is treated as a partnership for U.S. federal income tax purposes in exchange for equity interests in such partnership) will qualify as contributions of property pursuant to Section 721 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1 The Merger and the Reorganization.

(a) The Merger.

(i) Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”), at the Effective Time, Parkway shall be merged with and into Merger Sub (the “Merger”). As a result of the Merger, the separate existence of Parkway shall cease, and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Cousins, with its corporate name changed to “Cousins Properties Sub, Inc.” The Merger will have the effects provided in this Agreement and as set forth in the MGCL.

(ii) The parties shall cause the Merger to be consummated by filing as soon as practicable on the Closing Date articles of merger for the Merger (the “Articles of Merger”) with the State Department of Assessment and Taxation of the State of Maryland (“SDAT”), in such form as required by, and executed in accordance with the relevant provisions of, the MGCL. The Merger shall become effective before the open of business on the first (1st) Business Day following the Closing Date, with such date and time specified in the Articles of Merger, or on such other date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record) as shall be agreed to by Parkway and Cousins and specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

(b) The Reorganization. Immediately after the Effective Time, and before the open of business on the first (1st) Business Day following the date of the Effective Time, Cousins and Parkway LP shall, and shall cause their respective Subsidiaries to, consummate the Reorganization in accordance with the provisions of Exhibit B, the terms of an amendment to the Parkway Partnership Agreement as set forth in Exhibit D hereto (the “Parkway LP Amendment”) and the terms of the amended and rested partnership agreement of Cousins LP as set forth in Exhibit F hereto (the “Cousins Partnership Agreement”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place on the date that is the second (2nd) Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver (subject to applicable Law) of those conditions as of the Closing), unless another date is agreed to in writing by Cousins and Parkway (the date on which the Closing occurs, the “Closing Date”). The Closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, unless another place is agreed to in writing by Cousins and Parkway.

Section 1.3 Charter and Bylaws. The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, except that the name of Surviving Corporation shall be “Cousins Properties Sub, Inc.” The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that the name of Surviving Corporation shall be “Cousins Properties Sub, Inc.”

Section 1.4 Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

Section 1.5 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is adopted as, a separate “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of capital stock of Cousins, Merger Sub or Parkway, the following shall occur:

(a) Parkway Capital Stock.

(i) Treatment of Parkway Common Stock. Subject to Section 2.2(e), each share of common stock, par value $0.001, of Parkway (the “Parkway Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive a number of newly issued shares of common stock, par value $1 per share, of Cousins (the “Cousins Common Stock”) equal to the Exchange Ratio. As a result of the Merger, all shares of Parkway Common Stock shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each evidence of shares in book-entry form previously evidencing shares of Parkway Common Stock immediately prior to the Effective Time (the “Parkway Book-Entry Shares”) and each certificate previously representing shares of Parkway Common Stock immediately prior to the Effective Time (the “Parkway Certificates”) shall thereafter represent the right to receive the shares of Cousins Common Stock into which such shares of Parkway Common Stock were converted, in accordance with Section 2.2, without interest.

(ii) Treatment of Parkway Limited Voting Stock. Subject to Section 2.2(e), each share of limited voting stock, par value $0.001, of Parkway (the “Parkway Limited Voting Stock” and collectively with the Parkway Common Stock, the “Parkway Voting Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive a number of newly issued shares of limited voting stock, par value $1 per share, of Cousins (the “Cousins Limited Voting Preferred Stock”) equal to the Exchange Ratio, with such shares of Cousins Limited Voting Preferred Stock having terms materially unchanged from the terms of the Parkway Limited Voting Stock prior to the Merger and set forth in the form of articles of amendment attached as Exhibit E hereto. As a result of the Merger, all shares of Parkway Limited Voting Stock shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each evidence of shares in book-entry form previously evidencing shares of Parkway Limited Voting Stock immediately prior to the Effective Time (the “Parkway Limited Voting Book-Entry Shares”) and each certificate previously representing shares of Parkway Limited Voting Stock immediately prior to the Effective Time (the “Parkway Limited Voting Certificates”) shall thereafter represent the right to receive the shares of Cousins Limited Voting Preferred Stock into which such shares of Parkway Limited Voting Stock were converted, in accordance with Section 2.2, without interest.

(b) Cousins Capital Stock.

(i) Treatment of Merger Sub Common Stock. Each share of common stock, par value $1 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger shall remain outstanding following the Merger as a share of the Surviving Corporation.

(ii) Treatment of Cousins Common Stock. Each share of Cousins Common Stock outstanding immediately prior to the Merger shall remain outstanding following the Merger as a share of Cousins Common Stock.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. As of or prior to the Effective Time, Cousins shall deposit, or shall cause to be deposited, with a bank or trust company designated by Cousins and reasonably acceptable to Parkway (the “Exchange Agent”), for the benefit of the holders of Parkway Certificates, Parkway Limited Voting Certificates, Parkway Book-Entry Shares and Parkway Limited Voting Book-Entry Shares, for exchange in accordance with this Article II, certificates or, at Cousins’s option, evidence of shares in book-entry form representing the shares of Cousins Common Stock and Cousins Limited Voting Preferred Stock, as applicable, issuable pursuant to Section 2.1 in exchange for such Parkway Certificates, Parkway Limited Voting Certificates, Parkway Book-Entry Shares and Parkway Limited Voting Book-Entry Shares, as applicable. Such certificates and evidence of shares in book-entry form for shares of Cousins Common Stock (together with any dividends or distributions with respect thereto) and Cousins Limited Voting Preferred Stock so deposited are hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days thereafter), Cousins shall cause the Exchange Agent to mail (and to make available for collection by hand):

(A) to each holder of record of one or more Parkway Certificates or Parkway Limited Voting Certificates as of immediately prior to the Effective Time, (1) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Parkway Certificates or Parkway Limited Voting Certificates, as the case may be, shall pass only upon proper delivery of the Parkway Certificates or Parkway Limited Voting Certificates, as the case may be

(or affidavits of loss in lieu thereof), to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other provisions as Cousins may reasonably specify, and (2) instructions for use in effecting the surrender of the Parkway Certificates or Parkway Limited Voting Certificates, as the case may be, in exchange for certificates or, at Cousins’s option, evidence of shares in book-entry form representing the shares of Cousins Common Stock or Cousins Limited Voting Preferred Stock, as the case may be, issuable pursuant to Section 2.1, together with, in the case of Cousins Common Stock, any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Cousins Common Stock pursuant to and in accordance with Section 2.2(c) and any cash such holder is entitled to receive in lieu of fractional shares of Cousins Common Stock pursuant to and in accordance with Section 2.2(e); and

(B) to each holder of one or more Scheduled Parkway RSU Awards, a certificate or, at Cousins’s option, evidence of shares in book-entry form representing the shares of Cousins Common Stock issuable pursuant to Section 2.3(c), together with any cash such holder is entitled to receive in lieu of fractional shares of Cousins Common Stock pursuant to and in accordance with Section 2.2(e).

(ii) Upon surrender of a Parkway Certificate or Parkway Limited Voting Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Parkway Certificate or Parkway Limited Voting Certificate shall be entitled to receive in exchange therefor the shares of Cousins Common Stock or Cousins Limited Voting Preferred Stock, as applicable, formerly represented by such Parkway Certificate or Parkway Limited Voting Certificate pursuant to the provisions of this Article II, plus any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Cousins Common Stock pursuant to and in accordance with Section 2.2(c) and any cash such holder is entitled to receive in lieu of fractional shares of Cousins Common Stock that such holder has the right to receive pursuant to and in accordance with Section 2.2(e), to be mailed, made available for collection by hand or delivered by wire transfer, within five (5) Business Days following the later to occur of (A) the Effective Time or (B) the Exchange Agent’s receipt of such Parkway Certificate or Parkway Limited Voting Certificate (or affidavit of loss in lieu thereof), and the Parkway Certificate or Parkway Limited Voting Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Parkway Certificates and Parkway Limited Voting Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the consideration as expressly set forth in this Article II.

(iii) As promptly as practicable following the Effective Time (but in no event later than five (5) Business Days thereafter), Cousins shall cause the Exchange Agent:

(A) to issue to each holder of Parkway Book-Entry Shares and/or Parkway Limited Voting Book-Entry Shares as of immediately prior to the Effective Time that number of uncertificated whole shares of Cousins Common Stock or Cousins Limited Voting Preferred Stock, as applicable, that such holder is entitled to receive in respect of such Parkway Book-Entry Shares or Parkway Limited Voting Book-Entry Shares pursuant to this Article II, in each case, automatically without any action on the part of such holder or delivery of any certificate, Letter of Transmittal or other evidence to the Exchange Agent, and such Parkway Book-Entry Shares and/or Parkway Limited Voting Book-Entry Shares shall then be cancelled; and

(B) subject to Section 2.5(f), to issue and deliver to each holder of Parkway Book-Entry Shares a check or wire transfer any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Cousins Common Stock pursuant to and in accordance with Section 2.2(c) and any cash such holder is entitled to receive in lieu of fractional shares of Cousins Common Stock that such holder has the right to receive pursuant to and in accordance with Section 2.2(e).

(iv) In the event of a transfer of ownership of shares of Parkway Common Stock or Parkway Limited Voting Stock that is not registered in the transfer records of Parkway, it shall be a condition of payment that any Parkway Certificate and/or Parkway Limited Voting Stock Certificate surrendered in accordance with the procedures set forth in this Section 2.2 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Parkway Book-Entry Shares and/or Parkway Limited Voting Book-Entry Shares shall be properly transferred, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the consideration to a Person other than the registered holder of the Parkway Certificate and/or Parkway Limited Voting Stock Certificate surrendered or Parkway Book-Entry Shares and/or Parkway Limited Voting Book-Entry Shares properly transferred, or shall have established to the satisfaction of Cousins that such Tax either has been paid or is not applicable. No interest shall be paid or accrued for the benefit of (A) holders of the Parkway Certificate and/or Parkway Limited Voting Certificates on the consideration otherwise payable upon the surrender of the Parkway Certificate and Parkway Limited Voting Certificates pursuant to this Article II or (B) Parkway Book-Entry Shares and/or Parkway Limited Voting Book-Entry Shares on the consideration otherwise payable in respect of such shares pursuant to this Article II.

(c) Dividends or Distributions with Respect to Cousins Common Stock. No dividends or other distributions declared or made with respect to Cousins Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Parkway Certificate with respect to the shares of Cousins Common Stock represented thereby and issuable hereunder, and all such dividends and other distributions shall instead be deposited by Cousins with the Exchange Agent and shall be included in the Exchange Fund, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), in each case until the holder of such Parkway Certificate shall surrender such Parkway Certificate in accordance with this Article II. Subject to the effect of applicable Laws, following the surrender of any such Parkway Certificate, there shall be paid to the holder of the certificates and/or evidence of shares in book-entry form representing whole shares of Cousins Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of Cousins Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Cousins Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Cousins Common Stock. For the avoidance of doubt, pursuant to the Organizational Documents of Parkway, the holders of Parkway Limited Voting Stock are not entitled or eligible to receive any dividends or other distributions from Parkway, and as of the Effective Time, the holders of Cousins Limited Voting Preferred Stock formerly represented by such Parkway Limited Voting Stock in accordance with this Article II will not be entitled or eligible to receive any dividends or other distributions from the Surviving Corporation or Cousins.

(d) No Further Ownership Rights. All shares of Cousins Common Stock or Cousins Limited Voting Preferred Stock issued upon conversion of shares of Parkway Common Stock (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) or Parkway Limited Voting Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Parkway Common Stock or Parkway Limited Voting Stock; subject, however, to Cousins’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Parkway on such shares of Parkway Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of Cousins or the Surviving Corporation of the shares of Parkway Common Stock or Parkway Limited Voting Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Parkway Certificates and/or Parkway Limited Voting Certificates are presented to Cousins or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Cousins Common Stock or Cousins Limited Voting Preferred Stock shall be issued upon the surrender for exchange of Parkway Certificates, Parkway Limited Voting Certificates, Parkway Book-Entry Shares and/or Parkway Limited Voting Book-Entry Shares representing Parkway Common Stock or Parkway Limited Voting Stock or upon the conversion of Scheduled Parkway RSU Awards pursuant to Section 2.3(c), and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Cousins. In lieu thereof, upon surrender of the applicable Parkway Certificates, Parkway Limited Voting Certificates, Parkway Book-Entry Shares or Parkway Limited Voting Book-Entry Shares, Cousins shall pay each holder of Parkway Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Parkway Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the New York Stock Exchange (the “NYSE”), as reported on the consolidated tape at the close of the NYSE regular session of trading, for a share of Cousins Common Stock on the last trading day immediately preceding the Effective Time. For the avoidance of doubt, the holders of Parkway Limited Voting Stock shall have no right, under this Section 2.2(e) or otherwise, to receive any cash in lieu of fractional share interests of Cousins Limited Voting Preferred Stock into which such shares of Parkway Limited Voting Common Stock have been converted pursuant to this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of shares of Parkway Common Stock and/or Parkway Limited Voting Stock (whose such shares are entitled to be exchanged shares of Cousins Common Stock and/or Cousins Limited Voting Preferred Stock in accordance with and subject to the provisions of this Article II) for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such former holders of shares of Parkway Common Stock and/or Parkway Limited Voting Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Parkway Common Stock and/or Parkway Limited Voting Stock, including any amounts in respect of dividends or other distributions on shares of Cousins Common Stock pursuant to and in accordance with Section 2.2(c) and any cash in lieu of fractional shares of Cousins Common Stock pursuant to and in accordance with Section 2.2(e).

(g) No Liability. None of Parkway, Parkway LP, Cousins, Merger Sub or the Surviving Corporation or any employee, officer, director, agent or affiliate of any of them shall be liable to any holder of shares of Parkway Common Stock or Parkway Limited Voting Stock for shares of Cousins Common Stock or Cousins Limited Voting Preferred Stock (or dividends or other distributions with respect thereto) or cash in lieu of fractional shares of Cousins Common Stock from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(h) Withholding. Each of Cousins, Merger Sub, the Surviving Corporation, Parkway LP or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Parkway Common Stock, Parkway Voting Stock or Parkway Equity Awards (including with respect to any related accrued dividends, dividend equivalents or other distributions) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld by Cousins, Merger Sub, the Surviving Corporation, Parkway LP or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Cousins, Merger Sub, the Surviving Corporation, Parkway LP or the Exchange Agent, as applicable.

Section 2.3 Structure. In the event that the parties mutually agree upon changes regarding the structure of the transactions contemplated herein (including the Reorganization), the parties shall cooperate in the implementation of such changes, which cooperation may include entering into mutually acceptable amendments to this Agreement, to the extent necessary or appropriate.

Section 2.4 Further Assurances. If at any time following the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Cousins its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any party hereto, or (b) otherwise to carry out the purposes of this Agreement, Cousins and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any such Person, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Cousins’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such party and otherwise to carry out the purposes of this Agreement.

Section 2.5 Treatment of Parkway Equity Awards.

(a) Parkway Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Parkway Common Stock granted under any Parkway Equity Plan (each, a “Parkway Stock Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall be assumed by Cousins and shall be converted into an option (a “Cousins Stock Option”) to acquire (i) that number of shares of Cousins Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Parkway Common Stock subject to such Parkway Stock Option as of immediately prior to the Effective Time by (B) the Exchange Ratio, (ii) at an exercise price per share of Cousins Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Parkway Common Stock of such Parkway Stock Option by (B) the Exchange Ratio; provided, however, that each such Parkway Stock Option which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the foregoing in a manner consistent with the requirements of Section 424 of the Code. The parties intend that the adjustments in this Section 2.5(a) are in accordance with Treasury Regulation Section 1.409A-1(B)(5)(v)(D) and will not subject any Parkway Stock Option to Section 409A of the Code. Except as otherwise provided in this Section 2.5(a), each such Parkway Stock Option assumed and converted into a Cousins Stock Option pursuant to this Section 2.5(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Parkway Stock Option as of immediately prior to the Effective Time.

(b) Parkway RSU Awards.

(i) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Parkway RSU Award that is scheduled on Schedule 2.5(b)(i) of the Parkway Disclosure Letter (each, a “Scheduled Parkway RSU Award”) that is outstanding as of immediately prior to the Effective Time (whether or not then vested or subject to any performance condition that has not been satisfied) shall automatically become fully vested (which, for Scheduled Parkway RSU Awards subject to performance conditions, shall mean fully vested based on maximum performance achievement), and all restrictions with respect thereto shall lapse as of immediately prior to the Effective Time. Each share of Parkway Common Stock resulting from the vesting of Scheduled Parkway RSU Awards in accordance with the preceding sentence shall be treated as a share of Parkway Common Stock issued and outstanding immediately prior to the Effective Time and shall be converted into the right to receive a number of shares of Cousins Common Stock equal to the Exchange Ratio in accordance with Section 2.1(a)(i). Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, any dividend equivalents (“Parkway Dividend Equivalents”) associated with Scheduled Parkway RSU Awards that vest in accordance with this Section 2.5(b)(i) that was unvested shall automatically become fully vested and converted into the right to receive an amount in cash equal to the value of such Parkway Dividend Equivalents as of immediately prior to the Effective Time. Within ten (10) Business Days following the Closing, Cousins shall pay, or shall arrange for the payment of, the cash value attributable to Parkway Dividend Equivalents, in lump sum, to each holder of a Scheduled Parkway RSU Award as of immediately prior to the Effective Time.

(ii) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Parkway RSU Award (other than a Scheduled Parkway RSU Award) that is outstanding as of immediately prior to the Effective Time (whether or not then vested) shall be assumed by Cousins and shall be converted into a Cousins RSU Award with respect to a number of whole shares of Cousins Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (A)(1) for time-based Parkway RSU Awards, the number of shares of Parkway Common Stock subject to such Parkway RSU Award as of immediately prior to the Effective Time or (2) for performance-based Parkway RSU Awards, the number of shares of Parkway Common Stock subject to such performance-based Parkway RSU Award determined based on actual performance as of immediately prior to the Effective Time in accordance with the applicable award agreement by (B) the Exchange Ratio. Except as otherwise provided in this Section 2.5(b)(ii) and Schedule 2.5(b)(ii) of the Parkway Disclosure Letter, each Parkway RSU Award assumed and converted into a Cousins RSU Award pursuant to this Section 2.5(b)(ii) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Parkway RSU Award as of immediately prior to the Effective Time.

(c) Parkway Partnership LTIP Units.

(i) As of the Effective Time, each Parkway Partnership LTIP Unit that is scheduled on Schedule 2.5(c) of the Parkway Disclosure Letter (each, a “Scheduled Parkway Partnership LTIP Unit”) that is outstanding as of immediately prior to the Effective Time (whether or not then vested or subject to any performance condition that has not been satisfied) shall automatically become fully vested (which, for Scheduled Parkway Partnership LTIP Units subject to performance conditions, shall mean fully vested based on maximum performance achievement), and, subject to the terms of the Parkway Partnership Agreement (including the capital account limitation set forth therein), shall automatically be converted into a Parkway Partnership Common Unit as of immediately, prior to the Effective Time, and the holder thereof shall be entitled to receive an amount in cash equal to the value of the “accrued distribution” with respect to such Scheduled Parkway Partnership LTIP Unit, as determined pursuant to the Parkway Partnership Agreement and the applicable award agreement under the applicable Parkway Equity Plan. Within ten (10) Business Days following the Closing, Cousins shall pay, or shall arrange for the payment of, the cash value attributable to such accrued distributions, in lump sum, to each holder of a Scheduled Parkway Partnership LTIP Unit as of immediately prior to the Effective Time.

(ii) Immediately prior to the Effective Time, each Parkway Partnership LTIP Unit (other than a Scheduled Parkway Partnership LTIP Unit) that is outstanding as of immediately prior to the Effective Time shall be exchanged for a Parkway RSU Award to be treated in accordance with Section 2.5(b)(ii), including any modifications set forth on Schedule 2.5(b)(ii) of the Parkway Disclosure Letter.

(d) Parkway Actions. Prior to the Effective Time, Parkway shall pass resolutions, provide any notices, obtain any consents, make any amendments to the Parkway Equity Plan or Parkway Equity Awards, and take such other actions as are necessary to provide for the treatment of the Parkway Stock Options, Parkway RSU Awards and Parkway Dividend Equivalents (collectively, the “Parkway Equity Awards”) and Parkway Partnership LTIP Units as contemplated by this Section 2.5 and Schedule 2.5(d) of the Parkway Disclosure Schedule.

(e) Plans and Awards Assumed by Cousins; Cousins Actions. At the Effective Time, Cousins shall assume all obligations in respect of each Parkway Equity Plan, including each outstanding Parkway Equity Award. Cousins shall take all corporate action necessary to reserve for issuance a number of authorized but unissued shares of Cousins Common Stock for delivery upon exercise or settlement of the Cousins Stock Options, and Cousins RSU Awards in accordance with this Section 2.5. Effective as of the Effective Time, Cousins shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Cousins Common Stock subject to such Cousins Stock Options and Cousins RSU Awards. Notwithstanding the terms of Section 2.2, Cousins may process any cash payments contemplated by this Section 2.5, including accrued distributions and Parkway Dividend Equivalents, through the payroll of Cousins, the Surviving Corporation or their respective Affiliates (rather than through the Exchange Agent).

Section 2.6 Employee Stock Purchase Plan. Parkway shall take all necessary action to ensure that (a) no new offering periods under the Parkway 2006 Employee Stock Purchase Plan or the Parkway 2016 Employee Stock Purchase Plan (“Parkway ESPPs”) will commence during the period from the date of this Agreement through the Effective Time, (b) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the Parkway ESPPs during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement, and (c) no individuals shall commence participation in the Parkway ESPPs during the period from the date of this Agreement through the Effective Time. The accumulated contributions of the participants in the current offering periods shall be used to purchase shares of Parkway Common Stock as of no later than five (5) Business Days prior to the Effective Time, and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. As of no later than the Business Day immediately prior to the Effective Time, Parkway shall terminate the Parkway ESPPs, and immediately prior to the Effective Time, all unsatisfied holding period requirements applicable to Parkway Common Stock purchased under the Parkway ESPPs shall automatically lapse.

Section 2.7 Adjustments to Prevent Dilution. If, at any time during the period between the date of this Agreement and the Effective Time, there is a change in the number of issued and outstanding shares of Parkway Common Stock, shares of Parkway Limited Voting Stock or shares of Cousins Common Stock, or securities convertible or exchangeable into shares of Parkway Common Stock, shares of Parkway Limited Voting Common Stock or shares of Cousins Common Stock, in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction, the Exchange Ratio shall be equitably adjusted to reflect such change.

Section 2.8 Lost Certificates. If any Parkway Certificate or Parkway Limited Voting Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Parkway Certificate or Parkway Limited Voting Certificate to be lost, stolen or destroyed and, if requested by Cousins, the posting by such Person of a bond, in such reasonable amount as Cousins may direct, as indemnity against any claim that may be made against it with respect to such Parkway Certificate or Parkway Limited Voting Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), Cousins) shall issue, in exchange for such lost, stolen or destroyed Parkway Certificate or Parkway Limited Voting Certificate, the shares of Cousins Common Stock or Cousins Limited Voting Preferred Stock, as applicable, into which the shares of Parkway Common Stock or Parkway Limited Voting Stock represented by such Parkway Certificate or Parkway Limited Voting Certificate were converted pursuant to Section 2.1(a), together with any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Cousins Common Stock pursuant to and in accordance with Section 2.2(c) and any cash such holder is entitled to receive in lieu of fractional shares of Cousins Common Stock pursuant to and in accordance with Section 2.2(e).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Parkway. Except (x) as set forth in the disclosure letter delivered to Cousins by Parkway on the date hereof (the “Parkway Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Parkway Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the Parkway Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Parkway SEC Documents filed with the SEC prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature), Parkway represents and warrants to Cousins as follows:

(a) Organization, Standing and Power.

(i) Parkway and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company

(as the case may be) power and authority to own and operate its business as presently conducted. Parkway and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership and operation of its properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect. Parkway has previously made available to Cousins true and correct copies of the articles of incorporation, certificates of formation, bylaws, limited liability company agreements, certificates of partnership, bylaws, partnership agreement or other organizational documents (“Organizational Documents”), as applicable, of Parkway, Parkway LP and their respective Significant Subsidiaries, in each case as in effect as of the date hereof.

(ii) Section 3.1(a)(ii) of the Parkway Disclosure Letter sets forth a true and complete list of the Subsidiaries of Parkway, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary. Each Subsidiary of Parkway and, to Parkway’s knowledge, each joint venture of Parkway, is in compliance in all material respects with the terms of its Organizational Documents.

(iii) Except as set forth on Section 3.1(a)(iii) of the Parkway Disclosure Letter, neither Parkway, Parkway LP nor any of their Subsidiaries directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Subsidiaries of Parkway and investments in short-term investment securities).

(iv) Section 3.1(a)(iv) of the Parkway Disclosure Letter sets forth a true and complete list of each Subsidiary of Parkway that is a REIT, a “qualified REIT subsidiary” within in the meaning of Section 856(i)(2) of the Code or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, and each property association in which Parkway or a Parkway Subsidiary is a member.

(b) Capital Structure.

(i) The authorized capital stock of Parkway consists of 215,500,000 shares of Parkway Common Stock and 4,500,000 shares of Parkway Limited Voting Stock. As of the close of business on April 22, 2016, (A) (i) 111,718,373 shares of Parkway Common Stock were issued and outstanding, (ii) 4,213,104 shares of Parkway Limited Voting Stock were issued and outstanding, (iii) 2,166,754 shares of Parkway Common Stock were reserved for issuance pursuant to awards under the Parkway and Parkway LP 2015 Omnibus Equity Incentive Plan (the “Parkway Equity Plan”), (iv) 4,827,718 shares of Parkway Common Stock were reserved for issuance in respect of Parkway Partnership Units and (v) no shares of Parkway Common Stock or Parkway Limited Voting Stock were held by any Subsidiaries of Parkway and (B) (i) 116,546,091 Parkway Partnership Common Units were issued and outstanding, of which 4,827,718 Parkway Partnership Common Units were owned by the Persons and in the amounts indicated in Section 3.1(b)(i) of the Parkway Disclosure Letter, 111,607,515 Parkway Partnership Common Units were owned by Parkway and 110,858 Parkway Partnership Common Units were owned by Parkway GP, (ii) 348,115 Parkway Partnership LTIP Units were issued and outstanding, of which 348115 Parkway Partnership LTIP Units were owned by the Persons and in the amounts indicated in Section 3.1(b)(i) of the Parkway Disclosure Letter and -0- Parkway Partnership LTIP Units were owned by Parkway, (iii) no other Parkway Partnership Units (including Parkway Partnership Preferred Units) were issued and outstanding and (iv) no Parkway Partnership Units were held by any Subsidiaries of Parkway. All outstanding shares of Parkway Voting Stock and all outstanding Parkway Partnership Units have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. Section 3.1(b)(i) of the Parkway Disclosure Letter sets forth, with respect to the Parkway Equity Plan, as of the close of business on April 22, 2016, (w) the aggregate number of shares of Parkway Common Stock that are subject to Parkway Stock Options and (x) the aggregate number of shares of Parkway Common Stock that are subject to Parkway RSU Awards (assuming maximum performance for any such restricted stock units that are subject to performance-based vesting).

(ii) No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of Parkway or any of its Subsidiaries are issued or outstanding.

(iii) Except for (A) this Agreement and the Parkway Partnership Agreement, (B) outstanding Parkway Partnership Units, (C) Parkway Equity Awards issued and outstanding under the Parkway Equity Plan and share options issued and outstanding under the Parkway ESPPs, (D) the Parkway DRIP and (E) as set forth on Section 3.1(b)(iii) of the Parkway Disclosure Letter, there are no options, warrants, calls, rights, commitments or agreements of any character to which Parkway or any Subsidiary of Parkway is a party or by which it or any such Subsidiary is bound obligating Parkway or any Subsidiary of Parkway to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Parkway or of any Subsidiary of Parkway or obligating Parkway or any Subsidiary of Parkway to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Parkway or any of its Subsidiaries (1) except as set forth on Section 3.1(b)(iii) of the Parkway Disclosure Letter, (2) other than in respect of Parkway Partnership Units under the Parkway Partnership Agreement or in respect of Parkway Equity Awards under the Parkway Equity Plan, to repurchase, redeem or otherwise acquire any shares of capital stock of Parkway or any of its Subsidiaries or (3) pursuant to which Parkway or any of its Subsidiaries is or could be required to register shares of Parkway Common Stock, Parkway Limited Voting Stock or other securities under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(c) Authority. (i) Each of Parkway and Parkway LP has, and HoustonCo will have (at the Closing in accordance with this Agreement), all requisite corporate or limited partnership power and authority to execute and deliver and perform their applicable obligations under this Agreement and the Houston Stockholders Agreement, and, subject to the receipt of the Parkway Required Vote, to consummate the transactions contemplated hereby and thereby, as applicable (including entering into the Parkway LP Amendment and the Cousins Partnership Agreement). The execution and delivery of this Agreement and the Houston Stockholders Agreement by Parkway, Parkway LP and HoustonCo (at the Closing in accordance with this Agreement), as applicable, and the performance by Parkway, Parkway LP and HoustonCo, as applicable, of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Parkway (in the case of Parkway) and Parkway (in the case of Parkway LP) and, as of the Closing will have been duly authorized by the board of directors of HoustonCo, and no other corporate or limited partnership action or proceedings on the part of Parkway and Parkway LP, respectively, other than the receipt of the Parkway Required Vote, are necessary to authorize this Agreement, the Houston Stockholders Agreement or the transactions contemplated hereby or thereby (including entering into the Parkway LP Amendment and the Cousins Partnership Agreement). This Agreement (in the case of Parkway and Parkway LP) has been duly and validly executed and delivered by Parkway and Parkway LP and constitutes a valid and binding obligation of each of Parkway and Parkway LP, subject to execution by the other parties thereto, enforceable against Parkway and Parkway LP, as applicable, in accordance with its terms, except as enforceability is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles.

(ii) Except as set forth on Section 3.1(c)(ii) of the Parkway Disclosure Letter, the execution and delivery of this Agreement by Parkway and of this Agreement by Parkway LP does not, and the consummation by Parkway and Parkway LP of the transactions contemplated hereby (including, in each case, the Houston Distribution, entering into the Parkway LP Amendment and entering into the Cousins Partnership Agreement), will not, and the execution and delivery of the Houston Stockholders Agreement by HoustonCo at the Closing will not, and the consummation of the transactions contemplated thereby will not, (A) subject to the receipt of the Parkway Required Vote, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Organizational Documents of Parkway or any of its Significant Subsidiaries, or (B) subject to obtaining or making the notification, filings, consents, approvals, orders, authorizations, registrations, waiting period expirations or terminations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any Contract, Parkway Benefit Plan or any Law applicable to Parkway or any of its Subsidiaries or their respective properties or assets, which Violation under this clause (B) only would have, or would reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect.

(iii) Except for (A) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (B) required filings or approvals under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE, (D) any required filings or authorizations, clearances, consents, approvals, or waiting period terminations or expirations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended (the “HSR Act”) and foreign antitrust, competition or merger control Laws and (E) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”), is required by or with respect to Parkway or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parkway and Parkway LP or of the Houston Stockholders Agreement by HoustonCo (at the Closing in accordance with this Agreement) or the consummation by Parkway, Parkway LP and HoustonCo of the transactions contemplated hereby (including the Houston Distribution, the Parkway LP Amendment and the Cousins Partnership Agreement) and thereby, as applicable, the failure to make or obtain which would have, or would reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect.

(d) SEC Documents; Regulatory Reports.

(i) Parkway has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2013 together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Parkway SEC Documents”). As of their respective dates, the Parkway SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Parkway SEC Documents, and none of the Parkway SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parkway included in the Parkway SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parkway and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii) Parkway has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parkway (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parkway in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parkway’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parkway’s outside auditors and the audit committee of the Board of Directors of Parkway (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parkway’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parkway’s internal control over financial reporting. Since December 31, 2013, any material change in internal control over financial reporting required to be disclosed in any Parkway SEC Document has been so disclosed.

(iii) Parkway has made available to Cousins complete and correct copies of all written correspondence between the SEC on one hand, and Parkway, on the other hand, since December 31, 2013.

(iv) Neither Parkway, Parkway LP nor any Subsidiary of Parkway is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parkway, Parkway LP or any Subsidiary of Parkway, on the one hand, and any unconsolidated affiliate of Parkway, Parkway LP or any Subsidiary of Parkway, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parkway, Parkway LP, or any Subsidiary of Parkway or any of their financial statements or other SEC Documents of Parkway.

(v) Since December 31, 2013, (A) neither Parkway nor any of its Subsidiaries nor, to the knowledge of Parkway, any Representative of Parkway or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parkway or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2013, including any material complaint, allegation, assertion or claim that Parkway or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of Parkway, no attorney representing Parkway or any of its Subsidiaries, whether or not employed by Parkway or any of its Subsidiaries, has reported to the Board of Directors of Parkway or any committee thereof evidence of a material violation of securities Laws or breach of fiduciary duty relating to periods after December 31, 2013, by Parkway or any of its officers, directors, employees or agents.

(e) Information Supplied. None of the information supplied or to be supplied by Parkway for inclusion or incorporation by reference in (i) the Form S-4 or the Form 10 will, at the time the applicable Form is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) the Houston Distribution Prospectus will, at the date of effectiveness of the Form 10 and of mailing to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus and Houston Distribution Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Parkway with respect to statements made or incorporated by reference therein based on information supplied by Cousins for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Houston Distribution Prospectus.

(f) Compliance with Applicable Laws. Parkway and each of its Subsidiaries is in compliance with all Laws applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect. Neither Parkway nor any of its Subsidiaries has received any written notice since December 31, 2013 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (i) matters being contested in good faith and set forth in Section 3.1(f) of the Parkway Disclosure Letter and (ii) such failures as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect.

(g) Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Parkway, threatened in writing, against or affecting Parkway or any of its Subsidiaries as to which there is a significant possibility of an adverse outcome which would have, or would reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Parkway or any Subsidiary of Parkway which would have, or would reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect.

(h) Taxes. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect:

(i) Parkway and each of its Subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly paid in full (or there has been paid on their behalf), or made adequate provision for, all Taxes required to be paid by them, and (C) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

(ii) neither Parkway nor any of its Subsidiaries has received a written claim, or to the knowledge of Parkway, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) there are no disputes, audits, examinations or proceedings pending (or threatened in writing), or claims asserted, for Taxes upon Parkway or any of its Subsidiaries and neither Parkway nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;

(iv) neither Parkway nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;

(v) neither Parkway nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect;

(vi) there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parkway or any of its Subsidiaries, and, after the Closing Date, neither Parkway nor any of its Subsidiaries shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date (in each case, excluding customary tax indemnities included in loan agreements and commercial agreements entered into in the ordinary course of business);

(vii) neither Parkway nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parkway or a Subsidiary of Parkway) or (B) has any liability for the Taxes of any Person (other than Parkway or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(viii) Parkway (A) for all taxable years commencing with its taxable year ended December 31, 2006 through its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for federal Tax purposes for such years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal Tax purposes and will continue to operate (in each case, taking into account the permitted REIT Distributions under Section 5.10(b)) through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to Parkway’s knowledge, threatened. Each Subsidiary of Parkway has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or (D) a REIT.

(ix) Section 3.1(h)(ix) of the Parkway Disclosure Letter sets forth each asset of Parkway and Parkway Subsidiary which would be subject to rules similar to Section 1374 of the Code. With respect to each such asset, Section 3.1(h)(ix) of the Parkway Disclosure Letter sets forth (A) the amount of any gain that could be subject to Tax pursuant to such rules, based on a good faith estimate of value of such asset at the relevant date that a determination thereof is required to be made under such rules (it being understood that the estimated value of any such asset that is a partnership interest shall be determined on a “look-through” basis by reference to the underlying assets) and (B) the date after which such gain will no longer be subject to Tax pursuant to such rules;

(x) to the knowledge of Parkway as of the date hereof, (i) as of January 1, 2016, Parkway had (x) U.S. federal net operating loss carryforwards to which it succeeded in connection with the merger of Thomas Properties Group, Inc. in December 2013 into Parkway and which remained unused of at least $85,700,000 (such merger, the “Thomas Merger” and such carryforwards, the “Thomas NOLs”) and (y) U.S. federal net operating loss carryforwards other than those described in clause (x) which remained unused of at least $166,000,000, (ii) as of the date hereof, the Thomas NOLs are not currently subject to limitation under Section 382 or Section 383 of the Code (other than limitations resulting from the Thomas Merger itself and limitations originally effective prior to the Thomas Merger and any limitations that result from the Merger) and (iii) the Thomas NOLs will be available to offset taxable gain recognized in connection with the transactions contemplated hereby (including the Houston Distribution), for U.S. federal income tax purposes;

(xi) neither Parkway nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(xii) neither Parkway nor any of its Subsidiaries (other than taxable REIT subsidiaries) currently has or, as of December 31 of any taxable year through and including the taxable year ended December 31 immediately prior to the Effective Time, has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;

(xiii) except as set forth on Section 3.1(h)(xiii) of the Parkway Disclosure Letter, there are no Tax Protection Agreements to which Parkway or any of its Subsidiaries is a party (a “Parkway Tax Protection Agreement”) currently in force, and no person has raised, or to the knowledge of Parkway threatened to raise, a material claim against Parkway or any of its Subsidiaries for any breach of any Parkway Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Parkway Tax Protection Agreement;

(xiv) as of the date of this Agreement, Parkway is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(xv) neither Parkway nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) Material Contracts. Section 3.1(i)(x) of the Parkway Disclosure Letter sets forth a list of all Parkway Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Parkway Material Contract” means any Contract to which Parkway or any of its Subsidiaries is a party to or bound that: (i) is required to be filed as an exhibit to Parkway’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Exchange Act, (ii) relates to any partnership, joint venture, co-investment or similar agreement with any third parties requiring aggregate payments after the date hereof by Parkway or any of its Subsidiaries pursuant to any such partnership, joint venture, co-investment or similar agreement in excess of $10,000,000, or involving value or assets in excess of $10,000,000, (iii) contains any non-compete or exclusivity provision or otherwise limits in any material respect the ability of Parkway or any of its Subsidiaries to engage in any line of business in any geographic area, except for any such provision that may be contained in Parkway Leases entered into in the ordinary course of business consistent with past practice, (iv) involves the future disposition or acquisition of assets or properties with a fair market value in excess of $25,000,000, or any merger, consolidation or similar business combination transaction, (v) obligates Parkway, Parkway LP or any of their Subsidiaries to make non-discretionary expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000, in any 12-month period, or $5,000,000, in the aggregate over the term of such Contract, except for any Parkway Lease or any ground lease pursuant to which any third party is a lessee or sublessee on any Parkway Property or (vi) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $5,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect, each of the Parkway Material Contracts is a legal, valid and binding obligation of Parkway, or the Subsidiary of Parkway that is a party thereto, and, to Parkway’s knowledge, the other parties thereto, enforceable against Parkway and its Subsidiaries and, to Parkway’s knowledge, the other parties thereto in accordance with its terms, except as such enforceability is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles. Except as set forth on Section 3.1(i)(y) of the Parkway Disclosure Letter, none of Parkway or any of its Subsidiaries is, and to Parkway’s knowledge no other party is, in breach, default or violation (and no event has occurred or not occurred through Parkway’s or any Subsidiary of Parkway’s action or inaction or, to Parkway’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parkway Material Contract to which Parkway or any Subsidiary of Parkway is now a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect.

(j) Benefit Plans.

(i) Section 3.1(j)(i) of the Parkway Disclosure Letter contains a true, complete and correct list of each material Benefit Plan sponsored, maintained or contributed by Parkway or any of its Subsidiaries, or which Parkway or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which Parkway or its Subsidiaries contribute pursuant to applicable Law (the “Parkway Benefit Plans”). No Parkway Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees of Parkway or any of its Subsidiaries residing outside of the United States.

(ii) Parkway has delivered or made available to Cousins a true, correct and complete copy of each Parkway Benefit Plan and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the IRS and the most recent actuarial report or other financial statement relating to such Parkway Benefit Plan, (C) the most recent determination or opinion letter from the IRS for such Parkway Benefit Plan and (D) any notice to or from the IRS or any office or representative of the Department of Labor relating to any unresolved compliance issues in respect of such Parkway Benefit Plan.

(iii) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect, (A) each Parkway Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Parkway Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification from the IRS or is entitled to rely on an advisory or opinion letter as to its qualification issued with respect to an IRS approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither Parkway nor its Subsidiaries has engaged in a transaction that has resulted in, or could result in, the assessment of a civil penalty upon Parkway or any of its Subsidiaries pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Parkway or any of its Subsidiaries, (E) all payments required to be made by or with respect to each Parkway Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by Parkway or its Subsidiaries in accordance with the provisions of each of the Parkway Benefit Plans and applicable Law and (F) there are no pending or, to Parkway’s knowledge, threatened claims by or on behalf of any Parkway Benefit Plan, by any employee or beneficiary covered under any Parkway Benefit Plan or otherwise involving any Parkway Benefit Plan (other than routine claims for benefits).

(iv) None of Parkway, any of its Subsidiaries or any other entity (whether or not incorporated) that, together with Parkway or a Subsidiary of Parkway, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law.

(v) Except as set forth in Section 3.1(j)(v) of the Parkway Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of Parkway or any of its Subsidiaries under any Parkway Benefit Plan or Contract in effect as of the date of this Agreement, (B) increase any benefits otherwise payable or trigger any other obligation under any Parkway Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) result in any limitation on the right of Parkway or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parkway Benefit Plan or related trust. No Parkway Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

(k) Employment and Labor Matters.

(i) (A) Except in accordance with applicable Law, neither Parkway nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Parkway or any of its Subsidiaries (“Parkway Employees”), (B) there are no strikes or lockouts with respect to any Parkway Employees pending or, to Parkway’s knowledge, threatened, (C) to the knowledge of Parkway, there is no union organizing effort pending or threatened against Parkway or any of its Subsidiaries, (D) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parkway, threatened with respect to Parkway Employees, and (E) there is no slowdown or work stoppage in effect or, to the knowledge of Parkway, threatened with respect to Parkway Employees, nor, has Parkway or any of its Subsidiaries experienced any events described in clauses (B), (D) and (E) hereof within the past three (3) years; except, with respect to clauses (B) and (D) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect.

(ii) Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect, Parkway and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices and (D) occupational safety and health and immigration.

(l) Absence of Certain Changes. Since December 31, 2015, (i) Parkway and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects and (ii) there has not been a Parkway Material Adverse Effect.

(m) Board Approval. The Board of Directors of Parkway, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has (i) approved this Agreement and the Houston Stockholders Agreement and declared this Agreement and the Houston Stockholders Agreement and the transactions contemplated hereby and thereby, including the Merger and the Reorganization, to be advisable and in the best interests of Parkway and its stockholders, (ii) resolved to recommend that the stockholders of Parkway approve the Merger and direct that such matter be submitted for consideration by Parkway stockholders at the Parkway Stockholders Meeting and (iii) taken all appropriate and necessary actions to permit the Reorganization by Parkway and its Subsidiaries. Parkway, in its capacity as the sole stockholder of Parkway GP, has taken all actions required for the execution of this Agreement by Parkway LP and the consummation by Parkway LP of the transactions contemplated hereby, including the Reorganization and the adoption of the Parkway LP Amendment pursuant to Section 5.18. Parkway, in its capacity as the sole stockholder of HoustonCo (at the Closing in accordance with this Agreement), will have taken, at Closing, all actions required for the execution of the Houston Stockholders Agreement by HoustonCo and the consummation by HoustonCo of the transactions contemplated thereby. To the knowledge of Parkway, no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby or thereby.

(n) Vote Required. (i) The affirmative vote of the holders of the majority of the outstanding shares of Parkway Voting Stock to approve the Merger (the “Parkway Required Stockholders Vote”) and (ii) the affirmative vote of Parkway, as holder of at least sixty-six and two-thirds percent (66 2/3%) of the aggregate percentage interests of all partners of Parkway LP, to approve the Merger (together with the Parkway Required Stockholders Vote, the “Parkway Required Vote”) are the only votes of the holders of any class or series of capital stock of Parkway or of partnership interests of Parkway LP necessary to approve and adopt this Agreement, the Houston Stockholders Agreement, and the transactions contemplated hereby and thereby (including the Merger, the Reorganization, the Parkway LP Amendment and the Cousins Partnership

Agreement). Parkway, in its capacity as holder of at least sixty-six and two-thirds percent (66 2/3%) of the aggregate percentage interests of all partners of Parkway LP, has approved the Merger.

(o) Properties.

(i) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect, as of the date hereof, (A) Parkway has delivered to or made available to Cousins a true and complete copy of each lease, sublease, sub-sublease, license and other agreement under which Parkway or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property (each, a “Parkway Lease”), (B) to the knowledge of Parkway, as of the date hereof, each Parkway Lease is in full force and effect, and neither Parkway nor any of its Subsidiaries nor, to the knowledge of Parkway, any other party to a Parkway Lease, is in default beyond any applicable notice and cure period under any Parkway Lease, which default is in effect on the date of this Agreement and (C) neither Parkway, Parkway LP nor any their Subsidiaries has, prior to the date hereof, received from any counterparty under any Parkway Lease that relates to at least 25,000 square feet of net rentable area (the “Material Parkway Lease”) a notice from the tenant of any intention to vacate prior to the end of the term of such Material Parkway Lease. Except as set forth on Section 3.1(o)(i) of the Parkway Disclosure Letter or except as has been resolved prior to the date hereof, as of the date of this Agreement, (1) no tenant under any Material Parkway Lease is currently asserting in writing a right to cancel or terminate such Material Cousins Lease prior to the end of the current term, and (2) neither Parkway, Parkway LP nor any their Subsidiaries has received notice of any insolvency or bankruptcy proceeding involving any tenant under any Material Parkway Lease where such proceeding remains pending.

(ii) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect, Parkway or a Subsidiary of Parkway, or a joint venture of Parkway or any of its Subsidiaries, owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of Parkway included in the Parkway SEC Documents (each a “Parkway Property” and collectively, the “Parkway Properties”), in each case free and clear of all Liens except for (A) debt and other matters set forth in Section 3.1(o)(ii) of the Parkway Disclosure Letter, (B) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (C) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, (D) all matters disclosed on existing title policies or surveys, none of which, individually or in the aggregate, would have a material adverse effect on the use and operation of such Parkway Property, (E) real estate Taxes and special assessments not yet due and payable or which are being contested in good faith in the ordinary course of business and (F) Liens and other encumbrances that would not cause a material adverse effect on the value or use of the affected property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect, none of Parkway nor any Subsidiary of Parkway has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of Parkway, threatened with respect to any material portion of any of the Parkway Properties. Except for the owners of the properties in which Parkway or any Subsidiary of Parkway has a leasehold interest and except for any Parkway Property that is held by a joint venture or fund, no Person other than Parkway or a Subsidiary of Parkway has any ownership interest in any of the Parkway Properties. Section 3.1(o)(ii) of the Parkway Disclosure Letter contains a complete and accurate list of the street address of each parcel of Parkway Property.

(iii) Policies of title insurance or updates or endorsements have been issued, insuring Parkway’s or the applicable Subsidiary of Parkway’s fee simple title to each of the Parkway Properties owned by Parkway in amounts at least equal to the purchase price paid for ownership of such Parkway Property or such entity that owned such Parkway Properties at the time of the issuance of each such policy, and no material claim has been made against any such policy that has not been resolved. True and correct copies of each of the policies of title insurance or updates or endorsements together with all exception documents referenced therein other than such documents pertaining to utility easements, right of way easements, and other easements for the benefit or use of the public or that do not impose any monetary obligations, has been made available to Cousins.

(iv) Except as set forth on Section 3.1(o)(iv) of the Parkway Disclosure Letter, Parkway and any Subsidiary of Parkway (A) have not received written notice of any structural defects, or violation of Law, relating to any Parkway Property which would have, or would reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect and (B) have not received written notice of any physical damage to any Parkway Property which would have, or would reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(v) Except for secured loan documents entered into in the ordinary course of business or as otherwise set forth on Section 3.1(o)(v) of the Parkway Disclosure Letter, there are no written agreements which restrict Parkway or any Subsidiary of Parkway from transferring any of the Parkway Properties, and none of the Parkway Properties is subject to any restriction on the sale or other disposition thereof (other than rights of first offer or rights of first refusal or tenant options as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect) or on the financing or release of financing thereon.

(vi) Parkway and the Subsidiaries of Parkway have good and sufficient title to, or are permitted to use under valid and existing leases, all personal and non-real properties and assets reflected in their books and records as being owned by them or reflected on the most recent balance sheet of Parkway included in the Parkway SEC Documents (except as since sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all Liens, and except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect.

(vii) Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parkway Material Adverse Effect, the rent rolls for each of the Parkway Properties, dated as of April 1, 2016, which rent rolls have previously been made available to Cousins by or on behalf of Parkway, Parkway LP or any of their Subsidiaries, correctly (A) reference each Parkway Lease that was in effect as of April 1, 2016 and to which Parkway, Parkway LP or any of their Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parkway Properties, and (B) identify the rent currently payable and security deposit amounts currently held under the Parkway Leases as of April 1, 2016. All security deposits have been held by Parkway, Parkway LP or one of their Subsidiaries, as applicable, in all material respects in accordance with Law and the applicable Parkway Leases.

(viii) True and complete in all material respects copies of all ground leases pursuant to which Parkway, Parkway LP or any of their Subsidiaries is the lessee of any Parkway Property as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Cousins on or prior to the date hereof.

(p) Environmental Matters. Except as set forth in Section 3.1(p) of the Parkway Disclosure Letter or as otherwise would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect:

(i) (A) Parkway, each Parkway Subsidiary and each of the Parkway Properties is in compliance and, except for matters that have been fully and finally resolved, has complied with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other claim or proceeding pending or, to the knowledge of Parkway, threatened against Parkway or any Parkway Subsidiary under any applicable Environmental Laws or with respect to Hazardous Materials; and (C) Parkway has not received any written notice of violation or actual or potential liability under any applicable Environmental Laws or with respect to Hazardous Materials that remains unresolved, or that any judicial, administrative or compliance order or claim has been issued against Parkway or any Parkway Subsidiary which remains unresolved.

(ii) To the knowledge of Parkway, neither Parkway nor any Parkway Subsidiary has used, generated, stored, treated or handled any Hazardous Materials on the Parkway Properties in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used now or in the past for the storage of Hazardous Materials on, in or under any Parkway Properties in violation of applicable Environmental Laws. To the knowledge of Parkway, neither Parkway nor any Parkway Subsidiary nor any other Person has caused a release of or arranged for the disposal or treatment of Hazardous Materials at any site that would reasonably be expected result in liability to Parkway or any Parkway Subsidiary under any Environmental Law.

(iii) To the knowledge of Parkway, all Hazardous Material which has been removed from any Parkway Properties was handled, transported and disposed of at the time of removal in compliance with applicable Environmental Laws.

(q) Intellectual Property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect, (i) Parkway and its Subsidiaries own or have a valid license to use all trademarks, service marks, trade names, copyrights and patents (including any registrations or applications for registration of any of the foregoing) (collectively, the “Parkway Intellectual Property”) necessary to carry on their business substantially as currently conducted, (ii) neither Parkway nor any such Subsidiary has received any notice of infringement of or conflict with, and to Parkway’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Parkway Intellectual Property and (iii) to Parkway’s knowledge, no Person is infringing on or violating any rights of the Parkway Intellectual Property.

(r) Permits. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by Parkway and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by Parkway and its Subsidiaries and for the operation of the properties of Parkway and its Subsidiaries, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither Parkway nor any of its Subsidiaries has received any claim or notice indicating that Parkway or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to Parkway’s knowledge no such noncompliance exists.

(s) Insurance. Parkway and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as Parkway’s management believes is reasonable and customary for its business. Parkway or the applicable Subsidiary of Parkway has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither Parkway nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Parkway or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in Parkway’s industry.

(t) Investment Company Act of 1940. Neither Parkway nor any Subsidiary of Parkway is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Brokers or Finders. Neither Parkway nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement (including the Houston Distribution), except that Parkway has engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) and Wells Fargo Securities, LLC (“Wells Fargo Securities”) as its financial advisors.

(v) Opinions of Parkway Financial Advisors. The Board of Directors of Parkway has received the separate opinions of BofA Merrill Lynch and Wells Fargo Securities, financial advisors to Parkway, to the effect that, as of the date of such opinions and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Parkway Common Stock.

(w) No Undisclosed Material Liabilities. There are no liabilities or obligations of Parkway or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in Parkway’s most recent balance sheet for the quarter ending March 31, 2016 or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since March 31, 2016; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect.

(x) Financing.

(i) Parkway has delivered to Cousins true, correct and complete copies, as of the date of this Agreement, of executed commitment letters and any fee letters related thereto (together, and as the same may be amended as permitted by Section 5.14(a), the “Debt Commitment Letters”) between Parkway and the financial institutions identified therein (including any lenders who become party thereto by joinder, the “Lenders”) to provide, subject to the terms and conditions therein, debt financing to a Parkway Subsidiary (“Borrower”) in the amounts set forth therein (collectively, as may be modified or replaced in accordance with Section 5.14(a), the “Debt Financing”). As of the date of this Agreement, (A) the Debt Commitment Letters have not been amended or modified (subject to any flex provisions in any fee letter referred to in the previous sentence), and no such amendment or modification is contemplated and (B) the obligations and commitments contained in the Debt Commitment Letters have not been withdrawn, modified or rescinded in any respect. Parkway and/or its Subsidiaries have fully paid (or are, substantially concurrently with the execution and delivery hereof, fully paying) any and all commitment fees or other fees required by the terms of the Debt Commitment Letters that are payable on or prior to the date hereof. As of the date hereof, each Debt Commitment Letter is (x) a valid and binding obligation of Parkway and, to the knowledge of Parkway, of each of the other parties thereto and (y) in full force and effect.

(ii) As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parkway or, to the knowledge of Parkway, any other parties thereto, or any failure to satisfy a condition precedent, under the Debt Commitment Letters. As of the date of this Agreement, the Debt Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Borrower on the terms therein and all of the provisions that would permit the Lenders to reduce the total amount of the Debt Financing. As of the date of this Agreement, other than the Debt Commitment Letters, there are no side letters or other Contracts or arrangements to which Parkway or any of its Affiliates is a party related to the funding of the full amount of the Debt Financing.

(y) No Additional Representations. Except for the representations and warranties made by Parkway in this Article III, neither Parkway nor any other Person makes any express or implied representation or warranty with respect to Parkway or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Parkway hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parkway nor any other Person makes or has made any representation or warranty to Cousins, Merger Sub or any of their affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parkway or any of its Subsidiaries or their respective businesses or (ii) any oral or, except for the representations and warranties made by Parkway in this Article III, written information presented to Cousins, Merger Sub or any of their affiliates or Representatives in the course of their due diligence investigation of Parkway, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Section 3.2 Representations and Warranties of Cousins. Except (x) as set forth in the disclosure letter delivered to Parkway by Cousins on the date hereof (the “Cousins Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Cousins Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the Cousins Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Cousins SEC Documents filed with the SEC prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature), Cousins hereby represents and warrants to Parkway as follows:

(a) Organization, Standing and Power.

(i) Cousins and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company (as the case may be) power and authority to own and operate its business as presently conducted. Cousins and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership and operation of its properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect. Cousins has previously made available to Parkway true and correct copies of the Organizational Documents, as applicable, of Cousins, Merger Sub and their respective Significant Subsidiaries, in each case as in effect as of the date hereof.

(ii) Section 3.2(a)(ii) of the Cousins Disclosure Letter sets forth a true and complete list of the Subsidiaries of Cousins, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary. Each Subsidiary of Cousins and, to Cousins’s knowledge, each joint venture of Cousins, is in compliance in all material respects with the terms of its Organizational Documents.

(iii) Except as set forth on Section 3.2(a)(iii) of the Cousins Disclosure Letter, neither Cousins nor any of its Subsidiaries directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Subsidiaries of Cousins and investments in short-term investment securities).

(iv) Section 3.2(a)(iv) of the Cousins Disclosure Letter sets forth a true and complete list of each Subsidiary of Cousins that is a REIT, a “qualified REIT subsidiary” within in the meaning of Section 856(i)(2) of the Code or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

(b) Capital Structure.

(i) The authorized capital stock of Cousins consists of 350,000,000 shares of Cousins Common Stock, par value $1 per share, 50,000,000 shares of preferred stock, par value $1 per share, 4,000,000 shares of 7 1/3% Series B Cumulative Redeemable Preferred Stock of Cousins, par value $1 per share (the “Cousins Series B Preferred Stock”), and 4,000,000 shares of 7 3/4% Series C Cumulative Redeemable Preferred Stock of Cousins, par value $1 per share (together with the Cousins Series B Preferred Stock, “Cousins Preferred Stock”). The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock and 100 shares of preferred stock, par value, $0.001 per share, of Merger Sub. From the date hereof until immediately prior to the Merger, all of the capital stock or other equity interests of Merger Sub shall be owned, directly or indirectly, by Cousins. As of the close of business on April 25, 2016, (A) 210,107,296 shares of Cousins Common Stock were issued and outstanding, 5,652,824 shares of Cousins Common Stock were reserved for issuance under the Cousins 2009 Incentive Stock Plan, the Cousins 2005 Restricted Stock Unit Plan, and the Cousins 1999 Incentive Stock Plan (as amended and restated effective as of May 6, 2008) (collectively, the “Cousins Equity Plans”), no shares of Cousins Common Stock were held by Subsidiaries of Cousins and (B) no shares of Cousins Preferred Stock were issued and outstanding. All outstanding shares of Cousins Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. Section 3.2(b)(i) of the Cousins Disclosure Letter sets forth, with respect to Cousins Equity Plans, as of the close of business on April 25, 2016, (i) the aggregate number of shares of Cousins Common Stock that are subject to Cousins Stock Options, (ii) the aggregate number of shares of Cousins Common Stock that are subject to Cousins Restricted Stock Awards and (iii) the aggregate number of shares of Cousins Common Stock that are subject to Cousins RSU Awards (assuming both target and maximum performance for any such Cousins RSU Awards that are subject to performance-based vesting).

(ii) No Voting Debt of Cousins or any of its Subsidiaries is issued or outstanding.

(iii) Except for (A) this Agreement and (B) awards in respect of Cousins Common Stock issued and outstanding under the Cousins Equity Plans (“Cousins Equity Awards”), there are no options, warrants, calls, rights, commitments or agreements of any character to which Cousins or any Subsidiary of Cousins is a party or by which it or any such Subsidiary is bound obligating Cousins or any Subsidiary of Cousins to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of common stock or any Voting Debt or stock appreciation rights of Cousins or of any Subsidiary of Cousins or obligating Cousins or any Subsidiary of Cousins to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Cousins or any of its Subsidiaries (1) other than in respect of Cousins Equity Awards under the Cousins Equity Plans, to repurchase, redeem or otherwise acquire any shares of common stock of Cousins or any of its Subsidiaries or (2) pursuant to which Cousins or any of its Subsidiaries is or could be required to register shares of Cousins Common Stock or other securities under the Securities Act.

(c) Authority.

(i) Each of Cousins and Merger Sub has all requisite corporate power and authority to execute, deliver and perform their applicable obligations under this Agreement, the Voting Agreement and the Cousins Stockholders Agreement, and, subject to the receipt of the Cousins Required Vote, to consummate the transactions contemplated hereby and thereby, as applicable. The execution and delivery of this Agreement, the Voting Agreement and the Cousins Stockholders Agreement by Cousins and Merger Sub, as applicable, and the performance by Cousins and Merger Sub, as applicable, of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Cousins (in the case of Cousins) and by the Board of Directors of Merger Sub and the sole stockholder of Merger Sub (in the case of Merger Sub) and all other necessary corporate action on the part of Cousins and Merger Sub, other than the receipt of the Cousins Required Vote, and no other corporate proceedings on the part of Cousins or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement (in the case of Merger Sub and Cousins) and the Voting Agreement (in the case of Cousins) have each been duly and validly executed and delivered by Cousins and Merger Sub, as applicable, and (subject to execution by the other parties thereto) constitutes a valid and binding obligation of each of Cousins and Merger Sub, as applicable, subject to execution by the other parties thereto, enforceable against Cousins and Merger Sub, as applicable, in accordance with its terms, except as enforceability is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles.

(ii) Except as set forth on Section 3.2(c)(ii) of the Cousins Disclosure Letter, the execution and delivery of this Agreement and the Voting Agreement by Cousins and of this Agreement by Merger Sub does not, and the consummation by Cousins and Merger Sub of the applicable transactions contemplated hereby and thereby, as applicable (including, in each case, the Houston Distribution) will not, and the execution and delivery of the Cousins Stockholders Agreement by Cousins will not, and the consummation of the transactions contemplated thereby will not, (A) subject to the receipt of the Cousins Required Vote, conflict with, or result in any Violation of, any provision of the Organizational Documents of Cousins or any of its Significant Subsidiaries or (B) subject to obtaining or making the notification, filings, consents, approvals, orders, authorizations, registrations, waiting period expirations or terminations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any Contract, Cousins Benefit Plan or Law applicable to Cousins, Merger Sub or any of their Subsidiaries or their respective properties or assets, which Violation under this clause (B) only would have, or would reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect.

(iii) Except for (A) the applicable requirements, if any, of Blue Sky Laws, (B) required filings or approvals under the Exchange Act and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE, (D) any required filings or authorizations, clearances, consents, approvals, or waiting period terminations or expirations under the HSR Act and foreign antitrust, competition or merger control laws and (E) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by the SDAT pursuant to the MGCL no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Cousins or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Cousins or Merger Sub or the Voting Agreement and the Cousins Stockholders Agreement by Cousins or the consummation by Cousins or Merger Sub of the transactions contemplated hereby (including the Houston Distribution) and thereby, as applicable, the failure to make or obtain which would have, or would reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect.

(d) SEC Documents; Regulatory Reports.

(i) Cousins has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2013 together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Cousins SEC Documents”). As of their respective dates, the Cousins SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Cousins SEC Documents, and none of the Cousins SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Cousins included in the Cousins SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Cousins and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii) Cousins has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Cousins (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Cousins in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Cousins’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Cousins’s outside auditors and the audit committee of the Board of Directors of Cousins (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Cousins’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Cousins’s internal control over financial reporting. Since December 31, 2013, any material change in internal control over financial reporting required to be disclosed in any Cousins SEC Document has been so disclosed.

(iii) Cousins has made available to Parkway complete and correct copies of all written correspondence between the SEC on one hand, and Cousins, on the other hand, since December 31, 2013.

(iv) Neither Cousins nor any Subsidiary of Cousins is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Cousins or any Subsidiary of Cousins, on the one hand, and any unconsolidated affiliate of Cousins or any Subsidiary of Cousins, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Cousins or any Subsidiary of Cousins or any of their financial statements or other SEC Documents of Cousins.

(v) Since December 31, 2013, (A) neither Cousins nor any of its Subsidiaries nor, to the knowledge of Cousins, any Representative of Cousins or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Cousins or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2013, including any material complaint, allegation, assertion or claim that Cousins or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of Cousins, no attorney representing Cousins or any of its Subsidiaries, whether or not employed by Cousins or any of its Subsidiaries, has reported to the Board of Directors of Cousins or any committee thereof evidence of a material violation of securities Laws or breach of fiduciary duty relating to periods after December 31, 2013, by Cousins or any of its officers, directors, employees or agents.

(e) Information Supplied. None of the information supplied or to be supplied by Cousins for inclusion or incorporation by reference in (i) the Form S-4 or the Form 10 will, at the time the applicable Form is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) the Houston Distribution Prospectus will, at the date of effectiveness of the Form 10 and of mailing to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus and Houston Distribution Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Cousins with respect to statements made or incorporated by reference therein based on information supplied by Parkway for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Houston Distribution Prospectus.

(f) Compliance with Applicable Laws. Cousins and each of its Subsidiaries is in compliance with all Laws applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect. Neither Cousins nor any of its Subsidiaries has received any written notice since December 31, 2013 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (i) matters being contested in good faith and set forth in Section 3.2(f) of the Cousins Disclosure Letter and (ii) such failures as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect.

(g) Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Cousins, threatened in writing, against or affecting Cousins or any of its Subsidiaries as to which there is a significant possibility of an adverse outcome which would have, or would reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Cousins or any Subsidiary of Cousins which would have, or would reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect.

(h) Taxes. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect:

(i) Cousins and each of its Subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly paid in full (or there has been paid on their behalf), or made adequate provision for, all Taxes required to be paid by them and (C) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

(ii) none of Cousins nor or any of its Subsidiaries has received a written claim, or to the knowledge of Cousins, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) there are no disputes, audits, examinations or proceedings pending (or threatened in writing), or claims asserted, for Taxes upon Cousins or any of its Subsidiaries, and none of Cousins nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;

(iv) none of Cousins nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;

(v) none of Cousins nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect;

(vi) there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Cousins or any of their Subsidiaries, and, after the Closing Date, none of Cousins or any of their Subsidiaries shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date (in each case, excluding customary tax indemnities included in loan agreements and commercial agreements entered into in the ordinary course of business);

(vii) none of Cousins or any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Cousins or a Subsidiary of Cousins) or (B) has any liability for the Taxes of any Person (other than any Cousins or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(viii) Cousins (A) for all taxable years commencing with its taxable year ended December 31, 2006 through its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for federal Tax purposes for such years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal Tax purposes and will continue to operate (in each case, without regard to the REIT distribution requirements in the year that includes the Effective Time) through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of Cousins, threatened. Each Subsidiary of Cousins has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or (D) a REIT. Section 3.2(h) of the Cousins Disclosure Letter sets forth each asset of Cousins and Subsidiaries of Cousins which would be subject to rules similar to Section 1374 of the Code. With respect to each such asset, Section 3.2(h) of the Cousins Disclosure Letter sets forth (A) the amount of any gain that could be subject to Tax pursuant to such rules, based on the estimate of value of such asset at the relevant date that a determination thereof is required to be made under such rules and (B) the date after which such gain will no longer be subject to Tax pursuant to such rules;

(ix) none of Cousins nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(x) none of Cousins nor any of its Subsidiaries (other than taxable REIT subsidiaries) currently has or, as of December 31 of any taxable year through and including the taxable year ended December 31 immediately prior to the Effective Time, has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;

(xi) there are no Tax Protection Agreements to which any of Cousins or any of its Subsidiaries is a party (a “Cousins Tax Protection Agreement”) currently in force, and no person has raised, or to the knowledge of Cousins threatened to raise, a material claim against Cousins or any of its Subsidiaries for any breach of any Cousins Tax Protection Agreement, and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Cousins Tax Protection Agreement;

(xii) as of the date of this Agreement, Cousins is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(xiii) none of Cousins nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) Material Contracts. Section 3.2(i) of the Cousins Disclosure Letter sets forth a list of all Cousins Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Cousins Material Contract” means any Contract to which Cousins or any of its Subsidiaries is a party to or bound that: (i) is required to be filed as an exhibit to Cousins’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Exchange Act, (ii) relates to any partnership, joint venture, co-investment or similar agreement with any third parties requiring aggregate payments after the date hereof by Cousins or any of its Subsidiaries of Cousins pursuant to any such partnership, joint venture, co-investment or similar agreement in excess of $10,000,000, or involving value or assets in excess of $10,000,000, (iii) contains any non-compete or exclusivity provision or otherwise limits in any material respect the ability of Cousins or any of its Subsidiaries to engage in any line of business in any geographic area, except for any such provision that may be contained in Cousins Leases entered into in the ordinary course of business consistent with past practice, (iv) involves the future disposition or acquisition of assets or properties with a fair market value in excess of $25,000,000, or any merger, consolidation or similar business combination transaction, (v) obligates Cousins or any of its Subsidiaries to make non-discretionary expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 in any 12-month period, or $5,000,000, in the aggregate over the term of such Contract, except for any Cousins Lease or any ground lease pursuant to which any third party is a lessee or sublessee on any Cousins Property or (vi) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $5,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect, each of the Cousins Material Contracts is a legal, valid, and binding obligation of Cousins or the Subsidiary of Cousins that is a party thereto, and, to Cousins’s knowledge, the other parties thereto, enforceable against Cousins and its Subsidiaries and, to Cousins’s knowledge, the other parties thereto in accordance with its terms, except as such enforceability is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles. None of Cousins or any of its Subsidiaries is, and to Cousins’s knowledge no other party is, in breach, default or violation (and no event has occurred or not occurred through Cousins’s or any Subsidiary of Cousins’s action or inaction or, to Cousins’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Cousins Material Contract to which Cousins or any Subsidiary of Cousins is now a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect.

(j) Benefit Plans.

(i) Section 3.2(j)(i) of the Cousins Disclosure Letter contains a true, complete and correct list of each material Benefit Plan sponsored, maintained or contributed by Cousins or any of its Subsidiaries, or which Cousins or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which Cousins or its Subsidiaries contribute pursuant to applicable Law (the “Cousins Benefit Plans”). No Cousins Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees of Cousins or any of its Subsidiaries residing outside of the United States.

(ii) Cousins has delivered or made available to Parkway a true, correct and complete copy of each Cousins Benefit Plan and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the IRS and the most recent actuarial report or other financial statement relating to such Cousins Benefit Plan, (C) the most recent determination or opinion letter from the IRS for such Cousins Benefit Plan and (D) any notice to or from the IRS or any office or representative of the Department of Labor relating to any unresolved compliance issues in respect of such Cousins Benefit Plan.

(iii) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect, (A) each Cousins Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code and in each case the regulations thereunder, (B) each Cousins Benefit Plan intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification from the IRS or is entitled to rely on an advisory or opinion letter as to its qualification issued with respect to an IRS approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither Cousins nor its Subsidiaries has engaged in a transaction that has resulted in, or could result in, the assessment of a civil penalty upon Cousins or any of its Subsidiaries pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Cousins or any of its Subsidiaries, (E) all payments required to be made by or with respect to each Cousins Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by Cousins or its Subsidiaries in accordance with the provisions of each of the Cousins Benefit Plans and applicable Law and (F) there are no pending or, to Cousins’s knowledge, threatened claims by or on behalf of any Cousins Benefit Plan, by any employee or beneficiary covered under any Cousins Benefit Plan or otherwise involving any Cousins Benefit Plan (other than routine claims for benefits).

(iv) None of Cousins, any of its Subsidiaries or any other entity (whether or not incorporated) that, together with Cousins or a Subsidiary of Cousins, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for retiree medical or welfare benefits, except as required by applicable Law.

(v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of Cousins or its Subsidiaries under any Cousins Benefit Plan or otherwise, (B) increase any benefits otherwise payable or trigger any other obligation under any Cousins Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) result in any limitation on the right of Cousins or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Cousins Benefit Plan or related trust. No Cousins Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

(k) Employment and Labor Matters.

(i) (A) Except in accordance with applicable Law, neither Cousins nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Cousins or any of its Subsidiaries (“Cousins Employees”), (B) there are no strikes or lockouts with respect to any Cousins Employees pending or, to Cousins’s knowledge, threatened, (C) to the knowledge of Cousins, there is no union organizing effort pending or threatened against Cousins or any of its Subsidiaries, (D) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Cousins, threatened with respect to Cousins Employees and (E) there is no slowdown or work stoppage in effect or, to the knowledge of Cousins, threatened with respect to Cousins Employees, nor, has Cousins or any of its Subsidiaries experienced any events described in clauses (B), (D) and (E) hereof within the past three (3) years; except, with respect to clauses (B) and (D) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect.

(ii) Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect, Cousins and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices and (D) occupational safety and health and immigration.

(l) Absence of Certain Changes. Since December 31, 2015, (i) Cousins and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects and (ii) there has not been a Cousins Material Adverse Effect.

(m) Board Approval. The Board of Directors of Cousins, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held has (i) approved this Agreement, the Cousins Stockholders Agreement and the Voting Agreement and declared this Agreement, the Cousins Stockholders Agreement and the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, the Reorganization, the issuance of Cousins Common Stock in connection with the Merger (the “Cousins Stock Issuance”), an amendment to the articles of incorporation of Cousins to authorize additional shares of Cousins Common Stock (the “Cousins Articles Amendment”) and to create a new class of, and authorize shares of, Cousins Limited Voting Preferred Stock, in each case on the terms set forth herein, to be advisable and in the best interests of Cousins and its stockholders, (ii) upon the terms and subject to the conditions of this Agreement, resolved to recommend that the stockholders of Cousins approve the Cousins Stock Issuance and the Cousins Articles Amendment, and direct that such matters be submitted for consideration by Cousins stockholders at the Cousins Stockholders Meeting, (iii) taken all appropriate and necessary actions to render any and all limitations on ownership of shares of Cousins Common Stock, as set forth in the Organizational Documents of Cousins, inapplicable to the Merger and the other transactions contemplated by this Agreement and (iv) taken all appropriate and necessary actions to permit the Reorganization by Cousins and its Subsidiaries. The Board of Directors of Merger Sub, by unanimous written consent has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Merger Sub and its sole stockholder upon the terms and subject to the conditions of this Agreement. To the knowledge of Cousins, no state takeover statute is applicable to this Agreement, the Cousins Stockholders Agreement, the Voting Agreement, the Merger or the other transactions contemplated hereby or thereby.

(n) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Cousins Common Stock to approve (i) the Cousins Stock Issuance and (ii) the Cousins Articles Amendment (collectively, the “Cousins Required Vote”) are the only votes of the holders of any class or series of shares of capital stock of Cousins necessary to approve and adopt this Agreement, the Cousins Stockholders Agreement and the Voting Agreement and the transactions contemplated hereby and thereby (including the Merger and the Reorganization).

(o) Properties.

(i) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect, as of the date hereof, (A) Cousins has delivered to or made available to Parkway a true and complete copy of each lease, sublease, sub-sublease, license and other agreement under which Cousins or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property (each, a “Cousins Lease”), (B) to the knowledge of Cousins, as of the date hereof, each Cousins Lease is in full force and effect, and neither Cousins nor any of its Subsidiaries nor, to the knowledge of Cousins, any other party to a Cousins Lease, is in default beyond any applicable notice and cure period under any Cousins Lease, which default is in effect on the date of this Agreement and (C) neither Cousins nor any of its Subsidiaries has, prior to the date hereof, received from any counterparty under any Cousins Lease that relates to at least 25,000 square feet of net rentable area (the “Material Cousins Leases”) a notice from the tenant of any intention to vacate prior to the end of the term of such Material Cousins Lease. Except as set forth in Section 3.2(o)(i) of the Cousins Disclosure Letter or except as has been resolved prior to the date hereof, as of the date of this Agreement, (1) no tenant under any Material Cousins Lease is currently asserting in writing a right to cancel or terminate such Material Cousins Lease prior to the end of the current term, and (2) none of Cousins or any Cousins Subsidiary has received notice of any insolvency or bankruptcy proceeding involving any tenant under any Material Cousins Lease where such proceeding remains pending.

(ii) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect, Cousins, or a Subsidiary of Cousins, or a joint venture of

Cousins or any of its Subsidiaries, owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of Cousins included in the Cousins SEC Documents (each a “Cousins Property” and collectively, the “Cousins Properties”), in each case free and clear of all Liens except for (A) debt and other matters set forth in Section 3.2(o)(ii) of the Cousins Disclosure Letter, (B) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (C) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, (D) all matters disclosed on existing title policies or surveys, none of which, individually or in the aggregate, would have a material adverse effect on the use and operation of such Cousins Property, (E) real estate Taxes and special assessments not yet due and payable or which are being contested in good faith in the ordinary course of business and (F) Liens and other encumbrances that would not cause a material adverse effect on the value or use of the affected property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect, none of Cousins, nor any Subsidiary of Cousins has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of Cousins, threatened with respect to any material portion of any of the Cousins Properties. Except for the owners of the properties in which Cousins or any Subsidiary of Cousins has a leasehold interest and except for any Cousins Property that is held by a joint venture or fund, no Person other than Cousins or a Subsidiary of Cousins has any ownership interest in any of the Cousins Properties. Section 3.2(o)(ii) of the Cousins Disclosure Letter contains a complete and accurate list of the street address of each parcel of Cousins Property.

(iii) Policies of title insurance or updates or endorsements have been issued, insuring Cousins’s or the applicable Subsidiary of Cousins’s fee simple title to each of the Cousins Properties owned by Cousins in amounts at least equal to the purchase price paid for ownership of such Cousins Property or such entity that owned such Cousins Properties at the time of the issuance of each such policy, and no material claim has been made against any such policy that has not been resolved. True and correct copies of each of the policies of title insurance or updates or endorsements together with all exception documents referenced therein other than such documents pertaining to utility easements, right of way easements, and other easements for the benefit or use of the public or that do not impose any monetary obligations, has been made available to Parkway.

(iv) Cousins or any Subsidiary of Cousins (A) have not received written notice of any structural defects, or violation of Law, relating to any Cousins Property which would have, or would reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect and (B) have not received written notice of any physical damage to any Cousins Property which would have, or would reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(v) Except for secured loan documents entered into in the ordinary course of business or as otherwise set forth on Section 3.2(o)(v) of the Cousins Disclosure Letter, there are no written agreements which restrict Cousins or any Subsidiary of Cousins from transferring any of the Cousins Properties, and none of the Cousins Properties is subject to any restriction on the sale or other disposition thereof (other than rights of first offer or rights of first refusal or tenant options as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect) or on the financing or release of financing thereon.

(vi) Cousins and the Subsidiaries of Cousins have good and sufficient title to, or are permitted to use under valid and existing leases, all personal and non-real properties and assets reflected in their books and records as being owned by them or reflected on the most recent balance sheet of Cousins included in the Cousins SEC Documents (except as since sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all Liens, and except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect.

(vii) Except as set forth on Section 3.2(o)(vii) of the Cousins Disclosure Letter or otherwise for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cousins Material Adverse Effect, the rent rolls for each of the Cousins Properties, dated as of April 1, 2016, which rent rolls have previously been made available to Parkway by or on behalf of Cousins or any of its Subsidiaries, correctly (A) reference each Cousins Lease that was in effect as of April 1, 2016 and to which Cousins or any of its Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Cousins Properties, and (B) identify the rent currently payable and security deposit amounts currently held under the Cousins Leases as of April 1, 2016. All security deposits have been held by Cousins or one of its Subsidiaries, as applicable, in all material respects in accordance with Law and the applicable Cousins Leases.

(viii) True and complete in all material respects copies of all ground leases pursuant to which Cousins or any of its Subsidiaries is the lessee of any Cousins Property as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Parkway on or prior to the date hereof.

(p) Environmental Matters. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect:

(i) (A) Cousins, each Subsidiary of Cousins and each of the Cousins Properties is in compliance and, except for matters that have been fully and finally resolved, has complied with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other claim or proceeding pending or, to the knowledge of Cousins, threatened against Cousins or any Subsidiary of Cousins under any applicable Environmental Laws or with respect to Hazardous Materials; and (C) Cousins has not received any written notice of violation or actual or potential liability under any applicable Environmental Laws or with respect to Hazardous Materials that remains unresolved, or that any judicial, administrative or compliance order or claim has been issued against Cousins or any Subsidiary of Cousins which remains unresolved;

(ii) to the knowledge of Cousins, neither Cousins nor any Subsidiary of Cousins has used, generated, stored, treated or handled any Hazardous Materials on the Cousins Properties in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used now or in the past for the storage of Hazardous Materials on, in or under any Cousins Properties in violation of applicable Environmental Laws. To the knowledge of Cousins, neither Cousins nor any Subsidiary of Cousins nor any other Person has caused a release of or arranged for the disposal or treatment of Hazardous Materials at any site that would reasonably be expected result in liability to Cousins or any Cousins Subsidiary under any Environmental Law; and

(iii) to the knowledge of Cousins, all Hazardous Material which has been removed from any Cousins Properties was handled, transported and disposed of at the time of removal in compliance with applicable Environmental Laws.

(q) Intellectual Property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect, (i) Cousins and its Subsidiaries own or have a valid license to use all trademarks, service marks, trade names, copyrights and patents (including any registrations or applications for registration of any of the foregoing) (collectively, the “Cousins Intellectual Property”) necessary to carry on their business substantially as currently conducted, (ii) neither Cousins nor any such Subsidiary has received any notice of infringement of or conflict with, and to Cousins’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Cousins Intellectual Property and (iii) to Cousins’s knowledge, no Person is infringing on or violating any rights of the Cousins Intellectual Property.

(r) Permits. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect, (i) the Permits held by Cousins and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by Cousins and its Subsidiaries and for the operation of the properties of Cousins and its Subsidiaries, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither Cousins nor any of its Subsidiaries has received any claim or notice indicating that Cousins or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to Cousins’s knowledge no such noncompliance exists.

(s) Insurance. Cousins and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as Cousins’s management believes is reasonable and customary for its business. Cousins or the applicable Subsidiary of Cousins has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither Cousins nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Cousins or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in Cousins’s industry.

(t) Investment Company Act of 1940. Neither Cousins nor any Subsidiary of Cousins is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Activities of Merger Sub. Merger Sub was formed on April 19, 2016, in each case solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has engaged in no other business activities, has no liabilities or obligations and has conducted its operations only as contemplated hereby.

(v) Brokers or Finders. Neither Cousins nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Cousins has engaged Goldman Sachs & Co. and J.P. Morgan Securities LLC as its financial advisors.

(w) Opinion of Cousins Financial Advisor. The Board of Directors of Cousins has received the oral opinion (to be confirmed in writing) of Goldman, Sachs & Co., financial advisor to Cousins, to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters to be set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Cousins.

(x) No Undisclosed Material Liabilities. There are no liabilities or obligations of Cousins or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in Cousins’s most recent balance sheet for the quarter ending March 31, 2016 or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the March 31, 2016; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect.

(y) No Additional Representations. Except for the representations and warranties made by Cousins in this Article III, neither Cousins nor any other Person makes any express or implied representation or warranty with respect to Cousins or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Cousins hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Cousins nor any other Person makes or has made any representation or warranty to

Parkway, Parkway LP or any of their affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Cousins or any of its Subsidiaries or their respective businesses, or (ii) any oral or, except for the representations and warranties made by Parkway in this Article III, written information presented to Parkway, Parkway LP or any of their affiliates or Representatives in the course of their due diligence investigation of Cousins, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Covenants of Parkway. (a) From and after the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or permitted by this Agreement, (ii) to the extent required in order to effect the Reorganization, on the terms and conditions set forth herein, (iii) to the extent required in order to effect the Houston Distribution, on the terms and conditions set forth herein, (iv) set forth in Section 4.1(a) of the Parkway Disclosure Letter, (v) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parkway or any of its Subsidiaries, or (vi) with Cousins’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Parkway agrees as to itself and its Subsidiaries that such entities shall carry on their respective businesses in the ordinary course consistent with past practice, shall use their reasonable best efforts to maintain their material assets and properties in their current condition in all material respects (normal wear and tear and damage caused by casualty or by any reason outside of Parkway and its Subsidiaries’ control excepted), shall use commercially reasonable efforts to preserve Parkway’s business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, shall use commercially reasonable efforts to maintain all insurance policies and shall maintain the status of Parkway as a REIT; provided, however, that no action by Parkway and its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Parkway agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (1) expressly contemplated or permitted by this Agreement, (2) to the extent required in order to effect the Reorganization, on the terms and conditions set forth herein, (3) to the extent required in order to effect the Houston Distribution, on the terms and conditions set forth herein, (4) set forth in Section 4.1(b) of the Parkway Disclosure Letter, (5) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parkway or any of its Subsidiaries, or (6) with Cousins’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), such entities shall not:

(i) enter into any new material line of business or create any new operating partnerships or Significant Subsidiaries;

(ii) except (A) as permitted by Section 5.10, (B) for the regular distributions that are required to be made in respect of the Parkway Partnership Units in connection with any dividends paid on the Parkway Common Stock, (C) for payment of any accrued dividends, dividend equivalents or other distributions pursuant to any Parkway Equity Awards or Parkway Partnership LTIP Units in accordance with the terms thereof as in effect on the date of this Agreement (or, in the case of Parkway Equity Awards issued in accordance with this Agreement following the date hereof, in accordance with the terms thereof), (D) for dividends by a Subsidiary of Parkway to Parkway or a Subsidiary of Parkway and (E) for distributions by any entity in which Parkway owns an interest that is not a Subsidiary of, directly or indirectly, of Parkway in accordance with the requirements of the organizational documents of such other entity in which Parkway owns an interest, declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, partnership interests, or other equity interests;

(iii) (A) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (B) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than (1) redemption or exchange of Parkway Partnership Units pursuant to the Parkway Partnership Agreement, (2) the redemption of shares of Parkway Limited Voting Stock in accordance with their terms, (3) as required pursuant to Section 5.18 or (4) acquisitions of shares of Parkway Common Stock tendered by holders of Parkway Equity Awards in accordance with the terms of the applicable Parkway Equity Plan and awards as in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

(iv) except for (A) issuances of shares of Parkway Common Stock upon the exercise or settlement of Parkway Equity Awards or Parkway Partnership LTIP Units in accordance with the terms of the applicable Parkway Equity Plan and awards or such Parkway Partnership LTIP Units as in effect on the date of this Agreement (or, in the case of Parkway Equity Awards issued in accordance with this Agreement following the date hereof, in accordance with the terms thereof), (B) issuances under the Parkway ESPPs (subject to the restrictions set forth in Section 2.6, and provided that such shares are purchased on the open market) or the Parkway DRIP, (C) exchanges of Parkway Partnership Units for Parkway Common Stock in accordance with the Parkway Partnership Agreement, (D) issuances of Parkway Partnership Units upon conversion of Parkway Partnership LTIP Units pursuant to Section 2.5(c), (E) issuances by a Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Parkway or (F) as set forth on Section 4.1(b)(iv) of the Parkway Disclosure Letter, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or that of a Subsidiary of Parkway, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Parkway Equity Plan or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(v) amend or propose to amend the Organizational Documents of Parkway, Parkway LP (except as required pursuant to Section 5.18) or their respective Subsidiaries, or enter into, or, except as permitted by Section 4.1(b)(vi) or 4.1(b)(vii), permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of Parkway;

(vi) other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) (A) that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and for which the fair market value of the total consideration paid by Parkway and its Subsidiaries in such Acquisitions does not exceed $10,000,000 individually, or $15,000,000 per calendar quarter in the aggregate, (B) as required by any Parkway Lease as set forth on Section 4.1(b)(vi) of the Parkway Disclosure Letter, (C) as required by any “put” right or other similar option exercised by a third party pursuant to any Contract to which Parkway, Parkway LP or any of their Subsidiaries is party and which Contract is set forth on Section 4.1(b)(vi) of the Parkway Disclosure Letter and (D) as set forth on Section 4.1(b)(vi) of the Parkway Disclosure Letter, acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the consummation of the Merger, (y) acquisitions pursuant to agreements, arrangements or understandings existing on the date of this Agreement, or (z) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(vii) other than (A) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the consummation of the Merger, (B) dispositions referred to in Parkway SEC Documents filed prior to the date of this Agreement, (C) other activities involving non-real estate assets in the ordinary course of business consistent with past practice, (D) as required by any “call” right or other similar option exercised by a third party pursuant to any Contract to which Parkway, Parkway LP or any of their Subsidiaries is party and which Contract is set forth on Section 4.1(b)(vii) of the Parkway Disclosure Letter, (E) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed $10,000,000 individually, or $15,000,000 per calendar quarter in the aggregate, (F) any Asset Sales (but solely to the extent permitted by Section 5.15), and (G) as set forth on Section 4.1(b)(vii) of the Parkway Disclosure Letter, sell, assign, encumber (except for such encumbrances securing Indebtedness incurred pursuant to Section 4.1(b)(viii)(A) (but solely with respect to the assets securing the Indebtedness being refinanced thereby) or Section 4.1(b)(viii)(D) (but solely as and to the extent expressly described on Section 4.1(b)(viii) of the Parkway Disclosure Letter)) or otherwise dispose of any of its assets (including capital stock of its Subsidiaries and Indebtedness of others held by Parkway and its Subsidiaries) which are material, individually or in the aggregate, to Parkway;

(viii) incur, create or assume, refinance, replace or prepay any Indebtedness (or modify any of the material terms of any outstanding Indebtedness), guarantee any Indebtedness of any Person or issue or sell any warrants or rights to acquire any Indebtedness of Parkway or any of its Subsidiaries, other than (A) refinancing, replacing or prepaying any Indebtedness of Parkway or any of its Subsidiaries maturing no later than 12 months following the date of such refinancing, replacement or prepayment, with the proceeds of Refinancing Debt, (B) Indebtedness of any wholly owned Subsidiary of Parkway to Parkway or to another wholly owned Subsidiary of Parkway, (C) Indebtedness of any Subsidiary of Parkway to or among one of its wholly owned Subsidiaries, (D) Indebtedness as set forth in Section 4.1(b)(viii) of the Parkway Disclosure Letter, and (E) any borrowings under the Parkway Credit Agreement in the ordinary course of business consistent with past practice; provided that, solely for purposes of the foregoing in this clause (viii), “wholly owned Subsidiary” of Parkway means a Subsidiary of Parkway, at least 90% of the outstanding voting securities of which are owned, directly or indirectly, by Parkway; provided further that Parkway shall inform Cousins within ten (10) calendar days after the end of each fiscal quarter regarding the current Net Debt and the current Cash of Parkway as of the end of such quarter, along with the internally generated roll forward schedule for its Net Debt and Cash for the succeeding three quarters. As used in the foregoing proviso, “Net Debt” means, as of any date, an amount equal to (i) Parkway’s share of the total outstanding principal balance of Indebtedness of Parkway, on a consolidated basis, minus (ii) Parkway’s share of the total amount of unrestricted and unencumbered cash and cash equivalents, on a consolidated basis, and “Cash” means the amount of unrestricted and unencumbered cash in United States Dollars.

(ix) except as disclosed in any Parkway SEC Document filed prior to the date of this Agreement, fail to maintain all financial books and records in all material respects in accordance with GAAP or change its methods of accounting in effect as of December 31, 2015, except as required by changes in GAAP as concurred in by Parkway’s independent auditors;

(x) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(xi) other than (A) any action permitted under clauses (A) through (E) of Section 4.1(b)(viii), under Section 4.1(b)(xviii) or under Section 4.1(b)(xix), (B) any termination, modification or renewal in accordance with the terms of any existing Parkway Material Contract that occurs automatically without any action by Parkway, Parkway LP or any of their Subsidiaries, (C) in connection with any Tenant Improvements at any of the Parkway Properties, but solely to the extent required pursuant to the terms of the applicable Parkway Lease, including any new lease or amendment thereto pursuant to Section 4.1(b)(xix) below, or (D) as may be reasonably necessary to comply with the terms of this Agreement, terminate, cancel, renew or request or agree to any material amendment or material modification to, material change in, or material waiver under or assignment of, any Parkway Material Contract or enter into or materially amend any Contract that, if existing on the date of this Agreement, would be a Parkway Material Contract;

(xii) except as set forth in Section 4.1(b)(xii) of the Parkway Disclosure Letter, waive the excess share provision of the Organizational Documents of Parkway or any of its Subsidiaries for any Person (other than Cousins, Cousins LP, HoustonCo, Merger Sub or any of their Subsidiaries);

(xiii) take any action, or fail to take any action, which would reasonably be expected to cause Parkway to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xiv) make or commit to make any capital expenditures in excess of $2,000,000 in the aggregate, other than (A) as set forth on Section 4.1(b)(xiv) of the Parkway Disclosure Letter, (B) in connection with any Tenant Improvements at any of the Parkway Properties solely to the extent required pursuant to the terms of the applicable Parkway Lease, including any new lease or amendment thereto pursuant to Section 4.1(b)(xix) below (provided, however, (x) commitments for Tenant Improvements with respect to Parkway Small Leases shall not exceed $10,000,000 in the aggregate and (y) the aggregate of all capital expenditures plus commitments for Tenant Improvements with respect to Parkway Small Leases shall not exceed $10,000,000), (C) for the alteration of a Parkway Property pursuant to construction or landlord work obligations created in the ordinary course of business and in accordance with the terms of a Parkway Lease, in an amount not to exceed $2,000,000 with respect to any Parkway Lease or $10,000,000 in the aggregate, (D) in the ordinary course of business consistent with past practice and (E) as necessary to repair and/or prevent damage to any of the Parkway Properties or as is necessary in the event of an emergency situation after prior notice to Cousins, and if the same is not covered by applicable insurance, in an amount not to exceed $2,000,000 with respect to any Parkway Lease or $10,000,000 in the aggregate (provided, that if the nature of such emergency renders prior notice to Cousins impracticable, Parkway shall provide notice to Cousins as promptly as practicable after making such capital expenditure);

(xv) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xvi) except as set forth in Section 4.1(b)(xvi) of the Parkway Disclosure Letter, make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund except in each case (x) in the ordinary course of business consistent with past practice, (y) as required by law, or (z) as necessary (i) to preserve the status of Parkway as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary of Parkway as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be; provided, however, that with respect to any item set forth in Section 4.1(b)(xvi) of the Parkway Disclosure Letter, Cousins shall have the reasonable opportunity to review and comment on each such item, as set forth in Section 4.1(b)(xvi) of the Parkway Disclosure Letter;

(xvii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or lesser than the amounts specifically reserved with respect thereto on the most recent balance sheet of Parkway and its consolidated Subsidiaries included in the Parkway SEC Documents or (y) that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Parkway or any of its Subsidiaries or the Surviving Corporation following the Effective Time, and (C) do not provide for any admission of material liability by Parkway or any of its Subsidiaries, excluding in each case any matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 4.1(b)(xvi));

(xviii) except as set forth on Section 4.1(b)(xviii) of the Parkway Disclosure Letter, (A) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or pay any bonus to, or grant any new cash- or equity-based awards (including Parkway Equity Awards) or long-term cash awards to, any current or former directors, employees or other service providers of Parkway or any of its Subsidiaries, (B) grant or provide any change of control, severance or retention payments or benefits to any current or former director, employee or other service provider of Parkway or any of its Subsidiaries, (C) establish, adopt, enter into or amend any Parkway Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Parkway Benefit Plan if in effect on the date hereof, other than immaterial amendments that do not result in an increase in cost to Parkway or its Affiliates of maintaining such Parkway Benefit Plan or other plan, trust, fund, policy or arrangement that would be a Parkway Benefit Plan if in effect on the date hereof, (D) enter into or amend any collective bargaining agreement or similar agreement, or (E) hire any new employee of Parkway or its Subsidiaries, other than to replace employees who terminate employment following the date of this Agreement, provided that such employee’s total annual compensation opportunity does not exceed $150,000; (F) promote or terminate the employment (other than for cause) of any employee of Parkway or its Subsidiaries who has a total annual compensation opportunity in excess of $150,000 (in the case of promotion, whether before or after such promotion) or (G) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Parkway Benefit Plan or other plan, trust, fund, policy or arrangement that would be a Parkway Benefit Plan if in effect on the date hereof;

(xix) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Parkway Lease (or any lease for real property that, if existing as of the date hereof, would be a Parkway Lease), except for (A) entering into any new lease or renewing or modifying any Parkway Lease in the ordinary course of business consistent with past practice on market terms and where any such new lease or Parkway Lease (1) relates to premises of no more than 50,000 square feet and (2) requires no more than $2,000,000 in capital commitments, (B) terminating any Parkway Lease as a result of a default by the counterparty to such Parkway Lease (in accordance with the terms of such Parkway Lease and subject to any applicable cure period therein), (C) any termination, modification or renewal in accordance with the terms of any existing Parkway Lease that occurs automatically without any action (other than notice of renewal) by Parkway, Parkway LP or any of their Subsidiaries or (D) as set forth in Section 4.1(b)(xix) of the Parkway Disclosure Letter;

(xx) form any new funds, non-traded real estate investment trusts or other pooled investment vehicles;

(xxi) effect any deed in lieu of foreclosure, or sell, lease, assign, encumber or transfer to a lender any property securing Indebtedness owed to such lender; or

(xxii) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parkway from taking any action at any time or from time to time, that in the reasonable judgment of the Board of Directors of Parkway, upon advice of counsel to Parkway, is reasonably necessary for Parkway to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of Parkway or holders of Parkway Partnership Units in accordance with this Agreement or otherwise or to qualify or preserve the status of any Parkway Subsidiary as a disregarded entity or partnership or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code.

(d) Parkway shall (i) deliver to Hogan Lovells US LLP (or other Parkway counsel reasonably satisfactory to Cousins) an officer’s certificate, dated as of the Closing Date, signed by an officer of Parkway and Parkway LP and in form and substance reasonably satisfactory to Cousins (a “Parkway REIT Opinion Tax Representation Letter”), containing representations of Parkway and Parkway LP (x) as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP (or other Parkway counsel reasonably satisfactory to Cousins) to render the opinion described in Section 6.3(d) on the Closing Date and (y) which reflect reasonable due inquiry with the assistance of nationally recognized tax counsel and/or a “Big Four” accounting firm; and (ii) deliver to Hogan Lovells US LLP (or other Parkway counsel reasonably satisfactory to Cousins) and

Wachtell, Lipton, Rosen & Katz (or other Cousins advisor reasonably satisfactory to Parkway) an officer’s certificate, dated as of the Closing Date, signed by an officer of Parkway and Parkway LP, in customary form and substance (a “Parkway Merger Opinion Tax Representation Letter”), containing representations of Parkway and Parkway LP as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP (or other Parkway counsel reasonably satisfactory to Cousins) to render an opinion on the Closing Date, as described in Section 6.2(c), and Wachtell, Lipton, Rosen & Katz (or other Cousins counsel reasonably satisfactory to Parkway) to render an opinion on the Closing Date as described in Section 6.3(c).

(e) Notwithstanding anything to the contrary set forth in this Agreement, (i) nothing contained in this Agreement shall give Cousins, directly or indirectly, the right to control or direct Parkway’s or Parkway’s Subsidiaries’ operations prior to the Closing, (ii) prior to the Closing, Parkway shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Cousins shall be required with respect to any matter set forth in Section 4.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable law.

Section 4.2 Covenants of Cousins. (a) From and after the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or permitted by this Agreement, (ii) to the extent required in order to effect the Reorganization, on the terms and conditions set forth herein, (iii) to the extent required in order to effect the Houston Distribution, on the terms and conditions set forth herein, (iv) set forth in Section 4.2(a) of the Cousins Disclosure Letter, (v) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Cousins or any of its Subsidiaries, or (vi) with Parkway’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Cousins agrees as to itself and its Subsidiaries that such entities shall carry on their respective businesses in the ordinary course consistent with past practice, shall use their reasonable best efforts to maintain their material assets and properties in their current condition in all material respects (normal wear and tear and damage caused by casualty or by any reason outside of Parkway and its Subsidiaries’ control excepted), shall use commercially reasonable efforts to preserve Cousins’s business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, shall use commercially reasonable efforts to maintain all insurance policies and shall maintain the status of Cousins as a REIT; provided, however, that no action by Cousins and its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Cousins agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (1) expressly contemplated or permitted by this Agreement, (2) to the extent required in order to effect the Reorganization, on the terms and conditions set forth herein, (3) to the extent required in order to effect the Houston Distribution, on the terms and conditions set forth herein, (4) set forth in Section 4.2(b) of the Cousins Disclosure Letter, (5) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Cousins or any of its Subsidiaries, (6) with Parkway’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), such entities shall not:

(i) enter into any new material line of business or create any new operating partnerships or Significant Subsidiaries;

(ii) except (A) as permitted by Section 5.10, (B) for payment of any accrued dividends, dividend equivalents or other distributions pursuant to any Cousins Equity Awards in accordance with the terms thereof as in effect on the date of this Agreement (or, in the case of Cousins Equity Awards issued in accordance with this Agreement following the date hereof, in accordance with the terms thereof), (C) for dividends by a Subsidiary of Cousins to its parent or a Subsidiary of Cousins or (D) distributions by any entity in which Cousins owns an interest that is not, directly or indirectly, a Subsidiary of Cousins, in accordance with the requirements of the organizational documents of such other entity in which Cousins owns an interest, declare, set aside or pay any dividends on or make other distributions in respect of any of its shares of common stock or other equity interests;

(iii) (A) split, combine, subdivide or reclassify any of its shares of common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its shares of common stock, or (B) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any of its shares of common stock or any securities convertible into or exercisable for any of its shares of common stock, other than for acquisitions of Cousins Common Stock tendered by holders of Cousins Equity Awards under the Cousins Equity Plans in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

(iv) except for (A) issuances of Cousins Common Stock upon the exercise or settlement of Cousins Equity Awards in accordance with the terms of the applicable Cousins Equity Plan and applicable Cousins Equity Awards in effect on the date of this Agreement (or, in the case of Cousins Equity Awards issued in accordance with this Agreement following the date hereof, in accordance with the terms thereof) and (B) issuances by a Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Cousins, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its shares of common stock or those of a Subsidiary of Cousins, any Voting Debt, any share appreciation rights, share options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Cousins Equity Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(v) amend or propose to amend the Organizational Documents of Cousins, Merger Sub or their respective Significant Subsidiaries, or enter into, or, except as permitted by Section 4.2(b)(vi) or 4.2(b)(vii), permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of Cousins;

(vi) other than Acquisitions (A) that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby for which the fair market value of the total consideration paid by Cousins and its Subsidiaries in such Acquisitions does not exceed $10,000,000 individually, or $15,000,000 per calendar quarter in the aggregate, (B) as required by any Cousins Lease as set forth on Section 4.2(b)(vi) of the Cousins Disclosure Letter, (C) as required by any “put” right or other similar option exercised by a third party pursuant to any Contract to which Cousins or any of its Subsidiaries is a party as set forth on Section 4.2(b)(vi) of the Cousins Disclosure Letter and (D) as set forth on Section 4.2(b)(vi) of the Cousins Disclosure Letter, acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the consummation of the Merger, (y) acquisitions pursuant to agreements, arrangements or understandings existing on the date of this Agreement, or (z) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(vii) other than (A) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the consummation of the Merger, (B) dispositions referred to in Cousins SEC Documents filed prior to the date of this Agreement, (C) other activities involving non-real estate assets in the ordinary course of business consistent with past practice, (D) as required by any “call” right or other similar option exercised by a third party pursuant to any Contract to which Cousins or any of its Subsidiaries is party as set forth on Section 4.2(b)(vii) of the Cousins Disclosure Letter, and(E) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed $10,000,000 individually, or $15,000,000 per calendar quarter in the aggregate and (F) as set forth on Section 4.2(b)(vii) of the Cousins Disclosure Letter, sell, assign, encumber (except for such encumbrances securing Indebtedness incurred pursuant Section 4.2(b)(viii)(A) (but solely with respect to the assets securing the Indebtedness being refinanced thereby) or Section 4.2(b)(viii)(D) (but solely as and to the extent expressly described on Schedule 4.2(b)(viii) of the Cousins Disclosure Letter)) or otherwise dispose of any of its assets (including capital stock of its Subsidiaries and Indebtedness of others held by Cousins and its Subsidiaries) which are material, individually or in the aggregate, to Cousins;

(viii) incur, create or assume, refinance, replace or prepay any Indebtedness (or modify any of the material terms of any outstanding Indebtedness), guarantee any Indebtedness of any Person or issue or sell any warrants or rights to acquire any Indebtedness of Cousins or any of its Subsidiaries, other than (A) refinancing, replacing or prepaying any Indebtedness of Cousins or any of its Subsidiaries maturing no later than 12 months following the date of such refinancing, replacement or prepayment, with the proceeds of Refinancing Debt, (B) Indebtedness of any wholly owned Subsidiary of Cousins to Cousins or to another wholly owned Subsidiary of Cousins, (C) Indebtedness of any Subsidiary of Cousins to or among one of its wholly owned Subsidiaries, (D) Indebtedness as set forth in Section 4.2(b)(viii) of the Cousins Disclosure Letter, and (E) any borrowings under the Cousins Credit Agreement in the ordinary course of business consistent with past practice; provided that, solely for purposes of the foregoing in this clause (viii), “wholly owned Subsidiary” of Cousins means a Subsidiary of Cousins, at least 90% of the outstanding voting securities of which are owned, directly or indirectly, by Cousins;

(ix) except as disclosed in any Cousins SEC Document filed prior to the date of this Agreement, fail to maintain all financial books and records in all material respects in accordance with GAAP or change its methods of accounting in effect as of December 31, 2015, except as required by changes in GAAP as concurred in by Cousins’s independent auditors;

(x) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(xi) other than (A) any action permitted under clauses (A) through (E) of Section 4.2(b)(viii), (B) any termination, modification or renewal in accordance with the terms of any existing Cousins Material Contract that occurs automatically without any action by Cousins or any of its Subsidiaries, (C) in connection with any Tenant Improvements at any of the Cousins Properties, but solely to the extent required pursuant to the terms of the applicable Cousins Lease, including any new lease or amendment thereto pursuant to Section 4.2(b)(xix) below or (D) as may be reasonably necessary to comply with the terms of this Agreement, terminate, cancel, renew or request or agree to any material amendment or material modification to, material change in, or material waiver under or assignment of, any Cousins Material Contract or enter into or materially amend any Contract that, if existing on the date of this Agreement, would be a Cousins Material Contract;

(xii) waive the excess share provision of the Organizational Documents of Cousins or any of its Subsidiaries for any Person (other than Parkway, Parkway LP or any of their respective Subsidiaries or any Subsidiaries of Cousins);

(xiii) take any action, or fail to take any action, which would reasonably be expected to cause Cousins to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xiv) make or commit to make any capital expenditures in excess of $2,000,000 in the aggregate, other than (A) as set forth on Section 4.2(b)(xiv) of the Cousins Disclosure Letter, (B) in connection with any Tenant Improvements at any of the Cousins Properties solely to the extent required pursuant to the terms of the applicable Cousins Lease, including any new lease or amendment thereto pursuant to Section 4.2(b)(xix) below, (C) for the alteration of a Cousins Property pursuant to construction or landlord work obligations created in the ordinary course of business and in accordance with the terms of the applicable Cousins Lease, in an amount not to exceed $2,000,000 with respect to any Cousins Lease or $10,000,000 in the aggregate,

(D) in the ordinary course of business consistent with past practice and (E) as necessary to repair and/or prevent damage to any of the Cousins Properties or as is necessary in the event of an emergency situation after prior notice to Parkway, and if the same is not covered by applicable insurance, in an amount not to exceed $2,000,000 with respect to any Cousins Property or $10,000,000 in the aggregate (provided, that if the nature of such emergency renders prior notice to Parkway impracticable, Cousins shall provide notice to Parkway as promptly as practicable after making such capital expenditure);

(xv) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xvi) make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund except in each case (x) in the ordinary course of business consistent with past practice, (y) as required by law, or (z) as necessary (i) to preserve the status of Cousins as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary of Cousins as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xvii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or lesser than the amounts specifically reserved with respect thereto on the most recent balance sheet of Cousins and its consolidated Subsidiaries included in the Cousins SEC Documents or (y) that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Cousins or any of its Subsidiaries or the Surviving Corporation following the Effective Time, and (C) do not provide for any admission of material liability by Cousins or any of its Subsidiaries, excluding in each case any matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 4.2(b)(xvi));

(xviii) except as set forth on Section 4.2(b)(xviii) of the Cousins Disclosure Letter, (A) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or pay any bonus to, or grant any new cash- or equity-based awards (including Cousins Equity Awards) or long-term cash awards to, any current or former directors, employees or other service providers of Cousins or any of its Subsidiaries, (B) grant or provide any change of control, severance or retention payments or benefits to any current or former director, employee or other service provider of Cousins or any of its Subsidiaries, (C) establish, adopt, enter into or amend any Cousins Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Cousins Benefit Plan if in effect on the date hereof, other than immaterial amendments that do not result in an increase in cost to Cousins or its Affiliates of maintaining such Cousins Benefit Plan or other plan, trust, fund, policy or arrangement that would be a Cousins Benefit Plan if in effect on the date hereof, (D) enter into or amend any collective bargaining agreement or similar agreement, or (E) hire any new employee of Cousins or its Subsidiaries, other than to replace employees who terminate employment following the date of this Agreement, provided that such employee’s total annual compensation opportunity does not exceed $150,000; (F) promote or terminate the employment (other than for cause) of any employee of Cousins or its Subsidiaries who has a total annual compensation opportunity in excess of $150,000 (in the case of promotion, whether before or after such promotion) or (G) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Cousins Benefit Plan or other plan, trust, fund, policy or arrangement that would be a Cousins Benefit Plan if in effect on the date hereof;

(xix) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Cousins Lease (or any lease for real property that, if existing as of the date hereof, would be a Cousins Lease), except for (A) entering into any new lease or renewing or modifying any Cousins Lease in the ordinary course of business consistent with past practice on market terms and where any such new lease or Cousins Lease (1) relates to premises of no more than 50,000 square feet and (2) requires no more than $2,000,000 in capital commitments, (B) terminating any Cousins Lease as a result of a default by the counterparty to such Cousins Lease (in accordance with the terms of such Cousins Lease and subject to any applicable cure period therein), (C) any termination, modification or renewal in accordance with the terms of any existing Cousins Lease that occurs automatically without any action (other than notice of renewal) by Cousins or any of its Subsidiaries or (D) as set forth in Section 4.2(b)(xix) of the Cousins Disclosure Letter;

(xx) Form any new funds, non-traded real estate investment trusts or other pooled investment vehicles;

(xxi) effect any deed in lieu of foreclosure, or sell, lease, assign, encumber or transfer to a lender any property securing Indebtedness owed to such lender; or

(xxii) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Cousins from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Cousins to continue to avoid incurring entity level income or excise Taxes under the Code or, upon advice of counsel to Cousins, is reasonably necessary for Cousins to maintain its qualification as a REIT under the Code, including making dividend or other distribution payments to stockholders of Cousins in accordance with this Agreement or otherwise or to qualify or preserve the status of any Subsidiary of Cousins as a disregarded entity or partnership or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code.

(d) Cousins shall (i) deliver to Cousins counsel reasonably satisfactory to Parkway (“Cousins REIT Counsel”) an officer’s certificate, dated as of the Closing Date, signed by an officer of Cousins and Merger Sub in form and substance reasonably satisfactory to Parkway (a “Cousins REIT Opinion Tax Representation Letter”) containing representations of Cousins and Merger Sub (x) as shall be reasonably necessary or appropriate to enable Cousins REIT Counsel to render the opinion described in Section 6.2(d) on the Closing Date and (y) which reflect reasonable due inquiry with the assistance of nationally recognized tax counsel and/or a “Big Four” accounting firm; and (ii) deliver to Wachtell, Lipton, Rosen & Katz (or other Cousins counsel reasonably satisfactory to Parkway) and Hogan Lovells US LLP (or other Parkway counsel reasonably satisfactory to Cousins) an officer’s certificate, dated as of the Closing Date, signed by an officer of Cousins, in customary form and substance (a “Cousins Merger Opinion Tax Representation Letter”), containing representations of Cousins as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz (or other Cousins counsel reasonably satisfactory to Parkway) to render an opinion on the effective date of the Closing Date, as described in Section 6.3(c), respectively, and Hogan Lovells US LLP (or other Parkway counsel reasonably satisfactory to Cousins) to render an opinion on the Closing Date as described in Section 6.2(c).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of Proxy Statement; Stockholders Meetings. (a) As promptly as reasonably practicable following the date hereof, each of the parties hereto shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Parkway stockholders at the Parkway Stockholders Meeting and to the Cousins stockholders at the Cousins Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Cousins (and, if required, Merger Sub) shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy

Statement/Prospectus shall be a part) with respect to the Cousins Stock Issuance (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of the parties hereto shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parkway and Cousins shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. Each party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger, and each party shall furnish all information concerning it and the holders of its capital stock or shares of common stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parkway Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party, and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parkway and Cousins.

(b) Parkway shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Parkway Stockholders Meeting”) for the purpose of obtaining the Parkway Required Stockholders Vote. Unless a Change in Parkway Recommendation has occurred in accordance with Section 5.4, the Board of Directors of Parkway shall use its reasonable best efforts to obtain from the stockholders of Parkway the Parkway Required Stockholders Vote. Parkway covenants that, unless a Change in Parkway Recommendation has occurred in accordance with Section 5.4, Parkway will, through its Board of Directors, recommend to its stockholders approval of the Merger and further covenants that the Joint Proxy Statement/Prospectus and the Form S-4 will include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(b), if, on a date for which the Parkway Stockholders Meeting is scheduled, Parkway has not received proxies representing a sufficient number of shares of Parkway Common Stock to obtain the Parkway Required Stockholders Vote, whether or not a quorum is present, Parkway shall have the right to make one or more successive postponements or adjournments of the Parkway Stockholders Meeting; provided that the Parkway Stockholders Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parkway Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parkway agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Parkway Stockholders Meeting pursuant to this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Parkway of any Acquisition Proposal or by any Change in Parkway Recommendation.

(c) Cousins shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Cousins Stockholders Meeting”) for the purpose of obtaining the Cousins Required Vote. Unless a Change in Cousins Recommendation has occurred in accordance with Section 5.4, the Board of Directors of Cousins shall use its reasonable best efforts to obtain from the stockholders of Cousins the Cousins Required Vote. Cousins covenants that, unless a Change in Cousins Recommendation has occurred in accordance with Section 5.4,

Cousins will, through its Board of Directors, recommend to its stockholders approval of the Merger and further covenants that the Joint Proxy Statement/Prospectus and the Form S-4 will include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(c), if, on a date for which the Cousins Stockholders Meeting is scheduled, Cousins has not received proxies representing a sufficient number of shares of Cousins Common Stock to obtain the Cousins Required Vote, whether or not a quorum is present, Cousins shall have the right to make one or more successive postponements or adjournments of the Cousins Stockholders Meeting; provided that the Cousins Stockholders Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Cousins Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Cousins agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Cousins Stockholders Meeting pursuant to this Section 5.1(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Cousins of any Acquisition Proposal or by any Change in Cousins Recommendation.

(d) Each of the parties hereto shall use their reasonable best efforts to cause the Parkway Stockholders Meeting and the Cousins Stockholders Meeting to be held on the same date.

Section 5.2 Access to Information.

(a) Upon reasonable notice, each of the parties hereto shall (and shall cause each of their respective Subsidiaries to) afford to the Representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties (other than for purposes of invasive testing), books, contracts, records and Representatives, and, during such period, each of the parties hereto shall (and shall cause each of their respective Subsidiaries to) make available to the other, upon the other’s reasonable request, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws, or the rules and regulations of self-regulatory organizations (other than reports or documents which such party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, rule, regulation, order, judgment or decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. For the avoidance of doubt, each party may, as it deems advisable and necessary, designate any competitively sensitive materials provided under this Section 5.2 (or elsewhere in the Agreement) as “outside counsel only” or “outside accounting firm only.” Such materials and the information contained therein shall be given only to the recipient’s outside counsel or accounting firm, as the case may be, and will not be disclosed by such outside counsel or accounting firm to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(b) Parkway shall, and shall cause each of its Subsidiaries to, afford Cousins, its Subsidiaries, and any nationally recognized accounting firm selected by Cousins access to all of their properties, offices, books, contracts, commitments, personnel and records, and any other items as Cousins or its Subsidiaries or such accounting firm may reasonably request to enable Cousins and its Subsidiaries and such accounting firm to reasonably confirm the accuracy of the representations and warranties in Section 3.1(h)(viii)(A) and (B).

(c) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated June 15, 2015, between Parkway and Cousins, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(d) No such investigation by either Parkway or Cousins shall affect the representations and warranties of the other.

Section 5.3 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to (i) use its reasonable best efforts to cooperate with the other party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, waiting period expirations or terminations, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and in timely making all such filings, (ii) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to any applicable Laws by any Governmental Entity, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Merger and the other transactions contemplated by this Agreement under any applicable Laws as promptly as practicable.

(b) Each of the parties hereto shall, in connection with the efforts referenced in Section 5.3(b), use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other party of any communication concerning this Agreement or any of the transactions contemplated hereby to that party from or with any Governmental Entity and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one party’s valuation of the other party may be redacted; and (iii) permit the other party to review in draft any proposed communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless invites the other party’s Representatives to attend in accordance with applicable Laws. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c) In furtherance and not in limitation of the foregoing, each of the parties hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed).

(d) Each of Parkway, the Board of Directors of Parkway, Cousins and the Board of Directors of Cousins shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, or any other transactions contemplated hereby, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

(e) Each party shall reasonably consult and cooperate with the other in connection with any renegotiation or dissolution of any of their respective funds.

Section 5.4 Acquisition Proposals. (a) Each of Parkway and Cousins agrees that neither it nor any of its Subsidiaries nor any of the officers, and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries or any purchase or sale of 20% or more of the consolidated assets (including stock or other ownership interests of its Subsidiaries) of it and its Subsidiaries determined on a fair market value basis, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders or other equity interest holders of such person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Significant Subsidiaries, in each case, other than any proposal, offer or transaction related to any Asset Sale or the Reorganization (any such proposal, offer or transaction (other than a proposal or offer made by one party to this Agreement or an affiliate thereof and other than any proposal, offer or transaction related to any Asset Sale or the Reorganization) being hereinafter referred to as an “Acquisition Proposal”), (ii) participate in any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal (an “Acquisition Agreement”) or (iv) propose or agree to do any of the foregoing.

(b)

(i) Notwithstanding the foregoing, the Board of Directors of Parkway and the Board of Directors of Cousins shall each be permitted, prior to its respective meeting of stockholders to be held pursuant to Section 5.1, and subject to compliance with the other terms of this Section 5.4 and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement (provided that such agreement need not contain any standstill or similar provision prohibiting the making of an Acquisition Proposal), to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person first made after the date of this Agreement (that did not result from a breach of this Section 5.4) and which the Board of Directors of Parkway or the Board of Directors of Cousins, as applicable, concludes in good faith (after consultation with outside legal counsel and financial advisors) constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the directors of Parkway or of Cousins, as applicable, conclude in good faith (after consultation with their outside legal counsel) that failure to do so would reasonably be expected to result in a breach of their duties to the stockholders of Parkway or of Cousins, as applicable. Parkway or Cousins, as applicable, shall provide the other with a copy of any nonpublic information or data provided to a third party pursuant to the prior sentence prior to or simultaneously with furnishing such information to such third party (except to the extent that such nonpublic information or data shall have been previously provided to the other party).

(ii) Each party shall notify the other party promptly (but in no event later than twenty-four (24) hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its Subsidiaries by any person that informs such party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each party shall also promptly, and in any event within twenty-four (24) hours, notify the other party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 5.4(b) and keep the other party informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto. Notwithstanding anything to the contrary in this Agreement, each party may contact any Person submitting an Acquisition Proposal after the date of this Agreement (that did not result from a breach of this Section 5.4) to clarify and understand the terms of the Acquisition Proposal so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal.

(iii) Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Directors of Parkway, the Board of Directors of Cousins, nor any committee thereof shall withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by the Board of Directors of Parkway or the Board of Directors of Cousins, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in Parkway Recommendation” or a “Change in Cousins Recommendation,” respectively).

(iv) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of Parkway or Board of Directors of Cousins, as applicable, may make a Change in Parkway Recommendation or a Change in Cousins Recommendation, as applicable (and in the event that the Board of Directors of Parkway or Board of Directors of Cousins, as applicable, determines such Acquisition Proposal to be a Superior Proposal, in accordance with this Section 5.4, terminate this Agreement pursuant to Section 7.1(d)(i), with respect to Parkway, and Section 7.1(e)(i), with respect to Cousins), in each case (including with respect to any such termination), if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.4) is made to Parkway or Cousins, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of Parkway or the Board of Directors of Cousins, as applicable, has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the directors of Parkway or of Cousins, as applicable, have concluded in good faith (after consultation with their outside legal counsel) that failure to do so would reasonably be expected to result in a breach of their duties to the stockholders of Parkway or of Cousins, as applicable, (D) five (5) Business Days (the “Notice Period”) shall have elapsed since the party proposing to take such action has given written notice to the other party advising such other party that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”) (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new Notice Period), (E) during the Notice Period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed by the other party, and (F) the directors of the party proposing to take such action, following the Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that failure to do so would reasonably be expected to result in a breach of their duties to the stockholders of such party.

(v) Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, the Board of Directors of Parkway or Board of Directors of Cousins, as applicable, may make a Change in Parkway Recommendation or a Change in Cousins Recommendation, as applicable, if and only if (A) a material development or change in circumstances has occurred or arisen after the date of this Agreement that was neither known to such party nor reasonably foreseeable as of the date of this Agreement (and which change or development does not relate to an Acquisition Proposal), (B) the directors of the party proposing to take such action have first reasonably determined in good faith (after consultation with outside legal counsel) that failure to do so would reasonably be expected to result in a breach of their duties to the stockholders of such party, (C) the Notice Period shall have elapsed since the party proposing to take such action has given a Notice of Recommendation Change to the other party advising that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, (D) during the Notice Period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed by the other party, and (E) the directors of the party proposing to take such action, following the Notice Period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that failure to do so would reasonably be expected to result in a breach of their duties to the stockholders of such party.

(vi) Nothing contained in this Section 5.4 shall prohibit either party or its Subsidiaries from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(d) or Section 7.1(e), as applicable; and provided, further that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors of such party, as applicable, with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change in Parkway Recommendation or Change in Cousins Recommendation, as applicable, unless the Board of Directors of such party, in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Change in Parkway Recommendation or Change in Cousins Recommendation, as applicable.

(c) Each of Parkway and Cousins agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) except, with respect to Parkway, as set forth in Section 5.4(c) of the Parkway Disclosure Letter, it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal, and will use reasonable efforts to enforce the provisions of such agreements. Each of Parkway and Cousins agrees that it will use its reasonable best efforts to promptly inform its, and its Subsidiaries’, respective Representatives of the obligations undertaken in this Section 5.4.

(d) Neither party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger and the other transactions contemplated hereby prior to the termination of this Agreement.

(e) For purposes of this Agreement, “Superior Proposal” for Parkway or Cousins means a bona fide written Acquisition Proposal that the Board of Directors of Parkway or Board of Directors of Cousins, respectively, concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of Parkway or Cousins, respectively, than the transactions contemplated by this Agreement, and (ii) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “75% or more.”

Section 5.5 NYSE Listing. Cousins shall use reasonable best efforts to cause (a) the shares of Cousins Common Stock to be issued in the Merger and (b) the shares of Cousins Common Stock to be reserved for issuance upon exercise or settlement of Cousins Equity Awards to be approved for listing on the NYSE, subject to official notice of issuance.

Section 5.6 Employee Matters.

(a) For a period of one (1) year following the Effective Time (or, if earlier, the date of the applicable employee’s termination of employment), Cousins shall provide, or shall cause to be provided, to each employee of Parkway and its Subsidiaries who is employed by Cousins or its Subsidiaries as of the Effective Time (the “Continuing Employees”), (i) at least the base compensation provided to such Continuing Employee immediately prior to the Effective Time; (ii) an annual bonus opportunity that is no less favorable than is provided to a similarly situated employee of Cousins or its Subsidiaries; (iii) long-term incentive award opportunities, whether cash or equity, that are no less favorable than are provided to a similarly situated employee of Cousins or its Subsidiaries; (iv) severance benefits that are no less favorable, in the aggregate, than the severance benefits that would have been provided to such Continuing Employee pursuant to the terms, as in effect on the date hereof, of the severance pay policies and arrangements set forth on Section 5.6(a) of the Parkway Disclosure Letter; and (v) other compensation and employee benefits (excluding, for this purpose, the compensation contemplated by clauses (i)-(iv) above and defined benefit pension plans, post-retirement medical and welfare plans, and retention change in control or similar plans, policies or agreements) that are substantially comparable in the aggregate to those provided to a similarly situated employee of Cousins or its Subsidiaries, provided that, for purposes of this clause (v), the employee benefits generally provided to employees of Parkway and its Subsidiaries as of immediately prior to the Effective Time shall be deemed to be substantially comparable in the aggregate to those provided to a similarly situated employee of Cousins or its Subsidiaries, it being understood that the Continuing Employees may commence participation in the “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Cousins or any of its Subsidiaries (collectively, the “New Plans”) at such times as are determined by Cousins.

(b) For purposes of any New Plans providing benefits to any Continuing Employees after the Effective Time, Cousins shall, or shall cause its applicable Subsidiary to : (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except, with respect to pre-existing conditions or exclusions, to the extent such pre-existing conditions or exclusions would apply under the analogous Parkway Benefit Plan; (ii) provide each Continuing Employee and their eligible dependents under any New Plan with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding Parkway Benefit Plan ending on the date such Continuing Employee’s participation in the New Plan begins (to the same extent that such credit was given under the analogous Parkway Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan) in satisfying any applicable deductible or out-of-pocket requirements under the New Plan; and (iii) recognize all service of the Continuing Employees with Parkway and its Subsidiaries (and any predecessors or affiliates thereof), for all purposes in any New Plan in which such employees may be eligible to participate after the Effective Time to the same extent such service was taken into account under the analogous Parkway Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan; provided, however, that the foregoing clause (iii) shall not apply (A) to the extent it would result in duplication of benefits, or (B) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any New Plan under which similarly situated employees of Cousins and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

(c) If the parties agree (which agreement shall not be unreasonably withheld, conditioned or delayed) not less than ten (10) Business Days before the Closing Date, Parkway shall adopt resolutions and take such corporate action as is necessary to terminate the Parkway Benefit Plans that are Tax-qualified defined contribution plans (collectively, the “Parkway Qualified DC Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Cousins (which approval is not to be unreasonably withheld, conditioned or delayed). Upon the distribution of the assets in the accounts under the Parkway Qualified DC Plan to the participants, Cousins shall cause an applicable Tax-qualified defined contribution plan of Cousins or its Subsidiaries to accept a rollover, from such participants who are then actively employed by Cousins or its Subsidiaries who elect of (i) the cash portion of any “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) to such employee from the Parkway Qualified DC Plan and (ii) the portion of any such eligible rollover distribution that consists of a promissory note applicable to a loan from the Parkway Qualified DC Plan to such employee.

(d) Subject to and in accordance with Exhibit C hereto, Cousins and Parkway shall cooperate in good faith in order to include provisions substantially similar to the provisions of this Section 5.6 in the documentation for the Houston Distribution with respect to employees of HoustonCo.

(e) Neither Cousins, Parkway nor any of their respective Subsidiaries shall, and each of Cousins and Parkway shall use reasonable best efforts to cause its and its respective Subsidiaries’ Representatives not to, prior to the Effective Time:

(i) in the case of Cousins (and its Subsidiaries or Representatives acting on their behalf), directly or indirectly solicit for employment or employ or cause to leave the employ of Parkway or any of its Subsidiaries or affiliates any individual designated in writing by Parkway to Cousins on Section 5.6(e) of the Parkway Disclosure Letter; or

(ii) in the case of Parkway (and its Subsidiaries or Representatives acting on their behalf), directly or indirectly solicit for employment or employ or cause to leave the employ of Cousins or any of its Subsidiaries or affiliates any individual designated in writing by Cousins to Parkway on Section 5.6(e) of the Cousins Disclosure Letter.

Nothing in this Section 5.6(e) shall prohibit Cousins (and its Subsidiaries or Representatives acting on their behalf), on the one hand, or Parkway (and its Subsidiaries or Representatives acting on their behalf), on the other hand, from (i) making general solicitations for employment not specifically directed at the other party, its Subsidiaries or affiliates or any of its employees and employing any person who responds to such solicitations or (ii) soliciting for employment, hiring or employing any person referred to it by a recruiter who has not been engaged for the purpose of specifically recruiting, nor given instructions to recruit specifically, such person or employees of the other party or its Subsidiaries or affiliates generally.

(f) Without limitation of Section 5.6(a), subject to Exhibit C hereto, from and after the Closing, Cousins shall, or shall cause its Subsidiaries to, honor in accordance with its terms any employment or change in control agreement set forth on Section 5.6(f) of the Parkway Disclosure Letter (an “Honored Agreement”).

(g) The provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement, no current or former director, employee or other service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Cousins Benefit Plan, Parkway Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing, nothing contained in this Agreement shall obligate Cousins, Parkway or any of their respective affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, employee or other service provider.

Section 5.7 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.2 and except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all Transfer Taxes imposed on either party in connection with the Merger, and (b) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus, the Form S-4, the Houston Distribution Prospectus and the Form 10 and filing fees of the parties to this Agreement in connection with any filings required under the Laws governing antitrust or merger control matters related to the transactions contemplated by this Agreement shall be shared equally by Parkway and Cousins.

Section 5.8 Governance. (a) Cousins and the Board of Directors of Cousins, as applicable, shall take all actions necessary so that, as of the Effective Time, (A) the number of directors that will comprise the full Board of Directors of Cousins shall be nine (9) and (B) the members of the Board of Directors of Cousins as of the Effective Time shall consist of (i) five (5) individuals who are members of the Board of Directors of Cousins as of the date hereof to be selected by the members of the Board of Directors of Cousins prior to the Effective Time, (ii) three (3) individuals who are members of the Board of Directors of Parkway as of the date hereof to be selected by the members of the Board of Directors of Parkway prior to the Effective Time (which individuals shall not be Representatives of TPG), and (iii) one (1) additional individual to be selected by TPG prior to the Effective Time (the “TPG Designee”) and (C) the TPG Designee will be appointed to the Investment Committee and Compensation Committee of the Board of Directors of Cousins.

(b) Cousins and the Board of Directors of Cousins, as applicable, shall take all actions necessary so that, as of the Effective Time, (A) the number of directors that will comprise the full Board of Directors of HoustonCo shall be seven (7) and (B) the members of the Board of Directors of HoustonCo as of the Effective Time shall consist of (i) three (3) individuals who are members of the Board of Directors of Cousins as of the date hereof to be selected by the members of the Board of Directors of Cousins prior to the Effective Time, (ii) two (2) individuals who are members of the Board of Directors of Parkway as of the date hereof to be selected by the members of the Board of Directors of Parkway prior to the Effective Time (which individuals shall not be Representatives of TPG), and (iii) two (2) additional individuals to be selected by TPG prior to the Effective Time (the “TPG Houston Designees”), (C) both of the TPG Houston Designees will be appointed to the Investment Committee of the Board of Directors of HoustonCo and one of the TPG Houston Designees will be appointed to the Compensation Committee of the Board of Directors of HoustonCo, (D) each of the Investment Committee and Compensation Committee of the Board of Directors of HoustonCo shall be comprised of no more than four (4) directors, (E) James R. Heistand will be the Chief Executive Officer of HoustonCo and (F) James A. Thomas will be the Chairman of the Board of Directors of HoustonCo.

(c) From and after the Effective Time, the parties intend that the headquarters of Cousins will be located in Atlanta, Georgia.

Section 5.9 Exculpation; Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Cousins (or the Surviving Corporation) shall, to the fullest extent permitted by applicable Law, exculpate, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Parkway, Cousins or their respective Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts arising from any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person is or was a director, officer, manager or general partner of Parkway, Cousins or their respective Subsidiaries, as applicable, or was prior to the Effective Time serving at the request of any such party as a director or officer of another Person, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are exculpated or indemnified or have the right to advancement of expenses as of the date of this Agreement by Parkway, Cousins or any of their respective Subsidiaries pursuant to any of their Organizational Documents or applicable Law in existence on the date hereof.

(b) Prior to the Effective Time, each of Parkway and Cousins may obtain and fully pay for (x) “tail” prepaid insurance policy(ies), each with a claim period of six (6) years from and after the Effective Time from an insurance carrier believed to be sound and reputable, with respect to directors’ and officers’ liability insurance and fiduciary insurance (“Parkway D&O Insurance” and “Cousins D&O Insurance”) for the current and former directors and officers of Parkway, Cousins and their respective Subsidiaries, as applicable, as to such Persons’ status as a director or officer of Parkway, Cousins or their respective Subsidiaries or was prior to the Effective Time serving at the request of any such party as a director, officer of another Person and for facts or events that occurred at or prior to the Effective Time, and (y) a “tail” prepaid insurance policy with a claim period of three (3) years from and after the Effective Time from an insurance carrier believed to be sound and reputable with respect to employment practices liability insurance (“Parkway EPL Insurance” and “Cousins EPL Insurance”) covering, respectively, Parkway and Cousins and each of their Subsidiaries, directors, officers, managers, general partners and employees, as applicable, and for wrongful acts that occurred at or prior to the Effective Time, each of which Parkway D&O Insurance, Cousins D&O Insurance, Parkway EPL Insurance and Cousins EPL Insurance: (i) shall not have an annual premium in excess of 300% of the last annual premium paid by Parkway (in the case of Parkway D&O Insurance or Parkway EPL Insurance) or Cousins (in the case of Cousins D&O Insurance or Cousins EPL Insurance) (300% of such last annual premium paid by Parkway, the “Parkway Maximum Premium” and 300% of such last annual premium paid by Cousins, the “Cousins Maximum Premium”, with respect to, as applicable, the existing directors’ and officers’ liability insurance and fiduciary insurance or the existing employment practices liability insurance) prior to the date hereof for its existing directors’ and officers’ liability insurance and fiduciary insurance or its existing employment practices liability insurance; (ii) has terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance and the existing employment practices liability insurance for Parkway (in the case of the Parkway D&O Insurance and Parkway EPL Insurance) and Cousins (in the case of the Cousins D&O Insurance and Cousins EPL Insurance) with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance or the existing employment practices liability insurance for Parkway or Cousins cannot be obtained or can be obtained only by paying an annual premium in excess of the applicable Parkway Maximum Premium (in the case of the Parkway D&O Insurance or Parkway EPL Insurance) or the applicable Cousins Maximum Premium (in the case of the Cousins D&O Insurance or Cousins EPL Insurance), Parkway, Cousins and the Surviving Corporation, as the case may be, shall only be required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the applicable Parkway Maximum Premium (in the case of the Parkway D&O Insurance or Parkway EPL Insurance) or the applicable Cousins Maximum Premium (in the case of the Cousins D&O Insurance or Cousins EPL Insurance); and (iii) the Surviving Corporation after the Effective Time shall maintain such directors’ and officers’ liability insurance and fiduciary insurance policies in full force and effect for each of their full six (6) year terms and maintain such existing employment practices liability insurance policies in full force and effect for each of their full three (3) year terms and continue to honor its respective obligations under each policy. If Parkway or Cousins for any reason does not obtain such “tail” prepaid insurance as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, (x) for a period of six (6) years from and after the Effective Time for the current and former directors and officers of Parkway, Cousins and their respective Subsidiaries as to such Persons’ status as a director or officer with Parkway, Cousins or their respective Subsidiaries, as the case may be, and for facts or events that occurred at or prior to the Effective Time, the existing directors’ and officers’ liability insurance and fiduciary insurance for Parkway and Cousins, and (y) for a period of three (3) years from and after the Effective Time, for Parkway and Cousins and each of their Subsidiaries, directors, officers, managers, general partners and employees, as applicable, and for wrongful acts that occurred at or prior to the Effective Time, the existing employment practices liability insurance for Parkway and Cousins, each of which insurance: (i) shall not have an annual premium in excess of the applicable Parkway Maximum Premium (in the case of the Parkway D&O Insurance and Parkway EPL Insurance) or the applicable Cousins Maximum Premium (in the case of the Cousins D&O Insurance and Cousins EPL Insurance); (ii) has terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance and the existing employment practices liability insurance for Parkway and Cousins, as applicable, with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as such existing insurance cannot be obtained or can be obtained only by paying an annual premium in excess of the applicable Parkway Maximum Premium or the applicable Cousins Maximum Premium, the Surviving Corporation shall only be required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the applicable Parkway Maximum Premium or the applicable Cousins Maximum Premium; and (iii) the Surviving Corporation shall maintain such directors’ and officers’ liability insurance and fiduciary insurance policies in full force and effect for each of their full six (6) year terms and maintain such existing employment practices liability insurance policies in full force and effect for each of their full three (3) year terms and continue to honor its obligations under each policy.

(c) If Cousins (or the Surviving Corporation) or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Cousins (or the Surviving Corporation), as the case may be, shall assume the obligations set forth in this Section 5.9. Without limiting the generality of the foregoing, any obligation of the Surviving Corporation to maintain and honor insurance policies pursuant to this Section 5.9 shall survive the Reorganization and the Houston Distribution; provided that, through the Distribution Agreement, the Surviving Corporation may assign to HoustonCo obligations that relate to such policies, subject to the terms and conditions of the Distribution Agreement, as mutually agreed between Parkway and Cousins.

(d) The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9; provided, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(e) The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, shall be binding on all successors and assigns of Cousins, Parkway and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of such Indemnified Party (including such successors, assigns and heirs) affected thereby, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.10 Dividends. (a) From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement, neither Parkway, Parkway LP nor Cousins shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of Parkway (in the case of Cousins) or Cousins (in the case of Parkway or Parkway LP); provided, however, that the written consent of the other party shall not be required for the authorization and payment of quarterly distributions at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of this Agreement with respect to each of the shares of Parkway Common Stock and shares of Cousins Common Stock, respectively (it being agreed that the timing of any such quarterly distributions will be coordinated so that, if either the holders of Parkway Common Stock or the holders of shares of Cousins Common Stock receives a distribution for a particular quarter prior to the Closing Date, then the holders of shares of Cousins Common Stock and the holders of Parkway Common Stock, respectively, shall receive a distribution for such quarter prior to the Closing Date); provided, further, however, that the record and payment dates for Cousins’s and Parkway’s distributions pursuant to this Section 5.10(a) shall be the same as the other party’s record and payment dates.

(b) Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of Parkway and Cousins, as applicable, shall be permitted to declare and pay a dividend to its stockholders, the record date and payment date for which shall be the close of business on the last Business Day prior to the Closing Date, distributing any amounts determined by such party (in each case in consultation with the other party) to be the minimum dividend required to be distributed in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise Tax (any dividend paid pursuant to this paragraph, a “REIT Dividend”).

(c) If either party determines that it is necessary to declare a REIT Dividend, it shall notify the other party at least twenty (20) days prior to the date for the Parkway Stockholders Meeting, in the case of a declaration by Parkway, or the Cousins Stockholders Meeting, in the case of a declaration by Cousins, and such other party shall be entitled to declare a dividend per share payable (i) in the case of Parkway, to holders of Parkway Common Stock, in an amount per share of Parkway Common Stock equal to the quotient obtained by dividing (A) the REIT Dividend declared by Cousins with respect to each share of Cousins Common Stock by (B) the Exchange Ratio and (ii) in the case of Cousins, to holders of shares of Cousins Common Stock, in an amount per share of Cousins Common Stock equal to the product of (x) the REIT Dividend declared by Parkway with respect to each share of Parkway Common Stock and (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 5.10(c) shall be the close of business on the last Business Day prior to the Closing Date.

Section 5.11 Public Announcements. Parkway and Cousins shall use reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby (including the Houston Distribution) shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, or as required in connection with required notifications or filings under the HSR Act or any foreign antirust, competition, or merger control law or in response to any request by a Governmental Entity investigating the transactions described herein, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby (including the Houston Distribution). In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus or Houston Distribution Prospectus in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 5.4, or as required in connection with required notifications or filings under the HSR Act or any foreign antirust, competition, or merger control law or in response to any request by a Governmental Entity investigating the transactions described herein, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed. Each party shall provide the other party with its stockholder lists and allow and facilitate the other party’s contact with its stockholders and prospective investors and following a Change in Parkway Recommendation or Change in Cousins Recommendation, as the case may be; such contacts may be made without regard to the above limitations of this Section 5.11.

Section 5.12 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Cousins with full title to all properties, assets, rights, approvals, immunities and franchises of Parkway, the proper officers and directors of each party to this Agreement shall take all such necessary action.

Section 5.13 Tax Matters. (a) Parkway and Cousins agree to use their reasonable best efforts to (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) effect the Reorganization in a manner such that Step 5(a) set forth on Exhibit B will be treated, for U.S. federal income tax purposes, as a taxable transaction to Cousins and Step 6 set forth on Exhibit B will be treated, for U.S. federal income tax purposes, as a taxable transaction to both Cousins and the stockholders of Cousins. The parties shall treat the Merger as a tax-free “reorganization” under Section 368(a) of the Code and no party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) Cousins shall, with Parkway’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and Parkway and Cousins shall cooperate to minimize the amount of Transfer Taxes to the extent permitted by applicable Law. In addition, Parkway and Cousins shall cooperate in good faith to minimize (i) the recognition of built-in gain under Treasury Regulation Section 1.337(d)-7(b), and (ii) any state Taxes, in each case, imposed with respect to the transactions contemplated by this Agreement.

(c) Parkway and Cousins shall take the actions described in Section 4.1(b)(xvi) of the Parkway Disclosure Letter.

(d) At or prior to Closing, Parkway shall provide information reasonably requested by Cousins regarding its good faith estimate of built-in gain (under Section 704(c) of the Code), if any, on each of the assets held by Parkway LP.

Section 5.14 Financing.

(a) Parkway will use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable, to cause the Debt Financing to be consummated (including by taking enforcement action to cause the Lenders to provide the Debt Financing), or in the event any portion or all of the Debt Financing becomes unavailable (other than as a result of a material breach by Cousins of its obligations under this Agreement) and subject to the following sentence, alternative debt financing (in an amount sufficient, together with the remaining Debt Financing, if any, and any other sources available to Parkway, to provide net proceeds in an amount equal to or greater than the net proceeds contemplated to be funded on the Closing Date by the Debt Commitment Letters as of the date hereof) (any such alternate financing shall also be referred to as a “Debt Financing” for purposes of this Section 5.14 and any commitment letters or other documentation relating thereto shall also be referred to as “Debt Commitment Letters” for purposes of this Section 5.14). Without the prior written consent of Cousins (not to be unreasonably withheld, conditioned or delayed), Parkway shall not, and shall cause the Borrower not to, consent or agree to any material amendment or modification to, or any waiver of any material provision under, or any replacement of, the Debt Commitment Letters or the definitive agreements relating to the Debt Financing, or enter into any material agreement or arrangement with respect to the Debt Financing (including in respect of any alternative financing) that, in any case, taken as a whole, would be materially adverse to the interests of Cousins, other than definitive agreements relating to the Debt Financing as contemplated by (and substantially upon the express terms set forth in, with such modifications as would not, taken as a whole, be materially adverse to the interests of Cousins) the Debt Commitment Letters, as in effect on the date hereof. For the avoidance of doubt and without limiting the foregoing, any amendment, modification, or replacement of or waiver under any Debt Commitment Letter shall be deemed materially adverse to the interests of Cousins if it (i) reduces the aggregate amount of the net proceeds of the Debt Financing to be funded on the Closing Date, (ii) expands the conditions or other contingencies relating to the receipt or funding of the Debt Financing (whether by making any of such conditions or other contingencies less likely to be satisfied on a timely basis or otherwise) or imposes new or additional conditions or other contingencies relating to the receipt or funding of the Debt Financing, or (iii) materially adversely impacts the ability of Parkway or Borrower to enforce its rights relating to the funding of the Debt Financing against any of the other parties to the Debt Commitment Letters or the definitive agreements relating to the Debt Financing. At Cousins’s reasonable request from time to time, Parent shall inform Cousins in reasonable detail of the status of its efforts to arrange the Debt Financing; provided that in no event will Parkway be under any obligation to disclose any information that is subject to attorney-client, attorney work product or other legal privilege (provided, however, that Parkway shall use its reasonable best efforts, including entering into a common defense or common interest, or other similar agreement, to allow for such disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

(b) Without limiting Section 5.14(a) hereof, consistent with applicable Laws, (i) Cousins shall (and shall cause its Subsidiaries to and shall use commercially reasonable efforts to cause each of its and its Subsidiaries’ respective Representatives to) provide to Parkway and its Subsidiaries such cooperation as may be reasonably requested by Parkway that is customary in connection with the arranging, obtaining and syndication of the Debt Financing, and (ii) Parkway shall (and shall cause its Subsidiaries to and shall use commercially reasonable efforts to cause each of its and its Subsidiaries’ respective Representatives to) provide to Cousins and its Subsidiaries such cooperation as may be reasonably requested by Cousins that is customary in connection with the arranging, obtaining and syndication of such financing arrangements (including, without limitation, amendments, supplements, modifications, refinancings, replacements, repayments or prepayments of existing financing arrangements) as Cousins may determine necessary or advisable in connection with the completion of the Merger or the other transactions contemplated hereby or with the financing of Cousins and its Subsidiaries and joint ventures (including the Surviving Corporation and its Subsidiaries and joint ventures) at and following the Effective Time (such financing described in this clause (ii), the “Cousins Financing”, and together with the Debt Financing, the “Financing”), including, with respect to the Debt Financing (in the case of Cousins) and with respect to the Cousins Financing (in the case of Parkway): (i) participating in, and assisting with, marketing efforts relating to such Financing, including assisting in the preparation of customary confidential information memoranda, private placement memoranda, prospectuses, offering memoranda and other customary offering documents and marketing materials; (ii) assisting in the preparation of rating agency presentations and attending and participating in meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt investors, in each case, at such times as coordinated reasonably in advance thereof; (iii) delivery of documentation and other information reasonably requested by sources of such Financing with respect to (x) applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (y) the U.S. Treasury Department’s Office of Foreign Assets Control and the Foreign Corrupt Practices Act; (iv) delivery of financial information customary or reasonably necessary for the completion of the Financing, including in connection with the preparation of customary confidential information memoranda, private placement memoranda, prospectuses, offering memoranda and other customary offering or information documents to be used for such Financing (which financial information, for the avoidance of doubt, may be included in any such confidential information memoranda, private placement memoranda, prospectuses, offering memoranda and other offering or information documents used for or distributed in connection with the Financing); (v) directing their respective independent auditors to cooperate with such Financing consistent with their customary practice; (vi) assisting with the preparation of pro forma financial information and pro forma financial statements; (vii) preparing customary projections, estimates and other forward looking financial information regarding the future performance of such party; and (viii) executing and delivering such definitive financing documents, including certificates, credit agreements and other documents, as may be reasonably necessary to facilitate such Financing, in each case in form and substance reasonably satisfactory to the party executing such document. Each of Cousins and Parkway hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage such party or its Subsidiaries or the reputation or goodwill of such party or its Subsidiaries. Notwithstanding any other provision set forth herein or in any other agreement between Cousins and Parkway or its affiliates, the parties hereto agree that such parties may share with the sources of such Financing customary projections and other confidential information with respect to Cousins, Parkway and their Subsidiaries after giving effect to the Merger and the transactions contemplated hereby (including, without limitation, with respect to Parkway and Cousins and their Subsidiaries on a consolidated basis) that the parties have cooperated in preparing, and that Parkway, Cousins, their Subsidiaries and such sources of Financing may share information about Parkway, Cousins and their Subsidiaries (notwithstanding anything to the contrary herein or in the Confidentiality Agreement) with potential sources of the Financing in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality agreements.

(c) Notwithstanding the requirements of Section 5.14(b), (i) none of Cousins and its Subsidiaries (in the case of the Debt Financing) or Parkway and its Subsidiaries (in the case of the Cousins Financing) nor their respective Representatives shall be required to enter into any letter, certificate, document, agreement or instrument that will be effective prior to the Closing or that would reasonably be expected to cause any director, officer or employee of any such Person to incur any personal liability relating to the Cousins Financing (in the case of directors, officers or employees of Parkway, its Subsidiaries and their Representatives) or the Debt Financing (in the case of directors, officers or employees of Cousins, its Subsidiaries and their Representatives) and (ii) nothing in Section 5.14(b) shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of Cousins or its Subsidiaries (in the case of the Debt Financing) or Parkway or its Subsidiaries (in the case of the Cousins Financing) or require any of them to take any actions that would reasonably be expected to violate applicable Law, contract or Organizational Documents or cause any condition to Closing to fail to be satisfied or otherwise cause any material breach of this Agreement.

(d) Cousins and Parkway shall reasonably cooperate (i) to obtain customary payoff letters from the holders of any Indebtedness (or their agents or trustees) which the parties reasonably determine to be necessary or advisable in connection with any repayment or redemption of such Indebtedness in connection with the Merger and (ii) to make arrangements for such holders of Indebtedness (or their agents or trustees) to deliver to Cousins, subject to the prior receipt of the applicable payoff amounts, releases of all related Liens and terminations of all related guarantees at, and subject to the occurrence of, the Closing.

Notwithstanding the foregoing, it is expressly understood and agreed that the parties’ obligation to consummate the Merger and the transactions contemplated hereby are not subject to a financing condition or contingent upon the results of either party’s efforts to obtain any or all of the Financing.

Section 5.15 Asset Sales. Parkway shall, (i) subject to clause (ii) of this Section 5.15 and to the extent consistent with applicable Law, use commercially reasonable efforts to take, or cause to be taken, all actions and do promptly, or cause to be done promptly, all things necessary, proper or advisable under Law to effect each of the Asset Sales, in one transaction or a series of transactions; provided that each Asset Sale (a) shall be subject to the prior written approval of Cousins (except to the extent prohibited by applicable Law) unless such Asset Sale is conducted on the terms set forth on Section 5.15 of the Parkway Disclosure Letter and (b) may be conditioned upon the occurrence of the Closing (or upon such time when all conditions to the Closing are satisfied or waived, subject to applicable Law); and (ii) use commercially reasonable efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under Law to effect any modifications to the Asset Sales that are mutually agreed upon by Parkway and Cousins. Parkway and its Subsidiaries agree to: (x) cooperate with Cousins in developing and implementing a strategy and process for effecting the Asset Sales, including with respect to identifying and seeking any notifications, authorizations, approvals or consents required in connection therewith; (y) consult with Cousins on a regular basis and in good faith in carrying out the foregoing strategy and process; and (z) make such notifications and use commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to obtain such authorizations, approvals or consents, as promptly as practicable.

Section 5.16 Reorganization. Each of the parties hereto shall, (i) subject to clause (ii), take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, all things reasonably necessary, proper or advisable under Law to effect the Reorganization in all material respects, including each of the transactions set forth on Exhibit B; and (ii) use reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under Law to effect any modifications to the Reorganization mutually agreed upon by Parkway and Cousins, including in connection with the timing of the Houston Distribution relative to the Closing.

Section 5.17 Houston Distribution. (a) As promptly as reasonably practicable following the date hereof, Parkway shall use reasonable best efforts, with Cousins’s cooperation, to prepare and cause HoustonCo to file a prospectus relating to the securities of HoustonCo to be issued in the Houston Distribution to the Cousins stockholders after the Closing (such prospectus, and any amendments or supplements thereto, the “Houston Distribution Prospectus”), and Parkway shall use reasonable best efforts, with Cousins’s cooperation, to prepare and cause HoustonCo to file with the SEC a registration statement on Form 10 (of which the Houston Distribution Prospectus shall be a part) with respect to the Houston Distribution (such Form 10, and any amendments or supplements thereto, the “Form 10”). Parkway shall use reasonable best efforts, with Cousins’s cooperation, to have the Houston Distribution Prospectus cleared by the SEC and the Form 10 declared effective by the SEC and to keep the Form 10 effective as long as is necessary to consummate the Houston Distribution and the transactions contemplated thereby. Parkway shall, as promptly as practicable after receipt thereof, provide Cousins with copies of any written comments and advise Cousins of any oral comments with respect to the Houston Distribution Prospectus or the Form 10 received from the SEC. Parkway shall cooperate and provide Cousins with a reasonable opportunity to review and comment on any filing, amendment or supplement to the Houston Distribution Prospectus and the Form 10 prior to filing such with the SEC, and Parkway will provide Cousins with a copy of all such filings made with the SEC. Each party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with Houston Distribution, and each party shall furnish all information concerning it and the holders of its capital stock or shares of common stock as may be reasonably requested in connection with any such action. Parkway will advise Cousins, promptly after it receives notice thereof, of the time when the Form 10 has become effective, the issuance of any stop order, the suspension of the qualification of the securities of HoustonCo issuable in connection with the Houston Distribution for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Houston Distribution Prospectus or the Form 10. If, at any time prior to the Effective Time, any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party, and such information should be set forth in an amendment or supplement to any of the Houston Distribution Prospectus or the Form 10 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, Parkway, with Cousins’s cooperation shall cause HoustonCo to file an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

(b) Parkway shall, and shall cause its Subsidiaries to, use reasonable best efforts to cooperate with Cousins in order to effect the Houston Distribution on the business day following the closing of the Merger in accordance with the timing set forth in Exhibit B hereto.

(c) Each of Parkway and Cousins will promptly advise the other upon receiving any communication from any Governmental Entity and any material communication given or received in connection with any proceeding by a private party, in each case in connection with the Houston Distribution.

(d) The parties expressly acknowledge that, notwithstanding any other provision hereof prior to the Effective Time, Parkway and its Subsidiaries shall not carry out any particular action in respect of the Houston Distribution other than in coordination with and as approved by Cousins.

(e) As promptly as reasonably practicable following the date hereof, Parkway and Cousins shall cooperate in good faith and use their reasonable best efforts to agree on, and cause to be approved and executed, all agreements necessary to effect the Houston Distribution, including a separation and distribution agreement (the “Distribution Agreement”) that shall contain, among other provisions, the terms set forth on Exhibit C. Parkway and Cousins shall agree and cooperate in good faith on the implementation of customary adjustments to preserve the value of outstanding equity awards in connection with the consummation of the Houston Distribution.

Section 5.18 Partnership Agreements. Parkway shall cause Parkway LP to adopt the Parkway LP Amendment and Cousins LP to adopt the Cousins Partnership Agreement, in each case, pursuant to the terms and conditions of the Reorganization. Parkway shall take, or cause to be taken, all actions necessary such that, effective as of immediately prior to the Merger, holders of Parkway Partnership Common Units will be entitled to elect to exchange or redeem their Parkway Partnership Common Units for shares of Parkway Common Stock, pursuant to the terms and conditions of the Parkway Partnership Agreement, which shares of Parkway Common Stock will be issued at a time that will permit such holders to receive the consideration set forth in Article II with respect to such shares of Parkway Common Stock in the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions unless waived by such party in writing:

(a) Stockholder Approval. Parkway shall have obtained the Parkway Required Stockholders Vote, and Cousins shall have obtained the Cousins Required Vote.

(b) NYSE Listing. The shares of (i) Cousins Common Stock to be issued in the Merger, (ii) Cousins Common Stock to be reserved for issuance upon exercise or settlement of Parkway Equity Awards shall have been approved for listing on the NYSE, and (iii) Cousins Common Stock to be reserved for issuance upon exchange or redemption of limited partnership interests in Parkway LP or Cousins LP by a limited partner thereof pursuant to the applicable partnership agreement, in each case, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Reorganization shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Reorganization, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger or the Contribution and the Issuance illegal.

(e) Houston Distribution. The Reorganization and the Houston Distribution shall be fully ready to be consummated in accordance with Exhibit B hereto contemporaneously with the closing of the Merger, including without limitation that the SEC shall have declared the Form 10 effective, and will close on the business day following the closing of the Merger in accordance with the timing set forth in Exhibit B hereto.

Section 6.2 Conditions to Obligations of Parkway. The obligation of Parkway to effect the Merger is subject to the satisfaction of the following conditions unless waived by Parkway in writing:

(a) Representations and Warranties. (i) The representations and warranties of Cousins set forth in Section 3.2 clauses (a) (Organization, Standing and Power), (b) (Capital Structure) (other than clause (i) thereof), (c) (Authority), (n) (Vote Required), (t) (Investment Company Act of 1940), (v) (Brokers or Finders), and (w) (Opinion of Cousins Financial Advisor) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), (ii) the representations and warranties set forth in Section 3.2(b)(i) shall be true and correct in all but de minimis respects as of the date of this Agreement and, except for any failure to be so true and correct that results from any action of Cousins that is expressly permitted by Section 4.2 of this Agreement, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (iii) the other representations and warranties of Cousins set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Cousins Material Adverse Effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Cousins Material Adverse Effect.

(b) Performance of Obligations of Cousins Entities. Each of Cousins and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing (other than with respect to Section 5.17).

(c) Merger Opinion. Parkway shall have received the opinion of its counsel, Hogan Lovells US LLP (or other Parkway counsel reasonably satisfactory to Cousins), in form and substance reasonably satisfactory to Parkway, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon the Parkway Merger Opinion Tax Representation Letter and the Cousins Merger Opinion Tax Representation Letter. The condition set forth in this Section 6.2(c) may not be waived after receipt of the Parkway Required Stockholders Vote, unless further stockholder approval is obtained with appropriate disclosure.

(d) REIT Opinion. Parkway shall have received a tax opinion of Cousins REIT Counsel, dated as of the Closing Date and addressed to Cousins, in form and substance reasonably satisfactory to Parkway, opining that, commencing with Cousins’s taxable year ended December 31, 2010, Cousins has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The tax opinion will be subject to customary exceptions, assumptions and qualifications, and based on customary representations contained in the Cousins REIT Opinion Tax Representation Letter.

(e) Closing Certificate. Parkway shall have received a certificate signed on behalf of Cousins by the Chief Executive Officer and Chief Financial Officer of Cousins, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Cousins. The obligation of Cousins to effect the Merger is subject to the satisfaction of the following conditions unless waived by Cousins in writing:

(a) Representations and Warranties. (i) The representations and warranties of Parkway set forth in Section 3.1 clauses (a) (Organization, Standing and Power), (b) (Capital Structure) (other than clause (i) thereof), (c) (Authority), (n) (Vote Required), (t) (Investment Company Act of 1940), (u) (Brokers or Finders) and (v) (Opinions of Parkway Financial Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), (ii) the representations and warranties set forth in Section 3.1(b)(i) shall be true and correct in all but de minimis respects as of the date of this Agreement and, except for any failure to be so true and correct that results from any action of Parkway or Parkway LP that is expressly permitted by Section 4.1 of this Agreement, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (iii) the other representations and warranties of Parkway set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Parkway Material Adverse Effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parkway Material Adverse Effect.

(b) Performance of Obligations of Parkway. Each of Parkway and Parkway LP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Merger Opinion. Cousins shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz (or other Cousins counsel reasonably satisfactory to Parkway), in form and substance reasonably satisfactory to Cousins, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, each of the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon the Parkway Merger Opinion Tax Representation Letter and the Cousins Merger Opinion Tax Representation Letter. The condition set forth in this Section 6.3(c) may not be waived after receipt of the Cousins Required Vote, unless further stockholder approval is obtained with appropriate disclosure.

(d) REIT Opinion. Cousins shall have received a tax opinion of Hogan Lovells US LLP (or other Parkway counsel reasonably satisfactory to Cousins), dated as of the Closing Date and addressed to Parkway, in form and substance reasonably satisfactory to Cousins, opining that, commencing with Parkway’s taxable year ended December 31, 2010 and through the Effective Time, Parkway has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The tax opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in a Parkway REIT Opinion Tax Representation Letter.

(e) Closing Certificate. Cousins shall have received a certificate signed on behalf of Parkway by the Chief Executive Officer and Chief Financial Officer of Parkway, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of Parkway or Cousins:

(a) by mutual consent of Parkway and Cousins in a written instrument;

(b) by either Parkway or Cousins, upon written notice to the other party, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either Parkway or Cousins, upon written notice to the other party, if the Merger shall not have been consummated on or before December 31, 2016; provided, however, that if the Merger has not been consummated by such date solely because the conditions set forth in Section 6.1(e) have not been met or satisfied by such date, either Parkway or Cousins, upon written notice to the other party, may extend such date until March 31, 2017 (such date, as may be so extended, the “Outside Date”); provided, further, that the right to terminate this Agreement or extend the Outside Date under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or before such date;

(d) by Parkway, upon written notice to Cousins:

(i) at any time prior to the receipt of the Parkway Required Stockholders Vote in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with the express terms and conditions of Section 5.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 7.2(b)(i) is made in full to Cousins substantially concurrently with the occurrence of such termination and the entry into such Acquisition Agreement with respect to such Superior Proposal, and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void; and

(ii) upon (x) a Change in Cousins Recommendation, or (y) a material breach by Cousins of its obligations pursuant to Section 5.4 (other than any immaterial or inadvertent violations thereof not intended to result in an Acquisition Proposal with respect to Cousins), which material breach, in each case in this clause (ii), if curable by Cousins, shall not have been fully cured by Cousins within five (5) days following Cousins’s receipt of written notice of such material breach (provided that any such material breach pursuant to this clause (y) that results in an Acquisition Proposal with respect to Cousins that is publicly disclosed shall not be curable);

(e) by Cousins, upon written notice to Parkway;

(i) at any time prior to the receipt of the Cousins Required Vote in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with the express terms and conditions of Section 5.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 7.2(c)(i) is made in full to Parkway substantially concurrently with the occurrence of such termination and the entry into such Acquisition Agreement with respect to such Superior Proposal, and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void; and

(ii) upon (x) a Change in Parkway Recommendation, or (y) a material breach by Parkway of its obligations pursuant to Section 5.4 (other than any immaterial or inadvertent violations thereof not intended to result in an Acquisition Proposal with respect to Parkway), which material breach, in each case in this clause (ii), if curable by Parkway, shall not have been fully cured by Parkway within five (5) days following Parkway’s receipt of written notice of such material breach (provided that any such material breach pursuant to this clause (y) that results in an Acquisition Proposal with respect to Parkway that is publicly disclosed shall not be curable).

(f) by Parkway, upon written notice to Cousins, if either Cousins or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a material breach of Section 5.4, as to which Section 7.1(d) will apply, and other than with respect to Section 5.17), or if any representation or warranty of Cousins shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date, (A) would result in the failure to be satisfied of the condition set forth in Section 6.2(a) or (b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) sixty (60) days after the giving of written notice to Cousins of such breach; provided that Parkway shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parkway or Parkway LP is then in material breach of any of its covenants or agreements set forth in this Agreement;

(g) by Cousins, upon written notice to Parkway, if either Parkway or Parkway LP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a material breach of Section 5.4, as to which Section 7.1(e) will apply), or if any representation or warranty of Parkway shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date, (A) would result in the failure to be satisfied of the condition set forth in Section 6.3(a) or (b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) sixty (60) days after the giving of written notice to Parkway of such breach; provided that Cousins shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if Cousins or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;

(h) by either Parkway or Cousins, if the Parkway Required Stockholders Vote shall not have been obtained upon a vote taken thereon at the duly convened Parkway Stockholders Meeting or at any adjournment or postponement thereof, in each case at which a vote on obtaining the Parkway Required Stockholders Vote was taken; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to Parkway where a failure to obtain the Parkway Required Stockholders Vote was primarily caused by any action or failure to act of a Parkway or its Subsidiaries that constitutes a material breach of its obligations under Section 5.1 or Section 5.4;or

(i) by either Parkway or Cousins, if the Cousins Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Cousins Stockholders Meeting or at any adjournment or postponement thereof, in each case at which a vote on obtaining the Cousins Required Vote was taken; provided, however, that the right to terminate this Agreement under this Section 7.1(i) shall not be available to Cousins where a failure to obtain the Cousins Required Vote was primarily caused by any action or failure to act of a Cousins or its Subsidiaries that constitutes a material breach of its obligations under Section 5.1 or Section 5.4.

Section 7.2 Effect of Termination. (a) In the event of termination of this Agreement by either Parkway or Cousins as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parkway or Cousins or their respective officers or directors, except with respect to Section 5.2(c), Section 5.7, this Section 7.2 and Article VIII and except for the Confidentiality Agreement, each of which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of this Agreement.

(b) Parkway Termination Fee.

(i) If Parkway shall terminate this Agreement pursuant to Section 7.1(d)(i), then Parkway shall pay to Cousins the Parkway Termination Fee as a condition to the effectiveness of such termination.

(ii) If Cousins shall terminate this Agreement pursuant to Section 7.1(e)(ii), then Parkway shall pay to Cousins the Parkway Termination Fee within three (3) Business Days after termination of this Agreement.

(iii) In the event that (A) an Acquisition Proposal shall have been communicated to or otherwise made known to the stockholders, senior management or Board of Directors of Parkway and publicly announced, (B) thereafter this Agreement is terminated (1) by Cousins or Parkway pursuant to Section 7.1(c) (if the Parkway Required Stockholders Vote has not theretofore been obtained) or Section 7.1(h) or (2) by Cousins pursuant to Section 7.1(g) and (C) prior to the date that is twelve (12) months after the date of such termination, Parkway consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, then Parkway shall, on the date such Acquisition Proposal is consummated, pay to Cousins a onetime fee equal to the Parkway Termination Fee less the amount of any Cousins Expense Reimbursement previously paid to Cousins (if any) pursuant to Section 7.2(b)(iii) (provided that, for purposes of this clause (C), each reference to “20%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “65%”).

(iv) In the event that Parkway or Cousins terminates this Agreement pursuant to Section 7.1(h) under circumstances in which the Parkway Termination Fee is not then payable, then Parkway shall pay to Cousins a onetime fee equal to the Cousins Expense Reimbursement; provided that the payment by Parkway of the Cousins Expense Reimbursement pursuant to this Section 7.2(b)(iii), shall not relieve Parkway of any subsequent obligation to pay the Parkway Termination Fee pursuant to Section 7.2(b)(ii).

(c) Cousins Termination Fee.

(i) If Cousins shall terminate this Agreement pursuant to Section 7.1(e)(i), then Cousins shall pay to Parkway the Cousins Termination Fee as a condition to the effectiveness of such termination.

(ii) If Parkway shall terminate this Agreement pursuant to Section 7.1(d)(ii), then Cousins shall pay to Parkway the Cousins Termination Fee within three (3) Business Days after termination of this Agreement.

(iii) In the event that (A) an Acquisition Proposal shall have been communicated to or otherwise made known to the stockholders, senior management or Board of Directors of Cousins and publicly announced, (B) thereafter this Agreement is terminated (1) by Cousins or Parkway pursuant to Section 7.1(c) (if the Cousins Required Vote has not theretofore been obtained) or Section 7.1(i) or (2) by Parkway pursuant to Section 7.1(f) and (C) prior to the date that is twelve (12) months after the date of such termination, Cousins consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, then Cousins shall, on the date such Acquisition Proposal is consummated, pay to Parkway a onetime fee equal to the Cousins Termination Fee less the amount of any Parkway Expense Reimbursement previously paid to Parkway (if any) pursuant to Section 7.2(c)(iii) (provided that, for purposes of this clause (C), each reference to “20%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “65%”).

(iv) In the event that Parkway or Cousins terminates this Agreement pursuant to Section 7.1(i) under circumstances in which the Cousins Termination Fee is not then payable, then Cousins shall pay to Parkway a onetime fee equal to the Parkway Expense Reimbursement; provided that the payment by Cousins of the Parkway Expense Reimbursement pursuant to this Section 7.2(c)(iii), shall not relieve Cousins of any subsequent obligation to pay the Cousins Termination Fee pursuant to Section 7.2(c)(ii).

(d) In no event shall this Section 7.2 require (i) Parkway to pay the Parkway Termination Fee on more than one occasion or (ii) Cousins to pay the Cousins Termination Fee on more than one occasion.

(e) Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if either Parkway or Cousins fails to pay all amounts due to the other party under this Section 7.2 on the dates specified, then either Parkway or Cousins, as applicable, shall pay all costs and expenses (including legal fees and expenses) incurred by such other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other party. Each of the parties hereto acknowledges that each of the Cousins Expense Reimbursement, Parkway Expense Reimbursement, Cousins Termination Fee and Parkway Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate a party in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision

(f) The “Parkway Termination Fee” shall be an amount equal to the lesser of (i) the Parkway Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to Cousins without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Cousins has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Cousins which was not Qualifying Income), in each case as determined by independent accountants to Cousins. Notwithstanding the foregoing, in the event Cousins receives Tax Guidance providing that Cousins’s receipt of the Parkway Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Parkway Termination Fee shall be an amount equal to the Parkway Base Amount and Parkway shall, upon receiving notice that Cousins has received the Tax Guidance, pay to Cousins the unpaid Parkway Base Amount within five (5) Business Days. In the event that Cousins is not able to receive the full Parkway Base Amount due to the above limitations, Parkway shall place the unpaid amount in escrow by wire transfer within three (3) days of termination and shall not release any portion thereof to Cousins unless and until Cousins receives either one or a combination of the following once or more often: (i) a letter from Cousins’s independent accountants indicating the maximum amount that can be paid at that time to Cousins without causing Cousins to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Parkway shall pay to Cousins the lesser of the unpaid Parkway Base Amount or the maximum amount stated in the letter referred to in (i) above within five (5) Business Days after Parkway has been notified thereof. The obligation of

Parkway to pay any unpaid portion of the Parkway Termination Fee shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Amounts remaining in escrow after the obligation of Parkway to pay the Parkway Termination Fee terminates shall be released to Parkway. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)–(H) and 856(c)(3)(A)–(I) of the Code. “Tax Guidance” shall mean a reasoned opinion from outside counsel or a ruling from the IRS. The “Parkway Base Amount” shall mean $65,000,000.

The “Cousins Termination Fee” shall be an amount equal to the lesser of (i) the Cousins Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to Parkway without causing it to fail to meet the REIT Requirements for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parkway has $0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parkway which was not Qualifying Income), in each case as determined by independent accountants to Parkway. Notwithstanding the foregoing, in the event Parkway receives Tax Guidance providing that Parkway’s receipt of the Cousins Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Cousins Termination Fee shall be an amount equal to the Cousins Base Amount and Cousins shall, upon receiving notice that Parkway has received the Tax Guidance, pay to Parkway the unpaid Cousins Base Amount within five Business Days. In the event that Parkway is not able to receive the full Cousins Base Amount due to the above limitations, Cousins shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Parkway unless and until Parkway receives either one or a combination of the following once or more often: (i) a letter from Parkway’s independent accountants indicating the maximum amount that can be paid at that time to Parkway without causing Parkway to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Cousins shall pay to Parkway the lesser of the unpaid Cousins Base Amount or the maximum amount stated in the letter referred to in (i) above within five (5) Business Days after Cousins has been notified thereof. The obligation of Cousins to pay any unpaid portion of the Cousins Termination Fee shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Amounts remaining in escrow after the obligation of Cousins to pay the Cousins Termination Fee terminates shall be released to Cousins. The “Cousins Base Amount” shall mean $65,000,000.

(g) The “Cousins Expense Reimbursement” shall be an amount equal to the lesser of (i) the Cousins Expense Reimbursement Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to Cousins without causing it to fail to meet the REIT Requirements for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Cousins has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Cousins which was not Qualifying Income), in each case as determined by independent accountants to Cousins. Notwithstanding the foregoing, in the event Cousins receives Tax Guidance providing that Cousins’s receipt of the Cousins Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Cousins Expense Reimbursement shall be an amount equal to the Cousins Expense Reimbursement Base Amount and Parkway shall, upon receiving notice that Cousins has received the Tax Guidance, pay to Cousins the unpaid Cousins Expense Reimbursement Base Amount within five (5) Business Days. In the event that Cousins is not able to receive the full Cousins Expense Reimbursement Base Amount due to the above limitations, Parkway shall place the unpaid amount in escrow by wire transfer within three (3) days of termination and shall not release any portion thereof to Cousins unless and until Cousins receives either one or a combination of the following once or more often: (i) a letter from Cousins’s independent accountants indicating the maximum amount that can be paid at that time to Cousins without causing Cousins to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Parkway shall pay to Cousins the lesser of the unpaid Cousins Expense Reimbursement Base Amount or the maximum amount stated in the letter referred to in (i) above within five (5) Business Days after Parkway has been notified thereof. The obligation of Parkway to pay any unpaid portion of the Cousins Expense Reimbursement shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Amounts remaining in escrow after the obligation of Parkway to pay the Cousins Expense Reimbursement terminates shall be released to Parkway. The “Cousins Expense Reimbursement Base Amount” shall mean $20,000,000.

The “Parkway Expense Reimbursement” shall be an amount equal to the lesser of (i) the Parkway Expense Reimbursement Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to Parkway without causing it to fail to meet the REIT Requirements for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parkway has 0.5% of its gross income of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parkway which was not Qualifying Income), in each case as determined by independent accountants to Parkway. Notwithstanding the foregoing, in the event Parkway receives Tax Guidance providing that Parkway’s receipt of the Parkway Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Parkway Expense Reimbursement shall be an amount equal to the Parkway Expense Reimbursement Base Amount and Cousins shall, upon receiving notice that Parkway has received the Tax Guidance, pay to Parkway the unpaid Parkway Expense Reimbursement Base Amount within five (5) Business Days. In the event that Parkway is not able to receive the full Parkway Expense Reimbursement Base Amount due to the above limitations, Cousins shall place the unpaid amount in escrow by wire transfer within three (3) days of termination and shall not release any portion thereof to Parkway unless and until Parkway receives either one or a combination of the following once or more often: (i) a letter from Parkway’s independent accountants indicating the maximum amount that can be paid at that time to Parkway without causing Parkway to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Cousins shall pay to Parkway the lesser of the unpaid Cousins Base Amount or the maximum amount stated in the letter referred to in (i) above within five (5) Business Days after Cousins has been notified thereof. The obligation of Cousins to pay any unpaid portion of the Parkway Expense Reimbursement shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Amounts remaining in escrow after the obligation of Cousins to pay the Parkway Expense Reimbursement terminates shall be released to Cousins. The “Parkway Expense Reimbursement Base Amount” shall mean $20,000,000.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by the Board of Directors of Parkway or the Board of Directors of Cousins, as applicable, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parkway or Cousins, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything in this Agreement to the contrary, none of the last two sentences of Section 8.5, Section 8.6, the second paragraph of Section 8.9, Section 8.11 or the last sentence of this Section 7.3 or the definitions of Cousins, Debt Financing or Financing Sources as and to the extent used in such provisions shall be amended, supplemented, waived or otherwise modified in a manner that is materially adverse to any Financing Source without the prior written consent of such Financing Source.

Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the Board of Directors of Parkway or the Board of Directors of Cousins, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by telecopy or facsimile, by a recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, and in each case shall be deemed duly given on the date of actual delivery, upon confirmation of receipt. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, and a copy of each notice shall also be sent via e-mail.

(a) if to Parkway or Parkway LP, to:

Parkway Properties, Inc.

390 North Orange Avenue, Suite 2400

Orlando, Florida 32801

Attention: General Counsel

Fax No.    (407) 650-0593

(b) with a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention: David Bonser

Bruce Gilchrist

Fax No: 202-637-5910

Email:   David.Bonser@hoganlovells.com

(c) if to Cousins or Merger Sub, to:

Cousins Properties Incorporated

191 Peachtree Street, Suite 500

Atlanta, Georgia 30303

Attention: General Counsel

Fax No.:   (404) 407-1641

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy

David E. Shapiro

Fax No.:   (212) 403-2000

E-mail:     edherlihy@wlrk.com

    deshapiro@wlrk.com

Section 8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to each other party (including by means of electronic delivery), it being understood that the parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and (b) except as provided in Section 5.9(e) or as otherwise provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything in this Agreement to the contrary, in no event shall any Financing Source have any liability to Cousins or any Subsidiary of Cousins (other than following the Closing), relating to or arising out of this Agreement, the Debt Financing or any Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise and in no event shall Cousins or any of Cousins’s Subsidiaries (other than following the Closing) bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement, the Debt Financing or any Debt Commitment Letter, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof. The Financing Sources are third party beneficiaries of the last sentence of Section 7.3, Section 8.6, the second paragraph of Section 8.9, Section 8.11 and the last two sentences of this Section 8.5.

Section 8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland (without giving effect to choice of law principles thereof).

Section 8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 8.9 Submission to Jurisdiction. Each party hereto irrevocably submits to the jurisdiction of the courts of the State of Maryland and the federal courts of the United States of America located in the State of Maryland, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto in a Maryland state court or, if such action, suit or proceeding may not be brought in such court for reasons of subject matter jurisdiction, in a federal court of the United States located in the State of Maryland. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Maryland and the federal courts of the United States of America located in the State of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Notwithstanding anything to the contrary in this Agreement to the contrary, each of the parties hereto, (i) agrees that neither it nor its Subsidiaries will bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement, the Debt Financing or the Debt Commitment Letter, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.2 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Without limiting the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Debt Financing or any Debt Commitment Letter, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof).

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT. THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE IX

DEFINITIONS

“Asset Sales” means the separation of the non-core portfolio from the remainder of the business of Parkway and its Subsidiaries by selling or disposing of the assets set forth on Exhibit A, including any modifications thereto that are agreed to in writing by Cousins and Parkway, which may be effected through one or more transactions; it being agreed and understood that none of the Merger nor the Reorganization shall be considered part of the Asset Sales.

“Benefit Plan” means, with respect to any entity, any compensation or employee benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or saving, plan, program, policy, agreement or arrangement.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to be closed.

“Cousins Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of May 28, 2014, among Cousins, as borrower, the other borrower parties party thereto, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent.

“Cousins Material Adverse Effect” means an event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of Cousins and its Subsidiaries, taken as a whole; provided, however, that a Cousins Material Adverse Effect shall not include any event, development, change or occurrence arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets or political or regulatory conditions; (b) changes in the industrial real estate sector or changes generally affecting owners, operators or developers of industrial real estate; (c) any change after the date hereof in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any change to the extent attributable to the negotiation, execution or announcement of this Agreement, and the transactions contemplated hereby (including the Houston Distribution), including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationships, including as a result of the identity of Parkway; (g) any failure by Cousins to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Cousins Material Adverse Effect may be taken into account in determining whether there has been a Cousins Material Adverse Effect); (h) any change in the price or trading volume of shares of Cousins Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Cousins Material Adverse Effect may be taken into account in determining whether there has been a Cousins Material Adverse Effect); (i) compliance with the terms of, or the taking of any action required by, this Agreement (including the Reorganization and the Houston Distribution); (j) the outcome of any litigation, claim or other proceeding described in the Cousins Disclosure Letter or specifically disclosed in the Cousins SEC Documents; and (k) any bankruptcy, insolvency or reorganization of any tenant under any Cousins Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Cousins Lease; and provided, further, that (x) if any event, development, change or occurrence described in any of clauses (a), (b), (c), (d) or (e) has had a materially disproportionate effect on the financial condition, business or results of operations of Cousins and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate, then the incremental impact of such event on Cousins and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate shall be taken into account for purposes of determining whether a Cousins Material Adverse Effect has occurred, and (y) if any event, development, change or occurrence has caused or is reasonably likely to cause Cousins to fail to qualify as a REIT for federal Tax purposes, such event, development, change or occurrence shall be considered a Cousins Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.

“Cousins Restricted Stock Award” means an award of restricted shares of Cousins Common Stock.

“Cousins RSU Awards” means an award of restricted stock units that corresponds to a number of shares of Cousins Common Stock.

“Contract” means any contract, agreement, lease, license, note, bond, mortgage, indenture, commitment or other instrument or obligation.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Environmental Laws” means any applicable Law relating (a) to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) to the treatment, storage, disposal or management of Hazardous Materials; (d) to exposure to Hazardous Materials or any other toxic, hazardous or other controlled, prohibited or regulated substances; (e) to the transportation, release or any other use of Hazardous Materials; or (f) to the pollution, protection or regulation of the environmental or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable Laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Debt Financing, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together, other than as such term is used in Section 7.3 hereof, with their respective affiliates, and the respective officers, directors, employees, partners, trustees, stockholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, regulated or identified under applicable Environmental Laws because of its hazardous, toxic, dangerous or deleterious properties. Without limiting the generality of the foregoing, “Hazardous Materials” include “hazardous substances” as defined in CERCLA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, crude oil, petroleum products or any fraction thereof, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, chlorinated fluorocarbons and radon.

“HoustonCo” means a Maryland corporation initially formed as a wholly owned Subsidiary of Parkway in accordance with Exhibit B hereto, which will be acquired by Merger Sub upon consummation of the Merger.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earnout, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business consistent with past practice), (iv) all lease obligations of such Person capitalized on the books and records of such Person, (v) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (vi) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (vii) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (viii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

“Lien” means any with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third-party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Non-Houston Business” means the assets and liabilities of Cousins following the Closing that other than the Houston Business.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Parkway Credit Agreement” means that certain Amended, Restated & Consolidated Credit Agreement, dated as of April 1, 2014, among Parkway LP, as borrower, Parkway, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, as amended or otherwise modified prior to the date hereof.

“Parkway DRIP” means the Parkway Dividend Reinvestment and Stock Purchase Plan, effective as of December 10, 2008, as amended.

“Parkway Material Adverse Effect” means an event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of Parkway and its Subsidiaries, taken as a whole; provided, however, that a Parkway Material Adverse Effect shall not include any event, development, change or occurrence arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets or political or regulatory conditions; (b) changes in the industrial real estate sector or changes generally affecting owners, operators or developers of industrial real estate; (c) any change after the date hereof in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any change to the extent attributable to the negotiation, execution or announcement of this Agreement, and the transactions contemplated hereby (including the Houston Distribution), including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationships, including as a result of the identity of Cousins; (g) any failure by Parkway to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Parkway Material Adverse Effect may be taken into account in determining whether there has been a Parkway Material Adverse Effect); (h) any change in the price or trading volume of Parkway Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parkway Material Adverse Effect may be taken into account in determining whether there has been a Parkway Material Adverse Effect); (i) compliance with the terms of, or the taking of any action required by, this Agreement (including the Asset Sales, the Reorganization and the Houston Distribution); (j) the outcome of any litigation, claim or other proceeding described in the Parkway Disclosure Letter or specifically disclosed in the Parkway SEC Documents and (k) any bankruptcy, insolvency or reorganization of any tenant under any Parkway Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Parkway Lease; and provided, further, that (x) if any event, development, change or occurrence described in any of clauses (a), (b), (c), (d) or (e) has had a materially disproportionate effect on the financial condition, business or results of operations of Parkway and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate, then the incremental impact of such event on Parkway and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate shall be taken into account for purposes of determining whether a Parkway Material Adverse Effect has occurred, and (y) if any event, development, change or occurrence has caused or is reasonably likely to cause Parkway to fail to qualify as a REIT for federal Tax purposes, such event, development, change or occurrence shall be considered a Parkway Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.

“Parkway Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Parkway LP, dated as of February 27, 2013, as amended from time to time.

“Parkway Partnership Common Unit” has the meaning assigned to “Partnership Common Unit” in the Parkway Partnership Agreement.

“Parkway Partnership LTIP Unit” has the meaning assigned to “LTIP Unit” in the Parkway Partnership Agreement and includes Scheduled Parkway Partnership LTIP Units.

“Parkway Partnership Preferred Unit” has the meaning assigned to “Partnership Preferred Unit” in the Parkway Partnership Agreement.

“Parkway Partnership Unit” has the meaning assigned to “Partnership Unit” in the Parkway Partnership Agreement.

“Parkway RSU Award” means an award of restricted stock units that corresponds to a number of shares of Parkway Common Stock granted under any Parkway Equity Plan and includes Scheduled Parkway RSU Awards.

“Parkway Small Lease” means any new lease entered into with respect to a Parkway Property after the date hereof that (1) relates to premises of no more than 50,000 square feet and (2) requires no more than $2,000,000 in capital commitments.

“Refinancing Debt” means Indebtedness of a Person issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of such Person (including the principal amount, accrued interest and premium, if any, of such Indebtedness plus any fees and expenses incurred in connection with such refinancing); provided that such new Indebtedness does not mature prior to the stated maturity of the Indebtedness to be refinanced or refunded, and that: (1) the material terms and conditions of the new Indebtedness are at competitive market terms, (2) the aggregate principal amount of such new Indebtedness does not exceed the aggregate principal amount of the Indebtedness to be refinanced (plus accrued interest and premium, if any, of such Indebtedness plus fees and expenses incurred in connection with such refinancing), and (3) the terms of such new Indebtedness permit the consummation of the transactions contemplated hereby (and do not provide the holders thereof with any additional rights, or impose on the obligors thereon any additional obligations as a result of the consummation of such transactions).

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representatives” means, with respect to any Person, such Person’s officers, employees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).

“Reorganization” means the series of restructuring transactions set forth on Exhibit B, including any modifications thereto that are agreed to in writing by Cousins and Parkway.

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary of Parkway or Cousins, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person.

“Tax Protection Agreement” means any agreement pursuant to which (i) any liability to direct or indirect holders of units in a partnership that is a Subsidiary of Parkway or Cousins (a “Relevant Partnership”) or any interests in any Subsidiary of any Relevant Partnership (any such units or interests, “Relevant Partnership Units”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Relevant Partnership Units, a party to such agreement has agreed to (a) maintain a minimum level of debt or continue a particular debt, (b) retain or not dispose of assets for a period of time that has not since expired, (c) make or refrain from making Tax elections, (d) operate (or refrain from operating) in a particular manner, (e) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (f) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (g) only dispose of assets in a particular manner; and/or (iii) any persons, whether or not partners in any Relevant Partnership, have been or are required to be given the opportunity to guaranty or assume debt of such Relevant Partnership or any Subsidiary of such Relevant Partnership or are so guarantying or have so assumed such debt.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tenant Improvements” means the construction or improvement of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at the applicable property.

“to Parkway’s knowledge” or “to the knowledge of Parkway” means the actual knowledge of any of the persons listed in Section 9.1 of the Parkway Disclosure Letter.

“to Cousins’s knowledge” or “to the knowledge of Cousins” means the actual knowledge of any of the persons listed in Section 9.1 of the Cousins Disclosure Letter.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Parkway Properties, Inc., Parkway Properties LP, Cousins Properties Incorporated and Clinic Sub Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

PARKWAY PROPERTIES, INC.

By:	/s/ James R. Heistand
Name: James R. Heistand
Title: President and Chief Executive Officer

By:	/s/ Jeremy R. Dorsett
Name: Jeremy R. Dorsett
Title: Executive Vice President,
General Counsel and Secretary

PARKWAY PROPERTIES LP

By:	Parkway Properties General Partners, Inc.
its sole general partner

By:	/s/ James R. Heistand
Name: James R. Heistand
Title: President and Chief Executive Officer

By:	/s/ Jeremy R. Dorsett
Name: Jeremy R. Dorsett
Title: Executive Vice President,
General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parkway Properties, Inc., Parkway Properties LP, Cousins Properties Incorporated and Clinic Sub Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

COUSINS PROPERTIES INCORPORATED

By:	/s/ Gregg. D Adzema
Name: Gregg D. Adzema
Title: Executive Vice President and Chief
Financial Officer

CLINIC SUB INC.

By:	/s/ Gregg D. Adzema
Name: Gregg D. Adzema
Title: Executive Vice President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Asset Sales

Property Name	Property Location
Stein Mart Building	Jacksonville, FL
Two Liberty Place	Philadelphia, PA
Lincoln Place	Miami, FL
JTB Center, Deerwood South and Deerwood North	Jacksonville, FL

EXHIBIT B

EXHIBIT B

REORGANIZATION STEPS PLAN

Capitalized terms used in this Exhibit B and not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger Agreement of which this Exhibit B is a part.

The transaction steps listed hereunder shall, unless otherwise indicated, occur in accordance with the order listed herein (e.g., the transactions described in Section 1 shall be completed before the transactions described in Section 2 and the transactions described in each subsection of a Section shall occur in the order listed, so that Section 3(a) shall be completed before the transactions described in Section 3(b)).

By mutual agreement, the parties may modify the steps set forth in this Exhibit B to facilitate the contemplated financing and repayment of indebtedness and to achieve the parties objectives in the most efficient manner.

1.	Preliminary Matters

(a)	Prior to the filing with the SEC of a registration statement on Form 10 and the related Houston Distribution Prospectus relating to the Distribution of shares of common stock of HoustonCo, Parkway shall organize a new Maryland corporation that will be HoustonCo.

(i)	HoustonCo’s charter will provide for three classes of stock: voting common stock, non-voting preferred stock, and limited voting stock (the “HoustonCo Limited Voting Stock”). The terms of the HoustonCo Limited Voting Stock will be substantially identical to the terms of the Cousins Limited Voting Preferred Stock set forth in Exhibit E to the Merger Agreement. Upon formation, HoustonCo will issue to Parkway, for nominal consideration, 1,000 shares of voting common stock. The non-voting preferred stock will have a liquidation preference of $5 million, and will be entitled to dividends at a “market rate,” to be set at the time of the transactions (the “HoustonCo Non-Voting Preferred Stock”).

(ii)	At all times prior to the distribution of cash contemplated in Paragraph 4, HoustonCo is intended to be a “qualified REIT subsidiary” of Parkway (and, following the Effective Time, Cousins) within the meaning of Section 856(i)(2) of the Internal Revenue Code of 1986, as amended. Immediately prior to the distribution of cash contemplated in Paragraph 4, Cousins will cause the HoustonCo Non-Voting Preferred Stock to be issued to Cousins LP, in exchange for a capital contribution of $5 million in cash, so as to cause HoustonCo to be regarded as a corporation for federal income tax purposes that is not a “qualified REIT subsidiary.”

(b)	Prior to the Effective Time, Parkway and Parkway LP shall organize two new Delaware limited partnerships, for each of which Parkway will be the initial general partner and Parkway LP will be the initial limited partner.

(i)	One limited partnership is referred to in this Exhibit B as “Cousins LP” and will become the operating partnership of Cousins following the completion of the Reorganization.

(ii)	The other limited partnership is referred to as “Houston Sub LP,” which will be a direct and indirect subsidiary of HoustonCo following the completion of the Reorganization. Parkway GP will be the general partner of Houston Sub LP, with a nominal economic interest as general partner.

(c)

Promptly following the later to occur of (i) the approval of the Cousins Required Vote and Parkway Required Stockholders Vote by the shareholders of Cousins and Parkway at the Cousins Stockholders Meeting and the Parkway Stockholders Meeting, respectively, and (ii) the completion of the SEC’s review of the Houston Distribution Prospectus, and confirmation by each of Cousins and Parkway that the conditions to Closing have then been satisfied, other than those conditions that, by their nature, are to be satisfied at the Closing, Cousins will declare a distribution, to the holders of record of Cousins Common Stock and Cousins Limited Voting Preferred Stock immediately following the Effective Time, consisting of one share of HoustonCo voting common stock for each share of Cousins Common Stock and one share of HoustonCo Limited Voting Stock for each share of Cousins Limited Voting Preferred Stock (as such distribution ratio may be adjusted in accordance with Schedule 1 attached hereto), payment of which distribution will be conditioned upon consummation of the Merger and shall occur on the business day following the Closing Date.

(d)	As a result of the consummation of the Merger, the number of outstanding Parkway Partnership Common Units will be recapitalized based on the Merger exchange ratio, as indicated on Schedule 1 attached hereto.

2.	Division of Parkway LP

(a)	Immediately following the Effective Time, Parkway LP will contribute to Cousins LP the following assets:

(i)	its direct and indirect ownership interests in all of its Subsidiaries that own real property other than (A) the Subsidiaries that own direct or indirect ownership interests in CityWest Place, Phoenix Tower, and San Felipe Plaza (the “Parkway Houston Properties”) and (B) the direct or indirect minority ownership interest of Parkway LP in 2121 Market Street Associates, L.P.; and

(ii)	the other assets of Parkway contemplated to be owned by Cousins and its subsidiaries in the Separation and Distribution Agreement provided for in Exhibit C to the Merger Agreement.

In addition, Cousins LP will assume, or acquire the foregoing assets subject to, the liabilities contemplated to be assumed or borne by Cousins LP and its Subsidiaries in the Separation and Distribution Agreement provided for in Exhibit C to the Merger Agreement. In exchange for these contributions, Parkway LP will receive a number of limited partner common units of Cousins LP as set forth on Schedule 1 attached hereto. Following the foregoing contributions to Cousins LP, Parkway LP will own the following assets (the “Parkway Houston Assets”), in addition to its interest in Cousins LP:

(iii)	100% of the ownership interests in subsidiaries that own the Parkway Houston Properties;

(iv)	the direct and indirect ownership interest in Eola Office Partners LLC, including the third party management contracts owned to which it or its Subsidiaries are a party, as set forth on Schedule 2 hereto;

(v)	the direct and indirect minority ownership interest of Parkway LP in 2121 Market Street Associates, L.P.;

(vi)	the other assets of Parkway contemplated to be owned by HoustonCo and its subsidiaries in the Separation and Distribution Agreement provided for in Exhibit C to the Merger Agreement.

(b)	Parkway LP will distribute 100% of its limited partner interests in Cousins LP ratably to its partners in accordance with the Parkway Partnership Agreement, as indicated on Schedule 1 attached hereto (so that each Parkway unitholder receives the same number of units in Cousins LP as the number of units that it owns in Parkway LP).

(c)	Parkway Properties General Partners, Inc. (“Parkway GP”) will distribute to Merger Sub, which is its sole shareholder, all of the units in Cousins LP that Parkway GP received in the distribution by Parkway LP in Step 2(c).

2

3.	Contribution of Assets to Houston Sub LP and HoustonCo

Immediately following the distribution of limited partner interests in Cousins LP to the partners of Parkway LP, on the Closing Date —

(a)	Parkway LP will contribute the Parkway Houston Assets to Houston Sub LP in exchange for limited partner interests, as set forth on Schedule 1 attached hereto. Houston Sub LP will assume, or acquire the foregoing assets subject to, the liabilities contemplated to be assumed or borne by Houston Sub LP and its Subsidiaries in the Separation and Distribution Agreement provided for in Exhibit C to the Merger Agreement.

(b)	Cousins will contribute its direct and indirect ownership interests in each of the following properties (the “Cousins Houston Properties”) to Houston Sub LP in exchange for limited partner interests, as set forth on Schedule 1 attached hereto:

(i)	Greenway Plaza

(ii)	Post Oak Central

In addition, Cousins will contribute the other Cousins assets contemplated to be owned by HoustonCo and its subsidiaries in the Separation and Distribution Agreement provided for in Exhibit C to the Merger Agreement. Houston Sub LP will assume, or acquire the foregoing assets subject to, the liabilities contemplated to be assumed or borne by Houston Sub LP and its Subsidiaries in the Separation and Distribution Agreement provided for in Exhibit C to the Merger Agreement.

Cousins will retain direct or indirect ownership of a 1% non-managing limited liability company interest (or 1% general partner interest, as applicable) (each a “Retained 1% Houston Property Interest”) in each of its Subsidiaries that owns an interest in the Cousins Houston Properties and is treated as a partnership for federal income tax purposes and not as a disregarded entity.

(c)	Cousins will contribute the following assets to HoustonCo in exchange for shares of HoustonCo common stock, as set forth on Schedule 1 attached hereto:

(i)	its limited partner interest in Houston Sub LP

(ii)	the Retained 1% Houston Property Interests.

(d)	Merger Sub will contribute to HoustonCo its limited partner interest in Parkway LP and its stock in Parkway GP in exchange for shares of HoustonCo common stock, as set forth on Schedule 1 attached hereto.

(e)	Merger Sub will contribute to Parkway GP its general partner interest in Houston Sub LP.

4.	Houston Credit Facility and Cash Distributions

Immediately following the foregoing steps, on the Closing Date—

(a)	Houston Sub LP will enter into a credit facility, which is contemplated to provide aggregate availability of at least $350 million. Subject to satisfaction of the conditions to borrowing thereunder, Houston Sub LP will make a draw under the Credit Facility.

(b)	Houston Sub LP will distribute a pro rata portion of $200 million of the loan proceeds to Parkway LP.

(c)	Cousins LP will contribute $5 million to HoustonCo in exchange for HoustonCo Non-Voting Preferred Stock so as to cause HoustonCo to be regarded as a corporation for federal income tax purposes that is not a “qualified REIT subsidiary.”

(d)	HoustonCo will contribute $5 million to Parkway LP in exchange for preferred limited partner units with an aggregate liquidation preference of $5 million and bearing a market dividend rate, i.e., on terms that otherwise mirror the terms of the HoustonCo Non-Voting Preferred Stock (the “Parkway LP Preferred Units”).

3

(e)	Parkway LP will contribute $5 million to Houston Sub LP in exchange for preferred limited partner units with an aggregate liquidation preference of $5 million and bearing a market dividend rate (the “Houston Sub Preferred Units”).

(f)	Houston Sub LP will distribute the portion of the $200 million in loan proceeds remaining after the distribution in Step 4(b) ratably to HoustonCo and Parkway GP, which are its other partners. Parkway GP will distribute the cash it receives to HoustonCo, which is its sole stockholder. Parkway LP will distribute its share of the $200 million in loan proceeds previously received from Houston Sub LP in one of the following manners:

(i)	a ratable distribution to each of its partners, if each of its partners agrees to cause its share of the distributed cash to be contributed to Cousins LP in exchange for limited partner interests in Cousins LP (see Step 5(b) below); or

(ii)	if each of its partners does not agree to cause its share of the distributed cash to be contributed to Cousins LP in exchange for limited partner interests in Cousins LP (see Step 5(b) below), to redeem Parkway Partnership Common Units held by HoustonCo and each other partner that agrees to cause its share of the distributed cash to be contributed to Cousins LP in exchange for limited partner interests in Cousins LP (see Step 5(b) below) at a redemption price per Parkway Partnership Common Unit based on the “Cash Amount” determined in accordance with the redemption provisions of the Parkway LP partnership agreement. If this alternative is used, the outstanding units of Parkway LP will be adjusted proportionately with the goal that (x) the total number of outstanding units of Parkway LP equals the number of units of Houston Sub LP held by Parkway LP and (y) the sum of the number of (I) Parkway LP units held by HoustonCo and Parkway GP plus (II) Houston Sub LP units held by HoustonCo equals the number of outstanding shares of voting common stock of Cousins.

(g)	Parkway GP will distribute to HoustonCo its share of the cash that it has received in Step 4(f).

(h)	HoustonCo will distribute to Merger Sub, which will distribute to Cousins, the cash distributions that is has received in Steps 4(e) and 4(f).

5.	Contribution of Cousins Assets to Cousins LP

(a)	Cousins will contribute all of its remaining assets (other than the common stock of HoustonCo, the stock of Merger Sub and any assets for which consents for transfer are necessary and still pending), including the cash it received from the distribution/redemption by Parkway LP in Step 4(g), to Cousins LP in exchange for the number of limited partner units in Cousins LP set forth on Schedule 1 attached hereto. Cousins LP will assume, or acquire the foregoing assets subject to, the liabilities contemplated to be assumed or borne by Cousins LP and its Subsidiaries in the Separation and Distribution Agreement provided for in Exhibit C to the Merger Agreement.

(b)	Parkway LP unitholders will contribute the cash they received from the distribution/redemption by Parkway LP in Step 4(e) to Cousins LP in exchange for the number of limited partner units in Cousins LP set forth on Schedule 1 attached hereto.

(c)	The Cousins LP units issued in exchange for contributions of cash will be valued based on the good faith estimate by the general partner of Cousins LP of what the value of a share of Cousins common stock will be when trading begins following the Distribution. In allocating the units in Cousins LP, the goal will be to have (i) the total number of Cousins LP units to be issued to Cousins and Merger Sub as the general partner of Cousins LP equal (ii) the total number of shares of Cousins voting common stock to be outstanding immediately following the Distribution.

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6.	Distribution of HoustonCo Shares to Cousins Shareholders

Immediately following the foregoing steps, but on the business day following the Closing Date —

(a)	Merger Sub will distribute to Cousins, as its sole shareholder, 100% of the common stock of HoustonCo, 100% of the HoustonCo Limited Voting Stock, the general partner interest in Cousins LP, and all of the limited partner interests in Cousins LP that Merger Sub received in the distributions from Parkway LP and Parkway GP.

(b)	Cousins will distribute 100% of the voting common stock of HoustonCo and 100% of the HoustonCo Limited Voting Stock to the persons who are holders of Cousins common stock and Cousins Limited Voting Stock, respectively, in accordance with the terms of the dividend declaration described above. Cousins LP will retain the HoustonCo Non-Voting Preferred Stock.

5

SCHEDULE 1

SCHEDULE 1

EQUITY CAPITALIZATION STEPS PLAN

This Schedule 1 sets out the methodology for determining the number of shares of common stock, amount of preferred stock, and limited partnership units to be issued by Cousins, Parkway LP, Cousins LP, Houston Sub LP, and HoustonCo in the various steps of the Reorganization Steps Plan to which this Schedule 1 is attached. The information under “Capitalization Prior to Effective Time” will be updated immediately prior to the Effective Time to reflect any changes from the date of the Merger Agreement and to reflect the Estimated Cousins Share Value for Cash Consideration. The methodology will not be revised without the mutual consent of Cousins and Parkway.

This Schedule 1 does not address the treatment of outstanding equity awards in the Merger and Reorganization. In general, equity awards that vest and for which common stock or partnership units are issued as a result of the Merger will be treated in the same manner as other outstanding shares of common stock and partnership units. This Schedule 1 also does not address the treatment of limited voting shares. Generally, they will be treated in the same manner as common stock.

Merger exchange ratio	1.630x
HoustonCo Spinoff distribution ratio	1.000x
Distributable Houston Loan Proceeds	$200,000,000
Illustrative Cousins Share Value for Cash Contributions	$8.00
HoustonCo Preferred Stock Value	$5,000,000

	Cousins	Parkway	Parkway LP	Cousins LP	Houston Sub	HoustonCo
Capitalization Prior to Effective Time
Common shares outstanding (Merger Agreement)	210,107,296	111,718,373

	210,107,296	111,718,373

Common OP Units
REIT as LP			111,607,415
General Partner			110,958
Outside LPs			4,827,718

Total OP Units			116,546,091

Houston Sub
Parkway LP as LP
Parkway as GP
HoustonCo
Common stock–Parkway						1,000
Preferred Stock
Parkway GP Stock–Parkway

1 of 6

	Cousins	Parkway LP	Cousins LP	Houston Sub	HoustonCo
After Merger
Common shares outstanding
Former Cousins shares	210,107,296
Former Parkway shares
Outstanding shares	182,100,948

Total shares	392,208,244

Common OP Units
REIT as LP		181,920,086
General Partner		180,862
Outside LPs		7,869,180

Total OP Units		189,970,128

Houston Sub
Parkway LP as LP				—
Parkway as GP				—
Preferred OP Units

HoustonCo
Common stock–Merger Sub					1,000
Preferred Stock
Parkway GP Stock–Merger Sub

	Cousins	Parkway LP	Cousins LP	Houston Sub	HoustonCo
After Partnership Division (Step 2)
Common shares outstanding
Former Cousins shares	210,107,296
Former Parkway shares
Outstanding shares	182,100,948

Total shares	392,208,244

Common OP Units
Merger Sub as LP		181,920,086	180,201,247
Parkway GP		180,862
GP Interest in Cousins LP–Merger Sub			1,899,701
Outside LPs		7,869,180	7,869,180

Total OP Units		189,970,128	189,970,128

Houston Sub
Parkway LP as LP
Parkway as GP

HoustonCo
Common stock–Merger Sub					1,000
Parkway GP Stock–Merger Sub

2 of 6

	Cousins	Parkway LP	Cousins LP	Houston Sub	HoustonCo
After Contributions of Houston Assets (Step 3)
Common shares outstanding
Former Cousins shares	210,107,296
Former Parkway shares:
Outstanding shares	182,100,948

Total shares	392,208,244

Parkway LP OP Units
Houston Co		181,920,086
Parkway GP		180,862
Outside LPs		7,869,180

Total OP Units		189,970,128

Cousins LP OP Units
Merger Sub (LP)			180,201,247
Parkway GP			—
Merger Sub (GP)			1,899,701
Outside LPs			7,869,180

Total OP Units			189,970,128

Houston Sub LP:
Parkway LP as LP				189,970,128
HoustonCo as LP				206,106,522
Parkway GP as GP				4,000,774

				400,077,424

HoustonCo
Common stock–Merger Sub					392,208,244
Parkway GP Stock–HoustonCo

3 of 6

	Cousins		Parkway LP	Cousins LP	Houston Sub	HoustonCo
After Distribution of Loan Proceeds and Preferred Units (Step 4)	(Assumes all Parkway LP partners receive pro rata cash/preferred unit distribution and contribute funds to Cousins LP, instead of redemption of units)
Common shares outstanding
Former Cousins shares	210,107,296
Former Parkway shares	—
Outstanding shares	182,100,948

Total shares	392,208,244

Parkway LP OP Units
Houston Co			181,920,086
Parkway GP			180,862
Outside LPs			7,869,180

Total OP Units			189,970,128

Preferred Units–HoustonCo			$5,000,000
Cousins LP OP Units
Merger Sub (LP)				180,201,247
Parkway GP				—
Merger Sub (GP)				1,899,701
Outside LPs				7,869,180

Total OP Units				189,970,128

Houston Sub LP:
Parkway LP as LP					189,970,128
HoustonCo as LP					206,106,522
Parkway GP as GP					4,000,774

					400,077,424

Preferred OP Units:
Parkway LP					$5,000,000
HoustonCo
Common stock–Merger Sub						392,208,244
Preferred stock–HoustonCo						5,000,000
Distributions of Loan Proceeds
Cousins–from HoustonCo as LP of Houston Sub LP		$103,033,318
Cousins–from HoustonCo as GP of Houston Sub		2,000,000
Parkway LP as LP of Houston Sub:
Cousins–from Parkway LP distributions to HoustonCo and Parkway GP		91,032,854
Outside LPs		3,933,829

		94,966,682

		$200,000,000

Parkway GP Stock–HoustonCo

4 of 6

	Cousins		Parkway LP	Cousins LP	Houston Sub	HoustonCo
After Contribution of Assets to Cousins LP (Step 5)
Common shares outstanding
Former Cousins shares	210,107,296
Former Parkway shares
Outstanding shares	182,100,948

Total shares	392,208,244

Parkway LP OP Units
Houston Co			181,920,086
Parkway GP			180,862
Outside LPs			7,869,180

Total OP Units			189,970,128

Preferred Units–HoustonCo			$5,000,000
Cousins LP OP Units
Before Adjustment of Units for 1-to-1 Ratio:
Cousins				390,308,543
Cousins GP Interest–Merger Sub				1,899,701
Outside LPs				7,869,180

Total OP Units from Property Contributions				400,077,424
OP Units from Contribution of Loan Proceeds
Cousins				24,508,271
Outside LPs				491,729

				25,000,000

				425,077,424

After Adjustment of Units for 1-to-1 Ratio:
Adjustment Factor		94.1187%
Cousins				367,353,399
Cousins GP Interest				1,787,975
Outside LPs				7,406,372

Total OP Units from Property Contributions				376,547,745
OP Units from Contribution of Loan Proceeds
Cousins				23,066,871
Outside LPs				462,809

				23,529,680

				400,077,424

Houston Sub LP:
Parkway LP as LP					189,970,128
HoustonCo as LP					206,106,522
Parkway GP as GP					4,000,774

					400,077,424

Preferred OP Units:
Parkway LP					$5,000,000
HoustonCo
Common stock–Merger Sub						392,208,244
Preferred Stock-Cousins LP						$5,000,000
Parkway GP Stock–HoustonCo

5 of 6

	Cousins	Parkway LP	Cousins LP	Houston Sub	HoustonCo
After HoustonCo Spinoff Step (6)
Common shares outstanding
Former Cousins shares	210,107,296
Former Parkway shares	—
Outstanding shares	182,100,948

Total shares	392,208,244

Parkway LP OP Units
Houston Co		181,920,086
Parkway GP		180,862
Outside LPs		7,869,180

Total OP Units		189,970,128

Preferred Units–HoustonCo		$5,000,000
Cousins LP OP Units
Cousins			390,420,269
Cousins GP Interest–Cousins			1,787,975
Outside LPs			7,869,180

Total OP Units			400,077,424

Houston Sub LP:
Parkway LP as LP				189,970,128
HoustonCo as LP				206,106,522
Parkway GP as GP				4,000,774

				400,077,424

Preferred OP Units:
Parkway LP				$5,000,000
HoustonCo
Former Cousins shares					210,107,296
Former Parkway shares:
Outstanding shares					182,100,948

Total shares					392,208,244

Preferred Stock-Cousins LP					$5,000,000
Parkway GP Stock–HoustonCo

6 of 6

SCHEDULE 2

Third-Party Property Management Service Contracts

of Eola Capital LLC and Affiliates

•	Management Agreement, by and between ACP/US Interlachan Corporate Center LLC, as owner, and ACP Realty Services, LLC, as agent, dated as of September 20, 2007.

•	Management Agreement, by and between Suburban Owner LLC, as owner, and Eola Capital LLC, as agent, dated December 29, 2003, as amended on September 27, 2007.

•	Management Agreement by and between NCFLA II Owner LLC, as owner, and Eola Capital LLC, as agent, dated July 22, 2005, as amended on September 27, 2007 and as affected by that certain Consent Letter dated April 7, 2011.

•	Management Agreement by and between NC Owner LLC, as owner, and Eola Capital LLC, as agent, dated July 22, 2005, as amended on September 27, 2007 and as affected by that certain Consent Letter dated April 7, 2011.

•	Management Agreement by and between FLA Owner LLC, as owner, and Eola Capital LLC, as agent, dated July 22, 2005, as amended on September 27, 2007 and as affected by that certain Consent Letter dated April 7, 2011.

•	Management Agreement, by and between BSH I Owner LLC, as owner, and Eola Capital LLC, as agent, dated April 22, 2008, as amended on May 18, 2011 and May 1, 2013.

•	Management Agreement, by and between BSH II Owner LLC, as owner, and Eola Capital LLC, as agent, dated April 22, 2008, as amended on May 18, 2011 and May 1, 2013.

•	Management, Leasing and Services Agreement by and between Courvoirsier Centre, LLC, as owner, and Eola Capital LLC, as agent, dated February 5, 2016.

•	Management, Leasing and Services Agreement by and between Riverplace Boulevard LP, as owner, and Parkway Realty Services, LLC, as agent, dated June 4, 2015, as affected by that certain Assignment and Assumption of Management, Leasing and Services Agreement by and between Parkway Realty Services, LLC, as assignor, and Eola Capital LLC, as Assignee, dated August 10, 2015.

•	Property Management Agreement by and between the State of California Department of General Services Real Estate Services Division and the City of Sacramento through its Department of Public Works, dated July 1, 2000, as affected by that certain Property Management Subcontract by and between the City of Sacramento through its Department of Public Works and Thomas Development Partners, LLC.

EXHIBIT C

EXHIBIT C

PRINCIPAL TERMS OF SEPARATION AND DISTRIBUTION AGREEMENT

Parties	• Cousins • Cousins LP • HoustonCo • Parkway LP • Parkway GP
Purpose

•      Separation and Distribution Agreement (“Distribution Agreement”) will govern the rights and responsibilities of each of Cousins and HoustonCo with respect to its relationship with the other following closing of the transactions contemplated by the Merger Agreement, by and among Parkway, Parkway LP, Cousins and Merger Sub, to which this Term Sheet is attached (the “Merger Agreement”). Capitalized terms used but not defined in this Term Sheet shall have the meanings set forth in the Merger Agreement.

•      Distribution Agreement to be entered into in connection with the Houston Distribution, subject to the terms and conditions of the Merger Agreement.

Separation and Distribution

•      Parties will be obligated to implement steps in the Reorganization steps plan (Exhibit B to the Merger Agreement), subject to the terms and conditions of the Merger Agreement.

•      Each party will execute and deliver such instruments of conveyance as may be necessary to effect the Reorganization, subject to the terms and conditions of the Merger Agreement.

•      All intercompany agreements between HoustonCo and Cousins and their respective subsidiaries will be terminated in connection with the Houston Distribution, other than agreements that are specifically identified by mutual agreement of the parties.

•      Distribution Agreement will require HoustonCo to enter into the Houston Stockholders Agreement with TPG in connection with the closing of the Houston Distribution (in the form attached to the Merger Agreement).

Assets and Liabilities

HoustonCo Assets. All assets primarily related to the Houston Business, including:

•      $150 million of unrestricted cash proceeds from new term loan credit facilities;

•      all issued capital stock or other equity interests in subsidiaries, joint ventures, partnerships or similar entities that primarily relate to the Houston Business, as well as 2121 Market Street Associates LLC and Eola Office Partners, LLC (the “Houston Entities”);

•      all right, title and interest (whether as owner, mortgagee or holder of a security interest) in real properties located in Houston;

•      all other assets primarily related to the Houston Business, including all furniture, buildings, fixtures, equipment, easements and other appurtenances located at the Houston real properties;

•      the third party management contracts to which Eola Office Partners, LLC is a party;

•      all third-party vendor contracts for IT, HR, financial, legal and public affairs services primarily used by the Houston Business;

•      all of the Houston IP (as described below);

•      all contracts entered into in the name of, or expressly on behalf of, any Houston Entity;

•      all permits used primarily in the Houston Business;

•      all books and records, wherever located, primarily related to the Houston Business;

•      all rights, claims, demands, causes of action, judgments, decrees, property tax appeals and rights to indemnify or contribution in favor of Cousins that are primarily related to the Houston Business; and

•      other assets mutually agreed by the parties prior to the Houston Distribution.

HoustonCo Liabilities. All liabilities arising out of the operation of the Houston Business, including:

•      new credit facility;

•      all liabilities relating to the Houston Assets;

•      all liabilities (including environmental liabilities) relating to underlying circumstances or facts existing, or events occurring, prior to the Houston Distribution, to the extent relating to the Houston Business, HoustonCo or Houston Assets;

•      all guarantees and indemnitees in respect of any of the Houston Assets or Houston Liabilities;

•      all third-party claims to the extent relating to the Houston Business and Houston Assets;

•      30% of any liabilities arising from any third-party claims related to the Merger Agreement or the transactions contemplated thereby;

•      30% of any liabilities related to breaches of fiduciary duties and violations of securities law relating to events before the Separation;

•      all insurance charges related to the Houston Business and Houston Assets;

•      liabilities under the tax protection agreements and related documents listed on Section 3.1(h)(xiii) of the Parkway Disclosure Schedules;

•      liabilities and obligations arising under the Registration Rights Agreement dated as of October 13, 2004 among Thomas Properties Group, Inc, Thomas Properties Group, L.P. and the Thomas Investors named therein; and

•      other liabilities mutually agreed by the parties prior to the Houston Distribution.

Cousins Assets. All assets other than the Houston Assets (including Parkway LP’s $3.5 million investment in ACP Peachtree Center Manager LLC and the $200 million cash proceeds from new credit facilities that will be distributed by Houston Sub LP to its partners and then contributed to Cousins LP in exchange for partnership interests in connection with the Reorganization).

Cousins Liabilities. All liabilities other than the Houston Liabilities.

Segregation of Accounts

•      At or before the effective time, to the extent applicable, each party will use commercially reasonable efforts to separate and de-link any common bank and brokerage accounts between them. Any outstanding checks issued or payments initiated prior to the Effective Time will be honored after the Effective Time by the party then owning the account on which the check is drawn or the payment was initiated and the parties will cooperate to pay over (or to the extent such amount cannot be paid over, hold in trust) any amounts received rightfully owed to the other party, subject to regulatory compliance.

Novation

•      The parties will use commercially reasonable efforts to obtain any consent or amendment required to novate or assign all liabilities to the appropriate party based on the separation of liabilities described above.

•      Each party will use commercially reasonable efforts to have the other party removed as the guarantor or obligor (and to remove any security interest over such other party’s assets serving as collateral) with respect to any obligations or liabilities of such first party, including, to the extent required to obtain the applicable releases, by executing replacement guarantees. To the extent such release or removal cannot be obtained, the party benefiting from the guarantee or obligation will indemnify and hold harmless the other from any liability arising from such guarantee or obligation, and will not renew or extend the term of, increase any obligations under, or transfer, the applicable obligation or liability.

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Mortgage Debt

•      Each party will acquire properties previously owned by the other party subject to existing mortgage debt.

•      As provided above, each party will use commercially reasonable efforts to have the other party released from all debt documents, including guarantees, relating to properties no longer owned by such other party.

Financing

•      At closing, HoustonCo will borrow $350 million under a new term loan credit facility.

•      HoustonCo will then distribute $200 million to its partners who in turn will, directly or indirectly, cause the funds to be contributed to Cousins LP and retain $150 million of unrestricted cash.

Employee Matters

•      The parties will enter into an Employee Matters Agreement that will address the following topics, among other customary topics, in a manner substantially similar to the provisions in Section 5.6 of the Merger Agreement:

•      Initial post-Distribution Date continued employment terms

•      Treatment of benefit plans

•      Treatment of equity incentive plans

•      Benefit Continuation – Initial post-Distribution Date employment terms for Parkway and Cousins employees transferring to HoustonCo generally will be consistent with those applicable to continuing Parkway employees under Section 5.6(a)-(b) of the Merger Agreement, it being understood that legacy Cousins employees shall be treated no less favorably than legacy Parkway employees and that the Parkway Separation Pay Plan shall apply to both legacy Cousins and legacy Parkway employees transferring to HoustonCo.

•      Allocation of Assets and Liabilities – Cousins generally will retain assets and liabilities related to benefit plans and employees who are not transferring to HoustonCo. HoustonCo generally will assume assets and liabilities related to benefit plans and employees who are transferring to HoustonCo. Notwithstanding the foregoing, liability for claims incurred under a health and welfare benefit plan prior to the distribution shall remain the liability of the party who sponsors such benefit plan following the distribution. In addition, Cousins shall, with respect to employees who do not transfer to HoustonCo, pay any severance obligations owed pursuant to the terms of the existing employment agreements, change in control agreements and the Parkway Separation Pay Plan.

•      Treatment of Legacy Parkway Equity Awards –

➢       No Parkway Partnership LTIP Units shall be outstanding following the Closing.

➢       Parkway RSU Awards shall be treated as set forth in Section 2.5(b) of the Merger Agreement, some of which no longer shall be outstanding following the Closing. With respect to Parkway RSU Awards that remain unvested as of the Closing, in connection with the Houston Distribution the following provisions shall apply:

¡          For legacy Parkway employees who are transferring to HoustonCo, the Parkway RSU Awards that converted into Cousins RSU Awards under the Merger Agreement shall be converted into, or exchanged for, restricted stock units covering the common stock of HoustonCo, as adjusted for the Houston Distribution, under terms and conditions substantially similar to the terms applicable to the Parkway RSU Awards as of immediately prior to the Effective Time.

¡         For legacy Parkway employees who do not transfer to HoustonCo but will not be offered a long-term position with Cousins, the Parkway RSU Awards that converted into Cousins RSU Awards under the Merger Agreement shall be divided on a proportional basis into (i) fully vested Parkway RSU Awards and (ii) fully vested restricted stock units covering the common stock of HoustonCo, in each case as adjusted for the Houston Distribution.

¡          For legacy Parkway employees who do not transfer to HoustonCo, the Parkway RSU Awards that converted into Cousins RSU Awards under the Merger Agreement shall remain awards fully denominated in Cousins Common Stock, with the number of shares adjusted to reflect the Houston Distribution.

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➢       Parkway Stock Options shall be treated as set forth in Section 2.5(a) of the Merger Agreement. In connection with the Houston Distribution, the following provisions shall apply:

¡          For legacy Parkway employees who are transferring to HoustonCo, the Parkway Stock Options that converted into Cousins Stock Options under the Merger Agreement shall be converted into, or exchanged for, stock options covering the common stock of HoustonCo under terms and conditions substantially similar to the terms currently applicable to the Parkway Stock Options (as converted into Cousins Stock Options pursuant to the Merger Agreement), as adjusted for the Houston Distribution.

¡          For legacy Parkway employees who do not transfer to HoustonCo but will not be offered a long-term position with Cousins, the Cousins Stock Options shall be divided on a proportional basis into (i) fully vested stock options covering Cousins Common Stock and (ii) fully vested stock options covering the common stock of HoustonCo, in each case exercisable for the remaining term of such stock option and as adjusted for the Houston Distribution.

•      Treatment of Legacy Cousins Equity Awards –

¡         All equity compensation awards of legacy Cousins employees transferring to HoustonCo shall be converted into, or exchanged for, equity compensation awards covering the common stock of HoustonCo under terms and conditions substantially similar to the terms currently applicable to such Cousins awards, as adjusted for the Houston Distribution.

¡          All equity compensation awards of legacy Cousins employees not transferring to HoustonCo shall remain awards fully denominated in Cousins Common Stock, with the number of shares (and exercise price, if applicable) adjusted to reflect the Houston Distribution.

Employee Non-Solicit	• The non-solicit provision contained in the Merger Agreement will continue for 2 years post-closing.
Tax Matters

•      The parties will enter into a Tax Matters Agreement that will address the following topics, among other customary topics:

➢       Preparation of post-Distribution Date tax returns

➢       Preparation of any tax returns of Parkway LP reflecting tax items arising out of or related to Step 2 of the Reorganization, as set forth on Exhibit B (Division of Parkway LP), which tax returns shall be subject to Cousins’s review and comment

➢       Apportionment of taxes among entities

➢       Refunds, tax attributes, deductions

➢       Conduct of tax proceedings

Such topics may alternatively be addressed in the Distribution Agreement.

The parties will agree to report the transaction consistently on their tax returns.

Intellectual Property

•      Cousins shall retain all rights to intellectual property of Cousins immediately prior to the Houston Distribution, including the “Cousins” name and all related and all related intellectual property, including internet domain names and the “CUZ” ticker symbol.

•      HoustonCo shall retain the rights to the “Parkway” name and all related intellectual property, including internet domain names and the “[PKY]” ticker symbol (the “Houston IP”).

Transition Services Agreement	Each party will enter into a Transition Services Agreement pursuant to which it will cooperate with regard to various post-Distribution Date matters (including property level audits and financial reporting) and provide certain continuing administrative services with respect to the assets previously owned by it (or its predecessor) prior to closing.
Insurance	Cousins and Parkway will work in good faith to consider the appropriateness (from an economic cost and liability standpoint) of Cousins, Parkway and HoustonCo continuing coverage on properties owned by Cousins and HoustonCo after the Houston Distribution under their existing property (casualty) insurance coverage through 12/31/16, but in no event will Cousins or HoustonCo be required to extend such coverage on the Houston assets and non-Houston assets, respectively, past 12/31/16; provided that allocation and reimbursement of premiums will be required in connection with any such continuation. Following the Houston Distribution, Cousins and HoustonCo would each be solely responsible for any uninsured loss (including deductible) on property it owns after the Houston Distribution. At the Effective

4

Time of the Merger, Parkway’s existing property insurance coverage shall be transferred to HoustonCo and shall remain in place (for such properties which continue to be owned by Cousins) through and until 4/1/17, which is the expiration of the current term thereunder.
Information Sharing; Books and Records

•      Distribution agreement will include customary confidentiality agreement.

•      Each party will use commercially reasonable efforts after closing to share with the other party all information related to pre-Houston Distribution matters and such other party’s assets held by the disclosing party.

•      The parties will agree on records retention policies.

•      The parties will keep copies of all historic regards and agreements to support future diligence or audits.

Mutual Releases; Indemnification

•      HoustonCo will agree to indemnify Cousins for any claims relating to:

➢       the Houston Liabilities and the failure of HoustonCo to pay any Houston Liabilities in accordance with their terms;

➢       third-party claims relating to the Houston Business or Houston Assets;

➢       the breach by HoustonCo of the Distribution Agreement or any ancillary agreement;

➢       guarantees, credit support arrangements or similar undertakings for the benefit of HoustonCo by Cousins; and

➢       any untrue statement of material fact in the Form 10 or Houston Distribution Prospectus (other than statements explicitly made by Cousins, which will be limited to those specified on a schedule to the Distribution Agreement).

•      Cousins will agree to indemnify HoustonCo for any claims relating to:

➢       all Cousins Liabilities and the failure of Cousins to pay any Cousins Liabilities in accordance with their terms;

➢       third-party claims relating to the Cousins Business or Cousins Assets;

➢       the breach by Cousins of the Distribution Agreement or any ancillary agreement;

➢       guarantees, credit support arrangements or similar undertakings for the benefit of Cousins by HoustonCo; and

➢       any untrue statement of material fact in the Form 10 or Houston Distribution Prospectus to the extent such statement is explicitly made by Cousins (which will be limited to those specified on a schedule to the Distribution Agreement).

•      Neither party will be liable to the other for indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages (other than any such liability with respect to a third-party claim).

•      Each party will release the other party and its directors, officers, employees, agents and equity holders (“Indemnitees”) from all pre-closing liabilities related to the releasing party’s business or assets owned by such party after closing, other than liabilities for any willful or intentional misconduct, fraud, gross negligence or bad faith. Neither party will make any claim against the other or its Indemnitees with respect to any of such liabilities. The foregoing shall in no way limit or otherwise affect a party’s obligations under this Term Sheet, the Merger Agreement or ancillary agreements.

Conditions to Houston Distribution

•      Customary terms and conditions, including:

➢       Effectiveness of Form 10, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC.

➢       Receipt of solvency and surplus opinions.

➢       Receipt of NYSE listing approval.

➢       Mailing of information statement.

➢       Execution of ancillary agreements.

➢       No injunction or law preventing consummation, or limiting benefits of, Houston Distribution.

➢       Consummation of Reorganization.

➢       New HoustonCo credit facility shall be in place, and HoustonCo shall have distributed $200 million to its partners, which funds are then contributed to Cousins LP.

Dispute Resolution	Arbitration
Remedies	Specific performance

5

EXHIBIT D

AMENDMENT NO. 4

TO

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

[HOUSTONCO] PROPERTIES LP

THIS AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (“Amendment No. 4”), dated as of [●], 2016, is entered into by and between [HoustonCo], a Maryland corporation (the “Company”), and [HoustonCo] Properties General Partners Inc., a Delaware corporation formerly known as Parkway Properties General Partners, Inc. (the “General Partner”), and amends that certain Second Amended and Restated Agreement of Limited Partnership of [HoustonCo] Properties LP, a Delaware limited partnership formerly known as Parkway Properties LP (the “Partnership”), dated February 27, 2013, as amended (the “Partnership Agreement”)1.

WHEREAS, prior to the date hereof, Parkway Properties, Inc., a Maryland corporation (“Parkway”), held certain Partnership Interests in the Partnership and all of the outstanding equity in the General Partner;

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2016, by and among Parkway, the Partnership, Cousins Properties Incorporated, a Georgia corporation (“Cousins”), and Clinic Sub Inc., a Maryland corporation and wholly owned subsidiary of Cousins (“Merger Sub”), Parkway merged with and into Merger Sub (the “Merger”);

WHEREAS, in connection with the Reorganization (as defined in the Merger Agreement), among other actions, (x) the Partnership contributed its direct and indirect ownership in its Houston properties and certain other assets to [Houston Sub] LP, a newly created Delaware limited partnership (“Holdings”), in exchange for limited partner interests in Holdings; (y) the Partnership contributed all of its assets that were not contributed to Holdings to Cousins Properties LP, a newly created Delaware limited partnership (“Cousins LP”), in exchange for limited partner interests in Cousins LP and thereafter distributed the limited partner interests in Cousins LP to the Partnership’s partners; (z) the Company acquired all of Merger Sub’s Partnership Interests in the Partnership, which were previously held by Parkway prior to the Merger, Merger Sub’s general partner interest in Holdings, and all of the outstanding equity in the General Partner and was admitted as a Limited Partner of the Partnership; and

WHEREAS, pursuant to the terms of Section 7.3(e) and Article 14 of the Partnership Agreement, the General Partner, in its capacity as general partner of the Partnership, and the Company, as the holder of a Majority in Interest of the Limited Partners, wish to amend the Partnership Agreement on the terms as set forth herein.

[1]	NOTE: This Amendment will be entered into and become effective immediately following the Distribution that is the final step in the Reorganization pursuant to the Merger Agreement..

NOW, THEREFORE, BE IT RESOLVED, that for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	AMENDMENTS[2]

(a) Section 1.1 of the Partnership Agreement hereby is amended by deleting clause (e) of the definition of “CAPITAL ACCOUNT” in its entirety and replacing such clause with the following:

“The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.”

(b) Section 1.1 of the Partnership Agreement hereby is amended by inserting the following defined term in proper alphabetical order:

““COMMON UNIT ECONOMIC BALANCE” means, as of any date, (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Partnership Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section 6.3(a), but prior to the realization of any Liquidating Gains, divided by (ii) the number of the General Partner’s Partnership Common Units.”

(c) Section 1.1 of the Partnership Agreement hereby is amended by inserting the following clause at the end of the definition of “FAIR MARKET VALUE”:

“and PROVIDED FURTHER THAT no determination of FAIR MARKET VALUE of REIT Shares will be made following the date hereof until the REIT Shares have publicly traded for ten consecutive trading days.”

(d) Section 1.1 of the Partnership Agreement hereby is amended by deleting the definition of “REIT SHARES AMOUNT” in its entirety and replacing such definition with the following:

[2]	NOTE: In addition to the amendments set out in this Section 1, Article VII of the Partnership Agreement will be amended to add provisions, customary in UPREIT operating partnership agreements, that would limit the outside activities of the Company, including the following:

•	A restriction on owning material assets other than (i) debt and equity interests in the Partnership and Houston Sub LP (as defined in Exhibit B to the Merger Agreement) and (ii) the Retained 1% Houston Property Interest (as defined in Exhibit B to the Merger Agreement)

•	A limitation on issuing equity unless the proceeds are contributed to the Partnership in exchange for comparable equity interests in the Partnership.

•	A limitation on incurring debt for borrowed money from third parties unless the net proceeds of such debt are loaned to the Partnership on comparable terms.

Corresponding amendments may be made to other provisions of the Partnership Agreement in order to reflect these restrictions.

2

“ “REIT SHARES AMOUNT” means, as of any date, (i) with respect to Tendered Units, an aggregate number of REIT Shares equal to the number of such Tendered Units, as adjusted (x) pursuant to Section 8.6(h) (in the event the Company acquires or divests material assets, other than on behalf of the Partnership) and (y) for stock dividends and distributions, stock splits and subdivisions, reverse stock splits and combinations, distributions of rights, warrants or options, and distributions of evidences of indebtedness or assets received by the Company pursuant to a distribution by the Partnership other than a pro rata distribution to all Partners based on their respective Percentage Interests, and (ii) with respect to Partnership Units in any other context, the amount of REIT Shares determined in accordance with clause (i) assuming for such purpose that all such Partnership Units are Tendered Units. Notwithstanding the foregoing, the REIT Shares Amount shall not be adjusted in connection with an event described in clause (y) above if, in connection with such event, the Partnership makes a distribution of cash, Partnership Units, REIT Shares and/or rights, options or warrants to acquire Partnership Units and/or REIT Shares with respect to all applicable Partnership Common Units or effects a reverse split of, or otherwise combines, the Partnership Common Units, as applicable, that is comparable as a whole in all material respects with such event.”

(e) Section 2.2 of the Partnership Agreement hereby is amended to change the name of the Partnership to “[HoustonCo] Properties LP.

(f) Section 2.5 of the Partnership Agreement hereby is amended by deleting Section 2.5 in its entirety and replacing Section 2.5 with the following:

“The term of the Partnership commenced on January 6, 1997 and shall continue until dissolved pursuant to the provisions of Article 13 or as otherwise provided by law.”

(g) Section 7.1(a) of the Partnership Agreement hereby is amended by adding as clause (xx) the following:

“(xx) adjusting the number of Partnership Units or the REIT Shares Amount in accordance with the definition thereof or causing the Partnership to take any action described in the last sentence of such definition in lieu of making an adjustment to the REIT Shares Amount.”

(h) Section 7.3(d) of the Partnership Agreement hereby is amended by adding as clause (vii) the following:

“(vii) to reflect any adjustment to the REIT Shares Amount contemplated by the definition thereof or any action taken by the Partnership in lieu of such an adjustment in accordance with the last sentence of the definition of “REIT Shares Amount”; and”

(i) Section 7.4(b) of the Partnership Agreement hereby is deleted in its entirety and replaced with the following:

“(b) Subject to Section 15.11, the Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s, the General Partner’s and the Company’s organization, the ownership of their assets and their operations, but excluding any expenses related to assets and operations of the Company or the General Partner that are not owned or conducted by or through the Partnership. Except to the extent provided in this Agreement, the General Partner, the Company and their Affiliates shall be reimbursed on a monthly basis, or on such other basis as the General Partner may determine in its sole and absolute discretion, for all such expenses. The Partners acknowledge that all such expenses of the General Partner and/or the Company, other than any expenses related to assets and operations of the Company or the General Partner that are not owned or conducted by or through the Partnership, are deemed to be for the benefit of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.7. In the event that certain expenses are incurred by the General Partner for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable.”

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(j) Section 8.6(h) of the Partnership Agreement hereby is deleted in its entirety and replaced with the following:

“(h) If, at any time, the Company acquires or divests, directly or indirectly, material assets other than assets acquired on behalf of or owned through the Partnership and other than Partnership Interests, the definition of “REIT Shares Amount” shall be adjusted, as reasonably agreed to by the General Partner and a Majority in Interest of the Limited Partners, to reflect the relative Fair Market Value of a REIT Share relative to the Deemed Partnership Interest Value of the related Partnership Unit.”

(k) Section 8.6 of the Partnership Agreement hereby is amended by adding as paragraph (j) the following:

“(j) For purposes of this Section 8.6, all references to “Partnership Units” shall mean “Partnership Common Units.”

(l) Section 10.3 of the Partnership Agreement hereby is amended by deleting the existing Section 10.3 and replacing such Section 10.3 in its entirety and replacing such clause with the following:

“A. General. The General Partner shall be the “tax partner” of the Partnership for federal, state and local income tax administrative or judicial proceedings (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as a “judicial review”) and is treated as the “tax matters partner” pursuant to Section 6231(a)(7) of the Code as in effect on November 1, 2015 (Subchapter C of Chapter 63 of the Code as in effect on November 1, 2015 referred to as the “Current Partnership Audit Rules”) and the “partnership representative” pursuant to Section 6223(a) of the Code as included in the Bipartisan Budget Act of 2015 (with the changes to Subchapter C of Chapter 63 of the Code as made by the Bipartisan Budget Act of 2015 referred to as the “2015 Budget Act Partnership Audit Rules”). The General Partner is authorized to conduct all tax audits and judicial reviews for the Partnership. So long as Section 6223(c)(3) of the Current Partnership Audit Rules is in effect, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners.

B. Powers. The tax partner is authorized, but not required (and the Partners hereby consent to the tax partner taking the following actions):

(1)	to elect out of the 2015 Budget Act Partnership Audit Rules, if available;

(2)	to enter into any settlement with the IRS with respect to any tax audit or judicial review for the adjustment of Partnership items required to be taken into account by a Partner or the Partnership for income tax purposes, and in the settlement agreement the tax partner may expressly state that such agreement shall bind the Partnership and all Partners, except that so long as the Current Partnership Audit Rules are in effect, such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations under the Current Partnership Audit Rules) files a statement with the IRS providing that the tax partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Current Partnership Audit Rules) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Current Partnership Audit Rules);

(3)	to seek judicial review of any adjustment assessed by the IRS or any other tax authority, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(4)	to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(5)	to file a request for an administrative adjustment with the IRS or other tax authority at any time and, if any part of such request is not allowed by the IRS or other tax authority, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

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(6)	to enter into an agreement with the IRS or other tax authority to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item;

(7)	to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding, to the extent permitted by applicable law or regulations, including, without limitation, the following actions to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

a.	electing to have the alternative method for the underpayment of taxes set forth in Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, apply to the Partnership and its current or former Partners; and

b.	for Partnership level assessments under Section 6225 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, determining apportionment of responsibility for payment among the current or former Partners, setting aside reserves from Available Cash of the Partnership, withholding of distributions of Available Cash to the Partners, and requiring current or former Partners to make cash payments to the Partnership for their share of the Partnership level assessments; and

(8)	to take any other action required or permitted by the Code and Regulations in connection with its role as tax partner.

The taking of any action and the incurring of any expense by the tax partner in connection with any such audit or proceeding referred to in clause (7) above, except to the extent required by law, is a matter in the sole and absolute discretion of the tax partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the tax partner in its capacity as such. In addition, the General Partner shall be entitled to indemnification set forth in Section 7.7 for any liability for tax imposed on the Partnership under the 2015 Budget Act Partnership Audit Rules that is collected from the General Partner.

The current and former Partners agree to provide the following information and documentation to the Partnership and the tax partner to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

(1)	information and documentation to determine and prove eligibility of the Partnership to elect out of the 2015 Budget Act Partnership Audit Rules;

(2)	information and documentation to reduce the Partnership level assessment consistent with Section 6225(c) of the Code, as included in the 2015 Budget Act Partnership Audit Rules; and

(3)	information and documentation to prove payment of the attributable liability under Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules.

In addition to the foregoing, and notwithstanding any other provision of this Agreement, including, without limitation, Section 14.1 of this Agreement, the General Partner is authorized (without any requirement of the consent or approval of any other Partners) to make all such amendments to this Section 10.3 as it shall determine, in its sole judgment, to be necessary, desirable or appropriate to implement the 2015 Budget Act Partnership Audit Rules and any regulations, procedures, rulings, notices, or other administrative interpretations thereof promulgated by the U.S. Treasury Department.

C. Reimbursement. The tax partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and/or law firm to assist the tax partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

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D. Survival. The obligations of each Partner under this Section 10.3 shall survive such Partner’s withdrawal from the Partnership, and each Partner agrees to execute such documentation requested by the Partnership at the time of such Partner’s withdrawal from the Partnership to acknowledge and confirm such Partner’s continuing obligations under this Section 10.3.”

(m) The Partnership Agreement shall be amended by deleting the existing Exhibit A thereto and replacing such exhibit with new Exhibit A attached hereto.

Section 2.	NO OTHER CHANGES

Except as expressly amended hereby, the Partnership Agreement shall in all respects continue in full force and effect and the General Partner and the Company ratify and confirm that they continue to be bound by the terms and conditions thereof.

Section 3.	APPLICABLE LAW

This Amendment No. 4 shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 4.	CAPITALIZED TERMS

All capitalized terms used in this Amendment No. 4 and not otherwise defined herein shall have the meanings assigned to such terms in the Partnership Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 to the Second Amended and Restated Partnership Agreement of [HoustonCo] Properties LP as of the date first written above.

THE GENERAL PARTNER:

PARKWAY PROPERTIES GENERAL PARTNERS, INC.

By:
Name:
Title:

By:
Name:
Title:

THE COMPANY:

[HOUSTONCO]

By:
Name:
Title:

By:
Name:
Title:

Exhibit A

[HOUSTONCO] PROPERTIES LP

EXHIBIT A

Partner	Class or Series of Partnership Unit	Certificate Number (if Applicable)
General Partner:

Parkway Properties General Partners, Inc.	[●] Common General Partnership Units	N/A

Limited Partners:

[HoustonCo]	[●] Common Limited Partnership Units	N/A

[Remaining Limited Partners to be listed]	[●] Common Limited Partnership Units

EXHIBIT E

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

COUSINS PROPERTIES INCORPORATED

3.

The name of the corporation is Cousins Properties Incorporated (the “Corporation”).

4.

Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, these Articles of Amendment (“Amendment”) amend the Restated Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”).

5.

The Amendment is to add the following as a new Article 4.E of the Articles of Incorporation, to set forth the terms, as determined by the Board of Directors of the Corporation, of a new series of the Corporation’s Preferred Stock:

E. Limited Voting Preferred Stock.

(1) Certain Definitions. For purposes of this Amendment, the following capitalized terms shall have the meanings set forth below:

(a) “Affiliate” shall mean, with respect to any Person (as defined in Article 11), any Person directly or indirectly controlling, controlled by, or under common control with such Person. Control of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Immediate Family Member” shall mean, with respect to any natural Person, such natural Person’s estate or heirs or current spouse or former spouse, parents, parents-in-law, children (whether natural, adopted or by marriage), siblings and grandchildren and any trust or estate, all of the beneficiaries of which consist of such Person or such Person’s spouse, or former spouse, parents, parents-in-law, children, siblings or grandchildren.

(c) “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of April 28, 2016 by and among Parkway Properties, Inc., Parkway Properties LP, the Corporation, and Clinic Sub Inc.

(d) “Operating Partnership” shall mean Cousins Properties LP, a Delaware limited partnership.

(e) “Paired Partnership Unit” shall mean, with respect to a share of the Corporation’s Limited Voting Preferred Stock, the Partnership Unit that is paired with such share of Limited Voting Preferred Stock with on a one-for-one basis.

(f) “Paired Unit” shall mean a unit consisting of one share of Limited Voting Preferred Stock and one Partnership Unit, issued simultaneously and on a one-for-one basis. Shares of Limited Voting Preferred Stock issued at the Effective Time of the Merger Agreement shall become Paired Units upon completion of the Reorganization in accordance with the Merger Agreement.

(g) “Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as the same may be amended from time to time.

(h) “Partnership Unit” shall mean a unit of limited partnership interest in the Operating Partnership.

(i) “Permitted Transferee” shall mean (a) a Person to whom Limited Voting Preferred Stock is issued by the Corporation, (b) an Affiliate of a Person referred to in the preceding clause (a), (c) an Immediate Family Member of a natural Person referred to in the preceding clause (a), (d) a trust for the benefit of a charitable beneficiary, or (e) a charitable foundation.

(j) “Transfer” shall mean any direct or indirect sale, assignment, hypothecation or other transfer of any Paired Unit.

(2) Designation and Amount. This series of Preferred Stock of the Corporation is designated as the “Limited Voting Preferred Stock”, par value $1 per share. The number of shares constituting the Limited Voting Preferred Stock shall be 7,335,000.

(3) Limitations. Without limitation of the other provisions of the Articles of Incorporation (including Article 4 thereunder), any issuance and/or transfer of Limited Voting Preferred Stock that would result in any violation of any restriction on ownership and/or transfer set forth in Article 11 of the Articles of Incorporation shall be void ab initio, as to the issuance and/or transfer of such shares of Limited Voting Preferred Stock that would violate any such restriction, and the intended recipient or transferee thereof, as the case may be, shall acquire no rights in such shares of Limited Voting Preferred Stock.

(4) Dividend Rights. No dividends or other distributions shall be paid with respect to the shares of Limited Voting Preferred Stock, and the holders thereof shall not be entitled or eligible to receive and shall not receive any dividends or other distributions from the Corporation with respect thereto.

(5) Voting Rights.

(a) Limited Voting Rights. Each share of Limited Voting Preferred Stock shall entitle the holder thereof to one (1) vote on the following matters only, and only in circumstances in which holders of Common Stock are entitled to vote pursuant to the Articles of Incorporation or as otherwise required by the Georgia Business Corporation Code:

(i) the election of directors;

(ii) any amendment, alteration or repeal of any provision of the Articles of Incorporation;

(iii) any merger, consolidation, reorganization or other business combination of the Corporation with or into any other entity;

(iv) the sale, lease, exchange, transfer, conveyance or other disposition of all or substantially all the Corporation’s assets in a single transaction or series of related transactions; or

(v) any liquidation, dissolution or winding up of the Corporation.

Except as otherwise set forth in this 4.E(5), or except as otherwise from time to time required by the Georgia Business Corporation Code, the holders of shares of Limited Voting Preferred Stock will have no voting rights.

(b) Voting as a Single Class. With respect to any matter on which the Limited Voting Preferred Stock is entitled to vote pursuant to the provisions of this 4.E(5), the Common Stock and the Limited Voting Preferred Stock shall vote together as a voting group, except if otherwise required by the Georgia Business Corporation Code.

(6) Redemption Rights. The Limited Voting Preferred Stock has the following redemption rights:

(a) In the event that a holder of shares of Limited Voting Preferred Stock shall Transfer (i) any Paired Unit to any Person other than a Permitted Transferee, (ii) any share of Limited Voting Preferred Stock separate and apart from the Paired Partnership Unit with which it is paired, (iii) any Paired Partnership Unit separate and apart from the share of Limited Voting Preferred Stock with which it is

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paired, then in each case the share of Limited Voting Preferred Stock included in such Paired Unit shall automatically and without further action be redeemed by the Corporation without consideration.

(b) In the event that any Paired Partnership Unit is redeemed pursuant to the terms and conditions of the Partnership Agreement, the share of Limited Voting Preferred Stock paired with such Paired Partnership Unit shall automatically and without further action be redeemed by the Corporation without consideration.

(c) To the extent that a share of Limited Voting Preferred Stock is not otherwise paired with a Partnership Unit, such share shall automatically and without further action be redeemed by the Corporation without consideration.

(d) Certain shares of Limited Voting Preferred Stock will be issued at the effective time under the Merger Agreement. Upon consummation of the transactions that constitute the Reorganization under the Merger Agreement, each holder of shares of Limited Voting Preferred Stock will also become the holder of a like number of Partnership Units. Upon consummation of the Reorganization, such Partnership Units and shares of Limited Voting Preferred Stock will constitute Paired Units. Prior to such consummation, the fact that such shares of Limited Voting Preferred Stock are not paired with Partnership Units shall not result in the redemption of such shares of Limited Voting Preferred Stock pursuant to this 4.E(6). Following consummation of the Reorganization, the provisions of this 4.E(6) shall apply to such Paired Units.

(7) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Limited Voting Preferred Stock shall not be entitled to any distributions.

(8) Conversion. The Limited Voting Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(9) Status of Redeemed Stock. All shares of Limited Voting Preferred Stock that have been issued and redeemed or reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued shares of Limited Voting Preferred Stock.

6.

This Amendment was adopted on [                    ], 2016.

7.

This Amendment was duly adopted by the Corporation’s Board of Directors without shareholder approval, as such approval was not required.

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IN WITNESS WHEREOF, COUSINS PROPERTIES INCORPORATED has caused these Articles of Amendment to be executed by its authorized officer on             .

COUSINS PROPERTIES INCORPORATED

By:
Gregg D. Adzema
Executive Vice President and Chief
Financial Officer

EXHIBIT F

FORM OF

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

COUSINS PROPERTIES LP

[                    ], 2016

i

ii

List of Exhibits

Exhibit A	Form of Partner Registry
Exhibit B	Capital Account Maintenance
Exhibit C	Special Allocation Rules
Exhibit D	Notice of Redemption
Exhibit E	Notice of Election by Partner to Convert LTIP Units into Class A Units
Exhibit F	Notice of Election by Partnership to Force Conversion of LTIP Units into Class A Units
Exhibit G-1	Certification of Non-Foreign Status (For Redeeming Limited Partners That Are Entities)
Exhibit G-2	Certification of Non-Foreign Status (For Redeeming Limited Partners That Are Individuals)

iii

FORM OF

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

COUSINS PROPERTIES LP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (as may be further amended, supplemented or restated from time to time, the “Agreement”) of Cousins Properties LP (the “Partnership”) is dated as of [                    ], 2016 and entered into by and among Cousins Properties Incorporated, a Georgia corporation, as the general partner (“Cousins”) or the “General Partner”), and the Persons whose names are set forth on the Partner Registry (as hereinafter defined) as Limited Partners, together with any other Persons who become Partners in the Partnership as provided herein.

WHEREAS, on [                    ], 2016 (the “Formation Date”), the Partnership was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act by the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware, and Parkway Properties, Inc., as general partner (“Parkway”), and Parkway Properties LP, as limited partner (“Parkway LP”), entered into an original agreement of limited partnership of the Partnership effective as of the Formation Date (the “Original Partnership Agreement”);

WHEREAS, pursuant to the consummation on this date of the Agreement and Plan of Merger, dated as of April 28, 2016 (the “Merger Agreement”), by and among Parkway, Parkway LP, the General Partner, and Clinic Sub Inc., a wholly owned subsidiary of Cousins (“Merger Sub”), and the Reorganization contemplated thereby, (i) Parkway LP has contributed direct or indirect ownership interests in certain properties to the Partnership in exchange for Class A Units, (ii) Parkway LP has distributed such Class A Units to the partners of Parkway LP, (iii) Cousins has contributed direct or indirect ownership interests in certain properties to the Partnership in exchange for Class A Units, and (iv) Merger Sub as the successor to Parkway as general partner of the Partnership upon consummation of the merger under the Merger Agreement transferred its General Partner Interest to the General Partner;

WHEREAS, the Partners (as hereinafter defined) now desire to amend and restate the Original Partnership Agreement as set forth herein, which shall, amend, restate and supersede the Original Partnership Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Partnership Agreement in its entirety and agree to continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, as follows:

ARTICLE I

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 hereof and who is shown as a Limited Partner on the Partnership Registry.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year or other period (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Fiscal Year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit B.

“Adjustment Event” means an event in which (i) the Partnership makes a distribution of Partnership Units on all outstanding Class A Units, (ii) the Partnership subdivides the outstanding Class A Units into a greater number of Class A Units or combines the outstanding Class A Units into a lesser number of Class A Units, (iii) the Partnership issues any Partnership Units in exchange for its outstanding Class A Units by way of a reclassification or recapitalization of its Class A Units, or (iv) a similar transaction involving Class A Units where consideration is not received in connection with such transaction. For the avoidance of doubt, the following shall not be Adjustment Event: (a) the issuance of Partnership Units in a financing, reorganization, acquisition or similar business transaction; (b) the issuance of Partnership Units pursuant to the Equity Incentive Plan or other compensation plan, or under a distribution reinvestment plan; or (c) the issuance of any Partnership Units to the General Partner or other Persons in respect of a Capital Contribution to the Partnership.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (ii) any officer, director, general partner or trustee of such Person or any Person referred to in the foregoing clause (i). For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Special LTIP Unit Distribution Amount” has the meaning set forth in Section 5.1.F.

“Agreed Value” means (i) in the case of any Contributed Property, the Section 704(c) Value of such property as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed as determined under Section 752 of the Code and the regulations thereunder; and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Agreement” has the meaning set forth in the Preamble.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Available Cash” means, with respect to any period for which such calculation is being made, cash of the Partnership, regardless of source (including Capital Contributions and loans to the Partnership), that the General Partner, in its sole and absolute discretion, determines is appropriate for distribution to the Partners.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted

Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit B and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit B. The initial Capital Account balance for each Partner who is a Partner on the date hereof shall be the amount set forth opposite such Partner’s name on the Partner Registry.

“Capital Account Limitation” has the meaning set forth in Section 4.7.B.

“Capital Contribution” means, with respect to any Partner, any cash and the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership.

“Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the Section 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Partners’ Capital Accounts and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B, and to reflect changes, additions (including capital improvements thereto) or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash Amount” means an amount of cash equal to the Value on the Valuation Date of the Shares Amount.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.

“Class A” has the meaning set forth in Section 5.1.C.

“Class A Share” has the meaning set forth in Section 5.1.C.

“Class A Unit” means any Partnership Unit that is not specifically designated by the General Partner as being of another specified class of Partnership Units.

“Class A Unit Economic Balance” has the meaning set forth in Section 6.1.E.

“Class A Unit Transaction” means any transaction or series of related transactions (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all Class A Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any Class A Unit Transaction which constitutes an Adjustment Event) as a result of which Class A Units shall be exchanged for or converted into the right, or the holders of such Class A Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof.

“Class B” has the meaning set forth in Section 5.1.C.

“Class B Share” has the meaning set forth in Section 5.1.C.

“Class B Unit” means a Partnership Unit that is specifically designated by the General Partner as being a Class B Unit.

“Cousins” has the meaning set forth in the forepart of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Article XIV.

“Consent of the Outside Limited Partners” means the Consent of Limited Partners (excluding for this purpose, to the extent any of the following holds Class A Units, (i) the General Partner or the General Partner Entity, (ii) any Person of which the General Partner or the General Partner Entity directly or indirectly owns or controls more than fifty percent (50%) of the voting interests and (iii) any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner or the General Partner Entity) holding Class A Units representing more than fifty percent (50%) of the Percentage Interest of the Class A Units of all Limited Partners which are not excluded pursuant to (i), (ii) and (iii) above.

“Constituent Person” has the meaning set forth in Section 4.7.F.

“Contributed Property” means each property or other asset contributed to the Partnership, in such form as may be permitted by the Act, but excluding cash contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B, such property shall no longer constitute a Contributed Property for purposes of Exhibit B, but shall be deemed an Adjusted Property for such purposes.

“Conversion Date” has the meaning set forth in Section 4.7.B.

“Conversion Factor” means 1.0; provided, however, that, if the General Partner Entity (i) declares or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares and does not make a corresponding distribution on Class A Units in Class A Units, (ii) subdivides its outstanding Shares, or (iii) combines its outstanding Shares into a smaller number of Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination; and provided further that if an entity shall cease to be the General Partner Entity (the “Predecessor Entity”) and another entity shall become the General Partner Entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which is the Value of one Share of the Predecessor Entity, determined as of the date when the Successor Entity becomes the General Partner Entity, and the denominator of which is the Value of one Share of the Successor Entity, determined as of that same date. (For purposes of the second proviso in the preceding sentence, if any shareholders of the Predecessor Entity will receive consideration in connection with the transaction in which the Successor Entity becomes the General Partner Entity, the numerator in the fraction described above for determining the adjustment to the Conversion Factor (that is, the Value of one Share of the Predecessor Entity) shall be the sum of the greatest amount of cash and the fair market value (as determined in good faith by the General Partner) of any securities and other consideration that the holder of one Share in the Predecessor Entity could have received in such transaction (determined without regard to any provisions governing fractional shares).) The Conversion Factor is also subject to adjustment in the circumstances set forth in Section 7.5.

Any adjustment to the Conversion Factor shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event giving rise thereto, it being intended that (x) adjustments to the Conversion Factor are to be made to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Partnership Units and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, that the Conversion Factor applicable to such redemption shall be adjusted to take into account such event.

Notwithstanding the foregoing, the Conversion Factor shall not be adjusted in connection with an event described in clause (ii) or (iii) of the first paragraph of this definition if, in connection with such event, the Partnership makes a distribution of Class A Units and Class B Units with respect to all applicable outstanding Class A Units and Class B Units or effects a reverse split of, or otherwise combines, the outstanding Class A Units and Class B Units as applicable, that is comparable as a whole in all material respects with such event.

“Conversion Notice” has the meaning set forth in Section 4.7.B.

“Conversion Right” has the meaning set forth in Section 4.7.A.

“Convertible Funding Debt” has the meaning set forth in Section 7.5.E.

“Current Partnership Audit Rules” has the meaning set forth in Section 10.3.A.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (iv) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the U.S. federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount as calculated in accordance with Regulations Section 1.704-3; provided, however, that if the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero and if Depreciation is calculated in accordance with Regulations Section 1.704-3(b), Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Distribution Measurement Date” has the meaning set forth in Section 5.1.F.

“Distribution Participation Date” means, with respect to LTIP Units, such date as may be specified in the Vesting Agreement or other documentation pursuant to which such LTIP Units are issued.

“Distribution Payment Date” has the meaning set forth in Section 5.1.E.

“Distribution Period” has the meaning set forth in Section 5.1.C.

“Economic Capital Account Balances” has the meaning set forth in Section 6.1.E.

“Equity Incentive Plan” means any equity incentive or compensation plan hereafter adopted by the Partnership or the General Partner, including, without limitation, the [             Equity Incentive Plan], as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Units” has the meaning set forth in Section 11.2.C.

“Fiscal Quarter” means any three calendar month quarter of any Fiscal Year of the Partnership, which quarters shall end on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means the fiscal year of the Partnership, which shall be the calendar year as provided in Section 9.2.

“Forced Conversion” has the meaning set forth in Section 4.7.C.

“Forced Conversion Notice” has the meaning set forth in Section 4.7.C.

“Formation Date” has the meaning set forth in the recitals hereto.

“Funding Debt” means any Debt incurred for the purpose of providing funds to the Partnership by or on behalf of the General Partner, the General Partner Entity or any wholly owned subsidiary of either the General Partner or the General Partner Entity.

“General Partner” means Cousins Properties Incorporated, a Georgia corporation, or its successor or permitted assignee, as general partner of the Partnership.

“General Partner Entity” means the General Partner; provided, however, that if (i) the common shares of beneficial interest (or other comparable equity interests) of the General Partner are at any time not Publicly Traded and (ii) the common shares of beneficial interest (or other comparable equity interests) of an entity that owns, directly or indirectly, fifty percent (50%) or more of the common shares of beneficial interest (or other comparable equity interests) of the General Partner are Publicly Traded, the term “General Partner Entity” shall refer to such entity whose common shares of beneficial interest (or other comparable equity securities) are Publicly Traded. If both requirements set forth in clauses (i) and (ii) above are not satisfied, then the term “General Partner Entity” shall mean the General Partner.

“General Partner Interest” means a Partnership Interest held by the General Partner that is not designated a Limited Partner Interest. A General Partner Interest may be expressed as a number of Partnership Units.

“General Partner Payment” has the meaning set forth in Section 15.14.

“Immediate Family” means, with respect to any natural Person, such natural Person’s spouse, parents, descendants, nephews, nieces, brothers, and sisters.

“Incapacity” or “Incapacitated” means, (i) as to any individual who is a Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her Person or estate, (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (iii) as to any partnership or limited liability company which is a Partner, the dissolution and commencement of winding up of the partnership or limited liability company, (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership, (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee) or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment or (h) an appointment referred to in clause (g) is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (A) the General Partner, (B) the General Partner Entity, (C) a Limited Partner, or (D) any direct or indirect trustee, manager, director, officer, member, shareholder or partner of the Partnership, the General Partner, the General Partner Entity or a Limited Partner, and (ii) such other Persons (including Affiliates of the General Partner or the General Partner Entity, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Limited Partner” means any Person named as a Limited Partner in the Partner Registry or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.1.

“Liquidating Gains” has the meaning set forth in Section 6.1.E.

“Liquidator” has the meaning set forth in Section 13.2.A.

“LTIP Distribution Amount” has the meaning set forth in Section 5.1.E.

“LTIP Unit” means a Partnership Unit that is designated as an LTIP Unit and that has the rights, preferences and other privileges designated in Sections 4.6 and 4.7 and elsewhere in this Agreement in respect of holders of LTIP Units. The allocation of LTIP Units among the Partners shall be set forth on the Partner Registry.

“LTIP Unit Sharing Percentage” means, for an LTIP Unit, the percentage that is specified as the LTIP Unit Sharing Percentage in the Vesting Agreement or other documentation pursuant to which such LTIP Unit is issued.

“LTIP Unitholder” means a Partner that holds LTIP Units.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Exhibit B. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit C, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Exhibit B. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit C, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase Shares, excluding grants under the Equity Incentive Plan, or (ii) any Debt issued by the General Partner that provides any of the rights described in clause (i).

“Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit C if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means a Notice of Redemption substantially in the form of Exhibit D.

“Operating Entity” has the meaning set forth in Section 7.4.F.

“Original Agreement” has the meaning set forth in the recitals hereto.

“Parent Entity” has the meaning set forth in Section 7.4.F.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i), and the amount of Partner Nonrecourse Deductions with respect to Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partner Registry” means the Partner Registry maintained by the General Partner in the books and records of the Partnership, which contains substantially the same information as would be necessary to complete the form of the Partner Registry attached hereto as Exhibit A.

“Partnership” has the meaning set forth in the recitals hereto.

“Partnership Approval” has the meaning set forth in Section 11.2.C.

“Partnership Interest” means a Limited Partner Interest, a General Partner Interest or LTIP Units (to the extent the General Partner has awarded LTIP Units) and includes any and all benefits to which the holder of such a partnership interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner either (i) for the distribution of Available Cash pursuant to Section 5.1.A, which record date shall be the same as the record date established by the General Partner Entity for a distribution to its shareholders of some or all of its portion of such distribution, or (ii) if applicable, for determining the Partners entitled to vote on or consent to any proposed action for which the consent or approval of the Partners is sought pursuant to Section 14.2.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2, and includes Class A Units, Class B Units, LTIP Units and any other classes or series of Partnership Units established after the date hereof. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in the Partner Registry.

“Percentage Interest” means, as to a Partner holding a class of Partnership Interests, its interest in such class, determined by dividing the Partnership Units of such class owned by such Partner by the total number of Partnership Units of such class then outstanding. For purposes of determining the Percentage Interest of the Partners at any time when there are Class B Units outstanding, all Class B Units shall be treated as Class A Units.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, self-regulatory organization and any government, governmental department or agency or political subdivision thereof (or any group of any of the foregoing).

“Parkway” has the meaning set forth in the Recitals.

“Parkway LP” has the meaning set forth in the Recitals.

“Predecessor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market, any nationally or internationally recognized stock exchange or any successor to any of the foregoing.

“Qualified Assets” means any of the following assets: (i) interests, rights, options, warrants or convertible or exchangeable securities of the Partnership; (ii) Debt issued by the Partnership or any Subsidiary thereof in connection with the incurrence of Funding Debt; (iii) equity interests in Qualified REIT Subsidiaries and limited liability companies (or other entities disregarded from their sole owner for U.S. federal income tax purposes, including wholly owned grantor trusts) whose assets consist solely of Qualified Assets; (iv) up to a one percent

(1%) equity interest in any partnership or limited liability company at least ninety-nine percent (99%) of the equity of which is owned, directly or indirectly, by the Partnership; (v) cash held for payment of administrative expenses or pending distribution to security holders of the General Partner Entity or any wholly owned Subsidiary thereof or pending contribution to the Partnership; and (vi) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of the Partnership and its Subsidiaries.

“Qualified REIT Subsidiary” means any Subsidiary of the General Partner Entity that is a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment pursuant to Section 754 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized either as ordinary income or as “unrecaptured Section 1250 gain” (as defined in Section 1(h)(6) of the Code) because it represents the recapture of depreciation deductions previously taken with respect to such property or asset.

“Recourse Liabilities” means the amount of liabilities owed by the Partnership (other than Nonrecourse Liabilities and liabilities to which Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-(2)(i) of the Regulations).

“Redeeming Partner” has the meaning set forth in Section 8.6.A.

“Redemption Amount” means either the Cash Amount or the Shares Amount, as determined by the General Partner, in its sole and absolute discretion; provided, however, that if the Shares are not Publicly Traded at the time a Redeeming Partner exercises its Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount. A Redeeming Partner shall have no right, without the General Partner’s consent, in its sole and absolute discretion, to receive the Redemption Amount in the form of the Shares Amount.

“Redemption Right” has the meaning set forth in Section 8.6.A.

“Regulations” means the Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means an entity that qualifies as a real estate investment trust under the Code.

“REIT Requirements” has the meaning set forth in Section 5.1.A.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for U.S. federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.1(a) or 2.B.2(a) of Exhibit C to eliminate Book-Tax Disparities.

“Safe Harbor” has the meaning set forth in Section 11.6.F.

“Same Award” has the meaning set forth in Section 5.1.F.

“Section 704(c) Value” of any Contributed Property means the fair market value of such property at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, subject to Exhibit C, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the Section 704(c) Value of Contributed Properties in a single or integrated transaction among each separate property on a basis proportional to its fair market values.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means a common share of beneficial interest (or other comparable equity interest) of the General Partner Entity. Shares may be issued in one or more classes or series in accordance with the terms of the organizational documents of the General Partner Entity. Shares issued in lieu of the Cash Amount may be either registered or unregistered Shares at the option of the General Partner. If there is more than one class or series of Shares, the term “Shares” shall, as the context requires, be deemed to refer to the class or series of Shares that corresponds to the class or series of Partnership Interests for which the reference to Shares is made. When used with reference to Class A Units, the term “Shares” refers to the common shares of beneficial interest (or other comparable equity interest) of the General Partner Entity.

“Shareholder Approval” has the meaning set forth in Section 11.2.B.

“Shareholder Vote” has the meaning set forth in Section 11.2.B.

“Shares Amount” means a number of Shares equal to the product of the number of Partnership Units offered for redemption by a Redeeming Partner times the Conversion Factor; provided, however, that if the General Partner Entity issues to holders of Shares securities, rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Shares or any other securities or property (collectively, the “rights”), then the Shares Amount shall also include such rights that a holder of that number of Shares would be entitled to receive unless the Partnership issues corresponding rights to holders of Partnership Units.

“Special LTIP Unit Distribution” has the meaning set forth in Section 5.1.F.

“Specified Redemption Date” means the twentieth (20th) Business Day after the Valuation Date or such shorter period as the General Partner, in its sole and absolute discretion, may determine; provided, however, that, if the Shares are not Publicly Traded, the Specified Redemption Date means the thirtieth (30th) Business Day after receipt by the General Partner of a Notice of Redemption.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, trust, partnership or joint venture, or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 and who is shown as a Limited Partner in the Partner Registry.

“Successor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

“Tender Offer” has the meaning set forth in Section 11.2.B.

“Termination Transaction” has the meaning set forth in Section 11.2.B.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit B) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date, over (ii) the fair market value of such property (as determined under Exhibit B) as of such date.

“Unvested LTIP Units” has the meaning set forth in Section 4.6.C.

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to one Share of a class of outstanding Shares of the General Partner Entity that are Publicly Traded, the average of the daily market price for the ten consecutive trading days immediately preceding the date with respect to which value must be determined. The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day. If the outstanding Shares of the General Partner Entity are Publicly Traded and the Shares Amount includes, in addition to the Shares, rights or interests that a holder of Shares has received or would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. If the Shares of the General Partner Entity are not Publicly Traded, the Value of the Shares Amount per Partnership Unit tendered for redemption (which will be the Cash Amount per Partnership Unit offered for redemption payable pursuant to Section 8.6.A) means the amount that a holder of one Partnership Unit would receive if each of the assets of the Partnership were to be sold for its fair market value on the Specified Redemption Date, the Partnership were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the Partners in accordance with the terms of this Agreement. Such Value shall be determined by the General Partner, acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Partnership if each asset of the Partnership (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Partnership owns a direct or indirect interest) were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Partnership’s minority interest in any property or any illiquidity of the Partnership’s interest in any property).

“Vested LTIP Units” has the meaning set forth in Section 4.6.C.

“Vesting Agreement” means each or any, as the context implies, agreement or instrument entered into by a holder of LTIP Units upon acceptance of an award of LTIP Units under an Equity Incentive Plan.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1	Organization

A. Organization, Status and Rights. The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in the Original Agreement. The Partners hereby confirm and agree to their status as partners of the Partnership and to continue the business of the Partnership on the terms set forth in this Agreement. Except as expressly provided herein, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

B. Qualification of Partnership. The Partners (i) agree that if the laws of any jurisdiction in which the Partnership transacts business so require, the appropriate officers or other authorized representatives of the Partnership shall file, or shall cause to be filed, with the appropriate office in that jurisdiction, any documents necessary for the Partnership to qualify to transact business under such laws; and (ii) agree and obligate themselves to execute, acknowledge and cause to be filed for record, in the place or places and manner prescribed by law, any amendments to the Certificate of Limited Partnership as may be required, either by the Act, by the laws of any jurisdiction in which the Partnership transacts business, or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation and operation of the Partnership as a limited partnership under the Act.

C. Representations. Each Partner represents and warrants that such Partner is duly authorized to execute, deliver and perform its obligations under this Agreement and that the Person, if any, executing this Agreement on behalf of such Partner is duly authorized to do so and that this Agreement is binding on and enforceable against such Partner in accordance with its terms.

Section 2.2	Name

The name of the Partnership shall be Cousins Properties LP. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of any of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3	Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware shall be located at [                    ], and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be [                    ]. The principal office of the Partnership shall be [                    ] or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4	Term

The term of the Partnership commenced on [                    ], 2016, and shall continue until dissolved pursuant to the provisions of Article XIII or as otherwise provided by law.

ARTICLE III

PURPOSE

Section 3.1	Purpose and Business

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; (ii) to enter into any corporation, partnership, joint venture, trust, limited liability company or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged, directly or indirectly, in any of the foregoing; and (iii) to do anything necessary or incidental to the foregoing; provided, however, that any business shall be limited to and conducted in such a manner as to permit the General Partner and, if different, the General Partner Entity, at all times to be classified as a REIT, unless the General Partner or General Partner Entity, as applicable, in its sole and absolute discretion has chosen to cease to qualify as a REIT or has chosen not to attempt to qualify as a REIT for any reason or reasons whether or not related to the business conducted by the Partnership. In connection with the foregoing, and without limiting the General Partner or the General Partner Entity’s right, in its sole and absolute discretion, to cease qualifying as a REIT, the Partners acknowledge that the status of the General Partner or, if different, the General Partner Entity as a REIT inures to the benefit of all the Partners and not solely to the General Partner, the General Partner Entity or their or its Affiliates, members and shareholders. The General Partner shall be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Code.

Section 3.2	Powers

The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership shall not take, or shall refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of any of the General Partner or the General Partner Entity to continue to qualify as a REIT (if such entity has chosen to attempt to qualify as a REIT), (ii) could subject any of the General Partner or the General Partner Entity to any taxes under Section 857, Section 4981, or any other provision of the Code, or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over any of the General Partner or the General Partner Entity or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND ISSUANCES

OF PARTNERSHIP INTERESTS

Section 4.1	Capital Contributions of the Partners

Prior to or concurrently with the execution of this Agreement, the Partners have made the Capital Contributions as set forth in the Partner Registry. On the date hereof, the Partners own Partnership Units in the amounts set forth in the Partner Registry and have Percentage Interests in the Partnership as set forth in the Partner Registry. The number of Partnership Units and Percentage Interest shall be adjusted in the Partner Registry from time to time by the General Partner to the extent necessary to reflect accurately exchanges, redemptions, Capital Contributions, the issuance of additional Partnership Units or similar events having an effect on a Partner’s Percentage Interest occurring after the date hereof in accordance with the terms of this Agreement. One thousand (1,000) Partnership Units shall be deemed to be the General Partner’s Partnership Units and shall be the General Partner Interest of the General Partner, and all other Partnership Units held by the General Partner shall be deemed to be Limited Partner Interests and shall be held by the General Partner in its capacity as a Limited Partner in the Partnership. Except as provided in Sections 7.5 and 10.5 hereof, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise). No Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise, provided that such Capital Account deficit did not arise by reason of distributions in violation of this Agreement or applicable law or other actions in violation of this Agreement or applicable law.

Section 4.2	Issuances of Partnership Interests

A. General. The General Partner is hereby authorized to cause the Partnership from time to time to issue to Partners (including the General Partner and its Affiliates) or other Persons (including, without limitation, in connection with the contribution of property to the Partnership or any of its Subsidiaries) Partnership Units or other Partnership Interests in one or more classes, or in one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of Partnership Interests, all as shall be determined, subject to applicable Delaware law, by the General Partner in its sole and absolute discretion, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions, (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership, (iv) the rights, if any, of each such class to vote on matters that require the vote or Consent of the Limited Partners, and (v) the consideration, if any, to be received by the Partnership; provided, however, that no such Partnership Units or other Partnership Interests shall be issued to the General Partner Entity unless either (a) the Partnership Interests are issued in connection with the grant, award or issuance of Shares or other equity interests in the General Partner Entity (including a transaction described in Section 7.5.F) having designations, preferences and other rights such that the economic interests attributable to such Shares or other equity interests are substantially similar to the designations, preferences and other rights (except voting rights) of the Partnership Interests issued to the General Partner Entity in accordance with this Section 4.2.A, or (b) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class. If the Partnership issues Partnership Interests pursuant to this Section 4.2.A, the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Section 5.5, Section 6.2 and Section 8.6) as it deems necessary to reflect the issuance of such Partnership Interests.

B. Classes of Partnership Units. From and after the date of the Agreement, the Partnership shall have three classes of Partnership Units entitled “Class A Units,” “Class B Units” and “LTIP Units,” and such additional classes of Partnership Units as may be created by the General Partner pursuant to Section 4.2.A (collectively, the “Units”). Class A Units, Class B Units, LTIP Units or a class of Partnership Interests created pursuant to Section 4.2.A, at the election of the General Partner, in its sole and absolute discretion, may be issued to newly admitted Partners in exchange for the contribution by such Partners of cash, real estate partnership interests, stock, notes or other assets or consideration; provided, however, that any Partnership Unit that is not specifically designated by the General Partner as being of a particular class shall be deemed to be a Class A Unit. Each Class B Unit shall be converted automatically into a corresponding series of Class A Unit on the day immediately following the Partnership Record Date for the Distribution Period in which such Class B Unit was issued, without the requirement for any action by the General Partner, the Partnership or the Partner holding the Class B Unit. The terms of the LTIP Units shall be in accordance with Sections 4.6 and 4.7.

Section 4.3	No Preemptive Rights

Except to the extent expressly granted by the Partnership pursuant to another Agreement, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any Partnership Units or other Partnership Interests.

Section 4.4	Other Contribution Provisions

A. General. If any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash, and the Partner had made a Capital Contribution of such cash to the capital of the Partnership.

B. Mergers. To the extent the Partnership acquires any property (or an indirect interest therein) by the merger of any other Person into the Partnership or with or into a Subsidiary of the Partnership, Persons who receive Partnership Interests in exchange for their interest in the Person merging into the Partnership or with or into a Subsidiary of the Partnership shall be deemed to have been admitted as Additional Limited Partners pursuant to Section 12.2 and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement (or if not so provided, as determined by the General Partner in its sole and absolute discretion) and as set forth in the Partner Registry.

Section 4.5	No Interest on Capital

No Partner shall be entitled to interest on its Capital Contributions or its Capital Account.

Section 4.6	LTIP Units

A. Issuance of LTIP Units. The General Partner may from time to time issue LTIP Units to Persons who have provided, or will provide, services to the Partnership or the General Partner, for such consideration (if any) as the General Partner may determine to be appropriate, and admit such Persons as Limited Partners. Subject to the following provisions of this Section 4.6 and the special provisions of Sections 4.7 and 6.1.E, LTIP Units shall be treated as Class A Units, with all of the rights, privileges and obligations attendant thereto (or, if so designated by the General Partner in connection with the issuance thereof, as Class B Units for the quarter in which such LTIP Units are issued). For purposes of computing the Partners’ Percentage Interests, holders of LTIP Units shall be treated as Class A Unit holders and LTIP Units shall be treated as Class A Units. In particular, the Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and Class A Units for conversion, distribution and other purposes, including, without limitation, complying with the following procedures:

(i) If an Adjustment Event occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain a one-for-one conversion and economic equivalence ratio between Class A Units and LTIP Units. If more than one Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. If the Partnership takes an action affecting the Class A Units other than actions specifically defined as “Adjustment Events” and in the opinion of the General Partner such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the LTIP Units, to the extent permitted by law and by any applicable Equity Incentive Plan, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the LTIP Units, as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Partnership shall mail a notice to each LTIP Unitholder setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment; and

(ii) Subject to the provisions of Sections 5.1.E, 5.1.F and 5.1.G, the LTIP Unitholders shall, when, as and if authorized and declared by the General Partner out of assets legally available for that purpose, be entitled to receive distributions in an amount per LTIP Unit equal to the distributions per Class A Unit paid to holders of Class A Units on such Partnership Record Date established by the General Partner with respect to such distribution. So long as any LTIP Units are outstanding, no distributions (whether in cash or in kind) shall be authorized, declared or paid on Class A Units or Class B Units, unless equal distributions have been or contemporaneously are authorized, declared and paid on the LTIP Units that are then entitled to payment of distributions.

B. Priority. Subject to the provisions of this Section 4.6 and the special provisions of Sections 4.7 , 5.1.E, 5.1.F and 5.1.G, the LTIP Units shall rank pari passu with the Class A Units and Class B Units as to the payment of regular and special periodic or other distributions and distribution of assets upon liquidation, dissolution or winding up. As to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, any class or series of Partnership Units which by its terms specifies that it shall rank junior to, on a parity with, or senior to the Class A Units shall also rank junior to, or pari passu with, or senior to, as the case may be, the LTIP Units. Subject to the terms of any Vesting Agreement, an LTIP Unitholder shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions as holders of Class A Units are entitled to transfer their Class A Units pursuant to Article XI.

C. Special Provisions. LTIP Units shall be subject to the following special provisions:

(i) Vesting Agreements. LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Vesting Agreement. The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by any applicable Equity Incentive Plan. LTIP Units that have vested under the terms of a Vesting Agreement are referred to as “Vested LTIP Units”; all other LTIP Units shall be treated as “Unvested LTIP Units.”

(ii) Forfeiture. Unless otherwise specified in the Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the right of the Partnership or the General Partner to repurchase LTIP Units at a specified purchase price or some other forfeiture of any LTIP Units, then if the Partnership or the General Partner exercises such right to repurchase or such forfeiture occurs in accordance with the applicable Vesting Agreement, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date prior to the effective date of the forfeiture. In connection with any repurchase or forfeiture of LTIP Units, the balance of the portion of the Capital Account of the LTIP Unitholder that is attributable to all of his or her LTIP Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 6.1.E hereof, calculated with respect to the LTIP Unitholder’s remaining LTIP Units, if any.

(iii) Allocations. LTIP Unitholders shall be entitled to certain special allocations of gain under Section 6.1.E. LTIP Units shall be allocated Net Income and Net Loss, for any taxable year or portion of a taxable year occurring after such issuance and prior to the Distribution Participation Date for such LTIP Units, in amounts per LTIP Unit equal to the amounts allocated per Class A Unit for the same period multiplied by the LTIP Unit Sharing Percentage for such LTIP Units. Commencing with the portion of the taxable year of the Partnership that begins on the Distribution Participation Date established for any LTIP Units, such LTIP Units shall be allocated Net Income and Net Loss in amounts per LTIP Unit equal to the amounts allocated per Class A Unit. The allocations provided by the preceding sentence shall be subject to Section 6.1.A and Section 6.1.B of the Agreement. The General Partner is authorized in its discretion to delay or accelerate the participation of the LTIP Units in allocations of Net Income and Net Loss, or to adjust the allocations made after the Distribution Participation Date, so that the ratio of (i) the total amount of Net Income or Net Loss allocated with respect to each LTIP Unit in the taxable year in which that LTIP Unit’s Distribution Participation Date falls, to (ii) the total amount distributed to that LTIP Unit with respect to such period, is equal to such ratio as computed for the Class A Units held by the General Partner.

(iv) Redemption. The Redemption Right provided to the holders of Class A Units under Section 8.6 hereof shall not apply with respect to LTIP Units unless and until they are converted to Class A Units as provided in clause (v) below and Section 4.7.

(v) Conversion to Class A Units. Vested LTIP Units are eligible to be converted into Class A Units in accordance with Section 4.7.

D. Voting. LTIP Unitholders shall (a) have the same voting rights as the Limited Partners, with the LTIP Units voting as a single class with the Class A Units and having one vote per LTIP Unit; and (b) have the additional voting rights that are expressly set forth below. So long as any LTIP Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of a majority of the LTIP Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of this Agreement applicable to LTIP Units so as to materially and adversely affect any right, privilege or voting power of the LTIP Units or the LTIP Unitholders as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately the rights, privileges and voting powers of all of Class A Units (including the Class A Units held by the General Partner); but subject, in any event, to the following provisions:

(i) With respect to any Class A Unit Transaction (as defined in Section 4.7.F hereof), so long as the LTIP Units are treated in accordance with Section 4.7.F hereof, the consummation of such Class A Unit

Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Units or the LTIP Unitholders as such; and

(ii) Any creation or issuance of any Partnership Units or of any class or series of Partnership Interest in accordance with the terms of this Agreement, including, without limitation, additional Class A Units or LTIP Units, whether ranking senior to, junior to, or on a parity with the LTIP Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Units or the LTIP Unitholders as such.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding LTIP Units shall have been converted into Class A Units.

Section 4.7	Conversion of LTIP Units.

A. Conversion Right. An LTIP Unitholder shall have the right (the “Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into fully paid and non-assessable Class A Units; provided, however, that a holder may not exercise the Conversion Right for fewer than one thousand (1,000) Vested LTIP Units or, if such holder holds fewer than one thousand (1,000) Vested LTIP Units, all of the Vested LTIP Units held by such holder. LTIP Unitholders shall not have the right to convert Unvested LTIP Units into Class A Units until they become Vested LTIP Units; provided, however, that when an LTIP Unitholder is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such LTIP Unitholder may give the Partnership a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the LTIP Unitholder, shall be accepted by the Partnership subject to such condition. The General Partner shall have the right at any time to cause a conversion of Vested LTIP Units into Class A Units, provided, however, that any Special LTIP Unit Distribution payable with respect to such Vested LTIP Units is paid prior to such conversion. In all cases, the conversion of any LTIP Units into Class A Units shall be subject to the conditions and procedures set forth in this Section 4.7.

B. Exercise by an LTIP Unitholder. A holder of Vested LTIP Units may convert such LTIP Units into an equal number of fully paid and non-assessable Class A Units, giving effect to all adjustments (if any) made pursuant to Section 4.6 hereof. Notwithstanding the foregoing, in no event may a holder of Vested LTIP Units convert a number of Vested LTIP Units that exceeds (x) the Economic Capital Account Balance of such Limited Partner, to the extent attributable to its ownership of LTIP Units, divided by (y) the Class A Unit Economic Balance, in each case as determined as of the effective date of conversion (the “Capital Account Limitation”). In order to exercise his or her Conversion Right, an LTIP Unitholder shall deliver a notice (a “Conversion Notice”) in the form attached as Exhibit E to this Agreement to the Partnership (with a copy to the General Partner) not less than ten (10) nor more than sixty (60) days prior to a date (the “Conversion Date”) specified in such Conversion Notice; provided, however, that if the General Partner has not given to the LTIP Unitholders notice of a proposed or upcoming Class A Unit Transaction (as defined in Section 4.7.F hereof) at least thirty (30) days prior to the effective date of such Class A Unit Transaction, then LTIP Unitholders shall have the right to deliver a Conversion Notice until the earlier of (x) the tenth day after such notice from the General Partner of a Class A Unit Transaction or (y) the third business day immediately preceding the effective date of such Class A Unit Transaction. A Conversion Notice shall be provided in the manner provided in Section 15.1. Each LTIP Unitholder covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 4.7.B shall be free and clear of all liens and encumbrances. Notwithstanding anything herein to the contrary, a holder of LTIP Units may deliver a Notice of Redemption pursuant to Section 8.6 relating to those Class A Units that will be issued to such holder upon conversion of such LTIP Units into Class A Units in advance of the Conversion Date; provided, however, that the redemption of such Class A Units by the Partnership shall in no event take place until after the Conversion Date. For clarity, it is noted that the objective of this paragraph is to put an LTIP Unitholder in a position where, if he or she so wishes, the Class A Units into which his or her Vested LTIP Units will be converted can be redeemed by the Partnership simultaneously with such conversion, with the further consequence that, if the General Partner elects to assume and perform the Partnership’s redemption obligation with respect to such Class A Units under Section 8.6 hereof by delivering to such holder Shares rather than cash, then such holder can have such Shares issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into Class A Units. The General Partner and LTIP Unitholder shall reasonably cooperate with each other to coordinate the timing of the events described in the foregoing sentence.

C. Forced Conversion. The Partnership, at any time at the election of the General Partner, may cause any number of Vested LTIP Units held by an LTIP Unitholder to be converted (a “Forced Conversion”) into an equal number of fully paid and non-assessable Class A Units, giving effect to all adjustments (if any) made pursuant to Section 4.6; provided, however, that the Partnership may not cause Forced Conversion of any LTIP Units that would not at the time be eligible for conversion at the option of such LTIP Unitholder pursuant to Section 4.7.B or with respect to which a Special LTIP Unit Distribution is payable and has not been paid. In order to exercise its right of Forced Conversion, the Partnership shall deliver a notice (a “Forced Conversion Notice”) in the form attached as Exhibit F to this Agreement to the applicable LTIP Unitholder not less than ten (10) nor more than sixty (60) days prior to the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 15.1.

D. Completion of Conversion. A conversion of Vested LTIP Units for which the holder thereof has given a Conversion Notice or the Partnership has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such LTIP Unitholder, as of which time such LTIP Unitholder shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Class A Units issuable upon such conversion. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such LTIP Unitholder, upon his or her written request, a certificate of the General Partner certifying the number of Class A Units and remaining LTIP Units, if any, held by such person immediately after such conversion. The Assignee of any Limited Partner pursuant to Article XI hereof may exercise the rights of such Limited Partner pursuant to this Section 4.7 and such Limited Partner shall be bound by the exercise of such rights by the Assignee.

E. Impact of Conversions for Purposes of Section 6.1.E. For purposes of making future allocations under Section 6.1.E hereof and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable LTIP Unitholder that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the Class A Unit Economic Balance.

F. Class A Unit Transactions. If the Partnership or the General Partner Entity shall be a party to any Class A Unit Transaction, then the General Partner shall, immediately prior to the Class A Unit Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Class A Unit Transaction or that would occur in connection with the Class A Unit Transaction if the assets of the Partnership were sold at the Class A Unit Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Class A Unit Transaction (in which case the Conversion Date shall be the effective date of the Class A Unit Transaction). In anticipation of such Forced Conversion and the consummation of the Class A Unit Transaction, the Partnership shall use commercially reasonable efforts to cause each LTIP Unitholder to be afforded the right to receive in connection with such Class A Unit Transaction in consideration for the Class A Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Class A Unit Transaction by a holder of the same number of Class A Units, assuming such holder of Class A Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of Class A

Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Class A Unit Transaction, prior to such Class A Unit Transaction the General Partner shall give prompt written notice to each LTIP Unitholder of such election, and shall use commercially reasonable efforts to afford the LTIP Unitholders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Class A Units in connection with such Class A Unit Transaction. If an LTIP Unitholder fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Class A Unit would receive if such Class A Unit holder failed to make such an election. Subject to the rights of the Partnership and the General Partner under any Vesting Agreement and any applicable Equity Incentive Plan, to the extent any LTIP Units are then outstanding, the Partnership shall use commercially reasonable effort to cause the terms of any Class A Unit Transaction to be consistent with the provisions of this Section 4.7.F and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any LTIP Unitholders whose LTIP Units will not be converted into Class A Units in connection with the Class A Unit Transaction that will (i) contain provisions enabling the holders of LTIP Units that remain outstanding after such Class A Unit Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Class A Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Agreement for the benefit of the LTIP Unitholders.

ARTICLE V

DISTRIBUTIONS

Section 5.1	Requirement and Characterization of Distributions

A. Distribution of Operating Income. The General Partner shall distribute at least quarterly an amount equal to one hundred percent (100%) of the Available Cash of the Partnership with respect to such quarter or shorter period to the Partners in accordance with the terms established for the class or classes of Partnership Interests held by such Partners who are Partners on the respective Partnership Record Date with respect to such quarter or shorter period as provided in Sections 5.1.B, 5.1.C and 5.1.D and in accordance with the respective terms established for each class of Partnership Interest. Notwithstanding anything to the contrary contained herein, in no event may a Partner receive a distribution of Available Cash with respect to a Partnership Unit for a quarter or shorter period if such Partner is entitled to receive a distribution with respect to a Share for which such Partnership Unit has been redeemed or exchanged. Unless otherwise expressly provided for herein, or in the terms established for a new class or series of Partnership Interests created in accordance with Article IV hereof, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest. If the General Partner Entity has chosen to attempt to qualify as a REIT, the General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the General Partner Entity as a REIT, to distribute Available Cash to the General Partner Entity in an amount sufficient to enable the General Partner Entity to make distributions to its shareholders that will enable the General Partner Entity to (1) satisfy the requirements for qualification as a REIT under the Code and the Regulations (the “REIT Requirements”), and (2) avoid any federal income or excise tax liability.

B. Method.

(i) Each holder of Partnership Interests, if any, that is entitled to any preference in distribution shall be entitled to a distribution in accordance with the rights of any such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date); and

(ii) To the extent there is Available Cash remaining after the payment of any preference in distribution in accordance with the foregoing clause (i) (if applicable), with respect to Partnership Interests that are not entitled to any preference in distribution, such Available Cash shall be distributed pro rata to each such class in accordance with the terms of such class (and, within each such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date).

C. Distributions When Class B Units Are Outstanding. If for any quarter or shorter period with respect to which a distribution is to be made pursuant to Section 5.1.A. (a “Distribution Period”) Class B Units are outstanding on the Partnership Record Date for such Distribution Period, the General Partner shall allocate the Available Cash with respect to such Distribution Period available for distribution with respect to the Class A Units and Class B Units collectively between the Partners who are holders of Class A Units (“Class A”) and the Partners who are holders of Class B Units (“Class B”) as follows:

(1)	Class A shall receive that portion of the Available Cash (the “Class A Share”) determined by multiplying the amount of Available Cash by the following fraction:

A x Y
(A x Y) + (B x X)

(2)	Class B shall receive that portion of the Available Cash (the “Class B Share”) determined by multiplying the amount of Available Cash by the following fraction:

B x X
(A x Y) + (B x X)

(3)	For purposes of the foregoing formulas, (i) “A” equals the number of Class A Units outstanding on the Partnership Record Date for such Distribution Period; (ii) “B” equals the number of Class B Units outstanding on the Partnership Record Date for such Distribution Period; (iii) “Y” equals the number of days in the Distribution Period; and (iv) “X” equals the number of days in the Distribution Period for which the Class B Units were issued and outstanding.

The Class A Share shall be distributed pro rata among Partners holding Class A Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class A Units held by each Partner on such Partnership Record Date; provided, however, that in no event may a Partner receive a distribution of Available Cash with respect to a Class A Unit if a Partner is entitled to receive a distribution with respect to a Share for which such Class A Unit has been redeemed or exchanged. If Class B Units were issued on the same date, the Class B Share shall be distributed pro rata among the Partners holding Class B Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class B Units held by each Partner on such Partnership Record Date. In no event shall any Class B Units be entitled to receive any distribution of Available Cash for any Distribution Period ending prior to the date on which such Class B Units are issued. For purposes of the foregoing calculations, LTIP Units with an associated Distribution Participation Date that falls on or before the date of the relevant distribution shall be treated as outstanding Class A Units.

D. Distributions When Class B Units Have Been Issued on Different Dates. If Class B Units which have been issued on different dates are outstanding on the Partnership Record Date for any Distribution Period, then the Class B Units issued on each particular date shall be treated as a separate series of Partnership Units for purposes of making the allocation of Available Cash for such Distribution Period among the holders of Partnership Units (and the formula for making such allocation, and the definitions of variables used therein, shall be modified accordingly). Thus, for example, if two series of Class B Units are outstanding on the Partnership Record Date for any Distribution Period, the allocation formula for each series, “Series B1” and “Series B2” would be as follows:

(1)	Series B1 shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash by the following fraction:

B1 x X1
(A x Y) + (B x X1) + (B2 x X2)

(2)	Series B2 shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash by the following fraction:

B2 x X2
(A x Y) + (B1 x X1) + (B2 x X2)

(3)	For purposes of the foregoing formulas the definitions set forth in Section 5.1.C(3) remain the same except that (i) “B1” equals the number of Partnership Units in Series B1 outstanding on the Partnership Record Date for such Distribution Period; (ii) “B2” equals the number of Partnership Units in Series B2 outstanding on the Partnership Record Date for such Distribution Period; (iii) “X1” equals the number of days in the Distribution Period for which the Partnership Units in Series B1 were issued and outstanding; and (iv) “X2” equals the number of days in the Distribution Period for which the Partnership Units in Series B2 were issued and outstanding.

For purposes of the foregoing calculations, LTIP Units with an associated Distribution Participation Date that falls on or before the date of the relevant distribution shall be treated as outstanding Class A Units.

E. Distributions With Respect to LTIP Units. Commencing from the Distribution Participation Date established for any LTIP Units, for any quarterly or other period holders of such LTIP Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds legally available for the payment of distributions, regular cash distributions in an amount per unit equal to the distribution payable on each Class A Unit for the corresponding quarterly or other period (the “LTIP Distribution Amount”). In addition, from and after the Distribution Participation Date, LTIP Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, non-liquidating special, extraordinary or other distributions in an amount per unit equal to the amount of any non-liquidating special, extraordinary or other distributions payable on the Class A Units which may be made from time to time. LTIP Units shall also be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership in an amount per unit equal to the amount of any such distributions payable on the Class A Units, whether made prior to, on or after the Distribution Participation Date, provided that the amount of such distributions shall not exceed the positive balances of the Capital Accounts of the holders of such LTIP Units to the extent attributable to the ownership of such LTIP Units. Distributions on the LTIP Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the General Partner (any such date, a “Distribution Payment Date”); provided that the Distribution Payment Date and the record date for determining which holders of LTIP Units are entitled to receive a distribution shall be the same as the corresponding dates relating to the corresponding distribution on the Class A Units.

F. Special LTIP Unit Distribution. As of the Distribution Participation Date for an LTIP Unit that is not forfeited on or prior to such Distribution Participation Date, the holder of such LTIP Unit will be entitled to receive a special distribution (the “Special LTIP Unit Distribution”) with respect to such unit, equal to the Aggregate Special LTIP Unit Distribution Amount with respect to such LTIP Unit, divided by the total number of such holder’s LTIP Units that (A) have the same Distribution Participation Date, (B) were issued as part of the same award or program for purposes of Section 4.6 as specified in the Vesting Agreement or other documentation pursuant to which such LTIP Units are issued (the “Same Award” with respect to such LTIP Unit), and (C) are not forfeited on or prior to such Distribution Participation Date; provided, however, that such amount shall not exceed either (x) the amount of non-liquidating cash distributions per unit that were paid on the Class A Units on or after the date of the issuance of such LTIP Unit (or such other date as is specified as the Distribution Measurement Date in the Vesting Agreement or other documentation pursuant to which such LTIP Unit is issued) (such date being referred to as the “Distribution Measurement Date” with respect to such LTIP Unit) and prior to such Distribution Participation Date or (y) an amount that, together with all other Special LTIP Unit Distributions made to such holder on the same date with respect to such holder’s other LTIP Units issued as part of the Same Award as such LTIP Unit, exceeds the positive balance of the Capital Account of such holder to the extent attributable to such LTIP Units. The “Aggregate Special LTIP Unit Distribution Amount” with respect to a holder’s LTIP Unit equals the aggregate amount determined by totaling, for each of such holder’s LTIP Units that were issued as part of the Same Award, (x) the amount of non-liquidating cash distributions per unit that were paid on the Class A Units on or after the Distribution Measurement Date with respect to such LTIP Unit and prior to the earlier of the Distribution Participation Date for such LTIP Unit or the Distribution Participation Date for the LTIP Unit with respect to which the Aggregate Special LTIP Unit Distribution Amount is being calculated, multiplied by (y) the LTIP Unit Sharing Percentage for such LTIP Unit, and subtracting from such total aggregate amount all Special LTIP Unit Distributions previously made with respect to LTIP Units that were issued as part of the Same Award. The Special LTIP Unit Distribution for an LTIP Unit will be payable on the first Distribution Payment Date on or after the Distribution Participation Date for such LTIP Unit if and when authorized by the General Partner out of funds legally available for the payment of distributions; provided that, to the extent not otherwise prohibited by the terms of any class of Partnership Interests entitled to any preference in distribution and authorized by the General Partner out of funds legally available for the payment of distributions, such Special LTIP Unit Distribution may be paid prior to such Distribution Payment Date. On or after the Distribution Participation Date with respect to an LTIP Unit, if such LTIP Unit is outstanding, no distributions (other than in Class A Units, Class B Units, LTIP Units or other Partnership Interests ranking on par with or junior to such units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership) shall be declared or paid or set apart for payment upon the Class A Units, the Class B Units, the LTIP Units or any other Partnership Interests ranking junior to or on a parity with the LTIP Unit as to distributions for any period (other than Special LTIP Unit Distributions with respect to LTIP Units that had an earlier Distribution Participation Date) unless the full amount of any Special LTIP Unit Distributions due with respect to such LTIP Unit have been or contemporaneously are declared and paid.

G. LTIP Units Intended to Qualify as Profits Interests.

(i) Distributions made pursuant to this Section 5.1 shall be adjusted as necessary to ensure that the amount apportioned to each LTIP Unit does not exceed the amount attributable to items of Partnership income or gain realized after the date such LTIP Unit was issued by the Partnership. The intent of this Section 5.1.G is to ensure that any LTIP Units issued after the date of this Agreement qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001), and this Section 5.1 and Article VI shall be interpreted and applied consistently therewith. The General Partner at its discretion may amend this Section 5.1.G to ensure that any LTIP Units granted after the date of this Agreement will qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001) (and any other similar rulings or regulations that may be in effect at such time).

(ii) The Partners agree that the General Partner may make a Safe Harbor Election (as defined below), on behalf of itself and of all Partners, to have the LTIP Safe Harbor apply irrevocably with respect to LTIP Units transferred in connection with the performance of services by a Partner in a partner capacity. The Safe Harbor Election shall be effective as of the date of issuance of such LTIP Units. If such election is made, (A) the Partnership and each Partner agree to comply with all requirements of the LTIP Safe Harbor with respect to all interests in the Partnership transferred in connection with the performance of services by a Partner in a partner capacity, whether such Partner was admitted as a Partner or as the transferee of a previous Partner, and (B) the General Partner shall cause the Partnership to comply with all record keeping requirements and other administrative requirements with respect to the LTIP Safe Harbor as shall be required by proposed or final regulations relating thereto.

(iii) The Partners agree that if a Safe Harbor Election is made by the General Partner, (A) each LTIP Unit issued hereunder is a Safe Harbor Interest, (B) each LTIP Unit represents a profits interest received for services rendered or to be rendered to or for the benefit of the Partnership by the LTIP Unitholder in his or her capacity as a Partner or in anticipation of becoming a Partner, and (C) the fair market value of each LTIP Unit issued by the Partnership upon receipt by the LTIP Unitholder as of the date of issuance is zero (plus the amount, if any, of any Capital Contributions made to the Partnership by such LTIP Unitholder in connection with the issuance of such LTIP Unit), representing the liquidation value of such interest upon receipt (with such valuation being consented to and hereby approved by all Partners).

(iv) Each Partner, by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of any Safe Harbor Election made by the General Partner with respect to each LTIP Unitholder’s Safe Harbor Interest.

(v) The General Partner shall file or cause the Partnership to file all returns, reports and other documentation as may be required, as reasonably determined by the General Partner, to perfect and maintain any Safe Harbor Election made by the General Partner with respect to granting of each LTIP Unitholder’s Safe Harbor Interest.

(vi) The General Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend this Agreement to the extent necessary or helpful in accordance with the advice of Partnership tax counsel or accountants to sustain the Partnership’s position that (A) it has complied with the LTIP Safe Harbor requirements in order to provide for a Safe Harbor Election and it has ability to maintain the same, or (B) the issuance of the LTIP Units is not a taxable event with respect to the LTIP Unitholders, and the General Partner shall have the authority to execute any such amendment by and on behalf of each Partner pursuant to the power of attorney granted by this Agreement. Any undertaking by any Partner necessary or desirable to (A) enable or preserve a Safe Harbor Election or (B) otherwise to prevent to the issuance of LTIP Units to LTIP Unitholders from being a taxable event may be reflected in such amendments and, to the extent so reflected, shall be binding on each Partner.

(vii) Each Partner agrees to cooperate with the General Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the General Partner, at the expense of the Partnership.

(viii) No Transfer of any interest in the Partnership by a Partner shall be effective unless prior to such Transfer, the assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of this Section 5.1.G, in a form reasonably satisfactory to the General Partner.

(ix) The provisions of this Section 5.1.G shall apply regardless of whether or not an LTIP Unitholder files an election pursuant to Section 83(b) of the Code.

(x) The General Partner may amend this Section 5.1.G as it deems necessary or appropriate to maximize the tax benefit of the issuance of LTIP Units to any LTIP Unitholder if there are changes in the law or Regulations concerning the issuance of partnership interests for services.

Section 5.2	Distributions in Kind

The General Partner may determine, in its sole and absolute discretion, to make a distribution in kind of Partnership assets to the holders of Partnership Interests, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in the same manner as a cash distribution in accordance with Articles V, VI and XIII hereof. Notwithstanding anything to the contrary herein, no Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership.

Section 5.3	Amounts Withheld

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 with respect to any allocation, payment or distribution to the General Partner, the Limited Partners or Assignees shall be treated as amounts distributed to the General Partner, Limited Partners or Assignees, as the case may be, pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.4	Distributions upon Liquidation

Proceeds from a Liquidating Event shall be distributed to the Partners in accordance with Section 13.2.

Section 5.5	Revisions to Reflect Issuance of Partnership Interests

If the Partnership issues Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article V and the Partner Registry in the books and records of the Partnership as it deems necessary to reflect the terms of the issuance of such Partnership Interests. Such revisions shall not require the consent or approval of any other Partner.

ARTICLE VI

ALLOCATIONS

Section 6.1	Allocations for Capital Account Purposes

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit B) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A. Net Income. Subject to Section 4.6.C(iii), after giving effect to the special allocations set forth in Section 1 of Exhibit C of the Partnership Agreement and any special allocations required to be made pursuant to Section 6.1.E, Net Income shall be allocated:

(1)	first, to the General Partner to the extent that Net Loss previously allocated to the General Partner pursuant to Section 6.1.B(5) exceeds Net Income previously allocated to the General Partner pursuant to this clause (1);

(2)	second, to the General Partner until the cumulative Net Income allocated under this clause (2) equals the cumulative Net Loss allocated the General Partner under Section 6.1.B(4);

(3)	third, to the holders of any Partnership Interests that are entitled to any preference upon liquidation until the cumulative Net Income allocated under this clause (3) equals the cumulative Net Loss allocated to such Partners under Section 6.1.B(3);

(4)	fourth, to the holders of any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any other class of Partnership Interests until each such Partnership Interest has been allocated, on a cumulative basis pursuant to this clause (4), Net Income equal to the amount of distributions payable that are attributable to the preference of such class of Partnership Interests, whether or not paid (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made);

(5)	fifth, to the holders of any Partnership Interests that are not entitled to any preference upon liquidation until the cumulative Net Income allocated under this clause (5) equals the cumulative Net Loss allocated to such Partners under Section 6.1.B(2); and

(6)	finally, with respect to Partnership Interests that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made).

B. Net Loss. Subject to Section 4.6.C(iii), after giving effect to the special allocations set forth in Section 1 of Exhibit C of the Partnership Agreement and any special allocations required to be made pursuant to Sections 6.1.E, Net Loss shall be allocated:

(1)	first, to the holders of Partnership Interests that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, in proportion to, and to the extent that, their share of the Net Income previously allocated pursuant to Section 6.1.A(6) exceeds, on a cumulative basis, the sum of (a) distributions with respect to such Partnership Interests pursuant to clause (ii) of Section 5.1.B and (b) Net Loss allocated under this clause (1);

(2)	second, with respect to classes of Partnership Interests that are not entitled to any preference in distribution upon liquidation, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, however, that Net Loss shall not be allocated to any Partner pursuant to this Section 6.1.B(2) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in the case of a Partner who also holds classes of Partnership Interests that are entitled to any preferences in distribution upon liquidation, by subtracting from such Partners’ Adjusted Capital Account the amount of such preferred distribution to be made upon liquidation) at the end of such taxable year (or portion thereof);

(3)	third, with respect to classes of Partnership Interests that are entitled to any preference in distribution upon liquidation, in reverse order of the priorities of each such class (and within each such class, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, however, that Net Loss shall not be allocated to any Partner pursuant to this Section 6.1.B(3) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such taxable year (or portion thereof);

(4)	fourth, to the General Partner in an amount equal to the amount of the Partnership’s Recourse Liabilities; and

(5)	thereafter, to the General Partner.

C. Allocation of Nonrecourse Debt. For purposes of Regulation Section 1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated by the General Partner by taking into account facts and circumstances relating to each Partner’s respective interest in the profits of the Partnership unless and to the extent provided otherwise in an agreement between any Partner and the Partnership. For this purpose, the General Partner shall have the sole and absolute discretion in any Fiscal Year to allocate such excess Nonrecourse Liabilities among the Partners in any manner permitted under Code Section 752 and the Regulations thereunder.

D. Recapture Income. Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible after taking into account other required allocations of gain pursuant to Exhibit C, be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

E. Special Allocations Regarding LTIP Units. Notwithstanding the provisions of Section 6.1.A, Liquidating Gains shall first be allocated to the LTIP Unitholders until their Economic Capital Account Balances, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Class A Unit Economic Balance, multiplied by (ii) the number of their LTIP Units, plus the aggregate net amount of Net Income and Net Loss allocated to such LTIP Units prior to the Distribution Participation Date with respect to such LTIP Units less the amount of any Special LTIP Unit Distributions with respect to such LTIP Units; provided, however, that no such

Liquidating Gains will be allocated with respect to any particular LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit. After giving effect to the special allocations set forth in Section 1 of Exhibit C hereto, and notwithstanding the provisions of Sections 6.1.A and 6.1.B above, in the event that, due to distributions with respect to Class A Units in which the LTIP Units do not participate or otherwise, the Economic Capital Account Balances of any present or former holder of LTIP Units, to the extent attributable to the holder’s ownership of LTIP Units, exceed the target balance specified above, then Liquidating Losses shall be allocated to such holder to the extent necessary to reduce or eliminate the disparity. In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 6.1.E, Net Income allocable under Section 6.1.A(6) and any Net Loss shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated. For this purpose, “Liquidating Gains” means net gains that are or would be realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the value of Partnership assets under Section 704(b) of the Code made pursuant to Section 1.D of Exhibit B of the Partnership Agreement. “Liquidating Losses” means any net capital loss realized in connection with any such event. The “Economic Capital Account Balances” of the LTIP Unitholders will be equal to their Capital Account balances to the extent attributable to their ownership of LTIP Units, plus the amount of their share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to their ownership of LTIP Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 6.1.E, but prior to the realization of any Liquidating Gains. Similarly, the “Class A Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Class A Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 6.1.E, but prior to the realization of any Liquidating Gains, divided by (ii) the number of the General Partner’s Class A Units. Any such allocations shall be made among the LTIP Unitholders in proportion to the amounts required to be allocated to each under this Section 6.1.E. The parties agree that the intent of this Section 6.1.E is to make the Capital Account balance associated with each LTIP Unit to be economically equivalent to the Capital Account balance associated with the General Partner’s Class A Units (on a per-Unit basis, other than differences resulting from the allocation of Net Income and Net Loss allocated to such LTIP Units prior to the Distribution Participation Date with respect to such LTIP Units in excess of the amount of Special LTIP Unit Distributions paid with respect to such LTIP Units), provided that Liquidating Gains are of a sufficient magnitude to do so upon a sale of all or substantially all of the assets of the Partnership, or upon an adjustment to the Partners’ Capital Accounts pursuant to Section 1.D of Exhibit B. To the extent the LTIP Unitholders receive a distribution in excess of their Capital Accounts, such distribution will be a guaranteed payment under Section 707(c) of the Code.

Section 6.2	Revisions to Allocations to Reflect Issuance of Partnership Interests

If the Partnership issues Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article VI and the Partner Registry in the books and records of the Partnership as it deems necessary to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

ARTICLE VII

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1	Management

A. Powers of General Partner. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including, without limitation:

(1)	the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as are required under Section 5.1.A or will permit the General Partner Entity (so long as the General Partner Entity chooses to attempt to qualify as a REIT) to avoid the payment of any U.S. federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders sufficient to permit the General Partner Entity to maintain its REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities including, without limitation, the assumption or guarantee of or otherwise contracting for (including by becoming a co-obligor, co-borrower, guarantor or surety or otherwise providing credit support of any kind) any indebtedness or other obligations of the General Partner, its Subsidiaries or the Partnership’s Subsidiaries, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations the General Partner deems necessary for the conduct of the activities of the Partnership;

(2)	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3)	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership (including acquisition of any new assets, the exercise or grant of any conversion, option, privilege or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership or any Subsidiary of the Partnership with or into another entity on such terms as the General Partner deems proper;

(4)	the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the General Partner, its Subsidiaries, the Partnership’s Subsidiaries and any of their Affiliates) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which the Partnership has an equity investment and the making of capital contributions to, and equity investments in, its Subsidiaries;

(5)	the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership or any Person in which the Partnership has made a direct or indirect equity investment;

(6)	the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(7)	the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership;

(8)	the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(9)	the holding, managing, investing and reinvesting of cash and other assets of the Partnership;

(10)	the collection and receipt of revenues and income of the Partnership;

(11)	the selection, designation of powers, authority and duties and the dismissal of employees of the Partnership (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the Partnership and the determination of their compensation and other terms of employment or hiring, including waivers of conflicts of interest and the payment of their expenses and compensation out of the Partnership’s assets;

(12)	the maintenance of such insurance (including, without limitation, directors, trustees and officers insurance) for the benefit of the Partnership and the Partners (including, without limitation, the General Partner Entity) and the directors, trustees and officers thereof as the General Partner deems necessary or appropriate;

(13)	the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or the General Partner or third parties) in, and the contribution of property to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of funds or property to, or making of loans to, its Subsidiaries and any other Person in which it has an equity investment from time to time, or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons); provided, however, that as long as the General Partner Entity has determined to attempt to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner Entity to fail to qualify as a REIT;

(14)	the control of any matters affecting the rights and obligations of the Partnership or any Subsidiary of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution or abandonment of any claim, cause of action, liability, debt or damages due or owing to or from the Partnership or any Subsidiary of the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the representation of the Partnership or any Subsidiary of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(15)	the determination of the fair market value of any Partnership property distributed in kind, using such reasonable method of valuation as the General Partner may adopt;

(16)	the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any assets or investment held by the Partnership or any Subsidiary of the Partnership;

(17)	the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, individually or jointly with any such Subsidiary or other Person;

(18)	the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have any interest pursuant to contractual or other arrangements with such Person;

(19)	the making, executing and delivering of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or other legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(20)	the distribution of cash to acquire Partnership Units held by a Limited Partner in connection with a Limited Partner’s exercise of its Redemption Right under Section 8.6;

(21)	the determination regarding whether a payment to a Partner who exercises its Redemption Right under Section 8.6 that is assumed by the General Partner Entity will be paid in the form of the Cash Amount or the Shares Amount, except as such determination may be limited by Section 8.6.

(22)	the acquisition of Partnership Interests in exchange for cash, debt instruments and other property;

(23)	the maintenance of the Partner Registry in the books and records of the Partnership to reflect the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance and transfer of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise;

(24)	the registration of any class of securities under the Securities Act or the Securities Exchange Act, and the listing of any debt securities of the Partnership on any exchange;

(25)	the issuance of additional Partnership Units, as appropriate and in the General Partner’s sole and absolute discretion, in connection with capital contributions by Additional Limited Partners and additional capital contributions by Partners pursuant to Article IV hereof;

(26)	the taking of any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as an association taxable as a corporation for U.S. federal income tax purposes or a “publicly traded partnership” for purposes of Section 7704 of the Code, including but not limited to imposing restrictions on transfers, restrictions on the number of Partners and restrictions on redemptions;

(27)	the filing of applications, communicating and otherwise dealing with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;

(28)	taking of any action necessary or appropriate to comply with all regulatory requirements applicable to the Partnership in respect of its business, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, filings and documents, if any, required under the Exchange Act, the Securities Act, or by any national securities exchange requirements;

(29)	the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(30)	the ability to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the General Partner Entity at all times to qualify as a REIT unless the General Partner Entity voluntarily terminates its REIT status) and to possess and enjoy all the rights and powers of a general partner as provided by the Act; and

(31)	the adjustment of the number of Class A Units and Class B Units or the Conversion Factor in accordance with the definition of “Conversion Factor” or causing the Partnership to take any action described in the last sentence of such definition in lieu of making an adjustment to the Conversion Factor.

B. No Approval by Limited Partners. Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall be in the sole and absolute discretion of the General Partner without consideration of any other obligation or duty, fiduciary or otherwise, of the Partnership or the Limited Partners and shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity. The Limited Partners acknowledge that the General Partner is acting for the collective benefit of the Partnership, the Limited Partners and the shareholders of the General Partner or the General Partner Entity.

C. Insurance. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and its Subsidiaries and (ii) liability insurance for the Indemnitees hereunder, and (iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be necessary.

D. Working Capital and Other Reserves. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time, including upon liquidation of the Partnership under Article XIII.

Section 7.2	Certificate of Limited Partnership

The General Partner has previously filed the Certificate of Limited Partnership with the Secretary of State of Delaware. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property.

Section 7.3	Title to Partnership Assets

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, in its sole and absolute discretion, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.4	Reimbursement of the General Partner

A. No Compensation. Except as provided in this Section 7.4 and elsewhere in this Agreement (including Section 10.3.C and the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as the general partner of the Partnership.

B. Responsibility for Partnership, General Partner and General Partner Entity Expenses. The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations. The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses it incurs relating to or resulting from the ownership and operation of, or for the benefit of, the Partnership (including, without limitation, (i) expenses relating to the ownership of interests in and operation of the Partnership, (ii) compensation of the officers and employees including, without limitation, payments under any stock option or incentive plan that provides for stock units, or other phantom stock, pursuant to which employees will receive payments based upon dividends on or the value of Shares, (iii) auditing expenses, (iv) director fees and expenses of the General Partner Entity, (v) all costs and expenses of being a public company, including costs of filings with the Securities and Exchange Commission, reports and other distributions to its shareholders, and (vi) all costs and expenses associated with litigation involving the General Partner and the General Partner Entity, the Partnership or any Subsidiary); provided, however, that (i) the amount of any such reimbursement shall be reduced by (x) any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted in Section 7.5.A (which interest is considered to belong to the Partnership and shall be paid over to the Partnership to the extent not applied to reimburse the General Partner for expenses hereunder); and (y) any amount derived by the General Partner from any investments permitted in Section 7.5.A; (ii) if the General Partner or General Partner Entity qualifies as a REIT, the Partnership shall not be responsible for any taxes that the General Partner Entity would not have been required to pay if that entity qualified as a REIT for federal income tax purposes or any taxes imposed on the General Partner or General Partner Entity by reason of that entity’s failure to distribute to its shareholders an amount equal to its taxable income; (iii) the Partnership shall not be responsible for expenses or liabilities incurred by the General Partner in connection with any business or assets of the General Partner other than its ownership of Partnership Interests or operation of the business of the Partnership or ownership of interests in Qualified Assets to the extent permitted in Section 7.5.A; and (iv) the Partnership shall not be responsible for any expenses or liabilities of the General Partner that are excluded from the scope of the indemnification provisions of Section 7.7.A by reason of the provisions of clause (i), (ii) or (iii) thereof. The General Partner shall determine in good faith the amount of expenses incurred by it or the General Partner Entity related to the ownership of Partnership Interests or operation of, or for the benefit of, the Partnership. If certain expenses are incurred that are related both to the ownership of Partnership Interests or operation of, or for the benefit of, the Partnership and to the ownership of other assets (other than Qualified Assets as permitted under Section 7.5.A) or the operation of other businesses, such expenses will be allocated to the Partnership and such other entities (including the General Partner and General Partner Entity) owning such other assets or businesses in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable. Such reimbursements shall be in addition to any reimbursement to the General Partner and the General Partner Entity pursuant to Section 10.3.C and as a result of indemnification pursuant to Section 7.7. All payments and reimbursements hereunder shall be characterized for U.S. federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner or General Partner Entity.

C. Partnership Interest Issuance Expenses. The General Partner shall also be reimbursed for all expenses it incurs relating to any issuance of Partnership Interests, Shares, Debt of the Partnership, Funding Debt of the General Partner or the General Partner Entity or rights, options, warrants or convertible or exchangeable securities pursuant to Article IV (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of which expenses are considered by the Partners to constitute expenses of, and for the benefit of, the Partnership.

D. Repurchases of Shares. If the General Partner Entity exercises its rights under its organizational documents to purchase Shares or otherwise elects or is required to purchase from its shareholders Shares in connection with a share repurchase or similar program or otherwise, or for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment or equity purchase program adopted by the General Partner Entity, any employee equity purchase plan adopted by the General Partner Entity or any similar obligation or arrangement undertaken by the General Partner Entity in the future, the purchase price paid by the General Partner Entity for those Shares and any other expenses incurred by the General Partner Entity in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursable to the

General Partner Entity, subject to the conditions that: (i) if those Shares subsequently are to be sold by the General Partner Entity, the General Partner Entity shall pay to the Partnership any proceeds received by the General Partner Entity for those Shares (provided, however, that a transfer of Shares for Partnership Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such Shares are required to be cancelled pursuant to applicable law or are not retransferred by the General Partner Entity within thirty (30) days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units (rounded to the nearest whole Partnership Unit) held by the General Partner equal to the product attained by multiplying the number of those Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor.

E. Reimbursement not a Distribution. Except as set forth in the succeeding sentence, if and to the extent any reimbursement made pursuant to this Section 7.4 is determined for U.S. federal income tax purposes not to constitute a payment of expenses of the Partnership, the amount so determined shall constitute a guaranteed payment with respect to capital within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as a distribution for purposes of computing the Partners’ Capital Accounts. Amounts deemed paid by the Partnership to the General Partner in connection with redemption of Partnership Units pursuant to Section 7.5.B shall be treated as a distribution for purposes of computing the Partner’s Capital Accounts.

F. Funding for Certain Capital Transactions. In the event that the General Partner Entity shall undertake to acquire (whether by merger, consolidation, purchase, or otherwise) the assets or equity interests of another Person and such acquisition shall require the payment of cash by the General Partner Entity (whether to such Person or to any other selling party or parties in such transaction or to one or more creditors, if any, of such Person or such selling party or parties), (a) the Partnership shall advance to the General Partner Entity the cash required to consummate such acquisition if, and to the extent that, such cash is not to be obtained by the General Partner Entity through an issuance of Shares described in Section 4.2 or pursuant to a transaction described in Section 7.5.B, (b) the General Partner Entity shall, upon consummation of such acquisition, transfer to the Partnership (or cause to be transferred to the Partnership), in full and complete satisfaction of such advance and as required by Section 7.5, the assets or equity interests of such Person acquired by the General Partner Entity in such acquisition (or equity interests in Persons owning all of such assets or equity interests), and (c) pursuant to and in accordance with Section 4.2 and Section 7.5.B, the Partnership shall issue to the General Partner, Partnership Interests and/or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights that are substantially the same as those of any additional Shares, other equity securities, New Securities and/or Convertible Funding Debt, as the case may be, issued by the General Partner Entity in connection with such acquisition (whether issued directly to participants in the acquisition transaction or to third parties in order to obtain cash to complete the acquisition). In addition to, and without limiting, the foregoing, in the event that the General Partner Entity engages in a transaction in which (x) the General Partner Entity (or a wholly owned direct or indirect Subsidiary of the General Partner Entity) merges with another entity (referred to as the “Parent Entity”) that is organized in the UPREIT form (i.e., where the Parent Entity holds substantially all of its assets and conducts substantially all of its operations through a partnership, limited liability company or other entity (referred to as an “Operating Entity”)) (“UPREIT”) and the General Partner Entity survives such merger, (y) such Operating Entity merges with or is otherwise acquired by the Partnership in exchange in whole or in part for Partnership Interests, and (z) the General Partner Entity is required or elects to pay part of the consideration in connection with such merger involving the Parent Entity in the form of cash and part of the consideration in the form of Shares, the Partnership shall distribute to the General Partner with respect to its existing Partnership Interest an amount of cash sufficient to complete such transaction and the General Partner shall cause the Partnership to cancel a number of Partnership Units (rounded to the nearest whole number) held by the General Partner equal to the product attained by multiplying the number of additional Shares of the General Partner Entity that the General Partner Entity would have issued to the Parent Entity or the owners of the Parent Entity in such transaction if the entire consideration therefor were to have been paid in Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor.

Section 7.5	Outside Activities of the General Partner; Relationship of Shares to Partnership Units; Funding Debt

A. General. The General Partner may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Partnership so long as the General Partner takes commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Partnership, through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Partnership, the General Partner shall make such amendments to this Agreement as the General Partner determines are necessary or desirable, including, without limitation, adjusting the Conversion Factor to reflect such activities and the direct ownership of assets by the General Partner. Nothing contained in this Agreement (including this Section 7.5) shall be deemed to prohibit the General Partner from guaranteeing or being a co-obligor, co-borrower, guarantor or surety of, or otherwise providing credit support of any kind in respect of, any Debt or other indebtedness or obligations of the Partnership.

B. Repurchase of Shares and Other Securities. If the General Partner Entity exercises its rights under its organizational documents to purchase Shares or otherwise elects to purchase from the holders thereof Shares, other equity securities of the General Partner Entity, New Securities or Convertible Funding Debt, then the General Partner Entity shall cause the Partnership to purchase from the General Partner Entity (a) in the case of a purchase of Shares, that number of Partnership Units of the appropriate class equal to the product obtained by multiplying the number of Shares purchased by the General Partner Entity times a fraction, the numerator of which is one and the denominator of which is the Conversion Factor, or (b) in the case of the purchase of any other securities on the same terms and for the same aggregate price that the General Partner Entity purchased such securities.

C. Equity Incentive Plan. If, at any time or from time to time, the General Partner Entity sells or otherwise issues Shares pursuant to any Equity Incentive Plan, the General Partner Entity shall transfer or cause to be transferred the proceeds of the sale of such Shares, if any, to the Partnership as an additional Capital Contribution and the Partnership shall issue to the General Partner Entity an amount of additional Partnership Units equal to the number of Shares so sold or issued divided by the Conversion Factor. If the Partnership or the General Partner Entity acquires Shares as a result of the forfeiture of such Shares under any Equity Incentive Plan, then the General Partner shall cause the Partnership to cancel, without payment of any consideration to the General Partner, that number of Partnership Units of the appropriate class equal to the number of Shares so acquired, and, if the Partnership acquired such Shares, it shall transfer such Shares to the General Partner for cancellation.

D. Issuances of Shares and Other Securities. So long as the common shares of the General Partner Entity are Publicly Traded, the General Partner Entity shall not grant, award or issue any additional Shares (other than Shares issued pursuant to Section 8.6 hereof or pursuant to a dividend or distribution (including any share split) of Shares to all of its shareholders that results in an adjustment to the Conversion Factor pursuant to clause (i), (ii) or (iii) of the definition thereof), other equity securities of the General Partner Entity, New Securities or Convertible Funding Debt unless (i) the General Partner shall cause, pursuant to Section 4.2.A hereof, the Partnership to issue to the General Partner, Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially the same as those of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, and (ii) in exchange therefor, the General Partner Entity transfers or otherwise causes to be transferred to the Partnership, as an additional Capital Contribution, the proceeds from the grant, award, or issuance of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, or from the exercise of rights contained in such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be (or, in the case of an acquisition described in Section 7.4.F in which all or a portion of the cash required to consummate such acquisition is to be obtained by the General Partner Entity through an issuance of Shares described in Section 4.2, the General Partner Entity complies with such Section 7.4.F). Without limiting the foregoing, the General Partner Entity is expressly authorized to issue additional Shares, other equity securities, New Securities or Convertible

Funding Debt, as the case may be, for less than fair market value, and the General Partner is expressly authorized, pursuant to Section 4.2.A hereof, to cause the Partnership to issue to the General Partner corresponding Partnership Interests (for example, and not by way of limitation, the issuance of Shares and corresponding Partnership Units pursuant to a share purchase plan providing for purchases of Shares, either by employees or shareholders, at a discount from fair market value or pursuant to employee share options that have an exercise price that is less than the fair market value of the Shares, either at the time of issuance or at the time of exercise), as long as (a) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership and (b) the General Partner Entity transfers all proceeds from any such issuance or exercise to the Partnership as an additional Capital Contribution.

E. Funding Debt. The General Partner or the General Partner Entity or any wholly owned Subsidiary of either of them may incur a Funding Debt, including, without limitation, Funding Debt that is convertible into Shares or otherwise constitutes a class of New Securities (“Convertible Funding Debt”), subject to the condition that the General Partner, the General Partner Entity or such Subsidiary, as the case may be, lend to the Partnership the net proceeds of such Funding Debt; provided, however, that Convertible Funding Debt shall be issued in accordance with the provisions of Section 7.5.D above; and, provided further that, if the General Partner Entity attempts to qualify as a REIT, the General Partner, the General Partner Entity or such Subsidiary shall not be obligated to lend the net proceeds of any Funding Debt to the Partnership in a manner that would be inconsistent with the General Partner’s or General Partner Entity’s ability to remain qualified as a REIT. If the General Partner, General Partner Entity or such Subsidiary enters into any Funding Debt, the loan to the Partnership shall be on comparable terms and conditions, including interest rate, repayment schedule, costs and expenses and other financial terms, as are applicable with respect to or incurred in connection with such Funding Debt.

F. Capital Contributions of the General Partner. The Capital Contributions by the General Partner pursuant to Sections 7.5.C and 7.5.D will be deemed to equal the cash contributed by the General Partner plus, (i) in the case of cash contributions funded by an offering of any equity interests in or other securities of the General Partner Entity, the offering costs attributable to the cash contributed to the Partnership to the extent not reimbursed pursuant to Section 7.4.C and (ii) in the case of Partnership Units issued pursuant to Section 7.5.C, an amount equal to the difference between the Value of the Shares sold pursuant to the Equity Incentive Plan and the net proceeds of such sale.

G. Tax Loans. The General Partner or the General Partner Entity may in its sole and absolute discretion, cause the Partnership to make an interest free loan to the General Partner or the General Partner Entity, as applicable, provided that the proceeds of such loans are used to satisfy any tax liabilities of the General Partner or the General Partner Entity, as applicable.

Section 7.6	Transactions with Affiliates

A. Transactions with Certain Affiliates. Except as expressly permitted by this Agreement with respect to any non-arms’ length transaction with an Affiliate, the Partnership shall not, directly or indirectly, sell, transfer or convey any property to, or purchase any property from, or borrow funds from, or lend funds to, any Partner or any Affiliate of the Partnership that is not also a Subsidiary of the Partnership, except (i) loans from the General Partner, the General Partner Entity, or any wholly owned Subsidiary of either of them to the extent required pursuant to Section 7.5E, and (ii) pursuant to transactions that are determined in good faith by the General Partner to be on terms that are fair and reasonable.

B. Conflict Avoidance. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a non-competition arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and General Partner on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

C. Benefit Plans Sponsored by the Partnership. The General Partner in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them.

Section 7.7	Indemnification

A. General. To the fullest extent permitted by law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts, arising from or in connection with any and all claims, demands, subpoenas, requests for information, formal or informal investigations, actions, suits or proceedings, whether civil, criminal, administrative or investigative, incurred by the Indemnitee and relating to the Partnership, the General Partner or the General Partner Entity or the direct or indirect operation of, or the direct or indirect ownership of property by, the Indemnitee, Partnership or the General Partner or the General Partner Entity as set forth in this Agreement in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guarantee, contractual obligation for any indebtedness or other obligation or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and any insurance proceeds from the liability policy covering the General Partner and any Indemnitee, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.

B. Reimbursement of Expenses. To the fullest extent permitted by law, reasonable expenses expected to be incurred by an Indemnitee shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7 has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C. No Limitation of Rights. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

D. Insurance. The Partnership may purchase and maintain insurance on behalf of the Indemnitees and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Indemnitee or Person against such liability under the provisions of this Agreement.

E. No Personal Liability for Partners. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

F. Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

G. Benefit. The provisions of this Section 7.7 are also for the benefit of the Indemnitees, their employees, officers, directors, trustees, heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7, or any provision hereof, shall be prospective only and shall not in any way affect the limitation on the Partnership’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or related to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

H. Indemnification Payments Not Distributions. If and to the extent any payments to the General Partner pursuant to this Section 7.7 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

I. Exception to Indemnification. Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

Section 7.8	Liability of the General Partner

A. General. Notwithstanding anything to the contrary set forth in this Agreement, to the fullest extent permitted by law, the General Partner (which for the purposes of this Section 7.8 shall include the directors, trustees and officers of the General Partner) shall not be liable or accountable for monetary or other damages or otherwise to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the General Partner acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

B. Tax Consequences of General Partner Entity and Limited Partners. The Limited Partners expressly acknowledge that the General Partner, in considering whether to dispose of any of the Partnership assets, shall take into account the tax consequences to the General Partner Entity of any such disposition and shall have no liability whatsoever to the Partnership or any Limited Partner for decisions that are based upon or influenced by such tax consequences. In addition, in exercising its authority under this Agreement with respect to other matters, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner Entity) of any action taken (or not taken) by the General Partner. No decision or action (or failure to act) contemplated by the preceding sentence shall constitute a breach of any duty owed to the Partnership or the Limited Partners by law or equity, fiduciary or otherwise. The General Partner and the Partnership shall not have liability to any Limited Partner for monetary or other damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with any taking or omission to take any such actions by the General Partner unless the General Partner acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

C. No Obligation to Consider Separate Interests of Limited Partners or Shareholders. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, its equityholders (and, to the extent separate, the equityholders of the General Partner Entity), and the equityholders of the Limited Partners, collectively, and that, except as otherwise set forth herein, the General Partner is under no obligation to consider or give priority to the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions. Any decisions or actions taken or not taken in accordance with the terms of this Agreement shall not constitute a breach of any duty owed to the Partnership or the Limited Partners by law or equity, fiduciary or otherwise. The General Partner and the Partnership shall not have liability to any Limited Partner for monetary or other damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with any taking or omission to take any such actions by the General Partner unless the General Partner acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

D. Actions of Agents. Subject to its obligations and duties as General Partner set forth in Section 7.1.A, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be liable to the Partnership or any Partner for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

E. Effect of Amendment. Notwithstanding any other provision contained herein, any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners or any other Person bound by this Agreement under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

F. Limitations of Fiduciary Duty. Sections 7.1.B, 7.1.E and this Section 7.8 and any other Section of this Agreement limiting the liability of the General Partner and/or its trustees, directors and officers shall constitute an express limitation of any duties, fiduciary or otherwise, that they would owe the Partnership or the Limited Partners if such duty would be imposed by any law, in equity or otherwise.

G. Reliance on this Agreement. To the extent that, at law or in equity, the General Partner in its capacity as a Limited Partner, has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, the General Partner shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of the General Partner or any other Person under the Act or otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner.

Section 7.9	Other Matters Concerning the General Partner

A. Reliance on Documents. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B. Reliance on Advisors. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C. Action Through Agents. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.

D. Actions to Maintain REIT Status or Avoid Taxation of the General Partner Entity. Notwithstanding any other provisions of this Agreement or the Act, if the General Partner Entity attempts to qualify as a REIT, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner Entity to qualify as a REIT or (ii) to allow the General Partner Entity to avoid incurring any liability for taxes under Section 857, 4981, or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10	Reliance by Third Parties

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership, to enter into any contracts on behalf of the Partnership and to take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing, in each case except to the extent that such action imposes, or purports to impose, liability on the Limited Partner. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.11	Indebtedness to Third Parties

The Partnership may incur Debt and other indebtedness, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of property and any borrowings from, or guarantees of Debt of the General Partner or any of its Affiliates) with any Person upon such terms as the General Partner determines appropriate.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1	Limitation of Liability

The Limited Partners, including the General Partner Entity, in its capacity as a Limited Partner, shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5, or under the Act.

Section 8.2	Management of Business

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates, or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3	Outside Activities of Limited Partners

Subject to Section 7.5 hereof, and subject to any agreements entered into pursuant to Section 7.6.B hereof and to any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary, any Limited Partner (other than the General Partner) and any officer, director, manager, employee, agent, trustee, Affiliate, member or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct or indirect competition with the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner, officer, director, manager, employee, agent, trustee, Affiliate, member, shareholder or Assignee of any Limited Partner. None of the Limited Partners (other than the General Partner) or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein), and no Person (other than the General Partner) shall have any obligation pursuant to this Agreement to offer any interest in any such business venture to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4	Return of Capital

Except pursuant to the right of redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. No Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions (except as permitted by Section 4.2.A) or, except to the extent provided by Exhibit C or as permitted by Sections 4.2.A, 5.1.B(i), 6.1.A and 6.1.B, or otherwise expressly provided in this Agreement, as to profits, losses, distributions or credits.

Section 8.5	Rights of Limited Partners Relating to the Partnership

A. General. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.D, each Limited Partner shall have the right, for a business purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such administrative charges as the General Partner may establish from time to time):

(1)	to obtain a copy of the Partnership’s U.S. federal, state and local income tax returns for each Fiscal Year;

(2)	to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(3)	to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(4)	to obtain true and full information regarding the amount of cash and a description and statement of the Agreed Value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each Partner became a Partner; and

(5)	other information regarding the affairs of the Partnership as is just and reasonable.

B. Notice of Conversion Factor. The Partnership shall notify each Limited Partner upon request (i) of the then current Conversion Factor and (ii) of any changes to the Conversion Factor.

C. Notice of Termination Transaction of the General Partner Entity. Prior to making any extraordinary distributions of cash or property to its shareholders or effecting a Termination Transaction, the General Partner Entity shall provide written notice to the Limited Partners of its intention to effect such distribution or Termination Transaction at least twenty (20) Business Days (or such shorter period determined by the General Partner Entity in its sole and absolute discretion) prior to the record date to determine shareholders eligible to receive such distribution or to vote upon such Termination Transaction (or, if no such record date is applicable, at least twenty (20) Business Days (or such shorter period determined by the General Partner Entity in its sole and absolute discretion) before consummation of such distribution or Termination Transaction). This provision for such notice shall not be deemed (i) to permit any transaction that otherwise is prohibited by this Agreement or requires a Consent of the Partners or (ii) to require a Consent on the part of any one or more of the Limited Partners to a transaction that does not otherwise require Consent under this Agreement. Each Limited Partner agrees, as a condition to the receipt of the notice pursuant hereto, to keep confidential the information set forth therein until such time as the General Partner Entity has made public disclosure thereof, to use such information during such period of confidentiality solely for purposes of determining whether to exercise the Redemption Right (if applicable) and to execute a confidentiality agreement provided by the General Partner Entity; provided, however, that a Limited Partner may disclose such information to its attorney, accountant and/or financial advisor for purposes of obtaining advice with respect to such exercise so long as such attorney, accountant and/or financial advisor agrees to receive and hold such information subject to this confidentiality requirement.

D. Confidentiality. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or (ii) the Partnership is required by law or by agreements with unaffiliated third parties to keep confidential, provided, however, that this Section 8.5.D shall not affect the notice requirements set forth in Section 8.5.C.

Section 8.6	Redemption Right

A. General.

(i) Subject to Section 8.6.C, Section 8.6.E, and Section 11.6.E, at any time on or after one year following the later of (a) the beginning of the first full calendar month following the first date on which the common shares of the General Partner Entity are Publicly Traded or (b) the date of the initial issuance thereof (which, in the event of the transfer of a Class A Unit or Class B Unit, shall be deemed to be the date that the Class A Unit or such Class B Unit, as the case may be, was issued to the original recipient thereof for purposes of this Section 8.6), or at such other time as may be set forth in the agreement pursuant to which the applicable Class A Units or Class B Units are issued, the holder of a Class A Unit or a Class B Unit (if other than the General Partner Entity or any Subsidiary of the General Partner Entity) shall have the right (the “Redemption Right”) to require the Partnership to redeem such Partnership Unit, with such redemption to occur on the

Specified Redemption Date and at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. Any such Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner Entity) by the holder of the Partnership Units who is exercising the Redemption Right (the “Redeeming Partner”). A Limited Partner may exercise the Redemption Right from time to time, subject to a limit of once per fiscal quarter, with respect to part or all of the Partnership Units that it owns, as selected by the Limited Partner, provided, however, that a Limited Partner may not exercise the Redemption Right for fewer than one thousand (1,000) Partnership Units of a particular class unless such Redeeming Partner then holds fewer than one thousand (1,000) Partnership Units in that class, in which event the Redeeming Partner must exercise the Redemption Right for all of the Partnership Units held by such Redeeming Partner in that class, and provided further that, with respect to a Limited Partner which is an entity, such Limited Partner may exercise the Redemption Right for fewer than one thousand (1,000) Partnership Units without regard to whether or not such Limited Partner is exercising the Redemption Right for all of the Partnership Units held by such Limited Partner as long as such Limited Partner is exercising the Redemption Right on behalf of one or more of its equity owners in respect of one hundred percent (100%) of such equity owners’ interests in such Limited Partner. For purposes hereof, a Class A Unit issued upon conversion of a Class B Unit shall be deemed to have been issued when the Class B Unit was issued.

(ii) The Redeeming Partner shall have no right with respect to any Partnership Units so redeemed to receive any distributions paid in respect of a Partnership Record Date for distributions in respect of Partnership Units after the Specified Redemption Date with respect to such Partnership Units.

(iii) The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

(iv) Notwithstanding the foregoing, and subject to Section 8.6.B(iv), if the General Partner Entity provides notice to the Limited Partners pursuant to Section 8.5.C hereof, the Redemption Right shall be exercisable, without regard to whether the Partnership Units have been outstanding for any specified period, during the period commencing on the date on which the General Partner Entity provides such notice and ending on the record date to determine shareholders eligible to receive such distribution or participate in such Termination Transaction (or if none, ending on the date of consummation of such distribution or Termination Transaction). If this subparagraph (iv) applies, the Specified Redemption Date is the date on which the Partnership and the General Partner receive notice of exercise of the Redemption Right, rather than ten (10) Business Days after receipt of the Notice of Redemption.

B. General Partner Entity Assumption of Redemption Right.

(i) If a Limited Partner has delivered a Notice of Redemption, the General Partner Entity may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of Shares set forth in the organizational documents of the General Partner Entity), elect to assume directly and satisfy a Redemption Right. If such election is made by the General Partner Entity, the Partnership shall determine whether the General Partner Entity shall pay the Redemption Amount in the form of the Cash Amount or the Shares Amount. The Partnership’s decision regarding whether such payment shall be made in the form of the Cash Amount or the Shares Amount shall be made by the General Partner, in its capacity as the general partner of the Partnership and in its sole and absolute discretion. Payment of the Redemption Amount in the form of Shares shall be in Shares duly authorized, validly issued, fully paid and nonassessable and if applicable, free and clear of any pledge, lien, encumbrance or restriction, other than those provided in the organizational documents of the General Partner Entity, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Shares entered into by the Redeeming Partner, and shall bear a legend in form and substance determined by the General Partner Entity. Upon such payment by the General Partner Entity, the

General Partner Entity shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. Unless the General Partner Entity, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Redemption Right, the General Partner Entity shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner’s exercise of the Redemption Right. If the General Partner Entity shall exercise its right to assume directly and satisfy the Redemption Right in the manner described in the first sentence of this Section 8.6B and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of the Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner Entity shall, for U.S. federal income tax purposes, treat the transaction between the General Partner Entity and the Redeeming Partner as a sale of the Redeeming Partner’s Partnership Units to the General Partner Entity.

(ii) If the General Partner determines that the General Partner Entity shall pay the Redeeming Partner the Redemption Amount in the form of Shares, the total number of Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner’s Partnership Units shall be the applicable Shares Amount. If this amount is not a whole number of Shares, the Redeeming Partner shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner Entity determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming Partner.

(iii) Each Redeeming Partner agrees to execute such documents or provide such information or materials as the General Partner Entity may reasonably require in connection with the issuance of Shares upon exercise of the Redemption Right.

C. Exceptions to Exercise of Redemption Right. Notwithstanding the provisions of Sections 8.6.A and 8.6.B, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6.A if (but only as long as) the delivery of Shares to such Partner on the Specified Redemption Date would (i) be prohibited under the restrictions on the ownership or transfer of Shares in the organizational documents of the General Partner Entity, (ii) be prohibited under applicable federal or state securities laws or regulations (in each case regardless of whether the General Partner Entity would in fact assume and satisfy the Redemption Right), (iii) without limiting the foregoing, result in the General Partner’s Entity’s Shares being owned by fewer than 100 persons (determined without reference to rules of attribution), (iv) without limiting the foregoing, result in the General Partner Entity being “closely held” within the meaning of Section 856(h) of the Code or cause the General Partner to own, actually or constructively, ten percent (10%) or more of the ownership interests in a tenant of the General Partner Entity, the Partnership or a subsidiary of the Partnership within the meaning of Section 856(d)(2)(B) of the Code, (v) otherwise cause the General Partner Entity to fail to qualify as a REIT, or (v) without limiting the foregoing, cause the acquisition of the Shares by the Redeeming Partner to be “integrated” with any other distribution of Shares for purposes of complying with the registration provision of the Securities Act, as amended. Notwithstanding the foregoing, the General Partner may, in its sole and absolute discretion, waive such prohibition set forth in this Section 8.6.C.

D. No Liens on Partnership Units Delivered for Redemption. Each Limited Partner covenants and agrees that all Partnership Units delivered for redemption shall be delivered to the Partnership or the General Partner Entity, as the case may be, free and clear of all liens; and, notwithstanding anything contained herein to the contrary, neither the General Partner Entity nor the Partnership shall be under any obligation to acquire Partnership Units which are or may be subject to any liens. Each Limited Partner further agrees that, if any Federal, state or local tax is payable as a result of the transfer of its Partnership Units to the Partnership or the General Partner Entity, such Limited Partner shall assume and pay such transfer tax.

E. Additional Partnership Interests; Modification of Holding Period. If the Partnership issues Partnership Interests to any Additional Limited Partner pursuant to Article IV, the General Partner may make such revisions to this Section 8.6 as it determines are necessary to reflect the issuance of such Partnership Interests (including setting forth any restrictions on the exercise of the Redemption Right with respect to such Partnership Interests which differ from those set forth in this Agreement); provided, however, that no such revisions shall materially adversely affect the rights of any other Limited Partner to exercise its Redemption Right without that Limited Partner’s prior written consent. In addition, the General Partner may, with respect to any holder or holders of Partnership Units, at any time and from time to time, as it shall determine in its sole and absolute discretion, (i) reduce or waive the length of the period prior to which such holder or holders may not exercise the Redemption Right or (ii) reduce or waive the length of the period between the exercise of the Redemption Right and the Specified Redemption Date. Notwithstanding the first sentence of Section 8.6.A(i), the Class A Units issued in connection with the consummation of the Reorganization under the Merger Agreement shall be entitled to exercise the Redemption Right with respect to such Class A Units at any time following the issuance of such Class A Units.

F. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law that apply upon a Redeeming Partner’s exercise of the Redemption Right. If a Redeeming Limited Partner believes that it is exempt from such withholding upon the exercise of the Redemption Right, such Partner must furnish the General Partner with a FIRPTA Certificate in substantially the form attached hereto as Exhibit G-1 or Exhibit G-2 and any other documentation reasonably requested by the General Partner.

G. Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Partners to exercise their Redemption Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” taxable as an association under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof to each of the Partners.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1	Records and Accounting

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided, however, that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

Section 9.2	Fiscal Year

The Fiscal Year shall be the calendar year.

Section 9.3	Reports

A. Annual Reports. If and to the extent that the General Partner Entity mails its annual report to its shareholders, as soon as practicable, but in no event later than the date on such reports are mailed, the General Partner Entity shall cause to be mailed to each Limited Partner an annual report, as of the close of the most recently ended Fiscal Year, containing financial statements of the Partnership, or of the General Partner Entity (and, if different, the General Partner) if such statements are prepared on a consolidated basis with the Partnership, for such Fiscal Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized “Big Four” firm of independent public accountants selected by the General Partner Entity.

B. Quarterly Reports. If and to the extent that the General Partner Entity mails quarterly reports to its shareholders, as soon as practicable, but in no event later than the date on such reports are mailed, the General Partner Entity shall cause to be mailed to each Limited Partner a report containing unaudited financial statements, as of the last day of such fiscal quarter, of the Partnership, or of the General Partner Entity (and, if different, the General Partner) if such statements are prepared on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

C. The General Partner shall have satisfied its obligations under Sections 9.3.A and 9.3.B by (i) to the extent the General Partner Entity or the Partnership is subject to periodic reporting requirements under the Exchange Act, filing the quarterly and annual reports required thereunder within the time periods provided for the filing of such reports, including any permitted extensions, or (ii) posting or making available the reports required by this Section 9.3 on the website maintained from time to time by the Partnership or the General Partner Entity, provided that such reports are able to be printed or downloaded from such website.

ARTICLE X

TAX MATTERS

Section 10.1	Preparation of Tax Returns

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for U.S. federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

Section 10.2	Tax Elections

A. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code (including the election under Section 754 of the Code). The General Partner shall have the right to seek to revoke any such election upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

B. To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor (the “LITP Safe Harbor” and such election, the “Safe Harbor Election”) under which the fair market value of any Partnership Interests issued in connection with the performance of services after the effective date of such Treasury Regulations (or other guidance) (such interests, “Safe Harbor Interests”) will be treated as equal to the liquidation value of such Safe Harbor Interests (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Safe Harbor Interests, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement). In the event that the Partnership makes a Safe Harbor Election as described in the preceding sentence, each Partner hereby agrees to comply with all Safe Harbor requirements with respect to transfers of such Safe Harbor Interests while the Safe Harbor Election remains effective.

Section 10.3	Tax Partner and Partnership Tax Audit Matters

A. General. The General Partner shall be the “tax partner” of the Partnership for federal, state and local income tax administrative or judicial proceedings (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as a “judicial review”) and is treated as the “tax matters partner” pursuant to Section 6231(a)(7) of the Code as in effect on November 1, 2015 (Subchapter C of Chapter 63 of the Code as in effect on November 1, 2015 referred to as the “Current Partnership Audit Rules”) and the “partnership representative” pursuant to Section 6223(a) of the Code as included in the Bipartisan Budget Act of 2015 (with the changes to Subchapter C of Chapter 63 of the Code as made by the Bipartisan Budget Act of 2015 referred to as the “2015 Budget Act Partnership Audit Rules”). The General Partner is authorized to conduct all tax audits and judicial reviews for the Partnership. So long as Section 6223(c)(3) of the Current Partnership Audit Rules is in effect, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners.

B. Powers. The tax partner is authorized, but not required (and the Partners hereby consent to the tax partner taking the following actions):

(1)	to elect out of the 2015 Budget Act Partnership Audit Rules, if available;

(2)	to enter into any settlement with the IRS with respect to any tax audit or judicial review for the adjustment of Partnership items required to be taken into account by a Partner or the Partnership for income tax purposes, and in the settlement agreement the tax partner may expressly state that such agreement shall bind the Partnership and all Partners, except that so long as the Current Partnership Audit Rules are in effect, such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations under the Current Partnership Audit Rules) files a statement with the IRS providing that the tax partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Current Partnership Audit Rules) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Current Partnership Audit Rules);

(3)	to seek judicial review of any adjustment assessed by the IRS or any other tax authority, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(4)	to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(5)	to file a request for an administrative adjustment with the IRS or other tax authority at any time and, if any part of such request is not allowed by the IRS or other tax authority, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(6)	to enter into an agreement with the IRS or other tax authority to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item;

(7)	to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding, to the extent permitted by applicable law or regulations, including, without limitation, the following actions to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

a.	electing to have the alternative method for the underpayment of taxes set forth in Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, apply to the Partnership and its current or former Partners; and

b.	for Partnership level assessments under Section 6225 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, determining apportionment of responsibility for payment among the current or former Partners, setting aside reserves from Available Cash of the Partnership, withholding of distributions of Available Cash to the Partners, and requiring current or former Partners to make cash payments to the Partnership for their share of the Partnership level assessments; and

(8)	to take any other action required or permitted by the Code and Regulations in connection with its role as tax partner.

The taking of any action and the incurring of any expense by the tax partner in connection with any such audit or proceeding referred to in clause (7) above, except to the extent required by law, is a matter in the sole and absolute discretion of the tax partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the tax partner in its capacity as such. In addition, the General Partner shall be entitled to indemnification set forth in Section 7.7 for any liability for tax imposed on the Partnership under the 2015 Budget Act Partnership Audit Rules that is collected from the General Partner.

The current and former Partners agree to provide the following information and documentation to the Partnership and the tax partner to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

(1)	information and documentation to determine and prove eligibility of the Partnership to elect out of the 2015 Budget Act Partnership Audit Rules;

(2)	information and documentation to reduce the Partnership level assessment consistent with Section 6225(c) of the Code, as included in the 2015 Budget Act Partnership Audit Rules; and

(3)	information and documentation to prove payment of the attributable liability under Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules.

In addition to the foregoing, and notwithstanding any other provision of this Agreement, including, without limitation, Section 14.1 of this Agreement, the General Partner is authorized (without any requirement of the consent or approval of any other Partners) to make all such amendments to this Section 10.3 as it shall determine, in its sole judgment, to be necessary, desirable or appropriate to implement the 2015 Budget Act Partnership Audit Rules and any regulations, procedures, rulings, notices, or other administrative interpretations thereof promulgated by the U.S. Treasury Department.

C. Reimbursement. The tax partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and/or law firm to assist the tax partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

D. Survival. The obligations of each Partner under this Section 10.3 shall survive such Partner’s withdrawal from the Partnership, and each Partner agrees to execute such documentation requested by the Partnership at the time of such Partner’s withdrawal from the Partnership to acknowledge and confirm such Partner’s continuing obligations under this Section 10.3.

Section 10.4	Organizational Expenses

The Partnership shall elect to deduct expenses as provided in Section 709 of the Code.

Section 10.5	Withholding

Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of U.S. federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any cash or property distributable, allocable or otherwise transferred to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445, or 1446 of the Code. Any amount withheld with respect to a Limited Partner pursuant to this Section 10.5 shall be treated as paid or distributed, as applicable, to such Limited Partner for all purposes under this Agreement to the extent that the Partnership is contemporaneously making distributions against which such amount can be offset. Any amount paid on behalf of or with respect to a Limited Partner, in excess of any such amount of contemporaneous distributions against which such amount paid can be offset, shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed or otherwise paid to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points (but not higher than the maximum rate that may be charged under applicable law) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request to perfect or enforce the security interest created hereunder.

ARTICLE XI

TRANSFERS AND WITHDRAWALS

Section 11.1	Transfer

A. Definition. The term “transfer,” when used in this Article XI with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a transfer, sale, merger, consolidation, combination, assignment, bequest, conveyance, devise, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition, whether voluntary or involuntary, by operation of law or otherwise. The term “transfer” when used in this Article XI does not include any redemption or repurchase of Partnership Units by the Partnership from a Partner or acquisition of Partnership Units from a Limited Partner by the General Partner Entity pursuant to Section 8.6 or otherwise. When used in this Article XI, the verb “transfer” shall have correlative meaning. No Partnership Interest shall be subject to the claims of any creditor, any spouse (for alimony, support or otherwise), or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement or consented to in writing by the General Partner, in its sole and absolute discretion.

B. General. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void ab initio.

Section 11.2	Transfers and Withdrawals by General Partner and General Partner Entity

A. General. Neither the General Partner nor the General Partner Entity shall transfer any of its Partnership Interests, and, if the General Partner Entity is not the General Partner, the General Partner Entity may not transfer any of its direct or indirect interests in the General Partner, or withdraw from the Partnership, except (i) in connection with a transaction permitted under Section 11.2.B, (ii) in connection with any merger (including a triangular merger), consolidation or other combination with or into another Person following the consummation of which the equity holders of the surviving entity are substantially identical to the shareholders of the General Partner Entity, (iii) with the Consent of the Outside Limited Partners; or (iv) to any Person that is, at the time of such transfer, an Affiliate of the General Partner Entity that is controlled by the General Partner Entity, including any Qualified REIT Subsidiary.

B. Termination Transactions. Notwithstanding the restrictions set forth in Section 11.2.A or any other provision of this Agreement, the General Partner Entity shall not engage in any merger (including, without limitation, a triangular merger), consolidation or other combination with or into another Person, sale of all or substantially all of its assets or any reclassification, recapitalization or other change in outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of Conversion Factor) (each, a “Termination Transaction”), unless, in connection with such Termination Transaction:

(1) the General Partner shall have obtained Partnership Approval of the Termination Transaction, as set forth below, if (x) the Termination Transaction would result in the Partners receiving consideration for their Partnership Units pursuant to clause (2) below and the General Partner Entity is required to seek the approval of its common shareholders of the Termination Transaction (“Shareholder Approval”) in a shareholder vote (a “Shareholder Vote”), or (y) the General Partner Entity would be required to obtain Shareholder Approval of the Termination Transaction but for the fact that a Tender Offer shall have been accepted with respect to a sufficient number of Shares to permit consummation of the Termination Transaction without Shareholder Approval, and

(2) all Partners either will receive, or will have the right to receive, for each Partnership Unit cash, securities or other property in the same form as, and equal in amount to the product of the Conversion Factor and the greatest amount of, the cash, securities or other property paid to a holder of Shares, if any, corresponding to such Partnership Unit in consideration of one such Share at any time during the period from and after the date on which the Termination Transaction is consummated; provided, however, that if in connection with the Termination Transaction, a purchase, tender or exchange offer (a “Tender Offer”) shall have been made to and accepted by the holders of the percentage required for the approval of mergers under the organizational documents of the General Partner Entity, each holder of Partnership Units shall receive, or shall have the right to receive, consideration equal to the fair market value of the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer. In connection with any transaction permitted by Section 11.2B(2), fair market values shall be reasonably determined by the General Partner as of the time of such transaction.

C. Partnership Approval. As used above, “Partnership Approval” means Consent of the Limited Partners holding Class A Units and LTIP Units representing a Percentage Interest of Class A Units and LTIP Units that equals or exceeds the percentage of (x) the Shares outstanding or (y) the Shares cast, as applicable, in the Shareholder Vote ((x) or (y), as applicable, the “Required Denominator Shares”) required to be voted in favor of the Termination Transaction in the Shareholder Vote, provided that, for purposes of determining whether Partnership Approval has been obtained, the Percentage Interest of Limited Partners consenting to the Termination Transaction shall be calculated as follows: Such Percentage Interest shall be equal to the sum of (i) the Percentage Interest of Class A Units and LTIP Units held by Limited Partners consenting to the Termination Transaction (excluding for this purpose any Class A Units held by (1) the General Partner or the General Partner Entity, (2) any Person of which the General Partner or the General Partner Entity directly or indirectly owns or controls more than fifty percent (50%) of either the voting interests or economic interests and (3) any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner or the General Partner Entity (collectively, the “Excluded Units”)), plus (ii) the product of (1) the Percentage Interest attributable to the Excluded Units, multiplied by (2) either (x) the percentage of the

Required Denominator Shares voted in favor of the Termination Transaction by the General Partner Entity’s shareholders in the Shareholder Vote to obtain Shareholder Approval, or (y) in the event a Tender Offer shall have been accepted with respect to a sufficient number of Shares to permit consummation of the Termination Transaction without Shareholder Approval, the percentage of outstanding Shares with respect to which such Tender Offer shall have been accepted.

D. Creation of New General Partner. The General Partner shall not enter into an agreement or other arrangement providing for or facilitating the creation of a general partner of the Partnership other than the General Partner, unless the successor general partner (i) is a direct or indirect controlled Affiliate of the General Partner, and (ii) executes and delivers a counterpart to this Agreement in which such successor general partner agrees to be fully bound by all of the terms and conditions contained herein that are applicable to the General Partner.

Section 11.3	Transfers by Limited Partners

A. General. Except to the extent expressly permitted in Sections 11.3.B and 11.3.C or in connection with the exercise of a Redemption Right pursuant to Section 8.6, a Limited Partner (other than the General Partner and the General Partner Entity, in their capacities as Limited Partners) may not transfer any portion of its Partnership Interest, or any of such Limited Partner’s rights as a Limited Partner, without the prior written consent of the General Partner, which consent may be withheld in the General Partner’s sole and absolute discretion. Any transfer otherwise permitted under Sections 11.3.B and 11.3.C shall be subject to the conditions set forth in Section 11.3.D and 11.3.E, and all permitted transfers shall be subject to Sections 11.4, 11.5 and 11.6.

B. Incapacitated Limited Partner. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his, her or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

C. Permitted Transfers. Subject to Sections 11.3.D, 11.3.E, 11.4, 11.5 and 11.6, a Limited Partner may transfer, with or without the consent of the General Partner, all or a portion of its Partnership Interest (i) in the case of a Limited Partner who is an individual, to a member of his Immediate Family, any trust formed for the benefit of himself and/or members of his Immediate Family, or any partnership, limited liability company, joint venture, corporation or other business entity comprised only of himself and/or members of his Immediate Family and entities the ownership interests in which are owned by or for the benefit of himself and/or members of his Immediate Family, (ii) in the case of a Limited Partner which is a trust, to the beneficiaries of such trust, (iii) in the case of a Limited Partner which is a partnership, limited liability company, joint venture, corporation or other business entity to which Partnership Units were transferred pursuant to clause (i) above, to its partners, owners or shareholders, as the case may be, who are members of the Immediate Family of or are actually the Person(s) who transferred Partnership Units to it pursuant to clause (i) above, (iv) in the case of a Limited Partner which acquired Partnership Units as of the date hereof and which is a partnership, limited liability company, joint venture, corporation or other business entity, to its partners, owners, shareholders or Affiliates thereof, as the case may be, or the Persons owning the beneficial interests in any of its partners, owners or shareholders or Affiliates thereof (it being understood that this clause (iv) will apply to all of each Person’s Partnership Interests whether the Partnership Units relating thereto were acquired on the date hereof or hereafter), (v) in the case of a Limited Partner which is a partnership, limited liability company, joint venture, corporation or other business entity other than any of the foregoing described in clause (iii) or (iv), in accordance with the terms of any agreement between such Limited Partner and the Partnership pursuant to which such Partnership Interest was issued, (vi) pursuant to a gift or other transfer without consideration, (vii) pursuant to applicable laws of descent or distribution, (viii) to another Limited Partner, and (ix) pursuant to a grant of security interest or other encumbrance thereof effectuated in a bona fide pledge transaction with a bona fide financial institution as a result of the exercise of remedies related thereto, subject to the provisions of Section 11.3.F hereof. A trust or other entity will be considered formed “for the benefit” of a Partner’s Immediate Family even though some other Person has a remainder interest under or with respect to such trust or other entity.

D. No Transfers Violating Securities Laws. The General Partner may prohibit any transfer of Partnership Units by a Limited Partner unless it receives a written opinion of legal counsel (which opinion and counsel shall be reasonably satisfactory to the Partnership) to such Limited Partner to the effect that such transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Unit or, at the option of the Partnership, an opinion of legal counsel to the Partnership to the same effect.

E. No Transfers to Holders of Nonrecourse Liabilities. No pledge or transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan otherwise constitutes a Nonrecourse Liability unless (i) the General Partner is provided prior written notice thereof and (ii) the lender enters into an arrangement with the Partnership and the General Partner to exchange or redeem for the Redemption Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

Section 11.4	Substituted Limited Partners

A. Consent of General Partner. No Limited Partners shall have the right to substitute a transferee as a Limited Partner in its place (including any transferees permitted by Section 11.3). The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership, the General Partner or any Partner. The General Partner hereby grants its consent to the admission as a Substituted Limited Partner to any bona fide financial institution that loans money or otherwise extends credit to a holder of Partnership Units and thereafter becomes the owner of such Partnership Units pursuant to the exercise by such financial institution of its rights under a pledge of such Partnership Units granted in connection with such loan or extension of credit.

B. Rights of Substituted Partner. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a Substituted Limited Partner shall be conditioned upon the transferee executing and delivering to the Partnership an acceptance of all the terms and conditions of this Agreement (including, without limitation, the provisions of Section 15.11) and such other documents or instruments as may be required or advisable, in the sole and absolute discretion of the General Partner, to effect the admission, each in form and substance reasonably satisfactory to the General Partner.

C. Partner Registry. Upon the admission of a Substituted Limited Partner, the General Partner shall update the Partner Registry in the books and records of the Partnership as it deems necessary to reflect such admission in the Partner Registry.

Section 11.5	Assignees

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Loss, gain, loss and Recapture Income attributable to the Partnership Units assigned to such transferee, and shall have the rights granted to the Limited Partners under Section 8.6, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted). If any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 11.6	General Provisions

A. Withdrawal of Limited Partner. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Units in accordance with this Article XI and the transferee of such Partnership Units being admitted to the Partnership as a Substituted Limited Partner, or pursuant to redemption of all of its Partnership Units under Section 8.6.

B. Termination of Status as Limited Partner. Any Limited Partner who shall transfer all of its Partnership Units in a transfer permitted pursuant to this Article XI where such transferee was admitted as a Substituted Limited Partner or pursuant to redemption of all of its Partnership Units under Section 8.6 shall cease to be a Limited Partner.

C. Timing of Transfers. Transfers pursuant to this Article XI may only be made upon ten (10) Business Days prior notice to the General Partner, unless the General Partner otherwise agrees.

D. Allocations. If any Partnership Interest is transferred during any the Fiscal Year in compliance with the provisions of this Article XI or redeemed or transferred pursuant to Section 8.6, Net Income, Net Loss, each item thereof and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code and corresponding Regulations, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly, or a monthly proration period, in which event Net Income, Net Loss, each item thereof and all other items attributable to such interest for such Fiscal Year shall be prorated based upon the applicable method selected by the General Partner). Solely for purposes of making such allocations, at the discretion of the General Partner, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Partner as of midnight on the last day of said month. All distributions of Available Cash attributable to any Partnership Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

E. Additional Restrictions. Notwithstanding anything to the contrary herein, and in addition to any other restrictions on transfer contained herein or in any Equity Incentive Plan, including, without limitation, the provisions of Article VII and this Article XI, in no event may any transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.6) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if the General Partner determines in its reasonable discretion that there is a significant risk that such transfer would cause a termination of the Partnership for U.S. federal or state income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners other than the General Partner, or any Subsidiary of either, or pursuant to a transaction expressly permitted under Section 11.2); (v) if the General Partner determines in its reasonable discretion that there is a significant risk that such transfer would cause the Partnership to cease to be classified as a partnership for U.S. federal income tax purposes (except as a result of the redemption or exchange for Shares of all Units held by all Limited Partners other than the General Partner, or any Subsidiary of either, or pursuant to a transaction expressly permitted under Section 11.2); (vi) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code (provided, however, that, this clause (vii) shall not be the basis for limiting or restricting in any manner the exercise of the Redemption Right under Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (viii) if such transfer subjects the Partnership or the activities of the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; (ix) if the General Partner Entity attempts to qualify as a REIT and if the General Partner determines in its reasonable discretion that there is a risk that such transfer would adversely affect the ability of the General Partner Entity to continue to qualify as a REIT or subject the General Partner Entity to any additional taxes under Section 857, Section 4981, or any other provision of the Code.

F. Avoidance of “Publicly Traded Partnership” Status. The General Partner shall monitor the transfers of interests in the Partnership to determine (i) if such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and (ii) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”). The General Partner shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to ensure that at least one of the Safe Harbors is met; provided, however, that the foregoing shall not authorize the General Partner to limit or restrict in any manner the right of any holder of a Partnership Unit to exercise the Redemption Right in accordance with the terms of Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation.

ARTICLE XII

ADMISSION OF PARTNERS

Section 12.1	Admission of a Successor General Partner

A successor to all of the General Partner’s General Partner Interest pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such successor shall carry on the business of the Partnership without dissolution. In such case, the admission shall be subject to such successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

Section 12.2	Admission of Additional Limited Partners

A. General. No Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent shall be given or withheld in the General Partner’s sole and absolute discretion. A

Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only with the consent of the General Partner and only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 15.11 and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

B. Allocations to Additional Limited Partners. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Net Income, Net Loss, each item thereof and all other items allocable among Partners and Assignees for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code and corresponding Regulations, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Net Income, Net Loss, and each item thereof would be prorated based upon the applicable period selected by the General Partner). Solely for purposes of making such allocations, at the discretion of the General Partner, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 12.3	Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment to the Partner Registry) and, if required by law, shall prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 15.11 hereof.

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

Section 13.1	Dissolution

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (“Liquidating Events”):

(i) an event of withdrawal of the General Partner (other than an event of bankruptcy), unless within ninety (90) days after the withdrawal, the Consent of the Outside Limited Partners to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner is obtained;

(ii) an election to dissolve the Partnership made by the General Partner in its sole and absolute discretion;

(iii) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(iv) ninety (90) days after the sale of all or substantially all of the assets and properties of the Partnership for cash or for marketable securities; or

(v) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or at the time of the entry of such order or judgment, the Consent of the Partners holding more than 50% of the Percentage Interests represented by the Class A Units is obtained to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

Section 13.2	Winding Up

A. General. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner (or, if there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include equity or other securities of the General Partner or any other entity) shall be applied and distributed in the following order:

(1)	First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(2)	Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(3)	Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the Limited Partners;

(4)	Fourth, to the holders of Partnership Interests that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series of Partnership Interests (and, within each such class or series, to each holder thereof pro rata based on its Percentage Interest in such class); and

(5)	Fifth, the balance, if any, to the Partners, including, without limitation, the holders of the Vested LTIP Units, in proportion to their respective positive Capital Account balances, determined after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIII, other than reimbursement of its expenses as provided in Section 7.4.

B. Deferred Liquidation. Notwithstanding the provisions of Section 13.2.A which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) or distribute to the Partners, in lieu of cash, in accordance with the provisions of Section 13.2.A, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

Section 13.3	Compliance with Timing Requirements of Regulations; Deficit Capital Accounts

A. Timing of Distributions. If the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made under this Article XIII to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). In the discretion of the General Partner a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article XIII may be: (A) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership (in which case the assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement); or (B) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; provided, however, that such withheld amounts shall be distributed to the General Partner and Limited Partners as soon as practicable.

B. Deficit Capital Accounts Upon Liquidation of the Partnership. If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever, except as otherwise expressly agreed in writing by the affected Partner and the Partnership after the date hereof.

Section 13.4	Rights of Limited Partners

Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.5	Notice of Dissolution

If a Liquidating Event occurs or an event occurs that would, but for provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner).

Section 13.6	Cancellation of Certificate of Limited Partnership

Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.7	Reasonable Time for Winding Up

A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2, to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

Section 13.8	Waiver of Partition

Each Partner hereby waives any right to partition of the Partnership property.

Section 13.9	Liability of Liquidator

The Liquidator shall be indemnified and held harmless by the Partnership in the same manner and to the same degree as an Indemnitee may be indemnified pursuant to Section 7.8.

ARTICLE XIV

AMENDMENT OF PARTNERSHIP

AGREEMENT; MEETINGS

Section 14.1	Amendments

A. General. The General Partner’s prior written consent shall be required to amend or waive any provisions of this Agreement. The General Partner, without consent of the Limited Partners, may amend this Agreement in any respect; provided, however, that the following amendments shall require Consent of the Outside Limited Partners:

(i) any amendment to Section 8.6, its related defined terms or otherwise affecting the operation of the Conversion Factor or the Redemption Right, except as permitted pursuant to Section 8.6.E, in each case in a manner that adversely affects the Limited Partners in any material respects;

(ii) any amendment to Article V, its related defined terms or otherwise affecting the rights of the Limited Partners to receive the distributions payable to them hereunder, other than in connection with the creation or issuance of new or additional Partnership Interests pursuant to Section 4.2 and except as permitted pursuant to Section 4.2 and Section 5.5, in each case in a manner that adversely affects the Limited Partners in any material respects;

(iii) any amendment to Article VI, its related defined terms or otherwise that would materially alter the Partnership’s allocation of Profit and Loss to the Limited Partners, other than in connection with the creation or issuance of new or additional Partnership Interests pursuant to Section 4.2 and except as permitted pursuant to Section 6.2;

(iv) any amendment that would (x) convert a Limited Partner’s interest in the Partnership into a general partner’s interest, (y) modify the limited liability of a Limited Partner, or (z) impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership, or

(v) any amendment to Section 4.2.A (proviso only), Section 11.2, Section 11.3 and this Section 14.1.A, in each case together with their related defined terms.

B. The General Partner shall notify the Limited Partners in writing of any amendment or waiver not requiring the Consent of the Outside Limited Partners made pursuant to Section 14.1.A in the next regular communication to the Limited Partners or within ninety (90) days of such amendment, whichever is earlier. For any amendment or waiver requiring the Consent of the Outside Limited Partners pursuant to Section 14.1.A, the General Partner shall seek the written Consent of the Partners as set forth in Section 14.2 on such proposed amendments or waivers or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written Consent, the General Partner may require a response within a reasonable specified time, but not less than seven (7) days, and failure to respond in such time period shall constitute a vote in favor of the recommendation of the General Partner. Any such proposed amendment or waiver shall be adopted and be effective as an amendment or waiver hereto if it is approved by the General Partner and receives the Consent of the Outside Limited Partners, as applicable, in accordance with Sections 14.1.A.

C. Amendment and Restatement of Partner Registry Not an Amendment. Notwithstanding anything in this Article XIV or elsewhere in this Agreement to the contrary, any amendment and restatement of the Partner Registry by the General Partner to reflect events or changes otherwise authorized or permitted by this Agreement, including any adjustments in the number of Class A Units and Class B Units made in lieu of an adjustment to the Conversion Factor, as contemplated by the last sentence of the definition thereof, shall not be deemed an amendment of this Agreement and may be done at any time and from time to time, as determined by the General Partner without the Consent of the Outside Limited Partners and without any notice requirement.

Section 14.2	Meetings of the Partners

A. General. Meetings of the Partners may be called by the General Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.1.B. Except as otherwise expressly provided in this Agreement, the Consent of holders of Partnership Interests representing a majority of the Percentage Interests of the Class A Units shall control (including Class A Units held by the General Partner).

B. Actions Without a Meeting. Except as otherwise expressly provided by this Agreement, any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by Partners holding Partnership Interests representing more than fifty percent (50%) (or such other percentage as is expressly required by this Agreement) of the Percentage Interest of the Class A Units (including Class A Units held by the General Partner). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of Partners. Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the date on which written consents from the Partners holding the required Percentage Interest of the Class A Units have been filed with the General Partner.

C. Proxy. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice thereof.

D. Votes. On matters on which Limited Partners are entitled to vote, each Limited Partner shall have the number of votes equal to the number of Class A Units held.

E. Conduct of Meeting. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deem appropriate.

F. Record Date. The General Partner may set, in advance, the Partnership Record Date for the purpose of determining the Partners (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, (x) shall not be prior to the close of business on the day the Partnership Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Partners, not less than ten (10) days, before the date on which the meeting is to be held or Consent is to be given and (y) shall be, with respect to the determination of the existence of Partnership Approval, the record date established by the General Partner for the approval of its shareholders for the event constituting a Termination Transaction. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this section, such determination shall apply to any adjournment thereof.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1	Addresses and Notice

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including, but not limited to, via e-mail) to the Partner or Assignee at the address set forth in the Partner Registry or such other address as the Partners shall notify the General Partner in writing.

Section 15.2	Titles and Captions

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” “Sections” and “Exhibits” are to Articles, Sections and Exhibits of this Agreement.

Section 15.3	Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4	Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6	Creditors

Other than as expressly set forth herein with regard to any Indemnitee, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.7	Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.8	Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.9	Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.10	Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11	Power of Attorney

A. General. Each Limited Partner and each Assignee who accepts Partnership Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1)	execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or any Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (b) all instruments that the General Partner or any Liquidator deem appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms, (c) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation, (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII or XIII hereof or the Capital Contribution of any Partner and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

(2)	execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained in this Section 15.11 shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement.

B. Irrevocable Nature. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner or any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 15.12	Entire Agreement

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any prior written oral understandings or agreements among them with respect thereto.

Section 15.13	No Rights as Shareholders

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as shareholders of the General Partner Entity, including, without limitation, any right to receive dividends or other distributions made to shareholders of the General Partner Entity, or to vote or to consent or receive notice as shareholders in respect to any meeting of shareholders for the election of trustees (or directors, if applicable) of the General Partner Entity or any other matter.

Section 15.14	Limitation to Preserve REIT Status

If the General Partner Entity attempts to qualify as a REIT, to the extent that any amount paid or credited to the General Partner Entity or any of its officers, trustees, employees or agents pursuant to Section 7.4 or Section 7.7 would constitute gross income to the General Partner for purposes of Section 856(c)(2) or 856(c)(3) of the Code (a “General Partner Payment”) then, notwithstanding any other provision of this Agreement, the amount of such General Partner Payment for any Fiscal Year shall not exceed the lesser of:

(i) an amount equal to the excess, if any, of (a) 4% of the General Partner Entity’s total gross income (within the meaning of Section 856(c)(3) of the Code but not including the amount of any General Partner Payments) for the Fiscal Year which is described in subsections (A) though (I) of Section 856(c)(2) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(2) of the Code) derived by the General Partner Entity from sources other than those described in subsections (A) through (H) of Section 856(c)(2) of the Code (but not including the amount of any General Partner Payments); or

(ii) an amount equal to the excess, if any of (a) 24% of the General Partner Entity’s total gross income (but not including the amount of any General Partner Payments) for the Fiscal Year which is described in subsections (A) through (I) of Section 856(c)(3) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(3) of the Code but not including the amount of any General Partner Payments) derived by the General Partner Entity from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code;

provided, however, that General Partner Payments in excess of the amounts set forth in subparagraphs (i) and (ii) above may be made if the General Partner Entity, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts would not adversely affect the General Partner Entity’s ability to qualify as a REIT. To the extent General Partner Payments may not be made in a given Fiscal Year due to the foregoing limitations, such General Partner Payments shall carry over and be treated as arising in the following year; provided, however, that such amounts shall not carry over for more than five Fiscal Years, and if not paid within such five Fiscal Year period, shall expire; and provided further that (i) as General Partner Payments are made, such payments shall be applied first to carry over amounts outstanding, if any, and (ii) with respect to carry over amounts for more than one Fiscal Year, such payments shall be applied to the earliest Fiscal Year first.

[Remainder of page intentionally left blank, signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

Cousins Properties Incorporated

By:

Name:

Title:

LIMITED PARTNERS:

By:	Cousins Properties Incorporated as Attorney-in-fact for the Limited Partners

By:

Name:
Title:

[Signature Page to Amended and Restated

Agreement of Limited Partnership]

S-1

EXHIBIT A

FORM OF PARTNER REGISTRY

	CLASS A UNITS
Name and Address of Partner	Partnership Units	Capital Account Balance (as of the date hereof)	Percentage Interest
GENERAL PARTNER:
Cousins Properties Incorporated
[Address]
Attn:
Facsimile:

LIMITED PARTNERS:
Cousins Properties Incorporated
[Address]
Attn:
Facsimile:

[NAME]

[NAME]

TOTAL PARTNERSHIP UNITS	Class A Units		100.000%

Exhibit A-1

EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

1.	Capital Accounts of the Partners

A. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section l.704-l(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1 of the Agreement and this Exhibit B, and decreased by (x) the amount of cash or Agreed Value of property actually distributed or deemed to be distributed to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1 of the Agreement and this Exhibit B.

B. For purposes of computing Net Income, Net Loss or the amount of any item of income, gain, loss and deduction to be reflected in the Partners’ Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1) Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of Net Income, Net Loss and all items of income, gain, loss and deduction shall be made without regard to any adjustments to the adjusted bases of the assets of the Partnership pursuant to Sections 754 of the Code, provided, however, that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners’ Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section l.704-1(b)(2)(iv)(m)(4).

(2) The computation of Net Income, Net Loss and all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Sections 705(a)(l)(B) or 705(a)(2)(B) of the Code are not includible in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(4) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or shorter period.

(5) In the event the Carrying Value of any Partnership asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6) Any items specially allocated under Section 1 of Exhibit C to the Agreement hereof shall not be taken into account.

C. A transferee (including any Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor in accordance with Regulations Section 1.704-1(b)(2)(iv)(l).

Exhibit B-1

D. (1) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D(2), the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

(2) Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); (d) immediately prior to the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity or by a new partner acting in a Partner capacity or in anticipation of becoming a Partner (including the issuance of any LTIP Units); and (e) at such other times as permitted or required under Regulations; provided, however, that adjustments pursuant to clauses (a), (b), (d) and (e) (to the extent not required by Regulations) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(3) In accordance with Regulations Section 1.704- l(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

(4) In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article XIII of the Agreement, shall be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate fair market value among the assets of the Partnership in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties.

E. The provisions of the Agreement (including this Exhibit B and the other Exhibits to the Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification without regard to Article XIV of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article XIII of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section l.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section l.704-1(b).

2.	No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

3.	No Withdrawal

No Partner shall be entitled to withdraw any part of its Capital Contribution or Capital Account or to receive any distribution from the Partnership, except as provided in Articles IV, V, VII and XIII of the Agreement.

Exhibit B-2

EXHIBIT C

SPECIAL ALLOCATION RULES

1.	Special Allocation Rules.

Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made in the following order:

A. Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 1.A only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit C with respect to such Fiscal Year and without regard to any decrease in Partner Minimum Gain during such Fiscal Year.

B. Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of this Agreement or any other provisions of this Exhibit C (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit C with respect to such Fiscal Year, other than allocations pursuant to Section 1.A hereof.

C. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), l.704-1(b)(2)(ii)(d)(5), or 1.704-l(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof with respect to such Fiscal Year, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Fiscal Year) shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 1.C is intended to constitute a “qualified income offset” under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

D. Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Fiscal Year (after taking into account allocations to be made under the preceding paragraphs hereof with respect to such Fiscal Year), each such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Fiscal Year) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit.

Exhibit C-1

E. Nonrecourse Deductions. Except as may otherwise be expressly provided by the General Partner pursuant to Section 4.2 of the Agreement with respect to other classes of Partnership Units, Nonrecourse Deductions for any Fiscal Year shall be allocated only to the Partners holding Class A Units and Class B Units in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio for such Fiscal Year to the numerically closest ratio which would satisfy such requirements.

F. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

G. Adjustments Pursuant to Code Section 734 and Section 743. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

H. Forfeiture Allocations. Upon a forfeiture of any unvested Partnership Interest by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Treasury Regulations promulgated after the date hereof (or, if final Treasury Regulations have not yet been promulgated, to the extent determined by the General Partner, in its sole discretion, as necessary) to ensure that allocations made with respect to all unvested Partnership Interests are recognized under Code Section 704(b).

I. The allocations set forth in clauses (A) through (F) of this Section 1 (“Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Section 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1 of the Agreement, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not been made.

2.	Allocations for Tax Purposes

A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss and deduction shall be allocated for federal income tax purposes among the Partners as follows:

(1) (a) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code to take into account the variation between the Section 704(c) Value of such property and its adjusted basis at the time of contribution (taking into account Section 2.C of this Exhibit C); and

Exhibit C-2

(b) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

(2) (a) In the case of an Adjusted Property, such items shall

(i) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B;

(ii) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B(1) of this Exhibit C; and

(b) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

(3) all other items of income, gain, loss and deduction shall be allocated among the Partners the same manner as their correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

C. To the extent Regulations promulgated pursuant to Section 704(c) of the Code permit a Partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the General Partner shall, subject to any agreements between the Partnership and a Partner, have the authority to elect the method to be used by the Partnership and such election shall be binding on all Partners.

Exhibit C-3

EXHIBIT D

NOTICE OF REDEMPTION

The undersigned hereby irrevocably (i) redeems              Partnership Units in Cousins Properties LP in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of Cousins Properties LP, as amended, and the Redemption Right referred to therein, (ii) surrenders such Partnership Units and all right, title and interest therein and (iii) directs that the Cash Amount or Shares Amount (as determined by the General Partner) deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if Shares are to be delivered, such Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Partnership Units, free and clear of the rights of or interests of any other person or entity, (b) has the full right, power and authority to redeem and surrender such Partnership Units as provided herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consult or approve such redemption and surrender.

Dated:	Name of Limited Partner:

(Signature of Limited Partner)

(Street Address)

	(City)	(State)	(Zip Code)

Signature Guaranteed by:

IF SHARES ARE TO BE ISSUED, ISSUE TO:

Name:

Social Security or tax identifying number:

Exhibit D-1

EXHIBIT E

NOTICE OF ELECTION BY PARTNER TO CONVERT

LTIP UNITS INTO CLASS A UNITS

The undersigned holder of LTIP Units hereby irrevocably (i) elects to convert              LTIP Units in COUSINS PROPERTIES LP (the “Partnership”) into Class A Units in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended; and (ii) directs that any cash in lieu of Class A Units that may be deliverable upon such conversion be delivered to the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has title to such LTIP Units, free and clear of the rights or interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein; and (c) has obtained the consent to or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Dated:	Name of Holder:

(Signature of Holder)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

Ex. E-1

EXHIBIT F

NOTICE OF ELECTION BY PARTNERSHIP TO FORCE CONVERSION OF LTIP UNITS INTO CLASS A UNITS

COUSINS PROPERTIES LP (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Class A Units in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

Name of Holder:

Date of this Notice:

Number of LTIP Units to be Converted:

Please Print: Exact Name as Registered with Partnership

Ex. F-1

EXHIBIT G-1

CERTIFICATION OF NON-FOREIGN STATUS

(FOR REDEEMING LIMITED PARTNERS THAT ARE ENTITIES)

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of a disposition by a non-U.S. person of a partnership interest in a partnership in which (i) 50% or more of the value of the gross assets consists of United States real property interests (“USRPIs”), as defined in Section 897(c) of the Code, and (ii) 90% or more of the value of the gross assets consists of USRPIs, cash, and cash equivalents, the transferee will be required to withhold 15% of the amount realized by the non-U.S. person upon the disposition. To inform Cousins Properties Incorporated (the “General Partner”) and Cousins Properties LP (the “Partnership”) that no withholding is required with respect to the redemption by    (“Partner”) of its Partnership Units in the Partnership, the undersigned hereby certifies the following on behalf of Partner:

1.	Partner is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Code and the Treasury regulations thereunder.

2.	Partner is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).

3.	The U.S. employer identification number of Partner is .

4.	The principal business address of Partner is: , and Partner’s place of incorporation is .

5.	Partner agrees to inform the General Partner if it becomes a foreign person at any time during the three-year period immediately following the date of this notice.

6.	Partner understands that this certification may be disclosed to the Internal Revenue Service by the General Partner and that any false statement contained herein could be punished by fine, imprisonment, or both.

PARTNER:

By:
Name: Title:

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Partner.

Date:
Name:
Title:

G-1-1

EXHIBIT G-2

CERTIFICATION OF NON-FOREIGN STATUS

(FOR REDEEMING LIMITED PARTNERS THAT ARE INDIVIDUALS)

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of a disposition by a non-U.S. person of a partnership interest in a partnership in which (i) 50% or more of the value of the gross assets consists of United States real property interests (“USRPIs”), as defined in Section 897(c) of the Code, and (ii) 90% or more of the value of the gross assets consists of USRPIs, cash, and cash equivalents, the transferee will be required to withhold 15% of the amount realized by the non-U.S. person upon the disposition. To inform Cousins Properties Incorporated (the “General Partner”) and Cousins Properties LP (the “Partnership”) that no withholding is required with respect to my redemption of my Partnership Units in the Partnership, I,             , hereby certify the following:

1.	I am not a nonresident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (social security number) is .

3.	My home address is: .

4.	I agree to inform the General Partner promptly if I become a nonresident alien at any time during the three-year period immediately following the date of this notice.

5.	I understand that this certification may be disclosed to the Internal Revenue Service by the General Partner and that any false statement contained herein could be punished by fine, imprisonment, or both.

Name:

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete.

Date:
Name:
Title:

G-2-1

EXHIBIT G

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT is entered into as of April 28, 2016, and will be effective as of the Closing (defined below) (the “Effective Date”), by and among TPG VI Pantera Holdings, L.P., a Delaware limited partnership (“TPG”), Cousins Properties Incorporated, a Georgia corporation (the “Company”) and, solely for purposes of Article III and related definitions, TPG VI Management, LLC, a Delaware limited liability company (the “TPG Manager”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and among Parkway Properties, Inc., a Maryland corporation (“Parkway”), Parkway Properties, LP, a Delaware limited partnership, the Company, and Clinic Sub Inc., a Maryland corporation (“Merger Sub”), dated as of April 28, 2016 (as it may be amended, restated, or otherwise modified from time to time, and together with all exhibits, schedules, and other attachments thereto, the “Merger Agreement”), (i) Parkway will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”) and (ii) TPG will receive approximately 38,467,638 shares of Common Stock of the Company in connection with the Merger (based on TPG’s ownership of 23,599,778 shares of common stock, par value $0.001 per share, of Parkway as of the date of the Merger Agreement), in each case subject to the terms and conditions of the Merger Agreement; and

WHEREAS, TPG and the Company desire to enter into this Agreement in order to generally set forth their respective rights and responsibilities, and to establish various arrangements and restrictions with respect to, among other things, (a) actions that may or may not be undertaken in respect of the shares of Common Stock Beneficially Owned by TPG, (b) the governance of the Company, (c) certain registration rights with respect to the Registrable Securities (as defined herein) and (d) other related matters with respect to the Company.

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, covenants, and obligations hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

EFFECTIVENESS; DEFINITIONS

Section 1.1 Effectiveness of this Agreement. This Agreement shall become effective upon the Effective Date.

Section 1.2 Certain Defined Terms

As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including, with respect to TPG, any Affiliated Fund of TPG; provided, however, that in no event shall (a) any of the portfolio companies in which TPG’s Affiliates have an investment, or (b) the Company, any of its subsidiaries, or any of the Company’s other controlled Affiliates be deemed to be Affiliates of TPG for purposes of this Agreement; and provided, further, that no investment bank that may employ or have as a partner a member of the Company Board shall be deemed to be an “Affiliate” of TPG for purposes of this Agreement.

“Affiliated Fund” means, in the case of TPG, each corporation, trust, limited liability company, general or limited partnership, or other Person with whom TPG is under common control or to which TPG or an Affiliate of TPG is the investment adviser.

“Agreement” means this Stockholders Agreement, as it may be amended, restated, or otherwise modified from time to time, together with all exhibits, schedules, and other attachments hereto.

“as-converted basis” means, with respect to the Company’s outstanding Common Stock, on a basis in which all shares of Common Stock issuable upon conversion, exchange or exercise of any other Security convertible into or exchangeable or exercisable for Common Stock, whether or not the convertible, exchangeable or exercisable Security is then convertible, exchangeable or exercisable by the holder, are assumed to be then outstanding.

“Beneficial Ownership” means, with respect to any Security, the ownership of such Security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meaning.

“Business Day” means any day that is not a Saturday, a Sunday, or any other day on which banks are required or authorized by Law to be closed in the City of New York, in the State of New York.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations, or other equivalents (however designated, and whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company membership interests, or equivalent ownership interests in, or issued by, such Person.

“Change of Control” means (i) a sale of all or substantially all of the direct or indirect assets of the Company (including by way of any reorganization, merger, consolidation or other similar transaction), (ii) a direct or indirect acquisition of Beneficial Ownership of Voting Securities of the Company by another Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction), pursuant to which the stockholders of the Company immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the Voting Securities of the Company or the surviving entity, as the case may be, or (iii) the obtaining by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the power (whether or not exercised) to elect a majority of the members of the Company Board (or similar governing body) of the Corporation.

“Closing” shall have the meaning set forth in the Merger Agreement.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Code” has the meaning set forth in Section 2.1(f).

“Committee” has the meaning set forth in Section 2.1(b).

“Common Stock” means the Common Stock of the Company, par value $1 per share.

“Company” has the meaning set forth in the Recitals hereto.

“Company Board” means the board of directors of the Company.

“Contracting Party” has the meaning set forth in Section 5.10.

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“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct, or cause the direction of, the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract, or by any other means.

“Controlling Person” has the meaning set forth in Section 3.9(a).

“Convertible Securities” means any evidence of indebtedness, shares of Capital Stock (other than Common Stock) or other Securities (including Options) that are directly or indirectly convertible into, or otherwise exchangeable or exercisable for, Shares.

“Damages” has the meaning set forth in Section 3.9(a).

“DCR” has the meaning set forth in Section 2.2.

“Debt” means, with respect to the Company and its subsidiaries, all liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, for (a) indebtedness for borrowed money (including principal and accrued interest), (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments (including principal and accrued interest), (c) “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) indebtedness for payments arising in respect of drawn letters of credit or bankers’ acceptances or secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (e) liabilities and obligations under capital leases (determined in accordance with GAAP), and (f) indebtedness of third Persons which is directly or indirectly guaranteed by the Company or any of its subsidiaries.

“Demand Registration” has the meaning set forth in Section 3.2(a).

“Director” means, with respect to any Person, any member of the board of directors of such Person (other than any advisory, honorary or other nonvoting member of such board).

“DTC” has the meaning set forth in Section 3.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Full Cooperation” means, in connection with any Underwritten Offering, where, in addition to the cooperation otherwise required by this Agreement, members of senior management of the Company (including the chief executive officer and chief financial officer) fully cooperate with the underwriter(s) in connection with all reasonable and customary recommendations and requests of such underwriter(s), and make themselves available upon reasonable notice to participate in due diligence meetings or calls, “road-show” and other reasonable and customary marketing activities in such locations (domestic and foreign) as recommended by the underwriter(s).

“GAAP” means United States generally accepted accounting principles in effect as of the Effective Date.

“Holder” means TPG and any Permitted Transferee that becomes a Holder pursuant to Section 3.13, and solely for purposes of Article III and related definitions, the TPG Manager.

“Indemnified Party” has the meaning set forth in Section 3.9(c).

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“Indemnifying Party” has the meaning set forth in Section 3.9(c).

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, directive, or any similar form of decision of, or determination by, any governmental or self-regulatory authority.

“Mailing Date” has the meaning set forth in Section 2.1(a).

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Merger Sub” has the meaning set forth in the Recitals hereto.

“Non-Private Equity Business” shall mean any business or investment of TPG and its Affiliates distinct from the private equity business of TPG and its Affiliates; provided, that such business or investment shall not be deemed to be distinct from such private equity business if and at such time that (a) any confidential information with respect to the Company and its subsidiaries is made available to investment professionals of TPG and its Affiliates who are not involved in the private equity business and who are involved in such other business or investment or (b) TPG or any of its Affiliates instructs any such business or investment to take any action that would violate any provision of this Agreement had such action been taken directly by TPG.

“Non-Recourse Party” has the meaning set forth in Section 5.10.

“Non-TPG Director” has the meaning set forth in Section 2.1(d).

“NYSE” means the New York Stock Exchange and any successor thereto.

“Options” means any options, warrants, or other rights to subscribe for, purchase, or otherwise acquire shares of Capital Stock of the Company (or any successor thereto).

“Permitted Issuance” means (a) any issuance of Capital Stock upon the exercise of Options outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement, (b) any issuance, sale or authorization pursuant to the Company’s existing compensation arrangements for its directors, officers, employees, consultants and agents, (c) any issuance, sale or authorization pursuant to any future compensation arrangements for the Company’s directors, officers, employees, consultants and agents that are approved by the Company’s Compensation Committee and (d) any issuance, sale or placement of Capital Stock as consideration in any acquisition transaction, including any Change of Control, that has been approved by the Company Board.

“Permitted Transferee” has the meaning set forth in Section 3.13.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including any governmental authority.

“Parkway” has the meaning set forth in the Recitals hereto.

“Piggyback Registration” has the meaning set forth in Section 3.3(a).

“Registrable Securities” means at any time, the shares of Common Stock held beneficially or of record by any of the Holders, including shares of Common Stock acquired by way of a dividend, stock split, recapitalization, plan of reorganization, merger, sale of assets or otherwise. Registrable Securities shall continue to be Registrable Securities until (x) they are sold pursuant to an effective Registration Statement under the

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Securities Act or (y) they may be sold by their Holder without registration under the Securities Act pursuant to Rule 144 (or any similar provision then in force) without limitation thereunder on volume or manner of sale or other restrictions under Rule 144.

“Registration Expenses” has the meaning set forth in Section 3.4.

“Registration Statement” means any registration statement filed by the Company under the Securities Act that covers any of the Registrable Securities, including a prospectus, amendment and supplements thereto, and all exhibits and material incorporated by reference therein.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor federal statute, rules, or regulations thereto, and in the case of any referenced section of any such statute, rule, or regulation, any successor section thereto, collectively as from time to time amended and in effect.

“SEC” means the Securities and Exchange Commission.

“Securities” means Capital Stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, Options, restricted stock units, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Securities Act” means the Securities Act of 1933 or any successor federal statute, and the rules and regulations of the SEC thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Shares” means (a) all shares of the Capital Stock of the Company originally issued to, or issued with respect to shares originally issued to, or held by, a stockholder of the Company, whenever issued, including all shares of the Company issued upon the exercise, conversion, or exchange of any Convertible Securities and (b) all Convertible Securities originally granted or issued to, or held by, any stockholder (treating such Convertible Securities as a number of shares equal to the number of shares of the Company for which such Convertible Securities may be converted or exercised, for all purposes of this Agreement, except as otherwise set forth herein).

“Suspension Notice” has the meaning set forth in Section 3.7(a).

“TPG” has the meaning set forth in the Recitals hereto.

“TPG Manager” has the meaning set forth in the Recitals hereto.

“TPG Nominated Director” has the meaning set forth in Section 2.1(a).

“Underwriters’ Maximum Number” means, for any Demand Registration or Piggyback Registration, that number of securities to which such registration should, in the opinion of the managing underwriter(s) of such registration, in light of marketing factors, be limited.

“Underwritten Offering” has the meaning set forth in Section 3.2(b).

“Voting Securities” means at any time shares of any class of Capital Stock or other Securities of the Company that are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any Convertible Securities that may be converted into, exercised for, or otherwise exchanged for such shares of Capital Stock.

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Section 1.3 Other Definitional Provisions. When used in this Agreement, the words “hereof,” “herein,” and “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II

GOVERNANCE

Section 2.1 TPG’s Representation on Company Board.

(a) On the Closing Date, the Company shall promptly cause one (1) person designated by TPG to be appointed to the Company Board in the manner provided in the Company’s governing documents for filling vacancies on the Company Board; provided, that, to the extent TPG has not designated one (1) such person before Closing, the Company shall promptly cause the person to be appointed to the Company Board when such person is designated by TPG. Following the Effective Date, subject to Section 2.1(f), for any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board, (i) so long as TPG, together with its Affiliates, Beneficially Owns as of the date of mailing of the Company’s definitive proxy statement in connection with such meeting (the “Mailing Date”) at least five percent (5%) of the outstanding Common Stock on an as-converted basis, the Company shall include one (1) person designated by TPG as a member of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of such nominee, and (ii) if TPG, together with its Affiliates, Beneficially Owns as of the Mailing Date less than five percent (5%) of the outstanding Common Stock on an as-converted basis, the Company shall not be required to include any persons designated by TPG as members of the slate of Company Board nominees. The member of the Company Board nominated or elected pursuant to this Section 2.1(a) is referred to herein as the “TPG Nominated Director.” The Company Board shall not withdraw any nomination or, subject to the Company Board’s fiduciary duties, recommendation required under this Section 2.1(a), unless TPG delivers to the Company Board a written request for such withdrawal. Further, (i) for any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board, the Company Board shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Company Board, (ii) subject to the Company Board’s fiduciary duties, the Company Board shall not recommend the election of any other person to a position on the Company Board for which the TPG Nominated Director has been nominated, and (iii) the Company shall use commercially reasonable efforts to cause the TPG Nominated Director to be elected to the Company Board. If elected to the Company Board, the TPG Nominated Director will hold his or her office as a member of the Company Board for such term as is provided in the articles of incorporation and bylaws of the Company, or until his or her death, resignation or removal from the Company Board or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the articles of incorporation and bylaws of the Company, and applicable Law.

(b) On the Closing Date, the Company shall promptly cause the TPG Nominated Director to be appointed (i) to the committee of the Company Board called the Investment Committee (the “Investment Committee”) and (ii) to the committee of the Company Board called the Compensation, Succession, Nominating and Governance Committee (the “Compensation Committee” and together with the Investment Committee, each a “Committee”); provided, that, to the extent TPG has not designated the TPG Nominated Director before Closing, the Company shall promptly cause such person to be appointed to the Committees when such person is designated by TPG. Following such appointment(s), so long as TPG has the right to designate the TPG Nominated Director pursuant to Section 2.1(a) the Company Board shall cause the TPG Nominated Director designated by TPG to serve on the Committees. For so long as TPG has the right to designate the TPG

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Nominated Director to serve on the Committees, (x) the Company Board shall maintain a committee called the Investment Committee and a committee called the Compensation Committee and (y) each Committee may only take action with the affirmative vote of at least a majority of its members.

(c) If TPG no longer has the right to appoint the TPG Nominated Director pursuant to Section 2.1(a), TPG shall cause the TPG Nominated Director to resign from any Committees on which such TPG Nominated Director serves effective as of the date that is the earlier of the end of such TPG Nominated Director’s term and six months from the date on which TPG’s Beneficial Ownership fell below the applicable percentage. If TPG no longer has the right to appoint the TPG Nominated Director pursuant to Section 2.1(a), the number of directors that TPG shall be entitled to designate for nomination or appointment at any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board or any Committee thereof shall forever be reduced to zero (even if TPG or its Affiliates shall subsequently acquire additional shares of Common Stock). The TPG Nominated Director resigning as a result of the preceding sentence shall resign as of the date that is the earlier of the end of the TPG Nominated Director’s term and six (6) months from the date on which TPG’s Beneficial Ownership fell below the applicable percentage. In addition, TPG shall cause the TPG Nominated Director to resign promptly from the Company Board and any Committees on which the TPG Nominated Director serves if the TPG Nominated Director, as determined by the Company Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company or a member of any such Committees under any rule or regulation of the SEC, the NYSE or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of the TPG Nominated Director’s duty of loyalty to the Company and its stockholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law or (iv) has engaged in any transaction involving the Company from which the TPG Nominated Director derived an improper personal benefit that was not disclosed to the Company Board prior to the authorization of such transaction; provided, however, that, subject to the limitations set forth in Section 2.1(a) and Section 2.1(b), TPG shall have the right to replace such resigning TPG Nominated Director with a new TPG Nominated Director, such newly named TPG Nominated Director to be appointed promptly to the Company Board in place of the resigning TPG Nominated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Company Board. Nothing in this paragraph (c) or elsewhere in this Agreement (except Section 2.1(e)) shall confer any third-party beneficiary or other rights upon any person designated hereunder as a TPG Nominated Director, whether during or after such person’s service on the Company Board.

(d) For so long as TPG has the right to designate the TPG Nominated Director for nomination to the Company Board pursuant to Section 2.1(a) above, the Company Board shall (i) fill vacancies created by reason of death, removal or resignation of the TPG Nominated Director promptly upon request by TPG and only as directed by TPG, subject to the terms and conditions set forth in Section 2.1(a) above and Sections 2.1(f) and 2.1(g) below, and (ii) fill vacancies created by reason of death, removal or resignation of any director who is not a TPG Nominated Director (a “Non-TPG Director”) promptly upon request by the Non-TPG Directors and only as directed by the Non-TPG Directors; provided, however, that any such director designated by the Non-TPG Directors shall, as a condition precedent to his or her nomination, meet each of the requirements set forth in clauses (i) – (iv) of Section 2.1(f) below (it being understood that, for the purposes hereof, the word “TPG” appearing in clause (i) thereof shall be replaced with the words “the Non-TPG Directors”), other than, in the case of any non-independent or management director, the requirements of clause (iii) thereof. Further, for so long as TPG has the right to designate the TPG Nominated Director for appointment to any Committee pursuant to Section 2.1(b) above, the Company Board shall appoint and remove the TPG Nominated Director as members of any such Committee promptly upon request by TPG and only as directed by TPG, and shall fill vacancies created by reason of death, removal or resignation of the TPG Nominated Director promptly upon request by TPG and only as directed by TPG, subject to the terms and conditions set forth in Section 2.1(b) and 2.1(c) above and Sections 2.1(f) and 2.1(g) below. So long as TPG has promptly named a replacement, following any death, removal or resignation of the TPG Nominated Director, and prior to any the appointment of such replacement in accordance with this Agreement, the Company Board agrees not to authorize or take, and agrees to cause each Committee not to authorize or take, any action that would otherwise require the consent of a TPG Nominated Director until such time as such newly named TPG Nominated Director has been so appointed to the Company Board or such Committee.

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(e) Each TPG Nominated Director that is elected to the Company Board shall be indemnified by the Company and its subsidiaries, if applicable, in connection with his or her service as a member of the Company Board or any Committee to the fullest extent permitted by Law and will be exculpated from liability for damages to the fullest extent permitted by Law. Without limiting the foregoing in this Section 2.1(e), each TPG Nominated Director who is elected to the Company Board shall be entitled to receive from the Company and its subsidiaries, if applicable, the same insurance coverage in connection with his or her service as a member of the Company Board and any Committee as is provided for each of the other members of the Company Board or Committee, as applicable.

(f) TPG shall only designate a person to be a TPG Nominated Director (i) who TPG believes in good faith has the requisite skill and experience to serve as a director of a publicly-traded company, (ii) who is not prohibited from or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the NYSE or applicable Law, (iii) who meets the independence standards set forth in Section 303A.02(b) of the NYSE Listed Company Manual and (iv) with respect to which no event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the 1934 Act has occurred. Notwithstanding anything to the contrary in this Section 2.1, the parties hereto agree that members of the Company Board shall retain the right to object to the nomination, election or appointment of any TPG Nominated Director for service on the Company Board or any Committee if the members of the Company Board determine in good faith, after consultation with outside legal counsel, that such TPG Nominated Director fails to meet the criteria set forth above or, with respect to any TPG Nominated Director to be appointed to the Company’s Audit Committee or Compensation Committee, any other rule or regulation of the SEC, the NYSE or applicable Law that applies to members of a company’s audit committee, governance committee or compensation committee (including for purposes of Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). In the event that the members of the Company Board object to the nomination, election or appointment of any TPG Nominated Director to the Company Board or any Committee pursuant to the terms of this Section 2.1(f), the Company Board shall nominate or appoint, as applicable, another individual designated by TPG as the TPG Nominated Director nominated for election to the Company Board or appointed to the Committee, as applicable, that meets the criteria set forth in this Section 2.1(f) and Section 2.1(g).

(g) Notwithstanding anything to the contrary in this Section 2.1, nothing shall prevent the Company Board from acting in accordance with its fiduciary duties or applicable Law or stock exchange requirements. The Company Board shall have no obligation to nominate, elect or appoint any TPG Nominated Director if such nomination, election or appointment would violate applicable Law or NYSE requirements or result in a breach by the Company Board of its fiduciary duties to its stockholders; provided, however, that the foregoing shall not affect the right of TPG to designate an alternative individual as the TPG Nominated Director nominated for election to the Company Board or appointed to the Committee, as applicable, subject to the other terms, conditions and provisions in this Article II.

(h) For purposes of calculating the Beneficial Ownership of the Company’s outstanding Common Stock owned by TPG and its Affiliates on an as-converted basis pursuant to this Article II, to the extent shares of the Company’s Capital Stock are issued or become issuable under any outstanding equity award, the vesting of which remains contingent on the satisfaction of any performance goals under such award that have yet to be achieved (and whether or not such goals are deemed to be satisfied as a result of the transactions contemplated by the Merger Agreement), such shares shall be deemed to be not outstanding and shall be excluded from the denominator in such calculation.

(i) The rights of TPG set forth in this Section 2.1 shall be in addition to, and not in limitation of, such voting rights that TPG may otherwise have as a holder of capital stock of the Company, subject to Section 4.1 below.

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ARTICLE III

REGISTRATION RIGHTS

Section 3.1 Registration at Closing. The Company shall file, within thirty (30) days of Closing, a Registration Statement registering for sale all of the Registrable Securities held by the Holders and shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable thereafter (and remain effective until the completion of the distribution contemplated thereby) and to file a final prospectus relating thereto. The plan of distribution set forth in the prospectus included in the Registration Statement shall include such methods of distribution as reasonably requested by the Holders. For the avoidance of doubt, such registration shall not be deemed a “Demand Registration” for purposes of the limitations set forth in Section 3.2(a).

Section 3.2 Demand Registration.

(a) Subject to the provisions hereof, at any time on or after the date that is 180 days after the Closing Date, the Holders of a majority of Registrable Securities shall have the right to require the Company to file a Registration Statement registering for sale all or part of their respective Registrable Securities under the Securities Act (a “Demand Registration”) by delivering a written request therefor to the Company (i) specifying the number of Registrable Securities to be included in such registration by such Holder or Holders, (ii) specifying whether the intended method of disposition thereof is pursuant to an Underwritten Offering (as defined below), and (iii) containing all information about such Holder required to be included in such Registration Statement in accordance with applicable Law. As soon as practicable after the receipt of such demand, the Company shall (x) promptly notify all Holders from whom the request for registration has not been received and (y) use reasonable best efforts to effect such registration (including, without limitation, appropriate qualification under applicable blue sky or other state securities Laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) of the Registrable Securities that the Company has been so requested to register; provided, however, that (i) the Holders shall not make a request for a Demand Registration under this Section 3.2(a) for Registrable Securities having an anticipated aggregate offering price of less than $5,000,000, (ii) the Holders will not be entitled to require the Company to effect more than three (3) Demand Registrations in the aggregate under this Agreement, and (iii) the Company will not be obligated to effect more than one (1) Demand Registration in any six (6) month period.

(b) The offering of the Registrable Securities pursuant to such Demand Registration may be in the form of an underwritten public offering (an “Underwritten Offering”). In such case, (i) the Company may designate the managing underwriter(s) of the Underwritten Offering, provided that such Holders may designate a co-managing underwriter to participate in the Underwritten Offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed and (ii) the Company shall (together with the Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form for underwriting agreements for firm commitment offerings of equity securities with the managing underwriter(s) proposing to distribute their securities through such Underwritten Offering, which underwriting agreement shall have indemnification provisions in substantially the form as set forth in Section 3.9 of this Agreement; provided, that (i) the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriter(s) shall also be made to and for the benefit of the Holders proposing to distribute their securities through the Underwritten Offering, (ii) no Holder shall be required to make any representations and warranties to, or agreements with, any underwriter in a registration other than customary representations, warranties and agreements and (iii) the liability of each Holder in respect of any indemnification, contribution or other obligation of such Holder arising under such underwriting agreement (a) shall be limited to losses arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for inclusion therein and (b) shall not in any

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event, absent fraud or intentional misrepresentation, exceed an amount equal to the net proceeds to such Holder (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities disposed of by such Holder pursuant to such Underwritten Offering. No Holder may participate in any such Underwritten Offering unless such Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. The Company shall not be obligated to effect or participate (a) more than two (2) Underwritten Offerings in any twelve (12) month period, and (b) in any Underwritten Offering during any lock-up period required by the underwriter(s) in any prior underwritten offering conducted by the Company on its own behalf or on behalf of the Holders.

(c) If, in connection with an Underwritten Offering, the managing underwriter(s) advise the Company that in its or their reasonable opinion the number of securities proposed to be included in such registration exceeds the Underwriters’ maximum number, then (i) the Company shall so advise all Holders of Registrable Securities to be included in such Underwritten Offering and (ii) the Company will be obligated and required to include in such Underwritten Offering only that number of Registrable Securities requested by the Holders thereof to be included in such registration that does not exceed such Underwriters’ maximum number, such Registrable Securities to be allocated pro rata among the Holders thereof on the basis of the number of Registrable Securities requested to be included therein by each such Holder. No shares of Common Stock held by any Person other than Registrable Securities held by the Holders shall be included in a Demand Registration without the prior written consent of the holders of a majority in interest of the Registrable Securities.

(d) A registration will not be deemed to have been effected as a Demand Registration unless the Registration Statement relating thereto has been declared effective by the SEC, at least 75% of the Registrable Securities requested to be included in the registration by the Holders are included in such registration, and the Company has complied in all material respects with its obligations under this Agreement with respect thereto; provided, however, that if, after it has become effective, (i) such Registration Statement or the related offer, sale or distribution of Registrable Securities thereunder is or becomes the subject of any stop order, injunction or other order or requirement of the SEC or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of the Registrable Securities pursuant to the registration, and in each case less than all of the Registrable Securities covered by the effective Registration Statement are actually sold by the selling Holder or Holders pursuant to the Registration Statement, or (ii) if, in the case of an Underwritten Offering, the Company fails to provide Full Cooperation, then such registration will be deemed not to have been effected for purposes of clause (ii) of the proviso to Section 3.2(a). If (i) a registration requested pursuant to this Section 3.2 is deemed not to have been effected as a Demand Registration or (ii) the registration requested pursuant to this Section 3.2 does not remain continuously effective until forty-five (45) days after the commencement of the distribution by the Holders of the Registrable Securities covered by such registration, then the Company shall continue to be obligated to effect a Demand Registration pursuant to this Section 3.2 of the Registrable Securities included in such registration. In circumstances not including the events described in the immediately two preceding sentences of this Section 3.2(d), each Holder of Registrable Securities shall be permitted voluntarily to withdraw all or any part of its Registrable Securities from a Demand Registration at any time prior to the commencement of marketing of such Demand Registration, provided that such registration nonetheless shall count as a Demand Registration for purposes of clause (ii) of the proviso to Section 3.2(a).

Section 3.3 Piggyback Registration.

(a) At any time after the one (1) year anniversary of the Closing Date (as defined in the Purchase Agreement), if (and on each occasion that) the Company proposes to register any of its securities under the Securities Act (other than pursuant to Section 3.1 or Section 3.2) for the account of any of its security holders and such registration permits the inclusion of the Registrable Securities (each such registration not withdrawn or abandoned prior to the effective date thereof being herein referred to as a “Piggyback Registration”), the Company shall give written notice to all Holders of such proposal promptly, but in no event later than ten (10) Business Days prior to the anticipated filing date.

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(b) Subject to the provisions contained in paragraphs (a) and (c) of this Section 3.3 and in the last sentence of this paragraph (b), the Company will be obligated and required to include in each Piggyback Registration such Registrable Securities as requested in a written notice from any Holder delivered to the Company no later than five (5) Business Days following delivery of the notice from the Company specified in Section 3.3(a). The Holders of Registrable Securities shall be permitted to withdraw all or any part of their shares from any Piggyback Registration at any time on or before the fifth (5th) Business Day prior to the planned effective date of such Piggyback Registration, except as otherwise provided in any written agreement with the Company’s underwriter(s) establishing the terms and conditions under which such Holders would be obligated to sell such securities in such Piggyback Registration. The Company may terminate or withdraw any Piggyback Registration prior to the effectiveness of such registration, whether or not the Holders have elected to include Registrable Securities in such registration.

(c) If a Piggyback Registration is an Underwritten Offering on behalf of a holder of Company securities other than Holders, and the managing underwriter(s) advise the Company that in its or their reasonable opinion the number of securities proposed to be included in such registration exceeds the Underwriters’ Maximum Number, then the Company shall include in such registration (i) first, the number of securities requested to be included therein by the Holder(s) originally requesting such registration, (ii) second, the number of securities requested to be included therein by all Holders who have requested registration of Registrable Securities in accordance with Section 3.3(a), pro rata on the basis of the aggregate number of Registrable Securities requested to be included by each such Holder and (iii) third, any other securities that have been requested to be so included by any other person.

(d) In any Piggyback Registration that is an Underwritten Offering, the Company shall have the right to select the managing underwriter(s) for such registration.

(e) The Company shall not grant to any Person the right to request the Company to register any shares of Company securities in a Piggyback Registration unless such rights are consistent with the provisions of this Section 3.3.

Section 3.4 Registration Expenses. In connection with registrations pursuant to Section 3.1, Section 3.2 or Section 3.3 hereof, the Company shall pay all of the costs and expenses incurred in connection with the registrations thereunder (the “Registration Expenses”), including all (a) registration and filing fees and expenses, including, without limitation, those related to filings with the SEC, (b) fees and expenses of compliance with state securities or blue sky Laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) reasonable processing, duplicating and printing expenses, including expenses of printing prospectuses reasonably requested by any Holder, (d) of the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any liability insurance and the expense of any annual audit or quarterly review), (e) fees and expenses incurred in connection with listing the Registrable Securities for trading on a national securities exchange, (f) fees and expenses in connection with the preparation of the registration statement and related documents covering the Registrable Securities, (g) fees and expenses, if any, incurred with respect to any filing with FINRA, (h) any documented out-of-pocket expenses of the underwriter(s) incurred with the approval of the Company, (i) the cost of providing any CUSIP or other identification numbers for the Registrable Securities, (j) fees and expenses and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including, without limitation, the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested), (k) fees and expenses of any special experts retained by the Company in connection with such registration, and (l) reasonable and documented fees and expenses of one firm of counsel for the Holders to be selected by the Holders of a majority of the Registrable Securities to be included in such registration (“Holders’ Counsel”); provided, however, that the Company shall reimburse the Holders for the reasonable and documented fees and disbursements one, but not more than one, additional counsel retained by any Holder for the purpose of rendering any opinion required by the Company or the

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managing underwriter(s) to be rendered on behalf of such Holder in connection with any Demand Registration. Other than as provided in the foregoing sentence, the Company shall have no obligation to pay any out-of-pocket expenses of the Holders relating to the registrations effected pursuant to this Agreement. Notwithstanding the foregoing, Holders shall be responsible, on a pro rata basis based on the number of Registrable Securities included in the applicable registered offering by each such Holder, for any underwriting discounts and commissions attributable to the sale of Registrable Securities pursuant to a Registration Statement. The obligation of the Company to bear the expenses described in this Section 3.4 and to pay or reimburse the Holders for the expenses described in this Section 3.4 shall apply irrespective of whether any sales of Registrable Securities ultimately take place.

Section 3.5 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. In connection with any such registration:

(a) The Company will, as soon as reasonably practicable (and in any event, within 90 days) after its receipt of the request for registration under Section 3.2(a), prepare and file with the SEC a Registration Statement on Form S-1, Form S-3 or another appropriate Securities Act form reasonably acceptable to the Holders, and use reasonable best efforts to cause such Registration Statement to become and remain effective until the completion of the distribution contemplated thereby.

(b) The Company will (i) promptly prepare and file with the SEC such amendments to each Registration Statement as may be necessary to keep such Registration Statement effective for as long as such registration is required to remain effective pursuant to the terms hereof, (ii) cause the prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, and (iii) comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders set forth in such Registration Statement or supplement to the prospectus.

(c) The Company will, at least ten (10) days prior to filing a Registration Statement or at least five (5) days prior to filing a prospectus or any amendment or supplement to such Registration Statement or prospectus, furnish to (i) each Holder of Registrable Securities covered by such Registration Statement, (ii) Holders’ Counsel and (iii) each underwriter of the Registrable Securities covered by such Registration Statement, copies of such Registration Statement and each amendment or supplement as proposed to be filed, together with any exhibits thereto, which documents will be subject to reasonable review and comment by each of the foregoing Persons within five (5) days after delivery, and thereafter, furnish to such Holders, Holders’ Counsel and the underwriter(s), if any, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents or information as such Holder, Holders’ Counsel or the underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities in accordance with the plan of distribution set forth in the prospectus included in the Registration Statement; provided, however, that notwithstanding the foregoing, if the Company intends to file any prospectus, prospectus supplement or prospectus sticker that does not make any material changes in the documents already filed, then Holders’ Counsel will be afforded such opportunity to review such documents prior to filing consistent with the time constraints involved in filing such document, but in any event no less than one (1) day.

(d) The Company will promptly notify each Holder of any stop order issued or threatened by the SEC and, if entered, use reasonable best efforts to prevent the entry of such stop order or to remove it as soon as reasonably possible.

(e) On or prior to the date on which the Registration Statement is declared effective, the Company shall use reasonable best efforts to register or qualify such Registrable Securities under such other securities or

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blue sky Laws of such jurisdictions as any Holder reasonably requests and do any and all other lawful acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of such Registrable Securities, and use commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period which the Registration Statement is required to be kept effective; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(f) The Company will notify each Holder, Holders’ Counsel and the underwriter(s) promptly and (if requested by any such Person) confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or prospectus or for additional information to be included in any Registration Statement or prospectus or otherwise, (iii) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or blue sky Laws or the initiation of any proceedings for that purpose, and (iv) of the happening of any event that requires the making of any changes in a Registration Statement or related prospectus or any document incorporated or deemed to be incorporated by reference therein so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement and prospectus not misleading in light of the circumstances in which they were made; and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Holder hereby agrees to keep any disclosures under subsection (iv) above confidential until such time as a supplement or amendment is filed.

(g) The Company will furnish customary closing certificates and other deliverables to the underwriter(s) and the Holders and enter into customary agreements satisfactory to the Company (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities.

(h) The Company will make available for inspection by any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney, accountant or other agent retained by any such seller or underwriter (in each case after reasonable prior notice and at reasonable times during normal business hours and without unnecessary interruption of the Company’s business or operations), all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the Registration Statement.

(i) The Company, during the period when the prospectus is required to be delivered under the Securities Act, promptly will file all documents required to be filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

(j) The Company shall use reasonable best efforts to cause all Registrable Securities registered pursuant to the terms hereof to be listed on each national securities exchange on which the Common Stock of the Company is then listed.

(k) The Company shall use commercially reasonable efforts to cooperate and assist in obtaining of all necessary approvals from FINRA, if any.

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(l) The Company shall provide a transfer agent and registrar for the Registrable Securities not later than the effective date of such Registration Statement.

(m) If requested, the Company shall furnish to each Holder a copy of all documents filed with and all correspondence from or to the SEC in connection with the offering of Registrable Securities.

(n) The Company otherwise shall use its reasonable best efforts to comply with all applicable rules and regulations of the SEC.

(o) The Company shall furnish to any requesting underwriter in an Underwritten Offering, addressed to such underwriter, (i) an opinion of the Company’s counsel (which may be the Company’s General Counsel), dated the date of closing of the sale of any Registrable Securities thereunder, as well as a consent to be named in the Registration Statement or any prospectus thereto, and (ii) comfort letters and consent to be named in the Registration Statement or any prospectus relating thereto signed by the Company’s independent public accountants who have examined and reported on the Company’s financial statements included in the Registration Statement, in each case covering substantially the same matters with respect to the Registration Statement (and the prospectus included therein) and (in the case of the accountants’ comfort letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to the underwriters in underwritten public offerings of securities, to the extent that the Company is required to deliver or cause the delivery of such opinion or comfort letters to the underwriters in an Underwritten Offering.

(p) In connection with each Demand Registration, the Company shall cause there to occur Full Cooperation.

For purposes of Section 3.5(a) and Section 3.5(b), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and one hundred twenty (120) days after the effective date thereof.

Section 3.6 Holders’ Obligations. The Company may require each Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration, including all such information as may be requested by the SEC. Each Holder agrees that, notwithstanding the provisions of Section 3.7 hereof, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5(f) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.5(f) hereof, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession and retained solely in accordance with record retention policies then-applicable to such Holder, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.5(f) hereof to the date when the Company shall make available to the Holders a prospectus supplemented or amended to conform with the requirements of Section 3.5(f) hereof.

Section 3.7 Blackout Provisions.

(a) Notwithstanding anything in this Agreement to the contrary, by delivery of written notice to the participating Holders (a “Suspension Notice”) stating which one or more of the following limitations shall apply

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to the addressee of such Suspension Notice, the Company may (i) postpone effecting a registration under this Agreement, or (ii) require such addressee to refrain from disposing of Registrable Securities under the registration, in either case for a period of no more than forty-five (45) consecutive days from the delivery of such Suspension Notice (which period may not be extended or renewed). The Company may postpone effecting a registration or apply the limitations on dispositions specified in clause (ii) of this Section 3.7(a) if (x) the Company Board, in good faith, determines that such registration or disposition would materially impede, delay or interfere with any material transaction then pending or proposed to be undertaken by the Company or any of its subsidiaries, or (y) the Company in good faith determines that the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company Board, in good faith, reasonably believes would not be in the best interests of the Company; provided that the Company may not take any actions pursuant to this Section 3.7(a) for a period of time in excess of ninety (90) days in the aggregate in any twelve (12)-month period.

(b) If the Company shall take any action pursuant to clause (ii) of Section 3.7(a) with respect to any participating Holder in a period during which the Company shall be required to cause a Registration Statement to remain effective under the Securities Act and the prospectus to remain current, such period shall be extended for such Person by one (1) day beyond the end of such period for each day that, pursuant to Section 3.7(a), the Company shall require such Person to refrain from disposing of Registrable Securities owned by such Person.

Section 3.8 Exchange Act Registration. The Company will use its reasonable best efforts to timely file with the SEC such information as the SEC may require under Section 13(a) or Section 15(d) of the Exchange Act, and the Company shall use its reasonable best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act with respect to its Common Stock. The Company shall furnish to any holder of Registrable Securities forthwith upon request such reports and documents as a holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such Registrable Securities without registration to the extent that such reports or documents are not publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system or any successor system thereto. Certificates evidencing Registrable Securities shall not contain any legend at such time as a Holder has provided reasonable evidence to the Company (including any customary broker’s or selling stockholder’s letters but expressly excluding an opinion of counsel other than with respect to clauses (d) or (e) below), that (a) there has been a sale of such Registrable Securities pursuant to an effective registration statement, (b) there has been a sale of such Registrable Securities pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (c) such Registrable Securities are then eligible for sale under Rule 144(b)(i), (d) in connection with a sale, assignment or other transfer (other than under Rule 144), upon request of the Company, such Holder provides the Company with an opinion of counsel to such Holder, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of the Registrable Securities may be made without registration under the applicable requirements of the Securities Act or (e) such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the SEC). Following such time as restrictive legends are not required to be placed on certificates representing Registrable Securities pursuant to the preceding sentence, the Company will, no later than three (3) Business Days following the delivery by a Holder to the Company or the Company’s transfer agent of a certificate representing Registrable Securities containing a restrictive legend and the foregoing evidence (and opinion if applicable), deliver or cause to be delivered to such Holder a certificate representing such Registrable Securities that is free from all restrictive and other legends or credit the balance account of such Holder’s or such Holder’s nominee with the Depository Trust Company (the “DTC”) (if DTC is then offered by the Company and its transfer agent) with a number of shares of Common Stock equal to the number of shares of Common Stock represented by the certificate so delivered by such Holder.

Section 3.9 Indemnification.

(a) Indemnification by the Company. The Company agrees, notwithstanding the termination of this Agreement, to indemnify and hold harmless, to the fullest extent permitted by Law, each Holder and each of its

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managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person (each, a “Controlling Person”), from and against any and all losses, claims, damages, settlement amounts (only if the Company consented in writing to the settlement, which consent shall not be unreasonably withheld), liabilities, reasonable attorneys’ fees, costs and expenses of investigating and defending any such claim (collectively, “Damages”) and any action in respect thereof to which such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and any such Controlling Persons may become subject to under the Securities Act or otherwise, but only insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus of the Company (or any amendment or supplement thereto) or any preliminary prospectus of the Company, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, except insofar as the same are based upon information furnished in writing to the Company by such Holder or any of its managers, members, managing members, general partners, officers, directors, employees, agents and Controlling Persons expressly for use therein, and, consistent with and subject to the foregoing, shall reimburse such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each such Controlling Person for any legal and other expenses reasonably incurred by such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings. In addition to the indemnity contained herein, the Company will reimburse each Holder for its reasonable out-of-pocket legal and other expenses (including the reasonable out-of-pocket cost of any investigation, preparation and travel in connection therewith) as incurred in connection therewith, as promptly as practicable after such expenses are incurred and invoiced.

(b) Indemnification by the Holder. The Holders agree, severally and not jointly, to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person, to the same extent as the foregoing indemnity from the Company to the Holders, but only with respect to information related to the Holders, or their plan of distribution, furnished in writing by the Holders or any of their managers, members, managing members, general partners, officers, directors, employees, agents and Controlling Persons to the Company expressly for use in any Registration Statement or prospectus, or any amendment or supplement thereto, or any preliminary prospectus. No Holder shall be required to indemnify any Person pursuant to this Section 3.9(b) for any amount in excess of the net proceeds received by such Holder from the sale of the Registrable Securities sold for the account of such Holder.

(c) Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 3.9(a) or Section 3.9(b), the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that

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the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its Controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of, and reimbursement of fees for, such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or would reasonably have been a party and indemnity would reasonably have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its written consent.

Section 3.10 No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to any of its securities (including any registration or similar agreement) which is inconsistent with or violates the material rights granted to the Holders in this Agreement.

Section 3.11 Lock-Up Agreements. Each of the Holders and the Company agrees that, in connection with an Underwritten Offering in respect of which Registrable Securities are being sold, or in connection with any other public offering of Common Stock by the Company, if requested by the underwriter(s), it will enter into customary “lock-up” agreements pursuant to which it will agree not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock or any securities convertible or exchangeable into Common Stock (subject to customary exceptions) for a period not to exceed ninety (90) days from the effective date of the Registration Statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriter(s). The Company further agrees that, in connection with an Underwritten Offering in respect of which Registrable Securities are being sold, if requested by the managing underwriter(s), it will exercise its best efforts to obtain agreements (in the underwriters’ customary form) from its directors and executive officers not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock or any securities convertible or exchangeable into Common Stock (subject to customary exceptions), for a period not to exceed ninety (90) days from the effective date of the Registration Statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriter(s).

Section 3.12 Termination of Registration Rights. The rights granted under this Article III shall terminate on the earlier of the date that (a) the Holders no longer Beneficially Own any Registrable Securities or (b) all Registrable Securities are eligible for sale without any volume or other limitations or restrictions; provided, however, that the indemnification provisions set forth in Section 3.9 shall survive such termination.

Section 3.13 Assignment; Binding Effect. The rights and obligations provided in this Article III may be assigned in whole or in part by any Holder to a controlled affiliate of such Holder or to any member, general or limited partner or stockholder of any such Holder (each, a “Permitted Transferee”) without the consent of the Company or any other Holder. Such assignment shall be effective upon receipt by the Company of (a) written notice from the Holder certifying that the transferee is a Permitted Transferee, stating the name and address of the Permitted Transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred, and (b) a written agreement from the Permitted Transferee to be bound by all of the terms of this Article III as a “Holder.” Upon receipt of the documents referenced in clauses (a) and (b) of this Section 3.13, the Permitted Transferee shall thereafter be deemed to be a “Holder” for all

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purposes of this Article III. Except as set forth in this Section 3.13, the rights and obligations provided in this Article III may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

ARTICLE IV

COVENANTS

Section 4.1 Standstill.

(a) TPG hereby agrees that until the earliest of (i) such time as TPG and its Affiliates no longer collectively own at least five percent (5%) of the outstanding Common Stock, (ii) the third (3rd) anniversary of the Effective Date or (iii) a Change of Control of the Company, without the prior written approval of the Company, neither TPG nor any of its Affiliates (other than any Non-Private Equity Business of TPG or its Affiliates) will, directly or indirectly:

(i) acquire, offer or propose to acquire or agree to acquire, Beneficial Ownership of more than fifteen percent (15%) of the outstanding Voting Securities of the Company in the aggregate, other than Voting Securities in excess of fifteen percent (15%) of the outstanding Voting Securities of the Company acquired (A) as a result of the exercise of any rights or obligations set forth in this Agreement, (B) pursuant to a stock split, stock dividend, recapitalization, reclassification or similar transaction, (C) with the consent of the majority of the non-TPG Directors or (D) directly from the Company;

(ii) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of the Company or any of its subsidiaries or any acquisition transaction for all or part of the assets of the Company or any of its subsidiaries or any of their respective businesses;

(iii) other than a “solicitation” of a “proxy” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) seeking approval of the election to the Company Board solely with respect to any of the TPG Nominated Directors permitted by the terms hereof to serve on such Company Board, make, or in any way participate in, any such “solicitation” of “proxies” to vote, or seek to advise or influence any person or entity with respect to the voting of, any Common Stock of the Company or any of its subsidiaries;

(iv) call or seek to call a meeting of the stockholders of the Company or any of the Company’s subsidiaries or initiate any stockholder proposal for action by the stockholders of the Company, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any Voting Securities;

(v) deposit any Securities of the Company into a voting trust, or subject any Securities of the Company to any agreement or arrangement with respect to the voting of such securities, or other agreement or arrangement having similar effect;

(vi) seek representation on the Company Board or a change in the composition of the Company Board or number of directors elected by the holders of Common Stock or a change in the number of such directors who represent TPG, other than as expressly permitted pursuant to this Agreement; and

(vii) bring any action or otherwise act to contest the validity of this Section 4.1;

provided, that nothing in clauses (ii), (iii), (iv) or (vi) of this Section 4.1(a) shall apply to the TPG Nominated Director solely in his or her capacity as a director of the Company or to actions taken by TPG or any of its Affiliates to prepare the TPG Nominated Director to act in such capacity.

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(b) The limitations provided in Section 4.1(a) shall, upon the occurrence of any of the following events, immediately be suspended until the expiration of the time period set forth below in this Section 4.1(b), but only so long as TPG or any of its Affiliates (other than any Non Private Equity Business of TPG or its Affiliates) did not directly or indirectly assist, facilitate, encourage or participate in any such events:

(i) on the commencement (as defined in Rule 14d-2 of the Exchange Act) by any Person of a tender or exchange offer seeking to acquire Beneficial Ownership of a number outstanding shares of Voting Securities of the Company that, if consummated, would result in a Change of Control and which is recommended by the Company Board; provided, that TPG has not facilitated, encouraged, or otherwise participated in such tender offer; or

(ii) on the public announcement by the Company Board or a duly constituted committee of the Company Board (a) to solicit one or more proposals for a transaction that, if consummated, would result in a Change of Control or (b) to pursue discussions or negotiations or make diligence materials available, with respect to an unsolicited proposal for a transaction that, if consummated, would result in a Change of Control; provided, that in each case TPG has not facilitated, encouraged, or otherwise participated in such tender offer.

provided, however, that upon (y) any withdrawal or lapsing of any such tender or exchange offer referred to in Section 4.1(b)(i) which does not result in a Change of Control, or (z) the abandonment by the Company Board or a duly constituted committee of the Company Board of a process to solicit a proposal of the type referred to in Section 4.1(b)(ii) without a Change of Control having occurred and without an agreement to effect a Change of Control, as the case may be, the limitations provided in Section 4.1(a) (except to the extent then suspended as a result of any other event specified in this Section 4.1(b)) shall again be applicable for so long as and only to the extent provided in this Agreement.

Section 4.2 No Conflicting Agreements. For so long as this Agreement remains in effect, neither the Company nor TPG shall enter into any stockholder agreement or arrangement of any kind with any Person with respect to any Shares or other Securities, or otherwise act or agree to act in concert with any Person with respect to any Shares or other Securities, to the extent such agreement, arrangement, or concerted act would controvert, or otherwise be inconsistent in any material respect with, the provisions of this Agreement. The Company (as successor to Parkway) and TPG hereby agree that, as of the execution of this Agreement, the Stockholders Agreement, dated as of June 5, 2012, by and among TPG, TPG Manager and Parkway shall be deemed terminated, null and void, and no longer of any effect.

Section 4.3 Further Assurances. Each of TPG and the Company agrees to execute and deliver all such further documents and do all acts and things that from time to time may reasonably be required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Amendment and Waiver. This Agreement may not be amended, except by an agreement in writing, executed by each of TPG and the Company, and compliance with any term of this Agreement may not be waived, except by an agreement in writing executed on behalf of the party against whom the waiver is intended to be effective. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 5.2 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, all other provisions of this Agreement, to the extent permitted by Law, shall not be affected and shall remain in full force and effect. Upon any such determination,

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the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 5.3 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the Purchase Agreement, together with the agreements and other documents and instruments referred to herein, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 5.4 Successors and Assigns. Except as expressly set forth herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement (including any rights under Article II and Article III hereof) may be assigned, in whole or in part (except by operation of Law), by either party without the prior written consent of the other party, and any such transfer or attempted transfer without such consent shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 5.5 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.

Section 5.6 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to, and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order, or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.

Section 5.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

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If to the Company:

Cousins Properties Incorporated

191 Peachtree Street, Suite 500

Atlanta, Georgia 30303

Attention: General Counsel

Fax No.: (404) 407-1641

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy and David E. Shapiro

Fax No.: (212) 403-2000

If to TPG:

c/o TPG Global, LLC

301 Commerce St, Suite 3300

Fort Worth, Texas 76102

Attn: General Counsel

Facsimile: (817) 871-4001

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl P. Marcellino

Fax: (646) 728-1523

Section 5.8 Governing Law; Venue and Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to, or otherwise giving effect to, any body of Law or other rule that would cause or otherwise require the application of the Laws of any other jurisdiction.

(b) Any action or proceeding against either the Company or TPG relating in any way to this Agreement may be brought exclusively in the courts of the State of New York or (to the extent subject matter jurisdiction exists therefore) the United States District Court for the Southern District of New York, and each of the Company and TPG irrevocably submits to the jurisdiction of both such courts in respect of any such action or proceeding. Any actions or proceedings to enforce a judgment issued by one of the foregoing courts may be enforced in any jurisdiction.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE COMPANY AND TPG HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION, OR SUIT (WHETHER IN CONTRACT, TORT, OR OTHERWISE), INQUIRY, PROCEEDING, OR INVESTIGATION ARISING OUT OF, OR BASED UPON, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER

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ARISING. EACH OF THE COMPANY AND TPG ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 5.8(C) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING, AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THE COMPANY OR TPG MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.8(C) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 5.9 Third Party Benefits. Except for the provisions in Section 5.10, none of the provisions of this Agreement is for the benefit of, or shall be enforceable by, any third-party beneficiary.

Section 5.10 No Recourse Against Others. All claims, causes of action (whether in contract or in tort, in law or in equity, or granted by statute), obligations, or liabilities that may be based upon, be in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any and all former, current or future directors, officers, employees, incorporators, members, general or limited partners, controlling persons, managers, management companies, equityholders, affiliates, agents, attorneys, or representatives of, and any and all former, current or future financial advisors or lenders to, any Contracting Party, and any and all former, current or future directors, officers, employees, incorporators, members, general or limited partners, controlling persons, managers, management companies, equityholders, affiliates, agents, attorneys, or representatives of, and any and all former, current or future financial advisors or lenders to, any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (the “Non-Recourse Parties”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, or the negotiation, execution, performance, or breach of this Agreement; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims and causes of action against any such Non-Recourse Parties. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate, limited liability company or limited partnership veil, unfairness, undercapitalization, or otherwise, in each case in connection with, or related in any manner to this Agreement, or the negotiation, execution, performance, or breach of this Agreement; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Parties with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 5.11 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.12 Expenses. Except to the extent otherwise expressly provided herein, the Company shall reimburse TPG and its Affiliates, upon presentation of appropriate documentation, for all reasonable out-of-pocket expenses incurred by TPG and its Affiliates after the date hereof in connection with enforcement of this Agreement.

Section 5.13 Termination. Except to the extent otherwise expressly provided herein, this Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect in the event that (a) TPG and its Affiliates cease to Beneficially Own any shares of Common Stock, (b) the registration rights and obligations set forth in Article III (other than those set forth in Section 3.9) have terminated pursuant to

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Section 3.12 or (c) the transactions contemplated by the Merger Agreement are not consummated pursuant to the terms thereto. Notwithstanding anything herein to the contrary, this Agreement may not be revoked by any party prior to the Effective Date without the prior written consent of all parties hereto.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

COMPANY:

COUSINS PROPERTIES INCORPORATED

By:	/s/ Gregg D. Adzema
Name:	Gregg D. Adzema
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Stockholders Agreement

TPG:

TPG VI PANTERA HOLDINGS, L.P.

By: TPG Genpar VI Delfir AIV, L.P., its general partner

By: TPG Genpar VI Delfir AIV Advisors, LLC, its general partner

By:	/s/ Clive Bode
Name:	Clive Bode
Title:	Vice President

TPG MANAGER:

TPG VI MANAGEMENT, LLC

By:	/s/ Clive Bode
Name:	Clive Bode
Title:	Vice President

EXHIBIT H

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT is entered into as of [    ], 2016, by and among TPG VI Pantera Holdings, L.P., a Delaware limited partnership (“TPG”), [HoustonCo], a [    ] corporation (the “Company”), and, solely for purposes of Article IV and related definitions, TPG VI Management, LLC, a Delaware limited liability company (the “TPG Manager”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and among Parkway Properties, Inc., a Maryland corporation (“Parkway”), Parkway Properties LP (“Parkway LP”), a Delaware limited partnership, Cousins Properties Incorporated, a Georgia corporation (“Cousins”), and Clinic Sub Inc., a Maryland corporation (“Merger Sub”), dated as of April 28, 2016 (as it may be amended, restated, or otherwise modified from time to time, and together with all exhibits, schedules, and other attachments thereto, the “Merger Agreement”), (i) Parkway merged with and into Merger Sub with Merger Sub continuing as the surviving corporation (the “Merger”) and (ii) Cousins and Parkway LP completed a restructuring resulting in the contribution of the Houston Business (as defined in the Merger Agreement) to the Company and the distribution of shares of the Company (the “Distribution”) to the stockholders of Cousins immediately following the Merger (as defined in the Merger Agreement);

WHEREAS, TPG received [    ] [(    )] shares of Common Stock of the Company in connection with the Distribution; and

WHEREAS, TPG and the Company desire to enter into this Agreement in order to generally set forth their respective rights and responsibilities, and to establish various arrangements and restrictions with respect to, among other things, (a) actions that may or may not be undertaken in respect of the shares of Common Stock Beneficially Owned by TPG, (b) the governance of the Company, (c) certain registration rights with respect to the Registrable Securities (as defined herein) and (d) other related matters with respect to the Company.

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, covenants, and obligations hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms

As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including, with respect to TPG, any Affiliated Fund of TPG; provided, however, that in no event shall (a) any of the portfolio companies in which TPG’s Affiliates have an investment, or (b) the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates be deemed to be Affiliates of TPG for purposes of this Agreement; and provided, further, that no investment bank that may employ or have as a partner a member of the Company Board shall be deemed to be an “Affiliate” of TPG for purposes of this Agreement.

“Affiliated Fund” shall mean, in the case of TPG, each corporation, trust, limited liability company, general or limited partnership, or other Person with whom TPG is under common control or to which TPG or an Affiliate of TPG is the investment adviser.

“Agreement” means this Stockholders Agreement, as it may be amended, restated, or otherwise modified from time to time, together with all exhibits, schedules, and other attachments hereto.

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“Beneficial Ownership” means, with respect to any Security, the ownership of such Security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Own, “Beneficially Owned” and “Beneficial Owner” shall have correlative meaning.

“Business Day” means any day that is not a Saturday, a Sunday, or any other day on which banks are required or authorized by Law to be closed in the City of New York, in the State of New York.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations, or other equivalents (however designated, and whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company membership interests, or equivalent ownership interests in, or issued by, such Person.

“Change of Control” means (i) a sale of all or substantially all of the direct or indirect assets of the Company (including by way of any reorganization, merger, consolidation or other similar transaction), (ii) a direct or indirect acquisition of Beneficial Ownership of Voting Securities of the Company by another Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction), pursuant to which the stockholders of the Company immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the Voting Securities of the Company or the surviving entity, as the case may be, or (iii) the obtaining by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the power (whether or not exercised) of the power to elect a majority of the members of the Company Board (or similar governing body) of the Corporation.

“Committee” has the meaning set forth in Section 2.1(b).

“Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company” has the meaning set forth in the Recitals hereto.

“Company Board” means the board of directors of the Company.

“Contracting Party” has the meaning set forth in Section 6.10.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct, or cause the direction of, the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract, or by any other means.

“Controlling Person” has the meaning set forth in Section 4.9(a).

“Convertible Securities” means any evidence of indebtedness, shares of Capital Stock (other than Common Stock) or other Securities (including Options) that are directly or indirectly convertible into, or otherwise exchangeable or exercisable for, Shares.

“Damages” has the meaning set forth in Section 4.9(a).

“DCR” has the meaning set forth in Section 2.3.

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“Debt” means, with respect to the Company and its subsidiaries, all liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, for (a) indebtedness for borrowed money (including principal and accrued interest), (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments (including principal and accrued interest), (c) “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) indebtedness for payments arising in respect of drawn letters of credit or bankers’ acceptances or secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (e) liabilities and obligations under capital leases (determined in accordance with GAAP), and (f) indebtedness of third Persons which is directly or indirectly guaranteed by the Company or any of its subsidiaries.

“Demand Registration” has the meaning set forth in Section 4.2(a).

“Director” means, with respect to any Person, any member of the board of directors of such Person (other than any advisory, honorary or other non-voting member of such board).

“DTC” has the meaning set forth in Section 4.8.

“Equity Issuance” means any issuance, sale or placement of any Common Stock or other Capital Stock of the Company or any of its subsidiaries, and any issuance, sale or placement of any other Securities of the Company or any of its subsidiaries that are convertible or exchangeable into Common Stock or other Capital Stock of the Company or any of its subsidiaries; provided, however, that no Permitted Issuance shall constitute or be deemed to constitute an “Equity Issuance” for purposes of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Full Cooperation” means, in connection with any Underwritten Offering, where, in addition to the cooperation otherwise required by this Agreement, members of senior management of the Company (including the chief executive officer and chief financial officer) fully cooperate with the underwriter(s) in connection with all reasonable and customary recommendations and requests of such underwriter(s), and make themselves available upon reasonable notice to participate in due diligence meetings or calls, “road-show” and other reasonable and customary marketing activities in such locations (domestic and foreign) as recommended by the underwriter(s).

“GAAP” means United States generally accepted accounting principles in effect as of the date hereof.

“Holder” means TPG and any Permitted Transferee that becomes a Holder pursuant to Section 4.13, and solely for purposes of Article IV and related definitions, the TPG Manager.

“Indemnified Party” has the meaning set forth in Section 4.9(c).

“Indemnifying Party” has the meaning set forth in Section 4.9(c).

“Law” means any statue, law, regulation, ordinance, rule, injunction, order, decree, directive, or any similar form of decision of, or determination by, any governmental or self-regulatory authority.

“Mailing Date” has the meaning set forth in Section 2.1(a).

“Merger Agreement” has the meaning set forth in the Recitals hereto.

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“Non-Recourse Party” has the meaning set forth in Section 6.10.

“NYSE” means the New York Stock Exchange and any successor thereto.

“Options” means any options, warrants, or other rights to subscribe for, purchase, or otherwise acquire shares of Capital Stock of the Company (or any successor thereto).

“Permitted Issuance” means (a) any issuance of Capital Stock upon the exercise of Options outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement, (b) any issuance, sale or authorization pursuant to the Company’s existing compensation arrangements for its directors, officers, employees, consultants and agents, (c) any issuance, sale or authorization pursuant to any future compensation arrangements for the Company’s directors, officers, employees, consultants and agents that are approved by the Company’s Compensation Committee, (d) any issuance, sale or authorization pursuant to or in connection with any dividend reinvestment plan or employee stock purchase plan of the Company or the establishment thereof, (e) any issuance in exchange for limited partnership units in Parkway LP in accordance with the limited partnership agreement of Parkway LP, and (e) any issuance, sale or placement of Capital Stock as consideration in any acquisition transaction, including any Change of Control, that has been approved by the Company Board.

“Permitted Transferee” has the meaning set forth in Section 4.13.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including any governmental authority.

“Piggyback Registration” has the meaning set forth in Section 4.3(a).

“Pro Rata Portion” means, with respect to TPG and its Affiliates at a given time and with respect to a given Equity Issuance, a number of shares of Common Stock, other Capital Stock or other Securities to be issued, sold or placed in the Equity Issuance equal to the product of (a) the number of shares of Common Stock, other Capital Stock or other Securities proposed to be issued, sold or placed in the Equity Issuance, multiplied by (b) a fraction, the numerator of which is the aggregate number of shares of Common Stock Beneficially Owned by TPG and its Affiliates on the basis of the number of shares of Common Stock issued and outstanding immediately prior to the Equity Issuance, and the denominator of which is the aggregate number of shares of outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding immediately prior to the Equity Issuance.

“Registrable Securities” means at any time, the shares of Common Stock held beneficially or of record by any of the Holders, including shares of Common Stock acquired by way of a dividend, stock split, recapitalization, plan of reorganization, merger, sale of assets or otherwise. Registrable Securities shall continue to be Registrable Securities until (x) they are sold pursuant to an effective Registration Statement under the Securities Act or (y) they may be sold by their Holder without registration under the Securities Act pursuant to Rule 144 (or any similar provision then in force) without limitation thereunder on volume or manner of sale or other restrictions under Rule 144.

“Registration Expenses” has the meaning set forth in Section 4.4.

“Registration Statement” means any registration statement filed by the Company under the Securities Act that covers any of the Registrable Securities, including a prospectus, amendment and supplements thereto, and all exhibits and material incorporated by reference therein.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor federal statute, rules, or regulations thereto, and in the case of any referenced section of any such statute, rule, or regulation, any successor section thereto, collectively as from time to time amended and in effect.

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“SEC” means the Securities and Exchange Commission.

“Securities” means Capital Stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, restricted stock units, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Securities Act” means the Securities Act of 1933 or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Shares” means (a) all shares of the Capital Stock of the Company originally issued to, or issued with respect to shares originally issued to, or held by, a stockholder of the Company, whenever issued, including all shares of the Company issued upon the exercise, conversion, or exchange of any Convertible Securities and (b) all Convertible Securities originally granted or issued to, or held by, any stockholder (treating such Convertible Securities as a number of shares equal to the number of shares of the Company for which such Convertible Securities may be converted or exercised, for all purposes of this Agreement, except as otherwise set forth herein).

“Suspension Notice” has the meaning set forth in Section 4.7(a).

“Stockholder Approval” means the affirmative vote of holders of a majority of the Common Stock present or represented and entitled to vote at a meeting of stockholders of the Company (other than Common Stock held by TPG and its Affiliates) of certain matters related to the transactions contemplated this Agreement, including without limitation the matters set forth in Section 2.1(b) and Section 3.1(a) hereof that are conditioned on such approval.

“Stockholders Meeting” has the meaning set forth in Section 3.1.

“TPG Manager” has the meaning set forth in the Recitals hereto.

“TPG Nominated Directors” has the meaning set forth in Section 2.1(a).

“Underwriters’ Maximum Number” means, for any Demand Registration or Piggyback Registration, that number of securities to which such registration should, in the opinion of the managing underwriter(s) of such registration, in light of marketing factors, be limited.

“Underwritten Offering” has the meaning set forth in Section 4.2(b).

“Voting Securities” means at any time shares of any class of Capital Stock or other Securities of the Company that are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any Convertible Securities that may be converted into, exercised for, or otherwise exchanged for such shares of Capital Stock.

Section 1.2 Other Definitional Provisions. When used in this Agreement, the words “hereof,” “herein,” and “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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ARTICLE II

GOVERNANCE

Section 2.1 TPG’s Representation on Company Board.

(a) On the Closing Date (as defined in the Merger Agreement), if the number of members constituting the Company Board is other than seven (7), the Company Board shall promptly be reconstituted such that the number of members constituting the Company Board shall be seven (7), subject to increase or decrease by the Company Board from time-to-time, in accordance with the certificate of incorporation and bylaws of the Company and this Agreement. On the Closing Date, the Company shall promptly cause up to two (2) persons (in the aggregate) designated by TPG to be appointed to the Company Board in the manner provided in the Company’s governing documents for filling vacancies on the Company Board; provided, that, to the extent TPG has not designated two (2) such persons before Closing, the Company shall promptly cause the remaining persons to be appointed to the Company Board when such persons are designated by TPG. Following the date hereof, subject to Section 2.1(f), for any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board, (i) so long as TPG, together with its Affiliates, Beneficially Owns as of the date of mailing of the Company’s definitive proxy statement in connection with such meeting (the “Mailing Date”) at least five percent (5%), but equal to or less than thirty percent (30%), of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company shall include two (2) persons designated by TPG as members of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of all two (2) such nominees, (ii) so long as TPG, together with its Affiliates, Beneficially Owns as of the Mailing Date at least two and one half percent (2.5%), but less than five percent (5%), of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company shall include one (1) person designated by TPG as a member of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of such nominee, (iii) if TPG, together with its Affiliates, Beneficially Owns as of the Mailing Date less than two and one half (2.5%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company shall not be required to include any persons designated by TPG as members of the slate of Company Board nominees and (iv) if TPG, together with its Affiliates, Beneficially Owns as of the Mailing Date greater than thirty percent (30%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company shall include three (3) persons designated by TPG as members of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of all three (3) such nominees. The members of the Company Board nominated or elected pursuant to this Section 2.1(a) are referred to herein as the “TPG Nominated Directors.” The Company Board shall not withdraw any nomination or, subject to the Company Board’s fiduciary duties, recommendation required under this Section 2.1(a), unless TPG delivers to the Company Board a written request for such withdrawal. Further, (i) for any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board, the Company Board shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Company Board, (ii) subject to the Company Board’s fiduciary duties, the Company Board shall not recommend the election of any other person to a position on the Company Board for which a TPG Nominated Director has been nominated, and (iii) the Company shall use commercially reasonable efforts to cause each TPG Nominated Director to be elected to the Company Board. If elected to the Company Board, each TPG Nominated Director will hold his or her office as a member of the Company Board for such term as is provided in the articles of incorporation and bylaws of the Company, or until his or her death, resignation or removal from the Company Board or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the articles of incorporation and bylaws of the Company, and applicable Law.

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(b) On the Closing Date, the Company shall promptly cause the committee of the Company Board called the Investment Committee (the “Investment Committee”) and the committee of the Board called the Compensation Committee (the “Compensation Committee” and together with the Investment Committee, each a “Committee”) to be comprised of not more than four (4) members. On the Closing Date, the Company shall promptly cause (i) two (2) TPG Nominated Directors (in the aggregate) designated by TPG to be appointed to the Investment Committee; provided, that, to the extent TPG has not designated up to two (2) TPG Nominated Directors for appointment to the Investment Committee before Closing, the Company shall promptly cause such persons to be appointed to such Committee when such persons are designated by TPG and (ii) one (1) TPG Nominated Director designated by TPG to be appointed to the Compensation Committee; provided, that, to the extent TPG has not designated one (1) TPG Nominated Director for appointment to the Compensation Committee before Closing, the Company shall promptly cause such person to be appointed to such Committee when such person is designated by TPG. Following such appointment(s), (i) so long as TPG, together with its Affiliates, Beneficially Owns at least five percent (5%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company Board shall include two (2) TPG Nominated Directors designated by TPG on the Investment Committee and one (1) TPG Nominated Director designation by TPG on the Compensation Committee, (ii) so long as TPG, together with its Affiliates, Beneficially Owns at least two and one half percent (2.5%), but less than five percent (5%), of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company Board shall include one (1) TPG Nominated Director designated by TPG on the Investment Committee and one (1) TPG Nominated Director designation by TPG on the Compensation Committee and (iii) if TPG, together with its Affiliates, Beneficially Owns less than two and one half percent (2.5%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company Board shall not be required to include any persons designated by TPG on any Committee. For so long as TPG has the right to designate any TPG Nominated Directors to serve on the Committees, (x) the Company Board shall maintain a committee called the Investment Committee, the rights and responsibilities of which shall include those described on Exhibit A hereto, and a committee called the Compensation Committee, the rights and responsibilities of which shall include those described on Exhibit B hereto, (y) each Committee may only take action with the affirmative vote of at least a majority of its members and (z) (A) the Company Board will not authorize, and the Company Board will not cause to be taken, any action described on Exhibit A or in clause (ii) of Exhibit B hereto, as the case may be, absent the affirmative approval of the Investment Committee or the Compensation Committee, as the case may be, and (B) subject to and only following the receipt of Stockholder Approval, the Company Board will not authorize, and the Company Board will not cause to be taken, any action described in clause (i) of Exhibit B hereto absent the affirmative approval of the Compensation Committee. Furthermore, for so long as TPG has the right to designate any TPG Nominated Directors to serve on the Committees, if to the extent that any TPG Nominated Director is not permitted to serve on the Compensation Committee for any reason, including pursuant to Section 2.1(f) or Section 2.1(g) below, the Company Board shall create a new Committee in accordance with this Section 2.1(b), that includes the requisite number of TPG Nominated Directors, and that has the rights and responsibilities described on Exhibit B hereto. Any such Committee may only take action with the affirmative vote of at least a majority of its members and (x) the Company Board will not authorize, and the Company will not cause to be taken, any action described in clause (ii) of Exhibit B hereto absent the affirmative approval of such action by such Committee, and (y) subject to and only following receipt of Stockholder Approval, the Company Board will not authorize, and the Company Board will not cause to be taken, any action described in clause (i) of Exhibit B hereto absent the affirmative approval by such Committee.

(c) If TPG’s, together with its Affiliates’, Beneficial Ownership of outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, falls below any percentage threshold set forth in Section 2.1(b) above, TPG shall cause one or more, as applicable, of the TPG Nominated Directors to resign from any Committees on which such TPG Nominated Directors serve effective as of the date that is the earlier of the end of such TPG Nominated Director’s term and six months from the date on which TPG’s Beneficial Ownership fell below the applicable percentage, such that the remaining number of TPG Nominated Directors on such Committees does not exceed the number that TPG is then entitled to designate appointment

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pursuant to the terms and conditions of Section 2.1(b). If TPG’s, together with its Affiliates’, Beneficial Ownership of outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, falls below any percentage threshold set forth in Section 2.1(a) and Section 2.1(b) above, the number of directors that TPG shall be entitled to designate for nomination or appointment at any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board or any Committee thereof shall be reduced to such number that does not exceed the number that TPG is then entitled to designate for nomination or appointment pursuant to the terms and conditions of Section 2.1(a) and Section 2.1(b) above, as applicable, and TPG shall cause one or more, as applicable, of the TPG Nominated Directors to resign as of the date that is the earlier of the end of such TPG Nominated Director’s term and six months from the date on which TPG’s Beneficial Ownership fell below the applicable percentage. If, after the date on which TPG’s Beneficial Ownership fell below the applicable percentage and before the effective date of the TPG Director’s resignation in accordance with the preceding sentence, TPG or its Affiliates acquire additional shares of Common Stock which meet the percentage thresholds set forth in Sections 2.1(a) and 2.1(b) above, then the number of directors that TPG shall be entitled to designate for nomination or appointment at any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members to the Company Board or any Committee thereof shall be increased to the applicable number set forth in Sections 2.1(a) and 2.1 (b) (otherwise, the number of directors that TPG shall be entitled to so designate shall be forever so reduced, even if TPG or its Affiliates shall subsequently acquire additional shares of Common Stock). In addition, TPG shall cause any TPG Nominated Director to resign promptly from the Company Board and any Committees on which such TPG Nominated Director serves if such TPG Nominated Director, as determined by the Company Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company or a member of any such Committees under any rule or regulation of the SEC, the NYSE or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of the TPG Nominated Director’s duty of loyalty to the Company and its stockholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law or (iv) has engaged in any transaction involving the Company from which the TPG Nominated Director derived an improper personal benefit that was not disclosed to the Company Board prior to the authorization of such transaction; provided, however, that, subject to the limitations set forth in Section 2.1(a) and Section 2.1(b), TPG shall have the right to replace such resigning TPG Nominated Director with a new TPG Nominated Director, such newly named TPG Nominated Director to be appointed promptly to the Company Board in place of the resigning TPG Nominated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Company Board. Nothing in this paragraph (c) or elsewhere in this Agreement (except Section 2.1(e)) shall confer any third-party beneficiary or other rights upon any person designated hereunder as a TPG Nominated Director, whether during or after such person’s service on the Company Board.

(d) For so long as TPG has the right to designate at least one (1) TPG Nominated Director for nomination to the Company Board pursuant to Section 2.1(a) above, the Company Board shall (i) fill vacancies created by reason of death, removal or resignation of any TPG Nominated Director promptly upon request by TPG and only as directed by TPG, subject to the terms and conditions set forth in Section 2.1(a) above and Sections 2.1(f) and 2.1(g) below, and (ii) fill vacancies created by reason of death, removal or resignation of any director who is not a TPG Nominated Director (a “Non-TPG Director”) promptly upon request by the Non-TPG Directors and only as directed by the Non-TPG Directors; provided, however, that any such director designated by the Non-TPG Directors shall, as a condition precedent to his or her nomination, meet each of the requirements set forth in clauses (i) – (iv) of Section 2.1(f) below (it being understood that, for the purposes hereof, the word “TPG” appearing in clause (i) thereof shall be replaced with the words “the Non-TPG Directors”), other than, in the case of any non-independent or management director, the requirements of clause (iii) thereof. Further, for so long as TPG has the right to designate at least one (1) TPG Nominated Director for appointment to any Committee pursuant to Section 2.1(b) above, the Company Board shall appoint and remove the TPG Nominated Directors as members of any such Committee promptly upon request by TPG and only as directed by TPG, and shall fill vacancies created by reason of death, removal or resignation of any TPG Nominated Director promptly upon request by TPG and only as directed by TPG, subject to the terms and conditions set forth in Section 2.1(b) and 2.1(c) above and Sections 2.1(f) and 2.1(g) below. So long as TPG has promptly named a replacement,

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following any death, removal or resignation of any TPG Nominated Director, and prior to any the appointment of such replacement in accordance with this Agreement, the Company Board agrees not to authorize or take, and agrees to cause each Committee not to authorize or take, any action that would otherwise require the consent of a TPG Nominated Director until such time as such newly named TPG Nominated Director has been so appointed to the Board or such Committee.

(e) Each TPG Nominated Director that is elected to the Company Board shall be indemnified by the Company and its subsidiaries, if applicable, in connection with his or her service as a member of the Company Board or any Committee to the fullest extent permitted by law and will be exculpated from liability for damages to the fullest extent permitted by law. Without limiting the foregoing in this Section 2.1(e), each TPG Nominated Director who is elected to the Company Board shall be entitled to receive from the Company and its subsidiaries, if applicable, the same insurance coverage in connection with his or her service as a member of the Company Board and any Committee as is provided for each of the other members of the Company Board or Committee, as applicable.

(f) TPG shall only designate a person to be a TPG Nominated Director (i) who TPG believes in good faith has the requisite skill and experience to serve as a director of a publicly-traded company, (ii) who is not prohibited from or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the NYSE or applicable Law, (iii) who meets the independence standards set forth in Section 303A.02(b) of the NYSE Listed Company Manual and (iv) with respect to which no event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the 1934 Act has occurred. Notwithstanding anything to the contrary in this Section 2.1, the parties hereto agree that members of the Company Board shall retain the right to object to the nomination, election or appointment of any TPG Nominated Director for service on the Company Board or any Committee if the members of the Company Board determine in good faith, after consultation with outside legal counsel, that such TPG Nominated Director fails to meet the criteria set forth above or, with respect to any TPG Nominated Director to be appointed to the Company’s Audit Committee, Governance Committee or Compensation Committee, any other rule or regulation of the SEC, the NYSE or applicable Law that applies to members of a company’s audit committee, governance committee or compensation committee (including for purposes of Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). In the event that the members of the Company Board object to the nomination, election or appointment of any TPG Nominated Director to the Company Board or any Committee pursuant to the terms of this Section 2.1(f), the Company Board shall nominate or appoint, as applicable, another individual designated by TPG as the TPG Nominated Director nominated for election to the Company Board or appointed to the Committee, as applicable, that meets the criteria set forth in this Section 2.1(f) and Section 2.1(g).

(g) Notwithstanding anything to the contrary in this Section 2.1, nothing shall prevent the Company Board from acting in accordance with their respective fiduciary duties or applicable Law or stock exchange requirements. The Company Board shall have no obligation to nominate, elect or appoint any TPG Nominated Director if such nomination, election or appointment would violate applicable Law or NYSE requirements or result in a breach by the Company Board of its fiduciary duties to its stockholders; provided, however, that the foregoing shall not affect the right of TPG to designate an alternative individual as the TPG Nominated Director nominated for election to the Company Board or appointed to the Committee, as applicable, subject to the other terms, conditions and provisions in this Article II.

(h) The rights of TPG set forth in this Section 2.1 shall be in addition to, and not in limitation of, such voting rights that TPG may otherwise have as a holder of capital stock of the Company.

Section 2.2 Consent Rights.

(a) For so long as TPG, together with its Affiliates, Beneficially Owns at least five percent (5%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, prior written consent of TPG will be required for:

(i) Any increase or decrease of the size of any Committee; and

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(ii) Any change in the rights and responsibilities of either the Investment Committee or the Compensation Committee (or any additional Committee created in accordance with the last sentence of Section 2.1(b)) as set forth in Exhibit A or Exhibit B, as applicable (other than as expressly contemplated hereby).

(b) Notwithstanding the foregoing and for the avoidance of doubt, the consent rights set forth in paragraph (a) above shall not apply, and TPG’s prior written consent shall not be required for any actions taken or to be taken, in connection with a Change of Control of the Company. The rights of TPG and its Affiliates set forth in this Section 3.2 shall be in addition to, and not in limitation of, such voting rights that TPG and its Affiliates may otherwise have as holders of capital stock of the Company.

Section 2.3 Domestically Controlled Status. The Company shall, at least once in each calendar year, and, upon the prior request of TPG, one additional time within such calendar year, determine whether the Company is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4) of the Code (a “DCR”); provided, however, that such examination shall be limited to information filed publicly with the SEC with respect to the ownership of stock of the Company (i.e., Schedules 13) and any information related to the ownership of the Company provided by TPG, and that the Company shall not be required to take any action (or to not take any action) so as to be treated as a DCR at any given time; provided, further, that TPG shall not request that the Company conduct an examination within 180 days prior to the Company’s completion of its most recent prior examination.

ARTICLE III

PRE-EMPTIVE RIGHTS

Section 3.1 Pre-Emptive Rights.

(a) For so long as TPG, together with its Affiliates, Beneficially Owns at least five percent (5%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, and subject to any rules of the NYSE that may limit or restrict such purchases, TPG or one or more TPG Affiliates designated by TPG shall have the option and right (but not the obligation) to participate (or nominate any of TPG’s Affiliates to participate) in any Equity Issuance by purchasing in the aggregate up to TPG’s and its Affiliates’ Pro Rata Portion of such Equity Issuance at the same price and the same terms and conditions as offered to other investors in the Equity Issuance.

(b) The Company agrees to use its reasonable best efforts to take any and all action, or to cause such action to be taken, as is necessary or appropriate to allow TPG or its Affiliate(s), as applicable, to fully participate in any Equity Issuance in accordance with the provisions of this Agreement.

(c) In the event the Company proposes to undertake an Equity Issuance, the Company shall promptly give TPG prior written notice of its intention, describing the type of equity interests, the price at which such securities are proposed to be issued (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the notice is given, the method of determining the price and an estimate thereof), the timing of such proposed Equity Issuance and the general terms and conditions upon which the Company proposes to effect the Equity Issuance. TPG and its Affiliates shall have fifteen (15) Business Days (or, if the Company expects that the proposed Equity Issuance will be effected in less than fifteen (15) Business Days, such shorter period, that shall be as long as practicable, as may be required in order for TPG and its Affiliates to participate in such proposed Equity Issuance) from the date TPG receives notice of the proposed Equity Issuance to elect to purchase their Pro Rata Portion of such Equity Issuance for the consideration and upon the terms specified in the notice provided by the Company pursuant to this Section 3.1(b) by giving written notice to the Company and stating therein the quantity of equity interests to be purchased. Any such notice shall be irrevocable. Any purchase of Equity Interests by TPG and its Affiliates pursuant to this Section 3.1 shall occur contemporaneously with, and be subject to the same terms and conditions as, the closing of the sale of the Equity Interests by the Company to the other parties.

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(d) The purchase by TPG and its Affiliates of Equity Interests pursuant to this Section 3.1 shall be subject to the limitations on stock ownership set forth in the Company’s organizational documents; provided, that Company shall provide any necessary waiver of such limitations upon receipt of a representation letter from TPG and its Affiliates (or updated representation letter, as the case may be, similar to the representation letter provided by TPG and its Affiliates in connection with the Distribution).

(e) In the event that neither TPG nor any of its Affiliates exercises the right forth in this Section 3.1 within the applicable period as set forth above, the Company shall be permitted to sell the equity interests in respect of which such pre-emptive rights were not exercised. In the event that the Company has not sold the equity interests within ninety (90) days of its notice to TPG as contemplated by Section 3.1(b), for purposes of this Section 3.1 such proposed Equity Issuance shall be deemed to have been terminated, and the Company shall provide TPG with a new notice prior to undertaking a subsequent Equity Issuance.

(f) The Company shall have the right, in its sole discretion, at all times prior to consummation of any proposed Equity Issuance giving rise to the rights granted by this Section 3.1, to abandon, withdraw or otherwise terminate such proposed Equity Issuance, without any liability to TPG or its Affiliates.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.1 Registration at Closing. The Company shall use commercially reasonable efforts to file, within thirty (30) days of Closing, a Registration Statement registering for sale all of the Registrable Securities held by the Holders and, as soon as practicable thereafter, cause such Registration Statement to become effective (and remain effective until the completion of the distribution contemplated thereby) and file a final prospectus relating thereto, subject, in each of the foregoing cases, to the ability of the Company to satisfy financial statement requirements related to the closing of the Merger. The plan of distribution set forth in the prospectus included in the Registration Statement shall include such methods of distribution as reasonably requested by the Holders. For the avoidance of doubt, such registration shall not be deemed a “Demand Registration” for purposes of the limitations set forth in Section 4.2(a).

Section 4.2 Demand Registration.

(a) Subject to the provisions hereof, at any time on or after the date that is 180 days after the Closing Date (as defined in the Merger Agreement), the Holders of a majority of Registrable Securities shall have the right to require the Company to file a Registration Statement registering for sale all or part of their respective Registrable Securities under the Securities Act (a “Demand Registration”) by delivering a written request therefor to the Company (i) specifying the number of Registrable Securities to be included in such registration by such Holder or Holders, (ii) specifying whether the intended method of disposition thereof is pursuant to an Underwritten Offering (as defined below), and (iii) containing all information about such Holder required to be included in such Registration Statement in accordance with applicable law. As soon as practicable after the receipt of such demand, the Company shall (x) promptly notify all Holders from whom the request for registration has not been received and (y) use reasonable best efforts to effect such registration (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) of the Registrable Securities that the Company has been so requested to register; provided, however, that (i) the Holders shall not make a request for a Demand Registration under this Section 4.2(a) for Registrable Securities having an anticipated aggregate offering price of less than $5,000,000, (ii) the Holders will not be entitled to require the Company to effect more than three (3) Demand Registrations in the aggregate under this Agreement, and (iii) the Company will not be obligated to effect more than one (1) Demand Registration in any six (6) month period.

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(b) The offering of the Registrable Securities pursuant to such Demand Registration may be in the form of an underwritten public offering (an “Underwritten Offering”). In such case, (i) the Company may designate the managing underwriter(s) of the Underwritten Offering, provided that such Holders may designate a co-managing underwriter to participate in the Underwritten Offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed and (ii) the Company shall (together with the Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form for underwriting agreements for firm commitment offerings of equity securities with the managing underwriter(s) proposing to distribute their securities through such Underwritten Offering, which underwriting agreement shall have indemnification provisions in substantially the form as set forth in Section 4.9 of this Agreement; provided, that (i) the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriter(s) shall also be made to and for the benefit of the Holders proposing to distribute their securities through the Underwritten Offering, (ii) no Holder shall be required to make any representations and warranties to, or agreements with, any underwriter in a registration other than customary representations, warranties and agreements and (iii) the liability of each Holder in respect of any indemnification, contribution or other obligation of such Holder arising under such underwriting agreement (a) shall be limited to losses arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for inclusion therein and (b) shall not in any event, absent fraud or intentional misrepresentation, exceed an amount equal to the net proceeds to such Holder (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities disposed of by such Holder pursuant to such Underwritten Offering. No Holder may participate in any such Underwritten Offering unless such Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. The Company shall not be obligated to effect or participate (a) more than two (2) Underwritten Offerings in any twelve (12) month period, and (b) in any Underwritten Offering during any lock-up period required by the underwriter(s) in any prior underwritten offering conducted by the Company on its own behalf or on behalf of the Holders.

(c) If, in connection with an Underwritten Offering, the managing underwriter(s) advise the Company that in its or their reasonable opinion the number of securities proposed to be included in such registration exceeds the Underwriters’ Maximum Number, then (i) the Company shall so advise all Holders of Registrable Securities to be included in such Underwritten Offering and (ii) the Company will be obligated and required to include in such Underwritten Offering only that number of Registrable Securities requested by the Holders thereof to be included in such registration that does not exceed such Underwriters’ Maximum Number, such Registrable Securities to be allocated pro rata among the Holders thereof on the basis of the number of Registrable Securities requested to be included therein by each such Holder. No shares of Common Stock held by any Person other than Registrable Securities held by the Holders shall be included in a Demand Registration without the prior written consent of the holders of a majority in interest of the Registrable Securities.

(d) A registration will not be deemed to have been effected as a Demand Registration unless the Registration Statement relating thereto has been declared effective by the SEC, at least 75% of the Registrable Securities requested to be included in the registration by the Holders are included in such registration, and the Company has complied in all material respects with its obligations under this Agreement with respect thereto; provided, however, that if, after it has become effective, (i) such Registration Statement or the related offer, sale or distribution of Registrable Securities thereunder is or becomes the subject of any stop order, injunction or other order or requirement of the SEC or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of the Registrable Securities pursuant to the registration, and in each case less than all of the Registrable Securities covered by the effective Registration Statement are actually sold by the selling Holder or Holders pursuant to the Registration Statement, or (ii) if, in the case of an Underwritten Offering, the Company fails to provide Full Cooperation, then such registration will be deemed not to have been

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effected for purposes of clause (ii) of the proviso to Section 4.2(a). If (i) a registration requested pursuant to this Section 4.2 is deemed not to have been effected as a Demand Registration or (ii) the registration requested pursuant to this Section 4.2 does not remain continuously effective until forty-five (45) days after the commencement of the distribution by the Holders of the Registrable Securities covered by such registration, then the Company shall continue to be obligated to effect a Demand Registration pursuant to this Section 4.2 of the Registrable Securities included in such registration. In circumstances not including the events described in the immediately two preceding sentences of this Section 4.2(d), each Holder of Registrable Securities shall be permitted voluntarily to withdraw all or any part of its Registrable Securities from a Demand Registration at any time prior to the commencement of marketing of such Demand Registration, provided that such registration nonetheless shall count as a Demand Registration for purposes of clause (ii) of the proviso to Section 4.2(a).

Section 4.3 Piggyback Registration.

(a) At any time after the one (1) year anniversary of the Closing Date (as defined in the Merger Agreement), if (and on each occasion that) the Company proposes to register any of its securities under the Securities Act (other than pursuant to Section 4.1 or Section4.2) for the account of any of its security holders and such registration permits the inclusion of the Registrable Securities (each such registration not withdrawn or abandoned prior to the effective date thereof being herein referred to as a “Piggyback Registration”), the Company shall give written notice to all Holders of such proposal promptly, but in no event later than ten (10) Business Days prior to the anticipated filing date.

(b) Subject to the provisions contained in paragraphs (a) and (c) of this Section 4.3 and in the last sentence of this paragraph (b), the Company will be obligated and required to include in each Piggyback Registration such Registrable Securities as requested in a written notice from any Holder delivered to the Company no later than five (5) Business Days following delivery of the notice from the Company specified in Section 4.3(a). The Holders of Registrable Securities shall be permitted to withdraw all or any part of their shares from any Piggyback Registration at any time on or before the fifth business day prior to the planned effective date of such Piggyback Registration, except as otherwise provided in any written agreement with the Company’s underwriter(s) establishing the terms and conditions under which such Holders would be obligated to sell such securities in such Piggyback Registration. The Company may terminate or withdraw any Piggyback Registration prior to the effectiveness of such registration, whether or not the Holders have elected to include Registrable Securities in such registration.

(c) If a Piggyback Registration is an Underwritten Offering on behalf of a holder of Company securities other than Holders, and the managing underwriter(s) advise the Company that in its or their reasonable opinion the number of securities proposed to be included in such registration exceeds the Underwriters’ Maximum Number, then the Company shall include in such registration (i) first, the number of securities requested to be included therein by the holder(s) originally requesting such registration, (ii) second, the number of securities requested to be included therein by all Holders who have requested registration of Registrable Securities in accordance with Section 4.3(a), pro rata on the basis of the aggregate number of Registrable Securities requested to be included by each such Holder and (iii) third, any other securities that have been requested to be so included by any other person.

(d) In any Piggyback Registration that is an Underwritten Offering, the Company shall have the right to select the managing underwriter(s) for such registration.

(e) The Company shall not grant to any Person the right to request the Company to register any shares of Company securities in a Piggyback Registration unless such rights are consistent with the provisions of this Section 4.3.

Section 4.4 Registration Expenses. In connection with registrations pursuant to Section 4.1, Section 4.2 or Section 4.3 hereof, the Company shall pay all of the costs and expenses incurred in connection with the registrations thereunder (the “Registration Expenses”), including all (a) registration and filing fees and expenses,

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including, without limitation, those related to filings with the SEC, (b) fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) reasonable processing, duplicating and printing expenses, including expenses of printing prospectuses reasonably requested by any Holder, (d) of the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any liability insurance and the expense of any annual audit or quarterly review), (e) fees and expenses incurred in connection with listing the Registrable Securities for trading on a national securities exchange, (f) fees and expenses in connection with the preparation of the registration statement and related documents covering the Registrable Securities, (g) fees and expenses, if any, incurred with respect to any filing with FINRA, (h) any documented out-of-pocket expenses of the underwriter(s) incurred with the approval of the Company, (i) the cost of providing any CUSIP or other identification numbers for the Registrable Securities, (j) fees and expenses and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including, without limitation, the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested), (k) fees and expenses of any special experts retained by the Company in connection with such registration, and (l) reasonable and documented fees and expenses of one firm of counsel for the Holders to be selected by the Holders of a majority of the Registrable Securities to be included in such registration (“Holders’ Counsel”); provided, however, that the Company shall reimburse the Holders for the reasonable and documented fees and disbursements one, but not more than one, additional counsel retained by any Holder for the purpose of rendering any opinion required by the Company or the managing underwriter(s) to be rendered on behalf of such Holder in connection with any Demand Registration. Other than as provided in the foregoing sentence, the Company shall have no obligation to pay any out-of-pocket expenses of the Holders relating to the registrations effected pursuant to this Agreement. Notwithstanding the foregoing, Holders shall be responsible, on a pro rata basis based on the number of Registrable Securities included in the applicable registered offering by each such Holder, for any underwriting discounts and commissions attributable to the sale of Registrable Securities pursuant to a Registration Statement. The obligation of the Company to bear the expenses described in this Section 4.4 and to pay or reimburse the Holders for the expenses described in this Section 4.4 shall apply irrespective of whether any sales of Registrable Securities ultimately take place.

Section 4.5 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. In connection with any such registration:

(a) The Company will, as soon as reasonably practicable (and in any event, within 90 days) after its receipt of the request for registration under Section 4.2(a), prepare and file with the Commission a Registration Statement on Form S-1, Form S-3 or another appropriate Securities Act form reasonably acceptable to the Holders, and use reasonable best efforts to cause such Registration Statement to become and remain effective until the completion of the distribution contemplated thereby.

(b) The Company will (i) promptly prepare and file with the Commission such amendments to each Registration Statement as may be necessary to keep such Registration Statement effective for as long as such registration is required to remain effective pursuant to the terms hereof, (ii) cause the prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, and (iii) comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders set forth in such Registration Statement or supplement to the prospectus.

(c) The Company will, at least ten (10) days prior to filing a Registration Statement or at least five (5) days prior to filing a prospectus or any amendment or supplement to such Registration Statement or prospectus, furnish to (i) each Holder of Registrable Securities covered by such Registration Statement, (ii) Holders’ Counsel and (iii) each underwriter of the Registrable Securities covered by such Registration Statement, copies of such

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Registration Statement and each amendment or supplement as proposed to be filed, together with any exhibits thereto, which documents will be subject to reasonable review and comment by each of the foregoing Persons within five (5) days after delivery, and thereafter, furnish to such Holders, Holders’ Counsel and the underwriter(s), if any, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents or information as such Holder, Holders’ Counsel or the underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities in accordance with the plan of distribution set forth in the prospectus included in the Registration Statement; provided, however, that notwithstanding the foregoing, if the Company intends to file any prospectus, prospectus supplement or prospectus sticker that does not make any material changes in the documents already filed, then Holders’ Counsel will be afforded such opportunity to review such documents prior to filing consistent with the time constraints involved in filing such document, but in any event no less than one (1) day.

(d) The Company will promptly notify each Holder of any stop order issued or threatened by the SEC and, if entered, use reasonable best efforts to prevent the entry of such stop order or to remove it as soon as reasonably possible.

(e) On or prior to the date on which the Registration Statement is declared effective, the Company shall use reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Holder reasonably requests and do any and all other lawful acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of such Registrable Securities, and use commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period which the Registration Statement is required to be kept effective; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(f) The Company will notify each Holder, Holders’ Counsel and the underwriter(s) promptly and (if requested by any such Person) confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or prospectus or for additional information to be included in any Registration Statement or prospectus or otherwise, (iii) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or blue sky laws or the initiation of any proceedings for that purpose, and (iv) of the happening of any event that requires the making of any changes in a Registration Statement or related prospectus or any document incorporated or deemed to be incorporated by reference therein so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement and prospectus not misleading in light of the circumstances in which they were made; and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Holder hereby agrees to keep any disclosures under subsection (iv) above confidential until such time as a supplement or amendment is filed.

(g) The Company will furnish customary closing certificates and other deliverables to the underwriter(s) and the Holders and enter into customary agreements satisfactory to the Company (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities.

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(h) The Company will make available for inspection by any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney, accountant or other agent retained by any such seller or underwriter (in each case after reasonable prior notice and at reasonable times during normal business hours and without unnecessary interruption of the Company’s business or operations), all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the Registration Statement.

(i) The Company, during the period when the prospectus is required to be delivered under the Securities Act, promptly will file all documents required to be filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

(j) The Company shall use reasonable best efforts to cause all Registrable Securities registered pursuant to the terms hereof to be listed on each national securities exchange on which the Common Stock of the Company is then listed.

(k) The Company shall use commercially reasonable efforts to cooperate and assist in obtaining of all necessary approvals from FINRA, if any.

(l) The Company shall provide a transfer agent and registrar for the Registrable Securities not later than the effective date of such Registration Statement.

(m) If requested, the Company shall furnish to each Holder a copy of all documents filed with and all correspondence from or to the SEC in connection with the offering of Registrable Securities.

(n) The Company otherwise shall use its reasonable best efforts to comply with all applicable rules and regulations of the SEC.

(o) The Company shall furnish to any requesting underwriter in an Underwritten Offering, addressed to such underwriter, (i) an opinion of the Company’s counsel (which may be the Company’s General Counsel), dated the date of closing of the sale of any Registrable Securities thereunder, as well as a consent to be named in the Registration Statement or any prospectus thereto, and (ii) comfort letters and consent to be named in the Registration Statement or any prospectus relating thereto signed by the Company’s independent public accountants who have examined and reported on the Company’s financial statements included in the Registration Statement, in each case covering substantially the same matters with respect to the Registration Statement (and the prospectus included therein) and (in the case of the accountants’ comfort letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to the underwriters in underwritten public offerings of securities, to the extent that the Company is required to deliver or cause the delivery of such opinion or comfort letters to the underwriters in an Underwritten Offering.

(p) In connection with each Demand Registration, the Company shall cause there to occur Full Cooperation.

For purposes of Section 4.5(a) and Section 4.5(b), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and one hundred twenty (120) days after the effective date thereof.

Section 4.6 Holders’ Obligations. The Company may require each Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from

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time to time reasonably request and such other information as may be legally required in connection with such registration, including all such information as may be requested by the SEC. Each Holder agrees that, notwithstanding the provisions of Section 4.7 hereof, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.5(f) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.5(f) hereof, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession and retained solely in accordance with record retention policies then-applicable to such Holder, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 4.5(f) hereof to the date when the Company shall make available to the Holders a prospectus supplemented or amended to conform with the requirements of Section 4.5(f) hereof.

Section 4.7 Blackout Provisions.

(a) Notwithstanding anything in this Agreement to the contrary, by delivery of written notice to the participating Holders (a “Suspension Notice”) stating which one or more of the following limitations shall apply to the addressee of such Suspension Notice, the Company may (i) postpone effecting a registration under this Agreement, or (ii) require such addressee to refrain from disposing of Registrable Securities under the registration, in either case for a period of no more than forty-five (45) consecutive days from the delivery of such Suspension Notice (which period may not be extended or renewed). The Company may postpone effecting a registration or apply the limitations on dispositions specified in clause (ii) of this Section 4.7(a) if (x) the Company Board, in good faith, determines that such registration or disposition would materially impede, delay or interfere with any material transaction then pending or proposed to be undertaken by the Company or any of its subsidiaries, or (y) the Company in good faith determines that the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company Board, in good faith, reasonably believes would not be in the best interests of the Company; provided that the Company may not take any actions pursuant to this Section 4.7(a) for a period of time in excess of ninety (90) days in the aggregate in any twelve (12)-month period.

(b) If the Company shall take any action pursuant to clause (ii) of Section 4.7(a) with respect to any participating Holder in a period during which the Company shall be required to cause a Registration Statement to remain effective under the Securities Act and the prospectus to remain current, such period shall be extended for such Person by one (1) day beyond the end of such period for each day that, pursuant to Section 4.7(a), the Company shall require such Person to refrain from disposing of Registrable Securities owned by such Person.

Section 4.8 Exchange Act Registration. The Company will use its reasonable best efforts to timely file with the SEC such information as the SEC may require under Section 13(a) or Section 15(d) of the Exchange Act, and the Company shall use its reasonable best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act with respect to its Common Stock. The Company shall furnish to any holder of Registrable Securities forthwith upon request such reports and documents as a holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such Registrable Securities without registration to the extent that such reports or documents are not publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system or any successor system thereto. Certificates evidencing Registrable Securities shall not contain any legend at such time as a Holder has provided reasonable evidence to the Company (including any customary broker’s or selling stockholder’s letters but expressly excluding an opinion of counsel other than with respect to clauses (d) or (e) below), that (a) there has been a sale of such Registrable Securities pursuant to an effective registration statement, (b) there has been a sale of such Registrable Securities pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (c) such Registrable Securities are then eligible for sale under Rule 144(b)(i), (d) in connection with a

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sale, assignment or other transfer (other than under Rule 144), upon request of the Company, such Holder provides the Company with an opinion of counsel to such Holder, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of the Registrable Securities may be made without registration under the applicable requirements of the Securities Act or (e) such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the SEC). Following such time as restrictive legends are not required to be placed on certificates representing Registrable Securities pursuant to the preceding sentence, the Company will, no later than three (3) Business Days following the delivery by a Holder to the Company or the Company’s transfer agent of a certificate representing Registrable Securities containing a restrictive legend and the foregoing evidence (and opinion if applicable), deliver or cause to be delivered to such Holder a certificate representing such Registrable Securities that is free from all restrictive and other legends or credit the balance account of such Holder’s or such Holder’s nominee with the Depository Trust Company (the “DTC”) (if DTC is then offered by the Company and its transfer agent) with a number of shares of Common Stock equal to the number of shares of Common Stock represented by the certificate so delivered by such Holder.

Section 4.9 Indemnification.

(a) Indemnification by the Company. The Company agrees, notwithstanding the termination of this Agreement, to indemnify and hold harmless, to the fullest extent permitted by law, each Holder and each of its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person (each, a “Controlling Person”), from and against any and all losses, claims, damages, settlement amounts (only if the Company consented in writing to the settlement, which consent shall not be unreasonably withheld), liabilities, reasonable attorneys’ fees, costs and expenses of investigating and defending any such claim (collectively, “Damages”) and any action in respect thereof to which such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and any such Controlling Persons may become subject to under the Securities Act or otherwise, but only insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus of the Company (or any amendment or supplement thereto) or any preliminary prospectus of the Company, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, except insofar as the same are based upon information furnished in writing to the Company by such Holder or any of its managers, members, managing members, general partners, officers, directors, employees, agents and Controlling Persons expressly for use therein, and, consistent with and subject to the foregoing, shall reimburse such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each such Controlling Person for any legal and other expenses reasonably incurred by such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings. In addition to the indemnity contained herein, the Company will reimburse each Holder for its reasonable out-of-pocket legal and other expenses (including the reasonable out-of-pocket cost of any investigation, preparation and travel in connection therewith) as incurred in connection therewith, as promptly as practicable after such expenses are incurred and invoiced.

(b) Indemnification by the Holder. The Holders agree, severally and not jointly, to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person, to the same extent as the foregoing indemnity from the Company to the Holders, but only with respect to information related to the Holders, or their plan of distribution, furnished in

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writing by the Holders or any of their managers, members, managing members, general partners, officers, directors, employees, agents and Controlling Persons to the Company expressly for use in any Registration Statement or prospectus, or any amendment or supplement thereto, or any preliminary prospectus. No Holder shall be required to indemnify any Person pursuant to this Section 4.9(b) for any amount in excess of the net proceeds received by such Holder from the sale of the Registrable Securities sold for the account of such Holder.

(c) Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 4.9(a) or Section 4.9(b), the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its Controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of, and reimbursement of fees for, such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or would reasonably have been a party and indemnity would reasonably have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its written consent.

Section 4.10 No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to any of its securities (including any registration or similar agreement) which is inconsistent with or violates the material rights granted to the Holders in this Agreement.

Section 4.11 Lock-Up Agreements. Each of the Holders and the Company agrees that, in connection with an Underwritten Offering in respect of which Registrable Securities are being sold, or in connection with any other public offering of Common Stock by the Company, if requested by the underwriter(s), it will enter into customary “lock-up” agreements pursuant to which it will agree not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock or any securities convertible or exchangeable into Common Stock (subject to customary exceptions) for a period not to exceed ninety (90) days from the effective date of the Registration Statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriter(s). The Company further agrees that, in connection with an Underwritten Offering in respect of which Registrable Securities are being sold, if requested by the managing underwriter(s), it will exercise its best efforts to obtain agreements (in the underwriters’ customary form) from its directors and executive officers not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or

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otherwise dispose of, any Common Stock or any securities convertible or exchangeable into Common Stock (subject to customary exceptions), for a period not to exceed ninety (90) days from the effective date of the Registration Statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriter(s).

Section 4.12 Termination of Registration Rights. The rights granted under this Article IV shall terminate on the earlier of the date that (a) the Holders no longer Beneficially Own any Registrable Securities or (b) all Registrable Securities are eligible for sale without any volume or other limitations or restrictions; provided, however, that the indemnification provisions set forth in Section 4.9 shall survive such termination.

Section 4.13 Assignment; Binding Effect. The rights and obligations provided in this Article IV may be assigned in whole or in part by any Holder to a controlled affiliate of such Holder or to any member, general or limited partner or stockholder of any such Holder (each, a “Permitted Transferee”) without the consent of the Company or any other Holder. Such assignment shall be effective upon receipt by the Company of (a) written notice from the Holder certifying that the transferee is a Permitted Transferee, stating the name and address of the Permitted Transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred, and (b) a written agreement from the Permitted Transferee to be bound by all of the terms of this Article IV as a “Holder.” Upon receipt of the documents referenced in clauses (a) and (b) of this Section 4.13, the Permitted Transferee shall thereafter be deemed to be a “Holder” for all purposes of this Article IV. Except as set forth in this Section 4.13, the rights and obligations provided in this Article IV may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

ARTICLE V

COVENANTS

Section 5.1 No Conflicting Agreements. For so long as this Agreement remains in effect, neither the Company nor TPG shall enter into any stockholder agreement or arrangement of any kind with any Person with respect to any Shares or other Securities, or otherwise act or agree to act in concert with any Person with respect to any Shares or other Securities, to the extent such agreement, arrangement, or concerted act would controvert, or otherwise be inconsistent in any material respect with, the provisions of this Agreement.

Section 5.2 Further Assurances. Each of TPG and the Company agrees to execute and deliver all such further documents and do all acts and things that from time to time may reasonably be required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Amendment and Waiver. This Agreement may not be amended, except by an agreement in writing, executed by each of TPG and the Company, and compliance with any term of this Agreement may not be waived, except by an agreement in writing executed on behalf of the party against whom the waiver is intended to be effective. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.2 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, all other provisions of this Agreement, to the extent permitted by Law, shall not be affected and shall remain in full force and effect. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

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Section 6.3 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the agreements and other documents and instruments referred to herein, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 6.4 Successors and Assigns. Except as expressly set forth herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement (including any rights under Article II and Article III hereof) may be assigned, in whole or in part (except by operation of Law), by either party without the prior written consent of the other party, and any such transfer or attempted transfer without such consent shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 6.5 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.

Section 6.6 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to, and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order, or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.

Section 6.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

[HoustonCo]

[                    ]

[                    ]

[                    ]

Fax No.: [                ]

with a copy (which shall not constitute notice) to:

[                    ]

[                    ]

[                    ]

Attention: [                    ]

Fax No.: [                    ]

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If to TPG:

c/o TPG Global, LLC

301 Commerce St, Suite 3300

Fort Worth, Texas 76102

Attn: General Counsel

Facsimile: (817) 871-4001

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl P. Marcellino

Fax: (646) 728-1523

Section 6.8 Governing Law; Venue and Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to, or otherwise giving effect to, any body of Law or other rule that would cause or otherwise require the application of the Laws of any other jurisdiction.

(b) Any action or proceeding against either the Company or TPG relating in any way to this Agreement may be brought exclusively in the courts of the State of New York or (to the extent subject matter jurisdiction exists therefore) the United States District Court for the Southern District of New York, and each of the Company and TPG irrevocably submits to the jurisdiction of both such courts in respect of any such action or proceeding. Any actions or proceedings to enforce a judgment issued by one of the foregoing courts may be enforced in any jurisdiction.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE COMPANY AND TPG HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION, OR SUIT (WHETHER IN CONTRACT, TORT, OR OTHERWISE), INQUIRY, PROCEEDING, OR INVESTIGATION ARISING OUT OF, OR BASED UPON, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE COMPANY AND TPG ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 6.8(C) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING, AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THE COMPANY OR TPG MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.8(C) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 6.9 Third Party Benefits. Except the provisions in Section 6.10, none of the provisions of this Agreement are for the benefit of, or shall be enforceable by, any third-party beneficiary.

Section 6.10 No Recourse Against Others. All claims, causes of action (whether in contract or in tort, in law or in equity, or granted by statute), obligations, or liabilities that may be based upon, be in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No

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Person who is not a Contracting Party, including any and all former, current or future directors, officers, employees, incorporators, members, general or limited partners, controlling persons, managers, management companies, equityholders, affiliates, agents, attorneys, or representatives of, and any and all former, current or future financial advisors or lenders to, any Contracting Party, and any and all former, current or future directors, officers, employees, incorporators, members, general or limited partners, controlling persons, managers, management companies, equityholders, affiliates, agents, attorneys, or representatives of, and any and all former, current or future financial advisors or lenders to, any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (the “Non-Recourse Parties”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, or the negotiation, execution, performance, or breach of this Agreement; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims and causes of action against any such Non-Recourse Parties. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate, limited liability company or limited partnership veil, unfairness, undercapitalization, or otherwise, in each case in connection with, or related in any manner to this Agreement, or the negotiation, execution, performance, or breach of this Agreement; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Parties with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 6.11 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.12 Expenses. Except to the extent otherwise expressly provided herein, the Company shall reimburse TPG and its Affiliates, upon presentation of appropriate documentation, for all reasonable out-of-pocket expenses incurred by TPG and its Affiliates after the date hereof in connection with enforcement of this Agreement.

Section 6.13 Termination. Except to the extent otherwise expressly provided herein, this Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect in the event that (a) TPG and its Affiliates cease to Beneficially Own any shares of Common Stock and (b) the registration rights and obligations set forth in Article IV (other than those set forth in Section 4.9) have terminated pursuant to Section 4.12.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

COMPANY:

[HOUSTONCO]

By:
Name:
Title:

TPG:

TPG VI PANTERA HOLDINGS, L.P.

By: TPG Genpar VI Delfir AIV, L.P., its general partner

By: TPG Genpar VI Delfir AIV Advisors, LLC, its general partner

By:
Name:
Title:

TPG MANAGER:

TPG VI MANAGEMENT, LLC

By:
Name:
Title:

(Signature Page to Stockholders Agreement)

Exhibit A

Investment Committee Rights and Responsibilities

The Investment Committee rights and responsibilities shall include committee approval for each of the following:

(i) Any incurrence, assumption, guaranty or other similar assumption of liability by the Company or any of its subsidiaries in respect of any Debt with a principal amount attributed to the Company’s share of greater than $20,000,000; and

(ii) Such other transactions as set forth on Annex I hereto.1

Notwithstanding the foregoing, the consent rights set forth in paragraphs (i) and (ii) above shall not apply, and committee approval shall not be required for any actions taken or to be taken, in connection with a Change of Control of the Company.

[1]	Annex I to be same as Annex I to Exhibit A to existing Stockholders Agreement among the Company and TPG, dated June 5, 2012, as amended, excluding the paragraph entitled “Equity or Equity-Linked Securities” (or covering the subject matter of such paragraph, if such title has changed).

Exhibit B

Compensation Committee Rights and Responsibilities

In addition to its current mandate (as previously provided to TPG), the Compensation Committee Charter rights and responsibilities shall include committee approval for each of the following:

(i) The hiring or termination of any of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Investment Officer, or any material change in any of the duties of any such executive officer; and

(ii) Any issuance, sale or authorization pursuant to any future compensation arrangements for the Company’s directors, officers, employees, consultants and agents.

Notwithstanding the foregoing, the consent rights set forth in paragraph (i) above shall not apply, and committee approval shall not be required for any actions taken or to be taken, in connection with a Change of Control of the Company.